    As filed with the Securities and Exchange Commission on February 11, 2000
                                                   Registration No. 333-________
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                           --------------------------

                                    FORM S-4
                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933

                           --------------------------

                                 HEALTHAXIS INC.
             (Exact name of registrant as specified in its charter)

         PENNSYLVANIA                                6411                                23-2214195
(State or other jurisdiction of          (Primary Standard Industrial                 (I.R.S. Employer
incorporation or organization)            Classification Code Number)                Identification No.)

                                 HealthAxis Inc.
                                2500 DeKalb Pike
                        East Norriton, Pennsylvania 19401
                                  610-279-2500
          (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                           --------------------------

                                 Michael Ashker
                      President and Chief Executive Officer
                                 HealthAxis Inc.
                                2500 DeKalb Pike
                        East Norriton, Pennsylvania 19401
                                  610-279-2500

            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                           --------------------------

                                   Copies to:

    Barry H. Genkin, Esquire                 Michael F. Beausang, Jr., Esquire
Blank Rome Comisky & McCauley LLP             Butera, Beausang, Cohen & Brennan
        One Logan Square                  630 Freedom Business Center, Suite 212
     Philadelphia, PA 19103                       King of Prussia, PA 19406

                           --------------------------

         Approximate date of commencement of proposed sale of the securities to the public. As soon as practicable following the effectiveness of this Registration Statement.

         If the securities being registered on this Form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

================================================================================================================
                                         CALCULATION OF REGISTRATION FEE
================================================================================================================
                                            Amount       Proposed maximum     Proposed maximum      Amount of
        Title of each class of              to be         Offering price     aggregate offering    Registration
     Securities to be registered         registered (1)     per share (2)        price (2)             fee
Common Stock, par value $.10 per share    39,459,458          $29.125          $1,149,256,700       $303,404
=================================================================================================================

(1) The amount of common stock of the Registrant to be registered has been determined based upon the maximum number of shares which are issuable in the merger described herein to shareholders of HealthAxis.com, Inc.
(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(f) under the Securities Act of 1933, as amended, and on the average of the high and low sale prices per share of the Registrant's common stock as reported on NASDAQ National Market System.

                           --------------------------

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said section 8(a), may determine.

The information in this joint proxy statement/prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This joint proxy statement/prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                 Subject to Completion, dated February 11, 2000

HAI LOGO                                                         HEALTHAXIS LOGO


                  Merger Proposed --Your Vote Is Very Important

        The boards of directors of HealthAxis Inc., formerly Provident American Corporation and referred to in this document as HAI, and HealthAxis.com, Inc., referred to in this document as HealthAxis, have agreed on a merger. The merger is structured so that HAI will be the surviving publicly-traded company and HealthAxis will be merged with and into HealthAxis Acquisition Corp., a wholly-owned subsidiary of HAI. Upon completion of the merger, HealthAxis shareholders will receive 1.127 shares of HAI common stock for each share of HealthAxis common stock.

        HAI shareholders will continue to own their existing shares of HAI common stock. HAI will issue up to 33,386,730 shares of its common stock to HealthAxis shareholders, which will represent approximately 72% of the outstanding common stock of HAI after the merger. Likewise, the shares of HAI common stock held by HAI shareholders prior to the merger will represent approximately 28% of the outstanding common stock of HAI after the merger. In addition, outstanding HealthAxis options and warrants will be converted into options or warrants to purchase HAI common stock.

        The merger cannot be completed unless the shareholders of both companies approve the merger at their annual meetings. YOUR VOTE IS VERY IMPORTANT.

        Whether or not you plan to attend the annual meeting, please take the time to vote by completing and mailing the enclosed proxy card to us. If you sign, date and mail your proxy card without indicating how you want to vote, your proxy will be counted as a vote in favor of the merger.

        Only shareholders of record of HAI and HealthAxis common stock as of ______________, 2000, are entitled to attend and vote at the meetings. Both the HAI and HealthAxis annual meetings will take place on ______________, 2000. The times and places of the meetings are as follows:

For HAI shareholders: _____ a.m.

        2500 DeKalb Pike
        East Norriton, PA  19401

For HealthAxis shareholders: ___ a.m.

        2500 DeKalb Pike
        East Norriton, PA  19401

        This joint proxy statement/prospectus provides you with detailed information about the proposed merger. We encourage you to read this entire document carefully. In addition, you may obtain information about HAI from documents that HAI has filed with the SEC.

/s/ Alvin H. Clemens       /s/ Michael Ashker
---------------------      -------------------
Alvin H. Clemens           Michael Ashker
Chairman                   President and Chief
HealthAxis Inc.            Executive Officer
                           HealthAxis.com, Inc.

         For a more complete description of the merger, the terms and conditions of the merger and risk factors associated with the merger, see "The Merger" beginning on page 39 and "Risk Factors" beginning on page 15.

         The HAI common stock trades on the NASDAQ National Market under the symbol "HAXS."

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this joint proxy statement/prospectus is accurate or inadequate. Any representation to the contrary is a criminal offense.

         Joint proxy statement/prospectus dated __________, 2000 and first mailed to shareholders of HAI and HealthAxis on or about __________, 2000.

                                 HEALTHAXIS INC.

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                       TO BE HELD ON ______________, 2000

TO THE SHAREHOLDERS OF HEALTHAXIS INC.:

         The annual meeting of shareholders of HealthAxis Inc., formerly Provident American Corporation and referred to as HAI in this document, shall be held at ______ a.m., prevailing time, on ________________, ____, 2000, at the executive offices of HAI located at 2500 DeKalb Pike, East Norriton, Pennsylvania, for the following purposes:

         1. To elect seven (7) directors to serve until the next annual meeting of shareholders and until their successors are duly elected;

         2. To consider and vote on a proposal to adopt the agreement and plan of reorganization and the agreement and plan of merger, each dated as of January 26, 2000, among HAI, HealthAxis.com, Inc., which is referred to in this document as HealthAxis, and HealthAxis Acquisition Corp., a wholly-owned subsidiary of HAI, and to approve the merger, the issuance of HAI shares and other transactions described in the merger agreements;

         3. To adopt and approve HAI's amended and restated articles of incorporation;

         4. To approve the adoption of the 2000 Stock Option Plan;

         5. To approve the appointment of BDO Seidman LLP as independent public accountants for HAI for its 2000 fiscal year;

         6. To act upon the adjournment of the annual meeting, if necessary, to permit further solicitation of proxies in the event there are not sufficient votes at the time of the annual meeting to approve the agreement and plan of reorganization and the agreement and plan of merger; and

         7. To act upon such other matters as may properly come before the meeting.

         The board of directors has fixed the close of business on _______________, 2000 as the record date for the determination of shareholders entitled to notice of and to vote at the annual meeting.

         A copy of HAI's annual report for its fiscal year ended December 31, 1999 is enclosed with this joint proxy statement/prospectus.

         All shareholders are cordially invited to attend the meeting in person. However, whether or not you expect to attend the annual meeting in person, please fill in, sign and return the enclosed form of proxy in the envelope provided. The shareholders attending the meeting may vote in person even if they have returned a proxy.
                                             By Order of the Board of Directors,

                                             MICHAEL F. BEAUSANG, JR.,
                                             Secretary
East Norriton, PA
________________, 2000

            YOUR VOTE IS IMPORTANT NO MATTER HOW MANY SHARES YOU OWN

                         PLEASE MAIL YOUR PROXY PROMPTLY

                              HEALTHAXIS.COM, INC.

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                       TO BE HELD ON _______________, 2000

TO THE SHAREHOLDERS OF HEALTHAXIS.COM, INC.:

         The annual meeting of shareholders of HealthAxis.com, Inc., which is referred to in this document as HealthAxis, shall be held at ___________ a.m., prevailing time, on _____________, _________________, 2000, at the executive offices of HealthAxis located at 2500 DeKalb Pike, East Norriton, Pennsylvania, for the following purposes:

         1. To elect seven (7) directors to serve until the next annual meeting of shareholders and until their successors are duly elected;

         2. To consider and vote on a proposal to adopt the agreement and plan of reorganization and the agreement and plan of merger, each dated as of _____________, 2000, among HealthAxis Inc., referred to in this document as HAI, HealthAxis and HealthAxis Acquisition Corp., a wholly-owned subsidiary of HAI, and to approve the merger and other transactions described in the merger agreements;

         3. To act upon the adjournment of the annual meeting, if necessary, to permit further solicitation of proxies in the event there are not sufficient votes at the time of the annual meeting to approve the agreement and plan of reorganization and the agreement and plan of merger; and

         4. To act upon such other matters as may properly come before the meeting.

         The board of directors has fixed the close of business on _______________, 2000 as the record date for the determination of shareholders entitled to notice of and to vote at the annual meeting.

         All shareholders are cordially invited to attend the meeting in person. However, whether or not you expect to attend the annual meeting in person, please fill in, sign and return the enclosed form of proxy in the envelope provided. The shareholders attending the meeting may vote in person even if they have returned a proxy.

                                             By Order of the Board of Directors,

                                             MICHAEL G. HANKINSON
                                             Secretary

East Norriton, PA
_________________, 2000


            YOUR VOTE IS IMPORTANT NO MATTER HOW MANY SHARES YOU OWN

                         PLEASE MAIL YOUR PROXY PROMPTLY

         This joint proxy statement/prospectus incorporates by reference documents containing important business and financial information about HAI that is not included in or delivered with this joint proxy statement/prospectus. Copies of any of these documents are available without charge to any person to whom this joint proxy statement/prospectus is delivered, upon written or oral request. Written requests for these documents should be directed to Francis L. Gillan III, Treasurer and Chief Financial Officer, HealthAxis Inc., 2500 DeKalb Pike, East Norriton, Pennsylvania, 19401, and telephone requests may be directed to Mr. Gillan at (610) 279-2500. In order to ensure timely delivery of the documents, any request should be made by _________, 2000.


                                Table of Contents

                                                                            Page
                                                                            ----
INTRODUCTION...................................................................1
CHAPTER I - THE MERGER.........................................................2
    Questions and Answers About the Merger.....................................2
    Summary....................................................................4
         The Companies.........................................................4
         Our Reasons for the Merger............................................4
         Approval of The Merger................................................4
         Our Recommendations to Shareholders...................................5
         The Merger............................................................5
    Selected Consolidated Financial Information of HAI.........................8
    Selected Consolidated Financial Information of HealthAxis.................10
    Market Price Information..................................................11
    Comparative Per Share Data (Unaudited)....................................13
    Risk Factors..............................................................14
    Forward Looking Statements................................................33
    Recent Developments.......................................................35
    The Merger................................................................39
         Material Terms of the Merger Documents...............................39
         Background of the Merger.............................................46
         Opinion of Advest Group, Inc.........................................47
         HAI's Reasons for the Merger.........................................50
         Opinion of Warburg Dillon Read LLC...................................50
         HealthAxis' Reasons for the Merger...................................53
         Interests of HealthAxis' Management and Shareholders in the Merger...54
         Ownership of HAI Following the Merger................................55
         Management of HAI Upon Consummation of the Merger....................55
         Regulatory Matters...................................................55
         Affiliate Letters....................................................56
         Resale of HAI Common Stock...........................................56
         No Dissenters' Rights for HAI Shareholders...........................56
         Rights of Dissenting HealthAxis Shareholders.........................56
         Material Federal Income Tax Consequences.............................60

         Accounting Treatment.................................................62
         NASDAQ Listing.......................................................62
    Pro Forma Combined Financial Information..................................64
    Information Concerning HealthAxis.........................................73
         General..............................................................73
         Health Insurance Industry............................................75
         The HealthAxis Solution..............................................77
         The HealthAxis Strategy..............................................79
         Revenue Model........................................................80
         Products.............................................................81
         Consumer Services Group..............................................81
         Application Solutions Group..........................................84
         Business Administration Applications.................................85
         Technology Development...............................................89
         Carrier Partners.....................................................89
         Application Solutions Group Clients..................................92
         Strategic Alliances..................................................92
         Sales and Marketing..................................................93
         Marketing Agreements.................................................95
         Intellectual Property and Technology.................................96
         Competition..........................................................98
         Privacy Policy.......................................................99
         Regulation...........................................................99
         Facilities..........................................................100
         Employees...........................................................100
         Litigation Matters..................................................100
    Management's Discussion and Analysis of Financial Condition and
         Results of Operations of HealthAxis.................................101
    Management of HealthAxis.................................................105
    Principal Shareholders of HealthAxis.....................................108
    Comparison of Capital Stock and Shareholders' Rights.....................110
CHAPTER II - INFORMATION ABOUT THE ANNUAL MEETINGS AND VOTING................118
    The HAI Annual Meeting...................................................118
         When and Where the HAI Annual Meeting Will be Held..................118
         How to Attend and Participate in the HAI Annual Meeting.............118
         What Will be Voted Upon.............................................118
         Only HAI Shareholders of Record as of ___________, 2000
              Are Entitled to Vote...........................................119
         Majority of Outstanding Shares Must be Represented
              For a Vote to be Taken.........................................119
         Vote Required.......................................................119
         Voting Your Shares..................................................120
         Changing Your Vote by Revoking Your Proxy...........................120
         How Proxies Are Counted.............................................120
         Cost of Solicitation................................................121
    The HealthAxis Annual Meeting............................................121
         When and Where the HealthAxis Annual Meeting Will be Held...........121
         How to Attend and Participate in the HealthAxis Annual Meeting......121

         What Will be Voted Upon.............................................121
         Only HealthAxis Shareholders of Record as of ____________, 2000
              Are Entitled to Vote...........................................122
         Majority of Outstanding Shares Must be Represented
              For a Vote to be Taken.........................................122
         Vote Required.......................................................122
         Voting Your Shares..................................................122
         Changing Your Vote by Revoking Your Proxy...........................123
         How Proxies Are Counted.............................................123
         Cost of Solicitation................................................123
         Proxy Statement Proposals...........................................123
CHAPTER III - OTHER HAI ANNUAL MEETING PROPOSALS.............................125
    ITEM 1 - ELECTION OF HAI DIRECTORS.......................................125
         HAI Board of Directors..............................................125
         Meetings and Committees of the Board of Directors...................127
         Director Compensation...............................................128
         Compliance with Section 16(a) of the Exchange Act...................128
         Report of the Executive/Compensation/Nominating Committee...........128
         Executive Compensation..............................................132
         Summary Compensation Table..........................................132
         Option Grants in 1999...............................................134
         Aggregate Option Exercises in 1999 and Year-End Values..............136
         Performance Graph...................................................138
         Stock Ownership of Directors, Nominees and Officers of HAI..........139
    ITEM 2 - HAI MERGER PROPOSAL.............................................142
    ITEM 3 - ADOPTION AND APPROVAL OF AMENDED AND RESTATED ARTICLES OF
             INCORPORATION...................................................143
    ITEM 4 - APPROVAL OF THE 2000 STOCK OPTION PLAN..........................146
         General.............................................................146
         Eligibility.........................................................146
         Types of Awards.....................................................146
         Administration......................................................146
         Common Stock Subject to the 2000 Stock Option Plan..................147
         Limitation on Maximum Number of Options Awarded.....................147
         Change in Control...................................................147
         Exercise Price of Options/Payment of Exercise Price.................147
         Special Provisions for Incentive Stock Options......................148
         Exercisability and Expiration of Options............................148
         Expiration of the 2000 Stock Option Plan............................148
         Adjustments.........................................................148
         Transferability of Non-Qualified Stock Options......................149
         Amendments..........................................................149
         Awards Under the 2000 Stock Option Plan.............................149
         Federal Income Tax Consequences of the 2000 Stock Option Plan.......149
    ITEM 5 - APPROVAL OF INDEPENDENT PUBLIC ACCOUNTANTS......................152
    ITEM 6 - ADJOURNMENT.....................................................152
CHAPTER IV - OTHER HEALTHAXIS ANNUAL MEETING PROPOSALS.......................153

    ITEM 1 - ELECTION OF HEALTHAXIS DIRECTORS................................153
         Board of Directors and Committees...................................153
         Director Compensation...............................................153
         Employment Agreements...............................................154
         Stock Option Plan...................................................154
         Insurdata Incorporated's Founders' Stock Option Plan................156
         Executive Compensation..............................................156
         Relationship With HAI And UICI......................................156
         Certain Transactions................................................161
    ITEM 2 - HEALTHAXIS MERGER PROPOSAL......................................163
    ITEM 3 - ADJOURNMENT.....................................................164
CHAPTER V - OTHER MATTERS....................................................164
         Where You Can Find More Information.................................164
         Legal Matters.......................................................165
         Experts.............................................................165
         Financial Statements................................................166
         Annual Report On Form 10-K..........................................166
         Shareholder Proposals...............................................166
CHAPTER VI - CONSOLIDATED FINANCIAL STATEMENTS OF HEALTHAXIS.COM, INC.
             AND INSURDATA INCORPORATED......................................F-1

APPENDICES

Appendix A   Agreement and Plan of Reorganization
Appendix B   Agreement and Plan of Merger
Appendix C   Subchapter D of Chapter 15 of the Pennsylvania Business
             Corporation Law - Dissenters' Rights
Appendix D   Opinion of Advest Group, Inc.
Appendix E   Opinion of Warburg Dillon Read LLC
Appendix F   Amended and Restated Articles of Incorporation of HealthAxis Inc.
Appendix G   2000 Stock Option Plan

                                  INTRODUCTION

       This joint proxy statement/prospectus is being mailed to shareholders of HealthAxis Inc. (formerly Provident American Corporation) and HealthAxis.com, Inc., referred to in this document as HealthAxis, in connection with each company's annual meeting of shareholders. The document is organized into six chapters.

       Chapter I - "The Merger" provides summary and detailed information about HAI's and HealthAxis' proposed merger on which the shareholders of each company will vote at their annual meetings.

       Chapter II - "Information About the Annual Meetings and Voting" provides information about HAI's and HealthAxis' annual meetings, how shareholders may vote or grant a proxy and the vote required to adopt each proposal.

       Chapter III - "Other HAI Annual Meeting Proposals" provides information about the other matters that HAI shareholders will vote on at the HAI annual meeting, including election of directors, approval and adoption of Amended and Restated Articles of Incorporation and approval and adoption of the 2000 Stock Option Plan. HealthAxis shareholders will not vote on these matters.

       Chapter IV - "Other HealthAxis Annual Meeting Proposals" provides information about the other matters that HealthAxis' shareholders will vote on at the HealthAxis annual meeting, including election of directors. HAI shareholders will not vote on these matters.

       Chapter V - "Other Matters" includes "Where You Can Find More Information" which explains where shareholders of HAI and HealthAxis can find more information about each of the companies; "Financial Statements" which provides information on the financial statements included in this document; and "Annual Report on Form 10-K" and "Shareholder Proposals" which explain how you can obtain a HAI Form 10-K and how to submit a shareholder proposal.

       Chapter VI - "Consolidated Financial Statements of HealthAxis.com, Inc. and Insurdata Incorporated" provides historical financial information for both companies.

       You should read this joint proxy statement/prospectus carefully before you vote your shares.

                             CHAPTER I - THE MERGER

                     Questions and Answers About the Merger


Q:     What do I need to do now?

A: Just sign your proxy card and mail it to us in the enclosed return envelope as soon as possible, so that your shares may be represented at your annual meeting. Both the HAI and HealthAxis annual meetings will take place on ____________, 2000.

Q:     What if I want to change my vote?

A. Just send in a later-dated, signed proxy card before your annual meeting or attend your annual meeting in person and vote.

Q.     Will I have dissenters' rights?

A. HAI shareholders will not be entitled to dissenters' rights in connection with the merger.

       HealthAxis shareholders who do not wish to accept the HAI common stock to be issued in the merger have dissenters' rights, including the right to have the "fair value" of their shares determined by the Pennsylvania Court of Common Pleas. These dissenters' rights are subject to a number of restrictions and technical requirements. Generally, in order to exercise dissenters' rights:

       o  HealthAxis shareholders must not vote in favor of the merger; and

       o HealthAxis shareholders must make a written demand for appraisal before the vote on the merger.

       Merely voting against the merger will not protect HealthAxis shareholders' right of appraisal. Appendix C contains the text of the Pennsylvania dissenters' rights statute.

       Please note that HAI has the right to abandon the transaction if the holders of 10% or more of HealthAxis stock exercise their dissenters' rights.

Q:     When do you expect the merger to be completed?

A: We are working towards completing the merger as quickly as possible, and expect to complete it as promptly as practicable following the shareholder meetings.

Q:     Should I send in my stock certificates now?

A: No. After the merger is completed, we will send HealthAxis shareholders written instructions for exchanging their stock certificates. HAI shareholders will keep their current stock certificates.

Q.     What will I receive in the merger?

A: In connection with the merger, each share of HealthAxis preferred stock will automatically convert into one share of HealthAxis common stock. Additionally, as a result of the merger, for each share of HealthAxis common stock, HealthAxis shareholders will receive 1.127 shares of HAI common stock.

       No fractional shares of HAI common stock will be issued. Instead, HealthAxis shareholders will receive shares of HAI common stock rounded down to the nearest whole number of shares of HAI common stock and cash will be paid for fractional shares. HealthAxis stock options will be converted into HAI stock options at the share exchange ratio for HealthAxis common stock with an adjusted exercise price. Please refer to page 39 for more information regarding the treatment of HealthAxis stock options. Warrants to purchase HealthAxis stock will be converted into warrants to purchase that number of shares of HAI common stock which the holders of the warrants would have received if the warrants had been exercised immediately prior to the merger.

Q:     What are the tax consequences of the merger to me?

A: We have structured the merger so that, as a general matter, neither you, HAI nor HealthAxis will recognize any gain or loss for federal income tax purposes in the merger, except for those HealthAxis shareholders who exercise their dissenters' rights and except for cash received in lieu of fractional shares. We have conditioned the merger on our receipt of a legal opinion that this is the case.

       Tax matters are very complicated and the tax consequences of the merger to you will depend on the facts of your own situation. You should consult your tax advisors for a full understanding of the tax consequences of the merger to you.

                                     Summary

         This summary highlights selected information from this document and may not contain all of the information that is important to you. To understand the merger fully, and for more complete descriptions of the legal terms of the merger, you should read carefully this entire document and the documents to which we have referred you. See "Where You Can Find More Information" on page 164.

                                  The Companies

HealthAxis Inc.
2500 DeKalb Pike
East Norriton, Pennsylvania  19401
(610) 279-2500

     HAI's operations are principally those of its minority-owned subsidiary, HealthAxis. HAI was formerly an insurance holding company and its insurance operations were conducted through its wholly-owned subsidiary, Provident Indemnity Life Insurance Company, prior to the sale of this subsidiary in November 1999. At January 31, 2000, HAI had 13,029,786 shares of its common stock outstanding.

HealthAxis.com, Inc.
2500 DeKalb Pike
East Norriton, Pennsylvania  19401
(610) 279-2500

     HealthAxis is a leading web-based insurance retailer providing fully integrated, end-to-end, web-enabled solutions for health insurance distribution and administration. HealthAxis serves both consumers and insurance payors, which include commercial carriers, third-party administrators, Blue Cross/Blue Shield plans, and self-insured employers. These entities are referred to as payors in this document. HealthAxis' consumer services group is a web-based retailer of health insurance products and related consumer services. HealthAxis' application solutions group offers a platform of web-enabled software applications and services to payors designed to enhance the efficiency and effectiveness of the claims administration, benefits enrollment, benefits maintenance and data capture activities involved in the administration of health insurance.

     In January 2000, HealthAxis acquired Insurdata Incorporated, an insurance software and services company located in Dallas, Texas. The operations of Insurdata Incorporated are referred to as the application solutions group.

                           Our Reasons for the Merger

o HealthAxis' improved ability to raise capital on more favorable terms in the public equity markets;

o streamlined corporate structure eliminates dual shareholder approval requirements;

o increased liquidity available to current HealthAxis shareholders as a result of the NASDAQ listing and trading volume of HAI common stock; and

o eliminate investor confusion related to HAI's long history as a health insurance underwriter.

     To review the reasons for the merger in greater detail, as well as the risks of the merger, see pages 49 to 50 and 52 to 53.

                             Approval of The Merger

By HAI shareholders:

     The affirmative vote of 80% of the outstanding shares of HAI common stock is required to approve the merger. The directors and executive officers of HAI collectively hold 7.4% of the outstanding shares of HAI common stock.

By HealthAxis shareholders:

     The affirmative vote of a majority of the outstanding shares of HealthAxis' capital stock and the majority of the outstanding shares of each series of HealthAxis preferred stock, voting separately as classes, are required to approve the merger. The directors and executive officers of HealthAxis collectively own 0.8% of the outstanding shares of HealthAxis capital stock, including 0.6% of the outstanding common stock. In addition, certain directors of HealthAxis have the ability to vote an additional 27.6% of the outstanding capital stock of HealthAxis based upon their positions as trustees of certain voting trusts.

Our Recommendations to Shareholders

To HAI shareholders:

     The HAI board believes that the merger is in your best interest and unanimously recommends that you vote FOR the proposal to approve the merger documents and the issuance of shares of HAI common stock to HealthAxis shareholders in the merger.

To HealthAxis shareholders:

     The HealthAxis board believes that the merger is in your best interest and unanimously recommends that you vote FOR the proposal to approve the merger documents.

The Merger

     The merger documents are attached as Appendices A and B to this joint proxy statement/prospectus. We encourage you to read the merger documents as they are the legal documents that govern the merger.

     As a result of the merger, HealthAxis will become a wholly-owned subsidiary of HAI and HealthAxis capital stock will be converted into HAI common stock as described below.

Ownership of HAI Following the Merger
(see page 55)

     The merger provides for the conversion of each outstanding share of HealthAxis common stock into 1.127 shares of HAI common stock. This ratio of shares of HAI common stock into which each outstanding share of HealthAxis common stock will be converted is referred to in this joint proxy statement/prospectus as the exchange ratio.

     We anticipate that HAI will issue a total of 33,386,730 shares of HAI common stock to HealthAxis shareholders in the merger. We also anticipate that HAI will issue up to an additional 6,072,728 shares of HAI common stock upon the exercise of options and warrants to purchase HealthAxis common stock to be assumed by HAI. Based on the number of shares of HAI common stock to be issued in the merger, excluding shares subject to stock options to be assumed by HAI, following the merger, existing HAI shareholders will own approximately 28% and former HealthAxis shareholders will own approximately 72% of the outstanding common stock of HAI.

Board of Directors and Management of HAI Following the Merger (see page 55)

     The current officers of HealthAxis will become officers of HAI. In addition, the board of directors of HealthAxis will become the board of directors of HAI.

Interests of HealthAxis' Management and Shareholders in the Merger (see page 54)

     In considering the boards' recommendations that you vote in favor of the merger, you should be aware that a number of officers of HealthAxis have interests in the merger that are different from, or in addition to, your interest in the merger. In addition, several HealthAxis shareholders have options, registration rights or other interests in the merger that are different from, or in addition to, your interest in the merger.

Conditions to the Merger (see page 44)

     The completion of the merger depends upon the satisfaction or waiver of a number of conditions.

Termination of the Merger Documents (see page 45)

     We can agree to terminate the merger documents without completing the merger, and either of us can terminate the merger documents under various circumstances, including if the merger is not completed by July 31, 2000, or if the conditions are not met by July 31, 2000.

Opinions of Financial Advisors (see page 47 and 50)

     In deciding to approve the merger, HAI's board considered the opinion from its financial advisor, Advest Group, Inc., that the stock consideration paid to HAI shareholders is fair, from a financial point of view, to HAI and its shareholders. This opinion is attached as Appendix D to this joint proxy statement/prospectus. We encourage you to read this opinion.

         In connection with the merger, the HealthAxis board of directors received a written opinion from Warburg Dillon Read LLC as to the fairness, from a financial point of view, of the exchange ratio provided for in the merger to the holders of HealthAxis common stock, other than HAI and its affiliates. The full text of Warburg Dillon Read's written opinion dated January 26, 2000 is attached to this joint proxy statement/prospectus as Appendix E. We encourage you to read this opinion carefully in its entirety for a description of the assumptions made, procedures followed, matters considered and limitations on the review undertaken. Warburg Dillon Read's opinion is directed to the HealthAxis board of directors and does not constitute a recommendation to any shareholder with respect to any matter relating to the merger.

Listing of HAI Common Stock (see page 62)

     The shares of HAI common stock issued in connection with the merger will be listed on the NASDAQ National Market. In connection with the merger, HAI changed its trading symbol to "HAXS."

Dividends After the Merger (see page 32)

     Historically, neither HAI nor HealthAxis has paid dividends. HAI does not anticipate paying cash dividends on its common stock in the foreseeable future. In addition, HAI is restricted from declaring and paying dividends by the provisions of a guarantee agreement. HAI currently intends to retain future earnings to finance its operations and fund the growth of its business. Any payment of future dividends will be at the discretion of the HAI board and will depend upon, among other things, HAI's earnings, financial condition, capital requirements, level of indebtedness, contractual restrictions with respect to the payment of dividends and other factors that the HAI board deems relevant.

Federal Income Tax Consequences (page 60)

     HAI received an opinion from its outside counsel that the merger will constitute a "reorganization" within the meaning of the Internal Revenue Code of 1986. This means that, as a general matter, HealthAxis shareholders will not be subject to tax as a result of the exchange of HealthAxis shares solely for HAI common stock in the merger. HealthAxis shareholders also will not be able to take into account any losses on their HealthAxis shares.

Dissenters' Rights (page 56)

     Pennsylvania business corporation law grants HealthAxis shareholders dissenters' rights. HealthAxis shareholders have the right to dissent from the merger and obtain payment of the fair value of their HealthAxis stock if they follow the procedures set forth under the Pennsylvania dissenters' rights statute, a copy of which is attached as Appendix C. These procedures generally require that a HealthAxis shareholder who wishes to dissent file with HealthAxis a written notice of intention to dissent prior to the vote on the merger proposal, make no change in the beneficial ownership of their HealthAxis shares from the date of filing until the effective time of the merger and refrain from voting for the approval of the merger proposal. Other requirements are set forth in the Pennsylvania dissenters' rights statute, a copy of which is attached as Appendix C. Dissenters' rights will be forfeited if these requirements are not fully, precisely and timely satisfied. See "-- The Merger -- Rights of Dissenting HealthAxis Shareholders" and a copy of the text of Subchapter D attached as Appendix C to this joint proxy statement/prospectus.

Regulatory Matters (page 55)

     The Hart-Scott-Rodino Antitrust Improvements Act of 1976 prohibits us from completing the merger until after HAI and HealthAxis furnish information and materials to the Antitrust Division of the Department of Justice and to the Federal Trade Commission and a required waiting period has ended. HAI and HealthAxis filed the required information and the required waiting period has ended. However, the Antitrust Division of the Department of Justice and the Federal Trade Commission continue to have the authority to challenge the merger on antitrust grounds before or after the merger is completed.

               Selected Consolidated Financial Information of HAI

         The following selected consolidated financial information has been derived from the consolidated financial statements of HAI and should be read in conjunction with the Consolidated Financial Statements incorporated by reference in this document. Information for the two years ended December 31, 1998 have been audited by BDO Seidman, LLP and information for the three years ended December 31, 1996 by HAI's previous auditors. All information has been restated to present as discontinued operations HAI's insurance operations which consisted primarily of Provident Indemnity Life Insurance Company and its subsidiaries which were sold on November 30, 1999. The financial information for the nine months ended September 30, 1998 and 1999 is unaudited. Operating results for the nine months ended September 30, 1998 and 1999 reflect all adjustments, which, in the opinion of HAI, are necessary to present fairly, results for the interim period. Results of operations for the nine month period ended September 30, 1999, are not necessarily indicative of the results that may be expected for the year ended December 31, 1999.

                                                                                                          For the Nine Months
                                                              For the Year Ended December 31,              Ended September 30,
                                                  ------------------------------------------------------   -------------------
                                                    1994      1995       1996      1997         1998        1998       1999
                                                  --------   --------    -------  ---------    ---------   --------   --------
                                                  (Dollars in thousands, except share and per share data)
Statement of Operations Data:
Interactive commission and fee
 income .......................................   $     --   $     --    $    --  $      --    $      --   $     --   $     125
Other revenue..................................         65         87         41      1,162           92         66         240
                                                  --------   --------    -------  ---------    ---------   --------   ---------
  Total revenue................................         65         87         41      1,162           92         66         365
                                                  --------   --------    -------  ---------    ---------   --------   ---------
Expenses:
  Operating and development....................         --         --         --         --          812        273       4,580
  Sales and marketing..........................         --         --         --         --        1,295      1,425      12,100
  General and administrative...................        372        271        744      1,908        4,730      2,402       3,762
  Amortization of goodwill.....................         --         --         --         --           --         --         108
  Interest expense.............................         69        101         54         35          314        470         565
                                                  --------   --------    -------  ---------    ---------   --------   ---------
  Total expenses...............................        441        372        798      1,943        7,151      4,570      21,115
Loss before minority interest..................      (376)      (285)      (757)      (781)      (7,059)    (4,504)    (20,750)
Minority interest in loss of
 subsidiary....................................         --         --         --         --        (716)         --     (2,188)
Loss from continuing operations................      (376)      (285)      (757)      (781)      (6,343)    (4,504)    (18,562)
Income (loss) from discontinued operations ....      (621)    (3,416)     16,877   (17,644)      (5,919)      1,503    (17,904)
                                                  --------   --------    -------  ---------    ---------   --------   ---------
Income (loss)..................................      (997)    (3,701)     16,120   (18,425)     (12,262)    (3,001)    (36,466)
                                                  --------   --------    -------  ---------    ---------   --------   ---------
Dividends on preferred stock..................         334        334        194        148          148        111          70
                                                  --------   --------    -------  ---------    ---------   --------   ---------
Net income (loss) applicable to
 common stock.................................     $(1,331)   $(4,035)    $15,926  $(18,573)    $(12,410)   $(3,112)   $(36,536)
                                                   ========   ========    =======  =========    =========   ========   =========
Income (loss) per share of common
 stock (basic):
  Continuing operations.......................     $ (0.08)   $ (0.07)    $(0.10)  $  (0.09)    $  (0.63)   $ (0.46)   $  (1.55)
  Discontinued operations.....................     $ (0.08)   $ (0.37)      $1.76  $  (1.75)    $  (0.57)      $0.15   $  (1.49)
                                                   --------   --------    -------  ---------    ---------   --------   ---------
  Continuing and discontinued
   operations.................................     $ (0.16)   $ (0.44)      $1.66  $  (1.84)    $  (1.20)   $ (0.31)   $  (3.04)
                                                   ========   ========    =======  =========    =========   ========   =========
Income (loss) per share of common
 stock (diluted):
  Continuing operations.......................     $ (0.08)   $ (0.07)    $(0.08)  $  (0.09)    $  (0.63)   $ (0.46)   $  (1.55)
  Discontinued operations.....................     $ (0.08)   $ (0.37)    $  1.44  $  (1.75)    $  (0.57)      $0.15   $  (1.49)
                                                   --------   --------    -------  ---------    ---------   --------   ---------
  Continuing and discontinued
   operations.................................     $ (0.16)   $ (0.44)    $  1.36  $  (1.84)    $  (1.20)   $ (0.31)   $  (3.04)
                                                   ========   ========    =======  =========    =========   ========   =========
Weighted average common shares and
 equivalents used in computing
 income (loss) per share:
  Basic  .....................................   8,421,000  9,100,000  9,610,000 10,090,000   10,331,000 10,131,000  12,021,000
  Diluted.....................................   8,421,000  9,100,000 11,674,000 10,090,000   10,331,000 10,131,000  12,021,000
Per share dividends paid on common
 stock
  Basic.......................................          --      $0.02         --         --           --         --          --
  Diluted  ...................................          --      $0.02         --         --           --         --          --


                                                             At December 31,                       At September 30,
                                           ---------------------------------------------------   --------------------
Balance Sheet Data:                         1994       1995       1996       1997       1998       1998       1999
                                           ------     ------     ------     ------    -------    -------   ----------

Investments............................    39,467     46,890     61,942     47,101     32,969     44,477         --
Total Assets...........................    60,586     67,151     93,054     98,365    116.689    100,735    125,248
Loans and debentures payable...........     1,166        830        298      5,077      3,865      3,630     24,528
Stockholders' equity (deficiency)......     4,530      3,424     22,053      4,009      5,495      7,673   (17,690)
Stockholders' equity (deficiency) per
 common share(1) ......................      0.48       0.34       2.08       0.38       0.48       0.71     (1.37)

----------------------------------------
(1) Assumes conversion of Series A and Series B preferred stock into common stock of HAI on a share-for-share basis in years 1994 and 1995 and conversion of Series A preferred stock in 1996, 1997 and 1998 on a share-for-share basis.

            Selected Consolidated Financial Information of HealthAxis

         The following selected consolidated financial information for the periods indicated are derived from the consolidated financial statements of HealthAxis. This information should be read in conjunction with the consolidated financial statements of HealthAxis included in Chapter VI of this joint proxy statement/prospectus. Information for the year ended December 31, 1998 has been audited by BDO Seidman, LLP. Information for years prior to 1998 is not included in the table below because HealthAxis was organized in 1998. The financial information for the nine months ended September 30, 1998 and 1999 is unaudited. Operating results for the nine months ended September 30, 1998 and 1999 reflect all adjustments, which, in the opinion of HealthAxis, are necessary to present fairly, results for the interim period. Results of operations for the nine month period ended September 30, 1999, are not necessarily indicative of the results that may be expected for the year ended December 31, 1999.


                                                                For the Year Ended          For the Nine Months
                                                                   December 31,             Ended September 30,
                                                                -------------------       -------------------------
                                                                       1998                 1998            1999
                                                                -------------------       -----------     ---------
                                                                (Dollars in thousands, except share and per share data)
Statement of Operations Data:
Revenues:
Commissions..................................................       $        --         $        --     $       125
Interest and other revenue...................................                 2                  --             212
                                                                    -----------         -----------     -----------
  Total revenues.............................................                 2                  --             337
Expenses:
  Operating and development..................................               812                 273           3,922
  Selling and marketing......................................             1,295               1,425          12,100
  General and administrative.................................             2,544               1,355           2,542
  Amortization of goodwill...................................                --                  --             108
  Interest expense...........................................               141                 122               6
                                                                    -----------         -----------     -----------
  Total operating expenses...................................             4,792               3,175        (18,678)
                                                                    -----------         -----------     -----------
Loss.........................................................           (4,790)             (3,175)        (18,341)
Dividends on preferred stock.................................              106                  --             129
                                                                    -----------         -----------     -----------
Net loss applicable to common stock..........................       $   (4,896)         $   (3,175)     $  (18,470)
                                                                    ===========         ===========     ===========
Loss per share of common stock:
  Basic and diluted..........................................       $    (0.35)         $    (0.24)     $    (1.12)
Weighted average common shares and equivalents used in
 computing loss per share:
  Basic and diluted..........................................        14,027,000          13,125,000      16,479,000

Balance Sheet Data:
Cash and cash equivalents....................................       $     1,724         $        --     $     6,891
Total assets.................................................            14,969               7,958          24,234
Stockholders' equity.........................................             7,752               5,554          18,548
Stockholders' equity per common share........................              0.55                0.42            1.13

                                       10

                            Market Price Information

         Except during the period between June 12, 1998 and November 6, 1998, HAI common stock has been listed on the NASDAQ National Market. During the period between June 12, 1998 and November 6, 1998, HAI's common stock traded on the OTC Bulletin Board as a result of its being delisted due to the delayed filing of HAI's December 31, 1997 Annual Report on Form 10-K and its March 31, 1998 Quarterly Report on Form 10-Q. Trading on the NASDAQ National Market was reinstated as a result of HAI's filing of its December 31, 1997 Annual Report on Form 10-K and the timely filing of all subsequent 1998 and 1999 Quarterly Form 10-Q reports. There is no established trading market for any HealthAxis stock.

         The following table sets forth, for the periods indicated, the reported high and low sale prices of HAI common stock as reported on the NASDAQ National Market or the OTC Bulletin Board. Neither HAI nor HealthAxis has paid any cash dividends on its common stock.


                                                                                 Low         High
                                                                               ------      --------
Fiscal Year Ended December 31, 1998:
   First Quarter....................................................           $2-1/4      $6-15/16
   Second Quarter...................................................           3-5/16       6-15/16
   Third Quarter....................................................                3         8-1/4
   Fourth Quarter...................................................            2-3/4        14-1/8
Fiscal Year Ended December 31, 1999:
   First Quarter....................................................            6-1/4        14-3/8
   Second Quarter...................................................           11-1/2        42-1/4
   Third Quarter....................................................           12-3/4            37
   Fourth Quarter...................................................               13            40
Fiscal Year Ending December 31, 2000:
   First Quarter (through January 31, 2000).........................           23-7/8        36-1/2


         The information in the table below presents the closing price per share of HAI common stock as reported by the NASDAQ National Market on January 31, 2000 and February 7, 2000. January 31, 2000 was the last day on which trading occurred prior to public announcement of the execution of the agreement and plan of merger. February 7, 2000 was the last practicable trading day for which information was available prior to the date of this joint proxy statement/prospectus. In addition, the table shows the pro forma equivalent price per share of HealthAxis common stock, Series A preferred stock, Series B preferred stock, Series C preferred stock and Series D preferred stock on February 7, 2000, calculated by multiplying the closing price per share of HAI common stock reported by the NASDAQ National Market by the share exchange ratio of 1.127. The pro forma equivalent price per share information provided for the HealthAxis preferred stock reflects the amount payable to holders of HealthAxis preferred stock after conversion of their stock into HealthAxis common stock, including the payment of accrued dividends, assuming the merger is completed on February 7, 2000.


                                                      Pro Forma Price Equivalent of HealthAxis Stock
                                                ---------------------------------------------------------
                                                                            Preferred Stock
                                       HAI                 ----------------------------------------------
                                     Common      Common
                                      Stock       Stock    Series A    Series B     Series C     Series D
                                   ---------    --------   --------    --------     --------     --------
January 31, 2000.................   $25.2500    $28.4568   $28.4568    $28.4568     $28.4568     $28.4568
February 7, 2000.................   $27.0625    $30.5000   $30.5000    $30.5000     $30.5000     $30.5000



         HealthAxis and HAI shareholders are urged to obtain a current market quotation for HAI common stock. No assurance can be given as to the future prices of, or markets for, HAI common stock.

                     Comparative Per Share Data (Unaudited)

         The following table presents historical and pro forma per share data for HAI and historical and equivalent pro forma per share data for HealthAxis. Equivalent pro forma per share amounts for HealthAxis were calculated by multiplying the relevant HAI pro forma amount by 1.127, the share exchange ratio for HealthAxis common stock. The following tables should be read in conjunction with the historical consolidated financial statements of HAI, the historical financial statements of HealthAxis and the unaudited pro forma financial data included under the caption "Selected Unaudited Combined Financial Statements," all of which are included elsewhere in this joint proxy statement/prospectus or are contained in the annual reports and other information HAI has filed with the SEC. See Chapter V -- Other Matters -- Where You Can Find More Information."


                                                            For the Year Ended         For the Nine Months
                                                               December 31,            Ended September 30,
                                                          -------------------------------------------------
                                                                   1998                         1999
                                                          -------------------------------------------------
     Book Value Per Common Share
     Historical(1):
         HAI..........................................             N/A                        $ (1.37)
         HealthAxis...................................             N/A                        $  0.62
     Pro forma:
         Pro forma per share of HAI Common Stock(2)...             N/A                        $ 15.14
         Equivalent pro forma per share of HealthAxis
           Common Stock...............................             N/A                        $ 17.06
     Loss from Continuing Operations Per Common Share:
     Basic and Diluted Earnings per Share:
     Historical:
         HAI..........................................           $ (0.63)                     $ (1.55)
         HealthAxis...................................           $ (0.35)                     $ (1.12)
     Pro forma:
         Pro forma per share of HAI common stock......           $ (5.13)                     $ (4.40)
         Equivalent pro forma per share of
           HealthAxis Common Stock....................           $ (5.78)                     $ (4.96)

----------------------
(1) This historical book value per common share is computed by dividing total stockholders' equity by the number of shares of common stock outstanding at the end of the period, except that the historical book value per common share with respect to HealthAxis is computed by dividing total stockholders' equity by the number of shares of common stock that would have been outstanding if each share of HealthAxis' preferred stock was converted into common stock on a one for one basis. The pro forma book value per share is computed by dividing pro forma stockholders' equity by the pro forma number of shares of common stock as of each of the periods presented.

(2) The HealthAxis per share equivalents are calculated by multiplying the pro forma combined per share amounts of HAI by 1.127, the share exchange ratio for HealthAxis common stock.

    Neither HAI nor HealthAxis paid any cash dividends during the periods indicated in the table above.

                                  Risk Factors

Business Related Risks

HealthAxis' consumer services group has not had any profits in the past and may not be profitable in the future.

         Since its inception, HealthAxis' consumer services group has incurred costs:

         o  to develop and enhance its technology;
         o  to create, introduce and enhance its website; and
         o to establish marketing, insurance carrier and claims administration relationships.

         As a result of these expenditures, HealthAxis' consumer services group has incurred significant losses and expects to continue to incur losses on a quarterly and annual basis for the foreseeable future. As of September 30, 1999, the consumer services group had an accumulated deficit of approximately $23.1 million. The consumer services group currently intends:

         o  to increase substantially its operating expenses;
         o  to fund increased sales efforts and marketing;
         o  to enhance its website; and
         o  to fund increased salaries and other operating costs.

         To the extent that these expenses precede or are not subsequently followed by increased revenues, HealthAxis' business, results of operations and financial condition will be materially adversely affected. There can be no assurance that HealthAxis will be able to generate sufficient revenues from the consumer services and its application solutions group to achieve or maintain profitability on a quarterly or annual basis in the future. HealthAxis expects negative cash flow from operations to continue for the foreseeable future. See "-- Management's Discussion and Analysis of Financial Condition and Results of Operations of HealthAxis."

HealthAxis' consumer services group has a limited operating history so it is difficult to predict its future performance.

         HealthAxis was incorporated in March 1998 and began selling a limited line of health insurance products over the Internet in December 1998. The limited operating history of the HealthAxis consumer services group makes it difficult to evaluate HealthAxis' future prospects. Furthermore, HealthAxis' prospects must be considered in light of the risks, expenses and difficulties frequently encountered by companies in new, unproven and rapidly evolving markets. To address these risks, HealthAxis must, among other things:

         o  develop and expand its consumer and business-to-business bases,
         o  respond to competitive developments,
         o  continue to attract, retain and motivate qualified employees,
         o maintain its current relationships with Internet service providers, carrier partners and payors; and
         o  continue to upgrade its technologies.

There can be no assurance that HealthAxis will be successful in addressing these risks. If HealthAxis is not successful in developing and expanding both the consumer services and application solutions group, HealthAxis' ability to make a profit will be adversely affected. See "-- Management's Discussion and Analysis of Financial Condition and Results of Operations of HealthAxis."

The development of the HealthAxis brand is critical to its financial success.

         HealthAxis believes its ability to create and continue to strengthen its brand identity is critical to achieving widespread acceptance, particularly in light of the competitive nature of HealthAxis' business. Promoting and positioning its brand identity will depend largely on the success of HealthAxis' marketing efforts and the ability of HealthAxis to provide high quality insurance products and services. In order to promote its brand identity, HealthAxis will need to increase its marketing efforts and its financial commitment to create and maintain brand awareness and loyalty among Internet users. There can be no assurance that these brand promotion activities will yield increased revenues or that these revenues would offset the expenses we incur in building HealthAxis' brand identity. If HealthAxis fails to promote and maintain its brand identity despite expenses incurred in pursuit of this goal or if HealthAxis' existing or future strategic relationships fail to promote HealthAxis' brand identity and increase brand awareness, HealthAxis would be materially adversely affected. See "-- Information Concerning HealthAxis -- The HealthAxis Strategy."

If the healthcare industry does not accept HealthAxis' new information technology, or acceptance occurs at a slower pace than anticipated by HealthAxis, HealthAxis' profits may be negatively impacted.

         HealthAxis believes that the claims and administration segment of the healthcare industry has historically under-invested in information technology and existing technological platforms have failed to address the unique needs of the healthcare industry. There can be no assurance that conversion from traditional paper methods to electronic information exchange will continue to occur or that the conversion will occur at levels currently anticipated by HealthAxis. In fact, electronic information exchange and transaction processing by the industry is still developing. Further, there can be no assurance that industry participants who convert to electronic information exchange will use HealthAxis' applications and services.

Competition from other insurance providers with longer operating histories and greater financial resources than HealthAxis may have a material adverse effect on its business.

         Although HealthAxis believes it is the first transaction-enabled, Internet-based direct distributor of health insurance, other competitors have established similar websites. Certain of these competitors have greater financial and marketing resources than HealthAxis. In addition, in the area of health insurance sales, HealthAxis will compete with large insurance and financial service companies with established insurance agent networks as well as with independent insurance agents and brokers. Substantially all of HealthAxis' potential competitors have longer operating histories, significantly greater financial, marketing and other resources, greater name recognition and significantly larger existing customer bases than HealthAxis. These competitors may be able to respond more quickly to changes in consumer preferences and to devote greater resources to the development, promotion and sale of their products or to claims processing services than HealthAxis.

         The application solutions group's potential competitors in the healthcare technology area include specialty healthcare information technology companies, software vendors and large data processing and information companies. The application solutions group also competes with the internal information resources and systems of certain of its prospective and existing clients. There can be no assurance that competitors will not develop or offer superior functionality with respect to specific or overall applications. We also cannot assure you that potential and current clients will not prefer other features of competitive products or that pricing will not erode as competition becomes more intense. Some of the application solutions group's current and potential competitors are larger, better capitalized and have greater financial and operating resources than HealthAxis. In addition, current and potential competitors, including providers of information technology to other segments of the healthcare industry, may establish joint marketing arrangements or other relationships and new competitors may emerge.

         HealthAxis' failure to compete successfully in the health insurance industry, either in the online marketing of insurance products or the sale of healthcare technology, would have a material adverse effect on HealthAxis' business, results of operations and financial condition. See "-- Information Concerning HealthAxis -- Competition."

If HealthAxis is unable to continue to secure the additional financing it needs to sustain and expand its business, its business will not succeed.

         HealthAxis expects that it will be required to raise additional funds over the long-term to sustain and expand its sales, marketing and development activities. HealthAxis will have to do this in light of the emergence of several well-financed competitors and the ongoing technological enhancements which are necessary in order for HealthAxis to remain competitive.

         HealthAxis' current funding commitments for the initial terms of agreements with America Online Inc., Lycos, Inc., CNet Inc., Snap!, LLC and Yahoo! Inc. will be approximately $1.3 million in 2000. (Renewal terms are available under the America Online Inc., CNet Inc. and Snap!, LLC agreements and may be renewed at the option of HealthAxis. The Lycos, Inc. renewal term is based upon policies sold.) Although HealthAxis believes that the funds previously raised during fiscal 1999 will be sufficient to fund HealthAxis' operations through fiscal 2000, HealthAxis cannot assure you that the funding will be sufficient. As a result of these funding needs, HealthAxis may need to seek external debt and/or equity financing. Adequate funds on terms acceptable to HealthAxis, whether through additional equity financing, debt financing or other sources, may not be available when needed or may result in significant dilution to existing shareholders. The inability to obtain sufficient funds from operations and external sources would have a material adverse effect on HealthAxis' business, results of operations and financial condition.

HealthAxis may be unable to manage future growth.

         HealthAxis may experience a period of significant expansion in its customer base and market opportunities. If this growth occurs, HealthAxis anticipates that future infrastructure expansion will be required to address this potential growth. A period of rapid and significant growth may place significant demands on HealthAxis' management, operations, systems and financial resources. To the extent that HealthAxis grows rapidly, it will encounter risks, including risks associated with the assimilation of new personnel and products. HealthAxis may also face risks associated with increasing the capacity of its website. HealthAxis' new employees include a number of key managerial, marketing, planning, technical and operations personnel. To manage the expected growth of HealthAxis' operations and personnel, it will need to update its transactions processing, operational and financial systems, procedures and controls. HealthAxis will also have to expand, train and manage its growing employee base. HealthAxis may also be required to expand its finance, administrative and operations staff. In addition, HealthAxis may be required to enter into relationships with various additional strategic partners, websites and other online service providers and other third parties necessary to support its business.

         HealthAxis cannot assure you that:

         o current and planned personnel, systems, procedures and controls will be adequate to support HealthAxis' future operations,
         o management will be able to hire, train, retain, motivate and manage required personnel; or
         o management will be able to identify, manage and exploit existing and potential strategic relationships and market opportunities.

HealthAxis' ability to compete effectively will depend, in part, upon its ability to overcome these growth related risks and to revise, improve and effectively use its operational, management, marketing and technical systems. There can be no assurance that HealthAxis will be able to effectively manage the growth. HealthAxis' failure to effectively manage its growth and to respond to changes in its business would have a material adverse effect on its business, results of operations and financial condition. See "-- Management of HealthAxis."

HealthAxis depends upon a number of key personnel, and a loss of any of those individuals could disrupt operations.

         HealthAxis' performance depends substantially on the continued services and on the performance of our senior management and other key personnel. HealthAxis does not have employment agreements with its key personnel and these individuals may terminate their employment at any time. The loss of the services of any of HealthAxis' executive officers or other key employees could seriously impair its ability to operate which would have a material adverse effect on HealthAxis' business.

         In order to achieve its business objectives, HealthAxis must hire additional personnel to fill certain key managerial positions. HealthAxis' future success will depend upon the ability of its current executive officers to establish clear lines of responsibility and authority, to work effectively as a team, and to gain the trust and confidence of its employees. HealthAxis must also identify, attract, train, motivate and retain other highly skilled, technical, managerial, accounting and other personnel. HealthAxis competes intensely for these personnel and may be unable to achieve these personnel goals. HealthAxis' failure to achieve any of these goals could seriously limit our ability to improve our operations and financial results. See "-- Management of HealthAxis."

HealthAxis may not be able to attract or retain highly skilled technical and managerial personnel, which could slow its growth.

         HealthAxis' future success also depends on its ability to identify, attract, hire, train, retain and motivate other highly skilled technical, managerial, marketing and consumer service personnel. Competition for technically skilled personnel is intense, and there is no certainty that we will be able to successfully attract, integrate or retain sufficiently qualified personnel, including software developers and other technical experts. The failure to attract and retain the necessary personnel could have a material adverse effect on our business. See "-- Management of HealthAxis."

The application solutions group may not have sufficient resources to generate and sustain its growth.

         HealthAxis' application solutions group's growth strategy depends on its ability to successfully market and expand the application solutions group's services. The marketing of the application solutions group's services and refining and expanding the services it offers requires a significant investment of capital and a significant amount of management resources.

         If the HealthAxis application solutions group experiences a period of substantial expansion in the outsourcing business, it may be required to make substantial investments in capital assets and personnel. There can be no assurances that the application solutions group will be able to assess accurately the investment required and negotiate and perform in a profitable manner any of the contracts it may be awarded. The application solutions group's failure to estimate accurately the resources and related expenses required for a project or its failure to complete its contractual obligations in a manner consistent with the project plan upon which a contract was based could have a material adverse effect on its business, results of operations and financial condition.

         There can be no assurances that the application solutions group will be successful in marketing its services or increasing the number of client relationships. In addition, the application solutions group's failure to meet a client's expectations in the performance of its services could damage its reputation and adversely affect HealthAxis' ability to attract new business. There can be no assurance that HealthAxis will have sufficient financial, managerial or other resources to generate or sustain the growth and profitability of the application solutions group or to expand its other services in response to client needs. Any failure by HealthAxis to successfully implement its growth strategy, including the expansion or development of its technology based services, could have a material adverse effect on HealthAxis' business, results of operations and financial condition. See" - Information Concerning HealthAxis - Application Solutions Group."

If the application solutions group is unable to respond quickly to technological developments and new products developed by competitors, HealthAxis' ability to attract and maintain customers will suffer.

         The market for healthcare information technology is characterized by rapid technological developments, frequent new product introduction and evolving industry standards. HealthAxis' future success will depend in part upon its ability:

         o  to enhance its current applications,
         o  to respond effectively to technological changes,
         o to successfully sell additional services to HealthAxis' existing client base; and
         o to introduce new solutions that address the increasingly sophisticated needs of HealthAxis' clients.

         There can be no assurance that HealthAxis' application solutions group will successfully develop new applications or enhancements to its existing applications. In addition, there can be no assurance that the application solutions group's current or future applications will satisfy the needs of the industry. Products or technologies developed by competitors may adversely affect HealthAxis' competitive position or render its technologies noncompetitive or obsolete. If HealthAxis is unable to develop and introduce new applications and enhancements successfully and on a timely basis, and to achieve market acceptance for those applications and enhancements, HealthAxis' business, results of operations and financial condition may be materially adversely affected. See "-- Information Concerning HealthAxis -- Intellectual Property and Technology."

Errors in the applications solutions could detract from the reliability and quality of the application solutions group's information systems, which in turn, would have an adverse effect on HealthAxis' business.

         The claims and administration segment of the healthcare industry demands a high level of reliability and quality from its information systems. Although the application solutions group devotes substantial resources to meeting these demands, its application solutions may, from time to time, contain undetected errors. These errors may result in loss of data, a reduction in the ability to process transactions, or loss of, or delay in, market acceptance of its application solutions. Many of the application solutions group's service agreements contain performance standards, and the application solutions group's inability to meet these standards could result in the early termination of these agreements as well as financial penalties. Because of the importance of the application solutions group's application solutions, errors or delays may result in a material adverse effect on HealthAxis' business, results of operations and financial condition.

         HealthAxis has attempted to limit contractually and through insurance coverage its damages arising from negligent acts, errors, mistakes or omissions in rendering its services; however, there can be no assurance that these contractual protections would be enforceable or would otherwise protect HealthAxis from liability for damages. The successful assertion of one or more large lawsuits against HealthAxis, together with the failure of any contractual limitations to protect HealthAxis, could have a material adverse effect on HealthAxis' business, results of operations and financial condition.

HealthAxis may be unable to protect its proprietary technology.

         HealthAxis' success depends to a significant extent on its ability to protect the proprietary and confidential aspects of its software applications and the tradenames associated with them. HealthAxis relies upon a combination of trade secret, copyright and trademark laws, license agreements, nondisclosure and other contractual provisions and various security measures to protect these proprietary rights. HealthAxis' software applications are not patented and existing copyright laws offer only limited practical protection. There can be no assurance that any legal protections afforded to HealthAxis or precautions we take will be adequate to prevent misappropriation of our technology or the tradenames associated with them. Any infringement or misappropriation of HealthAxis' proprietary software applications or the related tradenames could have the effect of allowing competitors to use its proprietary information to compete against HealthAxis. In addition, these limited protections do not prevent independent third-party development of functionally equivalent or superior technologies, products or services.

         The source code and design of HealthAxis' software will be protected by HealthAxis through applicable trade secret law. HealthAxis also intends to use confidentiality agreements with its employees to further protect its source codes and software. Policing the unauthorized use of HealthAxis' software and other proprietary materials is difficult. HealthAxis believes that the unregulated open access provided to third parties via the Internet creates a substantial risk that HealthAxis' technology may be duplicated.

         As competing healthcare information systems increase in complexity and overall capabilities and the functionality of these systems further overlap, providers of these systems may become increasingly subject to infringement claims. As a result, HealthAxis could be subject to claims that its technology infringes on the proprietary rights of third parties. These claims, even if without merit, could subject HealthAxis to costly litigation and could direct the time and attention of its technical and management teams. Further, if a court determined that HealthAxis infringed on the intellectual property rights of a third party, HealthAxis could be required to:

         o  develop non-infringing technology or tradenames,
         o  obtain a license to the intellectual property,
         o stop selling the applications or using names that contain the infringing intellectual property; or
         o  pay substantial damages awards.

There can be no assurance that HealthAxis would be able to develop non-infringing technology or tradenames or that it could obtain a license on commercially reasonable terms. Any of the above listed potential court-ordered requirements could have a material adverse effect on HealthAxis' business, results of operations and financial condition.

         In December 1998, a third party notified Insurdata that it believed Insurdata had infringed upon a common law trademark held by such party through its use of the name "Insur-Web" because a similar name is currently being utilized by the third party. In addition, HealthAxis was notified by the US Patent and Trademark Office that it had preliminarily denied registration of the trademark "HealthAxis.com" because it was confusingly similar to another trademark currently in existence. See "-- Information Concerning HealthAxis -- Intellectual Property and Technology."

A catastrophic loss at HealthAxis' data center could cause significant interruptions.

         The application solutions group's success depends on its ability:

         o  to store, retrieve, process and manage significant databases, and
         o to periodically expand and upgrade its transaction processing capabilities.

         The application solutions group's principal computer equipment and application systems are maintained in North Richland Hills, Texas. Although HealthAxis' application solutions group maintains back-up systems in order to continue operations, interruption or loss of HealthAxis' transaction processing capabilities could have a material adverse effect on HealthAxis' business, results of operations and financial conditions. The consumer services group maintains critical computer operations at a single facility. In the event of a catastrophic loss at this facility, resulting in destruction of HealthAxis' computer operations, HealthAxis would experience a significant interruption of its business until an alternative site is established. Further, there can be no assurance that any contractual limitations relating to those losses or available insurance will be sufficient to compensate HealthAxis for losses due to HealthAxis' inability to provide services to its clients. See "-- Information Concerning HealthAxis -- Intellectual Property and Technology."

HealthAxis' failure to meet certain performance standards described in its service agreements could have a material adverse effect on its business.

         As HealthAxis expands its client base and increases the volume of transactions processed, it must continue to expand, adapt and maintain its network infrastructure, which will require substantial financial, operational and management resources. Many of HealthAxis' service agreements contain performance standards and the failure by HealthAxis to meet these standards could result in the termination of these agreements as well as financial penalties, which could have a material adverse effect on HealthAxis' business, results of operations and financial condition. If HealthAxis' network infrastructure is unable to support the variety and number of transactions and users anticipated, or if HealthAxis is unable to maintain performance standards, HealthAxis' business, results of operations and financial condition may be materially adversely affected.

Any failure of HealthAxis' Internet service providers or web browsers to provide the necessary transmissions could result in interruptions of its service.

         HealthAxis' ability to process transactions also depends on the efficient operation of Internet connections from clients and customers to its systems. These connections, in turn, are dependent upon the efficient operation of web browsers and Internet service providers, all of which have experienced periodic operational problems or service interruptions. Any problems or service interruptions could adversely affect client satisfaction with HealthAxis' applications and services, which could have a material adverse effect on HealthAxis' business, results of operations and financial condition.

The loss of one or more of the application solutions group's large clients would have a detrimental affect on HealthAxis' financial condition.

         UICI, a major shareholder of HealthAxis, and its subsidiaries constitute, in the aggregate, the application solutions group's largest client. UICI and its subsidiaries accounted for approximately 65% of the application solutions group's pro forma revenues in 1998. A portion of the application solutions group's revenue from UICI in the past was for Year 2000 services which were completed during 1999. However, UICI and its subsidiaries are expected to remain HealthAxis' largest client for the foreseeable future. See "-- Information Concerning HealthAxis -- Application Solutions Group's Clients" and "Chapter IV -- Other HealthAxis Annual Meeting Proposals -- Item 1 -- Election of Directors -- Relationships with HAI and UICI."

         In addition to UICI and its subsidiaries, two clients have historically accounted for a substantial portion of the application solutions group's revenue. One client is Continental Casualty Company and the other client is National Capital Administrative Services. Continental Casualty Company accounted for approximately 8% of the application solutions group's pro forma revenues in 1998 and 4.7% of pro forma revenue for the nine months ended September 30, 1999. National Capital Administrative Services accounted for 11% of the application solutions group's revenues in 1998. In 1999, the National Capital Administrative Services account was de-centralized into multiple, separately contracted smaller entities. None of those smaller entities are individually significant.

         HealthAxis expects that a small number of clients, including UICI and its subsidiaries, will continue to account for a substantial portion of the application solutions group's total revenues for the foreseeable future. The loss of one or more of these significant clients, or the failure of the application solutions group to generate anticipated revenue from these clients, could have a material adverse effect on HealthAxis' business, results of operations and financial condition.

HealthAxis' operations outside of the United States may subject it to additional risks.

         HealthAxis conducts certain data capture operations in Jamaica through Satellite Image Systems (Jamaica) Limited, a Jamaican subsidiary of HealthAxis Imaging Services, LLC. Foreign operations generally involve greater risks than do operations based solely in the United States. Foreign economies differ favorably or unfavorably from the United States' economy in such respects as the level of inflation and debt, which may result in fluctuations in the value of the country's currency and real property. In addition, there may be less government regulation in various countries, and difficulty in enforcing legal rights outside the United States. Additionally, in some foreign countries, there is the possibility of expropriation or confiscatory taxation, limitations on the removal of property or other assets, political or social instability or diplomatic developments which could affect the operations and assets of U.S. companies doing business in that country. Many of these risks are more pronounced for activities in developing countries, such as Jamaica. HealthAxis' management has limited experience in the area of foreign operations. The occurrence of any of these events could have a material adverse effect on HealthAxis' business, results of operations and financial condition.

Internet Related Risks

If HealthAxis is unable to safeguard the security and privacy of consumers' confidential data, consumers may not use its services and its business could be harmed.

         A significant barrier to the popularity or acceptance of online insurance sales and communications is the secure transmission of confidential information over public networks. The application solutions group also retains confidential client and patient claim information at its data center. Computer viruses, break-ins or other security breaches could lead to misappropriation of personal or proprietary information. These security breaches can also cause interruptions, delays or cessation in service to HealthAxis' customers. HealthAxis relies on encryption and authentication technology licensed from third parties to provide the security and authentication necessary to effect secure transmission of confidential information, such as names, addresses, social security numbers, consumer credit card numbers and claims information. Advances in computer capabilities, new discoveries in the field of cryptography, or other events or developments could result in a compromise or breach of the algorithms HealthAxis uses to protect confidential application information and policyholder claims data. Any compromise of HealthAxis' security could have a material adverse effect on its reliability and reputation. Someone who is able to circumvent HealthAxis' security measures could misappropriate proprietary or personal information. This could also cause interruptions in HealthAxis' operations or cessation of service to HealthAxis' policyholders and applicants. In addition, someone could also cause HealthAxis to download viruses or other objectionable materials, which could corrupt files containing third parties' medical information. HealthAxis may be required to expend significant capital and other resources to protect against these security breaches or to alleviate problems caused by these breaches or viruses. There can be no assurance that HealthAxis will be successful in maintaining the security of its operations or the data stored in its data center.

         There can be no assurance that HealthAxis' security measures will prevent security breaches or that failure to prevent these security breaches will not have a material adverse effect on HealthAxis. Although HealthAxis carries general liability insurance (including errors and omissions coverage), HealthAxis' insurance may not cover potential claims of this type or may not be adequate to cover all costs incurred in defense of potential claims or to indemnify HealthAxis for all liability that may be imposed. Any costs or imposition of liability that is not covered by insurance or in excess of insurance coverage could have a material adverse effect on HealthAxis' business, results of operations and financial condition.

         Consumer concerns over the security of transactions conducted on the Internet and other online services and the privacy of users may also inhibit the growth of the Internet and of online services. This could directly affect HealthAxis' business which uses the Internet as a means of conducting commercial transactions such as health insurance sales and claims processing, and where consumers are required to send credit card and highly personal health information over the Internet. See "-- Information Concerning HealthAxis -- Intellectual Property and Technology and -- Privacy Policy."

HealthAxis' future revenues depend upon whether consumers will accept the Internet as a medium for health insurance sales.

         HealthAxis has limited experience in the online insurance sales business. Online purchases of health insurance products is a relatively new development, and it is unclear whether the market will accept the Internet as a medium for insurance sales.

         HealthAxis' future success will depend in part on its ability to significantly increase revenues, which will require the development and widespread acceptance of the Internet as a medium for insurance sales. There can be no assurance that consumers who are willing to purchase relatively simple, low cost and low risk items such as compact discs, flowers, books and groceries over the Internet will be willing to purchase complicated and higher cost items such as health and related insurance policies in the same manner. Further, consumers who buy other items on the Internet may prefer to discuss insurance decisions with an insurance agent in person instead of buying insurance through the Internet. Finally, consumers may be unwilling to divulge highly personal medical information through the Internet. See "-- Information Concerning HealthAxis -- Privacy Policy."

HealthAxis cannot assure you that its products will be attractive to enough customers so as to generate significant revenues.

         HealthAxis cannot assure you that its products, application process, pricing and Internet-based claims processing will be attractive to a sufficient number of users to generate significant revenues to sustain profitable operations. In addition, there can be no assurance that HealthAxis will be able to anticipate, monitor and successfully respond to rapidly changing technology and consumer preferences so as to continually attract and retain a sufficient number of customers. If HealthAxis is unable to develop and implement competitively priced products that allow it to attract, retain and expand its customer base, its business, results of operations and financial condition could be materially adversely affected. See "-- Information Concerning HealthAxis -- Health Insurance Industry."

If the Internet does not continue to develop and reliably support the demands placed upon it by electronic commerce, HealthAxis' business will suffer.

         The Internet, in general, as well as online services could lose their viability due to delays in the development or adoption of new standards and protocols required to handle increased levels of Internet or other online service activity, or due to increased governmental regulation. Changes in or insufficient availability of telecommunications services to support the Internet or other online services also could result in slower response times and discourage usage of the Internet and other online services generally and HealthAxis' services in particular. Accordingly, any adverse change or a failure in the character of the Internet will have a corresponding adverse effect on HealthAxis' business, results of operations and financial condition.

HealthAxis' success in attracting and retaining customers depends upon its ability to keep system interruptions to a minimum.

         A key element of HealthAxis' strategy is to generate a high volume of traffic on, and use of, its website to generate insurance sales. Accordingly, the satisfactory performance, reliability and availability of HealthAxis' website, transaction processing systems and network infrastructure is critical to HealthAxis' reputation and its ability to attract and retain customers and maintain adequate policyholder service levels. HealthAxis' revenues depend in part upon the number of consumers who purchase insurance products from its website and the volume of renewals received. In addition, from time to time, HealthAxis and its key suppliers may experience capacity constraints and failures of their information systems, which could result in decreased levels of service delivery or interruptions in service. While HealthAxis will continually review and seek to upgrade its technical infrastructure and provide for certain system redundancies and backup power to limit the likelihood of systems overload or failure, any damage, failure or delay that causes interruptions in HealthAxis' operations could have a material adverse effect on HealthAxis. Any system interruptions that result in the unavailability of HealthAxis' website, reduced applications processing or the unavailability of claims information would reduce the volume of policies sold or claims processed and the attractiveness of HealthAxis' insurance products.

         HealthAxis believes that as part of doing business on the Internet, it will, from time to time, experience periodic system interruptions. Any unexpectedly high volume of traffic on HealthAxis' website or in the number of applications placed by consumers may require HealthAxis to expand and upgrade further its technology, transaction processing systems and network infrastructure to accommodate that substantial increase in volume. HealthAxis may be unsuccessful in its efforts to expand and upgrade HealthAxis' system. In addition, HealthAxis may be unable to accurately project the rate or timing of increases in the use of the HealthAxis website. Further, there can be no assurance that HealthAxis will be able to expand and upgrade its systems and infrastructure to accommodate those increases in a timely manner.

HealthAxis depends upon technology licensed from third parties for the success of its operations.

         HealthAxis relies upon a variety of technology that it licenses from third parties, including its database and Internet server software, which is used in HealthAxis' website to perform key functions, and the application solutions group's mainframe servers. There can be no assurance that these third-party technology licenses will continue to be available to HealthAxis on commercially reasonable terms. The loss of or inability of HealthAxis to maintain or obtain upgrades to any of these technology licenses could result in delays in completing its proprietary software enhancements and new development until equivalent technology could be identified, licensed or developed, and integrated. Any of these delays would materially affect HealthAxis' business, results of operations and financial condition. See "-- Information Concerning HealthAxis -- Intellectual Property and Technology."

If HealthAxis is unable to keep up with the rapid technological changes on the Internet, its website, technology and systems could become obsolete.

         The Internet is characterized by:

         o  rapid technological change,
         o  changes in user and consumer requirements and preferences,
         o frequent new product and service introductions embodying new technologies; and
         o  emergence of new industry standards and practices.

Any of these changes could render HealthAxis' existing website, technology and systems obsolete. To remain competitive as other providers enter the Internet insurance market, HealthAxis must continue to enhance and improve the responsiveness, functionality and features of HealthAxis' website. HealthAxis' success will depend, in part, on its ability to:

         o add and delete additional carrier partners or products on a timely basis,
         o  enhance its existing services,
         o  develop new services and technology that address the increasingly sophisticated and varied needs of its prospective consumers; and
         o  respond to technological advances and emerging industry standards and practices on a cost-effective and timely basis.

There can be no assurance that HealthAxis will successfully use new technologies effectively or adapt its website, technology and systems to consumer requirements or emerging industry standards. If HealthAxis is unable, for technical, legal, financial or other reasons, to adapt in a timely manner in response to changing market conditions or consumer requirements, its business, results of operations and financial condition could be materially adversely affected.

If HealthAxis' key business partners are unable to protect their systems from damage and interruptions, HealthAxis' business will suffer.

         In addition, HealthAxis' operations are dependent on its ability, and the ability of its key business partners, to maintain their computer and telecommunications equipment in effective working order and to protect their systems against damage from fire, natural disaster, power loss, telecommunications failure or similar events. In addition, the growth of HealthAxis' customer base may strain or exceed the capacity of its key business partners' computer and telecommunications systems and lead to degradations in performance or systems failure. In addition, critical elements of the computer and telecommunications operations of HealthAxis' key business partners including their processing operations, may be located at single site facilities. In the event of a catastrophic loss at any of the single site facilities of its key business partners' sites, resulting in the destruction of key business partners' computer and telecommunications operations, HealthAxis would experience a significant interruption of its business until a second site backup is established. Although HealthAxis maintains insurance, the insurance may not be adequate to compensate HealthAxis for all property damage and business interruption losses that may occur.

Increased government regulation of the Internet may impede the growth of HealthAxis' services.

         Laws and regulations which apply to communications and commerce over the Internet are becoming more prevalent. These laws may cover issues such as privacy, pricing, content, copyrights, distribution and characteristics and quality of products and services. The adoption of any additional laws or regulations may impede the growth of the Internet or other online services, which could, in turn, decrease the demand for HealthAxis' products and services and increase HealthAxis' cost of doing business, or otherwise have an adverse effect on HealthAxis' business, results of operations and financial condition. The applicability to the Internet of existing laws in various jurisdictions governing issues such as property ownership, sales and other taxes, libel and personal privacy is uncertain and may take years to resolve. Any new legislation or regulation, the application of laws and regulations from jurisdictions whose laws do not currently apply to HealthAxis' business, or the application of existing laws and regulations to the Internet and other online services could have a material adverse effect on HealthAxis' business, results of operations and financial condition. See "-- Information Concerning HealthAxis -- Regulation."

HealthAxis faces regulatory risk because current insurance industry regulations are not based on the delivery of insurance documents or disclosures by way of the Internet which makes HealthAxis' compliance with those regulations less certain.

         HealthAxis faces regulatory risk because most of the laws and regulations governing insurance agents contemplate or assume paper-based transactions and do not currently address the delivery of required disclosures or other documents through electronic communications. Until these laws and regulations are revised to clarify their applicability to electronic commerce, any company offering insurance products and services through the Internet or other means of electronic commerce will face uncertainty as to compliance with these laws and regulations. HealthAxis' policies and procedures may not be deemed acceptable by any regulatory body examining its activities in light of these potentially different laws and regulations. Any adverse actions could seriously harm HealthAxis' business, results of operations and financial condition. See "-- Information Concerning HealthAxis -- Regulation."

Insurance Industry Related Risks

HealthAxis' success depends in part on its ability to develop new products which respond to changes in the insurance industry.

         HealthAxis' success will depend in part upon its ability to develop and provide new products that meet consumers' changing health insurance needs and changes in government requirements. During recent years, the health insurance industry has experienced substantial changes, primarily caused by healthcare legislation, originally at the state level, and more recently at the federal level. The introduction of managed care organizations has also affected the health insurance industry. Additionally, over the past several years the rapid growth of health maintenance organizations and preferred provider organizations and the organization of healthcare providers in new ways such as physician hospital organizations, has dramatically changed health insurance sales. HealthAxis' future success will depend, in part, on its ability to effectively enhance its current products and claims processing capabilities and to develop new products in the changing healthcare environment on a timely and cost-effective basis.

There are many insurance industry factors that may affect HealthAxis' success but which are beyond its control.

         Many factors influence the financial results of the health insurance industry. Several of these factors, which are beyond the control of HealthAxis, include changes in:

         o  the severity and frequency of insurance claims;
         o  the applicable law and regulatory reform;
         o  judicial attitudes toward liability claims;
         o  inflation;
         o  interest rates; and
         o  general economic conditions.

The availability of healthcare insurance, or the industry's underwriting capacity, is determined principally by the industry's level of capitalization, historical underwriting results, returns on investment and perceived premium rate adequacy. Historically, the financial performance of the healthcare industry has tended to fluctuate in cyclical patterns. These patterns are characterized by periods of greater competition in pricing and underwriting terms and conditions known as a "soft insurance market" followed by periods of capital shortage and lesser competition known as a "hard insurance market". In a soft insurance market, competitive conditions could result in premium rates and underwriting terms and conditions which may be below profitable levels. These industry related conditions could adversely affect HealthAxis' business, results of operations and financial condition. See "-- Information Concerning HealthAxis -- Health Insurance Industry."

Federal and state healthcare reform legislation may decrease the attractiveness of investments in insurance related companies.

         There have been, and currently are, a number of proposals introduced in the United States Congress to reform the current healthcare system. There are proposals pending in state legislatures to reform the healthcare system as well. Many states have already enacted comprehensive healthcare reform legislation and a number of legislative and regulatory proposals are currently being considered at the state and federal level. Legislative proposals have included:

         o requirements with respect to mandated universal health insurance coverage;
         o  restrictions on preexisting condition limitations;
         o  community rating standards;
         o  guaranteed issue and renewal requirements; and
         o  restrictions on premium increases.

         Several states have passed, and many other states are considering, legislation that includes:

         o  voluntary healthcare purchasing alliances;
         o differential limitations in rates for new and renewal business or for demographic groups; and
         o  underwriting practice restrictions.

         These reforms generally include the formation of voluntary purchasing alliances for small employers (typically with less than 50-100 employees). They also require insurers to:

         o accept all qualified small employer groups as a condition of providing small group insurance;
         o prohibit the imposition of preexisting condition limitations or medical condition terminations; and
         o  phase out experience-rating for small employer groups.

         Certain jurisdictions also have enacted so-called "any willing provider" laws which may decrease the demand for managed care plans. Healthcare industry participants may react to these proposals and the uncertainty surrounding these proposals by curtailing or deferring investments, including investments in the application solutions group's applications and services. HealthAxis cannot predict:

         o whether any of the proposals currently being considered will be enacted;
         o  whether any new federal or state proposals will be considered; and
         o what specific effects healthcare reform may have on HealthAxis' business, results of operations and financial condition.

It is unclear whether future regulations may have an adverse effect on HealthAxis' performance by increasing costs to maintain compliance.

         The insurance industry is one of the most highly regulated fields. As a result, HealthAxis is subject, both directly and indirectly, to various laws and governmental regulations relating to its business. State laws also regulate product marketing and advertising on the Internet. There can be no assurance that compliance with future rules and regulations will not have a materially adverse effect on HealthAxis. The insurance products offered by HealthAxis must be approved by HealthAxis' carrier partners in the various states in which those products are offered. The carrier partners are also subject to extensive supervision and regulation at the state level. HealthAxis could be adversely affected if its carrier partners are unable to obtain approval for the products which HealthAxis plans to offer on its website or are otherwise adversely affected by actions taken by state regulatory authorities against any carrier partner.

         Under the Health Insurance Portability and Accountability Act of 1996, the Secretary of Health and Human Services is required to adopt national standards for health information transactions and the data elements used in those transactions. In addition, the Secretary is required to adopt safeguards to ensure the integrity and confidentiality of health information. Violation of the standards is punishable by fines and, in the case of wrongful disclosure of individually identifiable health information, imprisonment. HealthAxis' proprietary applications are designed to enable compliance with current insurance regulations; however, these regulations could change or new regulations could be adopted, which could require HealthAxis to expend additional financial and managerial resources in order to comply with any revised or new regulations. There can be no assurance that any standards adopted by federal or state governments would not have an adverse affect on the means by which HealthAxis processes transactions or the availability to and use of claims data by HealthAxis in providing its services. See "-- Information Concerning HealthAxis -- Regulation."

Investment Related Risks

UICI may make decisions which some shareholders do not consider to be in their best interest.

         Upon completion of the merger, UICI will own 48.1% of HAI's outstanding common stock and will have the ability to vote 23.6% of HAI's outstanding common stock. As a result, UICI will have sufficient voting power to influence the outcome of all corporate matters submitted to the vote of shareholders, including:

         o  the election of directors;
         o  changes in the size and composition of the Board of Directors;
         o  mergers;
         o  tender offers; and
         o  open-market purchase programs.

The open-market purchase programs could give shareholders of HealthAxis the opportunity to realize a premium over the then-prevailing market price for their shares. In addition, the concentration of ownership in UICI could have the effect of delaying or preventing a change in control of HAI and may affect the market price of the common stock. See "Chapter IV -- Other HealthAxis Annual Meeting Proposals -- Item 1 -- Election of Directors -- Relationship with HAI and UICI."

         In connection with the merger, it is intended that UICI, HealthAxis, HealthAxis Acquisition Corp, HAI and Messrs. Ashker and Clemens will enter into a shareholders' agreement which will provide that HAI and UICI will each select three nominees for election as directors and will mutually select three additional nominees. All parties to the agreement will agree to vote all HAI shares owned by them in favor of these nominees. See" -- The Merger -- Interests of HealthAxis' Management and Shareholders in the Merger."

Two of HAI's officers and directors are also large shareholders and may influence the outcome of matters requiring shareholder approval.

         Alvin H. Clemens, the Chairman of HAI and HealthAxis is also HAI's largest shareholder. As of December 31, 1999, Mr. Clemens owned, either directly or indirectly, 2,499,500 shares (including options) or 18.2% of HAI common stock. These share ownership numbers exclude shares for which Mr. Clemens disclaims beneficial ownership and includes 683,534 shares that Mr. Clemens has the right to acquire pursuant to exercisable options. In addition, in connection with the sale of a HAI subsidiary, HAI transferred 100,000 shares of Series A preferred stock of HealthAxis acquired from a HAI subsidiary to AHC Acquisition, Inc., a company owned by Mr. Clemens. Accordingly, Mr. Clemens through his ownership interest in HAI and in AHC Acquisition, Inc. could influence the outcome of any matter requiring shareholder approval of HealthAxis, if these matters were deemed by the shareholders of HAI to be in their best interests. See "Chapter III -- Other HAI Annual Meeting Proposals -- Item 1 -- Election of HAI Directors -- Certain Relationships and Related Transactions."

         In addition, Michael Ashker, a director and the President and Chief Executive Officer of HealthAxis and HAI, beneficially owns 718,076 shares of HAI's common stock, including options. In an amended Schedule 13D, dated November 15, 1999, filed by Mr. Ashker, Lynx Capital Group, LLC, Van Kasper & Company, Lynx Tech Fund, L.P., Lynx Healthtech Fund, LLC, Kenneth Brown, Deidre Holt and Edward W. LeBaron, Jr., Mr. Ashker reported sole voting and dispositive power with respect to 394,776 shares of HAI common stock and shared voting and dispositive power with respect to 323,300 shares. Mr. Ashker was the sole manager of Lynx Capital Group, LLC, which acts as an investment advisor to and general partner of Lynx Tech Fund, L.P., which is an investment limited partnership. Mr. LeBaron is currently serving on the Board of Directors of HAI and HealthAxis. Mr. LeBaron reported sole voting and dispositive power with respect to 38,571 shares of HAI common stock. Pursuant to a consulting agreement between HAI and Lynx Capital Group, LLC, Lynx Capital Group, LLC was granted currently exercisable warrants to purchase 400,000 shares of HAI's common stock. Of this amount, Lynx Capital Group, LLC transferred warrants to purchase 300,000 shares of HAI common stock to Mr. Ashker. Mr. Ashker has also been granted options to purchase 991,000 shares of HealthAxis common stock, all of which are currently exercisable. Mr. Ashker was also awarded options to purchase 145,000 shares of HealthAxis common stock which are exercisable over a two year period commencing in April, 1999 and options to purchase 55,000 shares of HealthAxis common stock which are exercisable over a two year period commencing in November 1999. See "Chapter III -- Other HAI Annual Meeting Proposals -- Item 1 -- Election of HAI Directors -- Certain Relationships and Related Transactions."

         In addition, Messrs. Ashker and Clemens, by virtue of their positions as trustees of certain voting trusts, have shared voting power with the other trustees over 28.4% of HealthAxis' outstanding capital stock.

         Accordingly, through their share ownership and positions on the board of directors of HAI, Messrs. Ashker and Clemens could influence the outcome of matters requiring HealthAxis or HAI shareholder approval.

Potential conflicts of interest could arise because some people serve as directors, officers or employees of either HAI or UICI and HealthAxis.

         Various conflicts of interest between HealthAxis and HAI could arise because persons serving as directors, officers and employees of both HealthAxis and HAI may have conflicting duties to each. Alvin H. Clemens, the Chairman of HealthAxis, also serves as HAI's Chairman. Michael Ashker, the President, Chief Executive Officer and director of HealthAxis, is President and Chief Executive Officer and a director of HAI. An affiliate of Mr. Ashker is serving on HAI's board of directors and on HealthAxis' board. Ownership interests of HealthAxis' directors and officers in HAI common stock could also create, or appear to create, potential conflicts of interest when these directors and officers are faced with decisions that could have different implications for HealthAxis and for HAI. This is also true with respect to individuals such as Gregory T. Mutz, Chief Executive Officer of UICI, and Patrick J. McLaughlin, who are directors of HealthAxis and its largest shareholder, UICI. These individuals will become directors of HAI in connection with the merger. Mr. Mutz is also the Chief Executive Officer of UICI. See "Chapter IV -- Other HAI Annual Meeting Proposals -- Item 1 -- Election of HealthAxis Directors -- Relationship with HAI and UICI."

Potential conflicts of interest may arise between HealthAxis and UICI regarding the products and services provided by HealthAxis.

         Conflicts of interest may arise between HealthAxis and UICI in a number of areas relating to their past and ongoing relationships, including the nature, quality and pricing of services rendered by HealthAxis to UICI and its subsidiaries or by UICI and its subsidiaries to HealthAxis, sales or distributions by UICI of all or any portion of its ownership interest in HealthAxis, or UICI's ability to effect the management and affairs of HealthAxis. There can be no assurance that UICI and HealthAxis will be able to resolve any potential conflict or that, if resolved, HealthAxis would not receive more favorable resolution if it were dealing with an unaffiliated party. See "Chapter IV -- Other HAI Annual Meeting Proposals -- Item 1 -- Election of HealthAxis Directors -- Relationship with HAI and UICI."

None of the HealthAxis intercompany agreements are subject to arm's-length negotiations.

         Because HealthAxis was a majority-owned subsidiary of HAI, none of the intercompany agreements, including the registration rights agreement transferred to AHC Acquisition Corp., resulted from arm's-length negotiations. These agreements may include terms and conditions that may be more or less favorable to HealthAxis than terms contained in similar agreements negotiated with third parties. See "Chapter IV -- Other HAI Annual Meeting Proposals -- Item 1 -- Election of HealthAxis Directors -- Relationship with HAI and UICI."

         As a result of UICI's control of Insurdata prior to the merger of Insurdata and HealthAxis, none of the terms of Insurdata's contracts with UICI and its subsidiaries, including the outsourcing agreement entered into between Insurdata and UICI, were subject to arm's-length negotiations between the parties. As a result, these agreements include terms and conditions that may be less favorable to HealthAxis than terms contained in agreements negotiated with third parties. See "Chapter IV -- Other HAI Annual Meeting Proposals -- Item 1 -- Election of HealthAxis Directors -- Relationship with HAI and UICI."

HAI does not pay cash dividends and does not intend to pay cash dividends in the future.

         HAI has not paid a cash dividend on its common stock since its inception in 1982 and is restricted from declaring and paying dividends by the provisions of a guarantee agreement entered into in connection with a reinsurance agreement between Reassurance Company of Hanover and HAI's former wholly-owned subsidiary, Provident Indemnity Life Insurance Company. HAI currently intends to retain all earnings to finance the expansion of its business and does not anticipate paying cash dividends in the foreseeable future. In the future, HAI's ability to pay dividends will be dependent upon the ability of its subsidiary, HealthAxis, to pay dividends to HAI. HealthAxis currently intends to retain future earnings, if any, to fund the development and growth of its business. Any future determination to pay cash dividends on its common stock or preferred stock will be at the discretion of the board of directors and will be dependent upon HealthAxis' financial condition, operating results, capital requirements and other such factors as the board of directors deems relevant. In the past, HAI paid cash dividends on its Series A preferred stock at the rate of $0.0636363 per share, per quarter from 1993 to June 30, 1999.

Certain provisions of Pennsylvania law and provisions of HAI's amended and restated articles of incorporation could have an anti-takeover effect and limit the possibility of HAI shareholders disposing of their shares at a premium price.

         In this joint proxy statement/prospectus, HAI has asked its shareholders to approve new amended and restated articles of incorporation that increase the number of authorized shares of common stock and preferred stock. See "Chapter III - Other HAI Annual Meeting Proposals - Item 3 - Adoption and Approval of Amended and Restated Articles of Incorporation." HAI's board of directors is not aware of any attempts to take control of HAI and has not presented the proposed amended and restated articles of incorporation with the intent that the increase in authorized shares be used as an anti-takeover device. However, the increase in the authorized capital stock of HAI may prevent or discourage a third party from acquiring control of HAI. These take-over attempts or merger proposals often include an offer to acquire shares of the target company at a higher price than generally available. HAI's board of directors may issue these additional shares of common stock or preferred stock without any additional shareholder approval. If the increase in the authorized shares or the issuance of the authorized shares discourages take-over attempts, shareholders may not have the opportunity to take advantage of these premium prices.

                           Forward Looking Statements

         Some of the information in this joint proxy statement/prospectus may contain "forward-looking statements." Forward-looking statements can be identified by the use of forward-looking language such as "will likely result," "may," "are expected to," "is anticipated," "estimate," "projected," "intends to" or other similar words.

         These forward-looking statements regarding our business and prospects are based upon numerous assumptions about future conditions, which may ultimately prove to be inaccurate. Actual events and results may materially differ from anticipated results described in those statements. These forward-looking statements involve risks and uncertainties that are described in detail under "Risk Factors" and include:

         o        historical and anticipated losses;
         o        uncertainty of future results;
         o        new business challenges;
         o        risks associated with brand development;
         o        competition;
         o        funding;
         o        need for additional capital;
         o        management of potential growth;
         o        dependence on key personnel;
         o        dependence on the Internet;
         o        ability to grow and expand services;
         o        technological change and new application development;
         o        quality assurance;
         o        risk of product-related claims;
         o        limited proprietary rights;
         o        reliance on information processing systems;
         o        customer concentration;
         o        operations outside the United States;
         o        liability for information transmitted through the Internet;
         o uncertain acceptance of the Internet as a medium for health insurance sales;
         o        risk capacity constraints;
         o        system development and other risks;
         o        dependence on third-party technology;
         o        rapid technological change;
         o        risk of system failure;
         o        changes in the insurance industry;
         o        insurance industry factors;
         o healthcare reform legislation, government regulation and legal uncertainties;
         o        control by UICI;
         o        potential conflicts of interest;
         o intercompany agreements not subject to arm's-length negotiations;
         o        absence of dividends; and
         o        anti-takeover measures.

         Any one or a combination of these factors could have a material adverse effect on our business, results of operations and financial condition. These forward-looking statements represent our judgment as of the date of this joint proxy statement/prospectus.

         When considering these forward-looking statements, you should keep in mind these risk factors and other cautionary statements in this joint proxy statement/prospectus. You should not place undue reliance on any forward-looking statement which speaks only as of the date made.

                               Recent Developments

         On December 6, 1999, HealthAxis completed a $57.7 million private placement transaction of 3,846,003 shares of its common stock at $15.00 per share to accredited investors, including the purchase of 133,333 shares of common stock of HealthAxis by HAI.

         On December 6, 1999, HealthAxis, Insurdata Incorporated and their parent corporations, HAI and UICI respectively, entered into an agreement and plan of merger which sets forth the terms and conditions under which Insurdata was merged with and into HealthAxis. The merger was completed on January 7, 2000. The operations of Insurdata are referred to in this document as the application solutions group. See "Chapter IV - Other HealthAxis Annual Meeting Proposals - Item 1 - Election of HealthAxis Directors - Relationship with HAI and UICI."

         In accordance with the terms of the merger agreement, each share of Insurdata common stock outstanding immediately prior to the effective date of the merger, except as provided in the merger agreement, was exchanged for 1.33 shares of HealthAxis common stock. In connection with the merger, UICI received 18,943,678 shares of HealthAxis common stock, the voting trust created by UICI in connection with the Insurdata merger, and described below, received 2,439,885 shares of HealthAxis common stock and other shareholders of Insurdata received 424,004 shares of HealthAxis common stock.

         Each holder of Insurdata common stock entitled to receive a fraction of a share of HealthAxis common stock received cash instead of the fraction of a share, in an amount determined by multiplying the fraction by $15.00.

         Each option to purchase shares of Insurdata common stock, under Insurdata's stock option plans, outstanding on the date the merger was completed, was converted into an option to purchase the number of shares of HealthAxis common stock determined by the formula in the merger agreement. The exercise price was also adjusted based on the exchange ratio.

         The merger is intended to be a reorganization under Section 368(a) of the Internal Revenue Code of 1986 and is being accounted for as a purchase under generally accepted accounting principles.

         In connection with the completion of the Insurdata merger, HAI, UICI, Michael Ashker, President and Chief Executive of HealthAxis and HAI, Alvin H. Clemens, Chairman of HAI and HealthAxis, and HealthAxis entered into a shareholders' agreement. Under the terms of the shareholders' agreement, the board of directors of HealthAxis will consist of up to nine members. UICI and HAI may each independently nominate three nominees to the board of directors, and the remaining three directors will be nominated by mutual agreement of HAI and UICI. See "-- Management of HealthAxis" for information regarding officers and the initial board of HealthAxis. This provision of the shareholders' agreement related to the nomination of directors will terminate with respect to each party to this agreement when the party owns less than 20.0% of the HealthAxis common stock. It is currently intended that this agreement will terminate in connection with the reorganization and will be replaced by the shareholders' agreement attached as an exhibit to the agreement and plan of reorganization. See "-- The Merger -- Material Terms of the Merger Documents."

         Subject to the limitations described in the shareholders' agreement, the agreement also provides that each of UICI and HAI both have the right to purchase its proportionate number of any additional securities that HealthAxis may propose to sell and issue. HealthAxis is required to provide UICI and HAI with prior written notice of its intention to issue any additional securities. Upon receipt of this notice, UICI and HAI have twenty days to agree to purchase the additional shares for the price and upon the terms specified in the notice. If UICI and HAI fail to exercise their purchase rights, HealthAxis has twenty days to complete the sale of the securities at a price not less than the price specified in the notice.

         In addition to the preemptive rights set forth above, the shareholders' agreement also provides that Michael Ashker, UICI and HAI have the right of first refusal to purchase shares of HealthAxis should one of the other parties to this agreement desire to transfer his or its HealthAxis securities. The party desiring to transfer his or its securities is required to provide the other parties, referred to as the electing parties, with written notice, at least twenty days prior to the proposed transfer setting forth the terms of the offer to sell the HealthAxis securities. The electing parties have ten days from the receipt of notice to elect to purchase that number of securities determined by the formula set forth in the agreement. If an electing party fails to exercise its right to purchase, or exercises its right to a portion smaller than it is entitled, the party transferring his shares has ten days to sell any remaining securities at the price, and on terms no less favorable than, specified in the offer to the electing parties.

         Subject to certain conditions set forth in the shareholders' agreement, the agreement provides that HealthAxis can require UICI to transfer up to 1,255,000 shares of its HealthAxis common stock (6% of UICI's share ownership) to unaffiliated third parties.

         The shareholders' agreement also provides UICI with the right, in its sole and absolute discretion, to approve:

         o the calculation of the amount and amortization period of all goodwill and other intangibles created in connection with the merger, subject to compliance with generally accepted accounting principles; and

         o provided UICI owns at least 20% of the HealthAxis common stock, the entering into of any merger or similar agreement between HAI and HealthAxis.

         In a separate letter to HealthAxis and HAI, dated December 6, 1999, UICI indicated that it would vote in favor of a business combination between HAI and HealthAxis provided the following conditions were satisfied:

         o UICI has the right to assess and approve, in its reasonable discretion, the mathematical calculation of the merger terms;

         o UICI has received an opinion of counsel, or other reasonable assurance, that the merger, viewed alone and together with the merger of HealthAxis and Insurdata, will be tax free to the constituent corporations and UICI;

         o UICI has the right to make any and all reasonable and appropriate due diligence inquiries it and its counsel deem advisable with respect to any contingent claims or residual liabilities that may reside at HAI; and

         o In the event that UICI determines that there may be an unacceptable level of risk associated with the claims or liabilities, UICI may require that an appropriate reserve, escrow or similar arrangement be made for the claims or liabilities or an appropriate indemnity be given by a credit-worthy third party. In either event, UICI will be willing to set an appropriate cap on the escrow or indemnity and limit the time period during which the escrow or indemnity will be in effect.

         The merger agreement provided for a voting trust agreement which required the establishment of a trust to hold the 2,439,885 shares of HealthAxis common stock which are held of record by UICI, but as to which UICI has granted options to purchase such shares to certain employees of Insurdata Incorporated and certain other UICI subsidiaries pursuant to its Insurdata Founders' Program. The initial trustees of this trust are Michael Ashker, Alvin Clemens, Edward W. LeBaron, Jr. and Henry Hager who are referred to as the trustees. All of the trustees are also directors of HAI. Messrs. Ashker and Clemens are also directors and officers of HealthAxis. A majority of the trustees have the power to vote the shares held by the trust in their discretion at all meetings of shareholders or pursuant to actions by unanimous consent. The voting trust agreement terminates upon the earlier of the distribution of the shares subject to the agreement or July 1, 2003. Upon termination of the voting trust, the shares remaining in the trust will be distributed to UICI.

         Following the completion of the Insurdata merger, UICI, and Messrs. Ashker, LeBaron and Maloney entered into a voting trust agreement which provides for the establishment of a trust to hold 10,103,217 shares of HealthAxis common stock held by UICI. This trust is referred to as the UICI voting trust in this joint proxy statement/prospectus. The initial trustees of this trust are Michael Ashker, Edward W. LeBaron, Jr. and Dennis B. Maloney who are referred to as the trustees. All of the trustees are also directors of HealthAxis and Messrs. Ashker and LeBaron are directors of HAI. Messrs. Ashker and Maloney are also officers of HealthAxis. A majority of the trustees have the power to vote the shares held by the trust in their discretion at all meetings of shareholders or pursuant to actions by unanimous consent. UICI retains dispositive power and the ability to receive all dividends on the shares held in the trust. Pursuant to the voting trust agreement, if one of the trustees is no longer able to serve as trustee, the other two trustees may select by unanimous vote a new trustee from the members of the board of directors of HAI or HealthAxis who are not selected by UICI. The voting trust agreement also provides that if UICI decides to sell any of its shares of HealthAxis common stock, half of the shares sold must be shares subject to the voting trust. The voting trust agreement terminates upon the earlier of February 11, 2020; such time as UICI owns less than 20% of the outstanding common stock of HealthAxis or HAI; upon another person acquiring 51% or more of the outstanding shares of HealthAxis; or July 31, 2000 if transactions contemplated by the merger documents are not completed.

         On August 16, 1999, HAI entered into a definitive agreement with AHC Acquisition, Inc., a company owned by Alvin H. Clemens, the Chairman of HealthAxis and HAI, which provided for the sale of Provident Indemnity Life Insurance Company, HAI's insurance subsidiary, to AHC Acquisition, Inc. for an aggregate purchase price of $14.7 million. In accordance with the terms of the stock purchase agreement, HAI purchased Provident Indemnity Life Insurance Company's home office building for $4.7 million and 545,916 shares of HealthAxis Series A preferred stock, originally purchased by Provident Indemnity Life Insurance Company, for $2.8 million which equates to a $4.71 price per share plus interest at the rate of 8% per annum thereon from the date of acquisition of such shares by Provident Indemnity Life Insurance Company through November 30, 1999. The $7.2 million difference between the $14.7 million required payment amount and the sum of the purchase price of the building and the Series A preferred stock was made in the form of a capital contribution from HAI to Provident Indemnity Life Insurance Company. These transactions occurred on November 30, 1999. Also, in accordance with the terms of the stock purchase agreement, HAI transferred 100,000 shares of the HealthAxis Series A preferred stock, and the associated registration rights previously granted to Provident Indemnity Life Insurance Company, to AHC Acquisition, Inc.

                                   The Merger

Material Terms of the Merger Documents

         The following is a summary of the material provisions of the merger documents, consisting of the reorganization agreement and the merger agreement. A copy of the agreement and plan of reorganization is attached as Appendix A to this joint proxy statement/prospectus, and a copy of the merger agreement is attached as Appendix B to this joint proxy statement/prospectus. The merger documents are incorporated into this joint proxy statement/prospectus by reference, and you are urged to read them carefully.

         The merger documents provide for the merger of HealthAxis with and into a newly-formed, wholly-owned subsidiary of HAI. As a result of the merger, HealthAxis will cease to exist, and the former shareholders of HealthAxis will become shareholders of HAI. The HAI subsidiary will continue as the surviving corporation of the merger and will retain all of its separate corporate existence, with all its rights and powers unaffected by the merger. The merger will become effective upon the filing of articles of merger with the Pennsylvania Secretary of Commonwealth or at such later time as may be specified in the articles of merger. The filing of the articles of merger is anticipated to take place as soon as practicable after the adoption and approval of the merger by the HealthAxis and HAI shareholders, if other conditions to merger are satisfied or waived. We currently anticipate that the merger will be completed and the merger will be effective, shortly after the meetings of HealthAxis and HAI shareholders to approve the merger. There can be no assurance, however, that the conditions to the merger will be satisfied by such date, or at all, or that the merger documents will not be terminated.
See "-- Conditions to the Merger."

         Merger Consideration. In connection with the merger, the HealthAxis Amended and Restated Articles of Incorporation require that each share of HealthAxis preferred stock will convert into one share of common stock. When the merger is completed, each outstanding share of HealthAxis common stock then outstanding (except for any such shares held by HealthAxis as treasury stock and any shares held by HAI or any subsidiary of HAI or HealthAxis) will be converted into the right to receive 1.127 shares of HAI common stock.

         No Fractional Shares. No fractional shares of HAI common stock will be issued in connection with the merger. Any holder of HealthAxis common stock who would otherwise be entitled to receive a fraction of a share of HAI common stock will be paid in cash the dollar amount (rounded to the nearest whole cent), without interest, determined by multiplying the fractional amount by the closing sales price of a share of HAI common stock on the date the merger is completed.

         Stock Options and Warrants. Upon completion of the merger, all rights with respect to HealthAxis common stock under each HealthAxis option or warrant to acquire HealthAxis common stock outstanding shall be converted into and become rights with respect to HAI common stock. As of the record date, there were HealthAxis options outstanding to purchase an aggregate of 4,251,901 shares of HealthAxis common stock and warrants outstanding to purchase an aggregate of 1,136,500 shares of HealthAxis common stock. Upon completion of the merger:

          o each HealthAxis option or warrant assumed by HAI may be exercised solely for shares of HAI common stock;

          o the number of shares of HAI common stock subject to each HealthAxis option or warrant will equal the number of shares of HealthAxis common stock subject to the option or warrant immediately prior to the completion of the merger multiplied by the exchange ratio, rounded down to the nearest whole share (with cash, less the applicable exercise price, being payable for any fraction of a share);

          o the per share exercise price under the HealthAxis option or warrant will be adjusted by dividing it by the exchange ratio and rounding up to the nearest cent;

          o any restriction on the exercise of any HealthAxis option or warrant will continue in full force as will all other terms; and

          o the options and warrants will be subject to adjustment as appropriate to reflect any stock split, stock dividend, reverse stock split, reclassification, recapitalization or other similar transaction.

         Stock Ownership Following the Merger. Based on the number of shares of HealthAxis common stock issued and outstanding as of the record date, an aggregate of approximately 33,386,730 shares of HAI common stock will be issued to holders of HealthAxis common stock. Based on the number of shares of HAI common stock issued and outstanding as of the record date, and after giving effect to the additional shares of HAI common stock that are proposed to be issued in the merger, assuming no exercise of outstanding options and warrants to purchase HAI common stock or HealthAxis common stock, the former holders of HealthAxis capital stock would hold approximately 72% of HAI's total issued and outstanding shares of capital stock.

         Conversion of Shares; Procedures for Exchange of Certificates. HAI will designate its transfer agent, ChaseMellon Shareholder Services, Inc., to act as the exchange agent. As soon as reasonably practicable after the completion of the merger, the exchange agent will mail to the registered holders of HealthAxis common stock:

                  o        a letter of transmittal; and

                  o instructions for use of the letter of transmittal to surrender valid common stock certificates representing shares of HealthAxis common stock in exchange for certificates representing HAI common stock.

         Upon surrender of a HealthAxis stock certificate to the exchange agent, together with a duly executed letter of transmittal and any other documents that may be required, the holder of the HealthAxis stock certificate will receive a certificate representing the whole number of shares of HAI common stock that holder has a right to receive. No fractional shares of HAI common stock will be issued in connection with the merger. See "Merger Consideration -- No Fractional Shares."

       If any HealthAxis stock certificate has been lost, stolen or destroyed, HAI may require the owner of the certificate to provide an appropriate affidavit and to deliver a bond (in such sum as HAI may reasonably direct) as indemnity against any claim that may be made against the exchange agent, HAI or HealthAxis with respect to the missing certificate.

HEALTHAXIS SHAREHOLDERS SHOULD NOT SEND THEIR HEALTHAXIS STOCK CERTIFICATES TO HAI OR ITS TRANSFER AGENT FOR EXCHANGE UNTIL THEY RECEIVE A LETTER OF TRANSMITTAL.

         Effect on Certificates. Upon completion of the merger, all shares of HealthAxis common stock outstanding immediately prior to the effective time will automatically be canceled and will no longer exist. All holders of those certificates will no longer have any rights as shareholders of HealthAxis except the right to receive shares of HAI common stock. In addition, the stock transfer books of HealthAxis will be closed with respect to all shares of HealthAxis common stock outstanding immediately prior to the completion of the merger. No further transfer of any shares of HealthAxis common stock will be made on the stock transfer books after the effective time. If, after the completion of the merger, a HealthAxis stock certificate is presented to the exchange agent or to HealthAxis or HAI, it will be canceled and exchanged as provided above under the caption "Conversion of Shares; Procedures for Exchange of Certificates."

         Corporate Matters. Upon completion of the merger, the Articles of Incorporation and Bylaws of the surviving corporation will be the Articles of Incorporation and Bylaws of the HealthAxis Acquisition Corp. as in effect immediately prior to the effective time. The name of the surviving corporation will be changed to HealthAxis.com, Inc.

         Representations and Warranties. The reorganization agreement contains statements and promises, called representations and warranties, made by HealthAxis and HAI. Some of HealthAxis' representations and warranties relate to the following:

         o        the organization and power of HealthAxis and its subsidiaries;
         o effect of the merger on articles of incorporation, bylaws and material agreements;
         o        consents;
         o        capital stock and ownership;
         o        financial statements and corporate records;
         o        operations since September 30, 1999;
         o        title to assets;
         o        real property and leaseholds;
         o        software and other intangible assets;
         o        contracts;
         o        liabilities;
         o        employee and labor matters and benefit plans;
         o        insurance;
         o        transactions with affiliates;
         o        legal proceedings and judgments;
         o        fairness opinion;
         o brokers, finders, investment bankers or other fees or commissions; and
         o        full disclosure.

       Some of HAI's and HealthAxis Acquisition Corp.'s representations and warranties relate to the following:

         o        organization, standing and power;

         o        capital stock and ownership;
         o        validity of issued stock and options;
         o        filings with the SEC and financial statements;
         o compliance of the registration statement as to form with the applicable securities laws;
         o        absence of certain changes;
         o        authorization, registration and listing of HAI common stock;
         o        investment matters;
         o        brokerage fees;
         o        compliance with applicable laws;
         o effect of merger on articles of incorporation, bylaws and material agreements, authority and binding nature of agreements; and
         o        full disclosure.

         None of the representations and warranties of HealthAxis, HAI or HealthAxis Acquisition Corp. contained in the reorganization agreement, or in any certificate delivered pursuant to the reorganization agreement, survive the merger.

         To review all of the representations and warranties contained in the reorganization agreement you should read the agreement and plan of reorganization attached as Appendix A.

         Covenants. The reorganization agreement includes several covenants and agreements of HealthAxis and HAI which govern their actions until the merger is completed. These covenants and agreements include the following which require that:

         o HealthAxis will, and will require its subsidiaries to, conduct its business in a diligent manner and not make any material change in its business practices. HealthAxis will use its best efforts to ensure that each of the HealthAxis subsidiaries will use its best efforts to keep its business organization intact, keep available the services of its current officers, employees, salesmen, agents and representatives and maintain its goodwill with all suppliers, customers, and other persons or entities having business relationships with the subsidiaries.

         o HealthAxis will require each of its subsidiaries to maintain their corporate existence and good standing in its jurisdiction of incorporation and each jurisdiction where it is currently qualified as a foreign corporation, and not amend its articles or bylaws;

         o HealthAxis will not, and will not permit its subsidiaries to, redeem, retire or purchase, or create, sell, grant or issue any options, warrants or other contracts or contract rights with respect to any shares of capital stock or other securities, or create, sell, grant or issue any stock options, stock appreciation rights, phantom shares or other similar rights;

         o Except for the conversion and/or exercise of currently outstanding warrants, stock options or preferred stock, HealthAxis will not, and will not permit its subsidiaries to, sell, assign, give, pledge, grant or otherwise transfer, dispose of or encumber shares of HealthAxis stock or any other capital stock or other securities of HealthAxis;

         o HealthAxis will not, and will not permit its subsidiaries to, enter into any contract that commits it or any subsidiary to take any action or omit to take any action that would be inconsistent with any of the provisions of the merger documents;

         o HealthAxis and its subsidiaries will use their reasonable best efforts to obtain all approvals and consents necessary to permit the merger;

         o HealthAxis will promptly advise HAI of any changes that would have been required to be disclosed in the merger documents;

         o HealthAxis will use its reasonable best efforts to consummate the merger;

         o HAI will conduct its business in the ordinary course consistent with past practice, not make any material change in its business practices, and use its reasonable best efforts to preserve its business organization intact, keeping available the services of its current officers, employees, salesmen, agents and representatives, and maintain the goodwill of its customers, suppliers and other persons having business relations with HAI;

         o HAI and HealthAxis Acquisition Corp. will maintain their corporate existence and good standing in their jurisdictions and will not amend their charters or bylaws in any manner that would be inconsistent with its obligations under the merger documents;

         o HAI will not redeem, retire or purchase, or create, grant or issue any options, warrants or other contracts or contract rights with respect to any securities of HAI, or create, grant or issue any stock options, stock appreciation rights, phantom shares or other similar rights, except as may be consistent with past practices;

         o HAI will not sell, assign, give, pledge, grant or otherwise transfer, dispose of or encumber any HAI securities owned or held by HAI, except with respect to the conversion and/or exercise of currently outstanding warrants, stock options or preferred stock;

         o HAI and HealthAxis Acquisition Corp. will use their reasonable best efforts to obtain all consents and approvals necessary to permit the merger;

         o HAI will timely file all reports and other filings required to be filed by it under the Exchange Act;

         o HAI and HealthAxis Acquisition Corp. will not enter into any contract that commits them to take any action or omit to take any action that would be inconsistent with any of the provisions of the merger documents;

         o HAI and HealthAxis Acquisition Corp. will promptly advise HealthAxis of any fact to its knowledge that would have been required to be disclosed under the reorganization agreement; and

         o HAI and HealthAxis Acquisition Corp. will use their reasonable best efforts to consummate the merger.

         The reorganization agreement also contains certain additional covenants of the parties including covenants relating to:

         o the preparation and filing of the joint proxy statement/prospectus;
         o obligations with respect to the annual meetings of HAI and HealthAxis;
         o the filing of a registration statement and joint proxy statement/prospectus with the SEC;
         o the procurement of approvals required under state securities laws;
         o        compliance with tax laws; and
         o        full disclosure.

         To review all the covenants and agreements contained in the reorganization agreement, you should read the reorganization agreement which is attached as Appendix A.

         Conditions to the Merger. The completion of the merger depends upon the satisfaction or waiver of certain conditions, including, among other things:

         o receipt by HAI of a duly signed affiliate letter, from each affiliate of HealthAxis, stating that it has not sold any shares of capital stock or other securities of HealthAxis or of HAI at any time during the 30-day period ending on the closing date. The letter must also state that the affiliate will not transfer, dispose of or reduce its risk relating to any shares of capital stock or other securities of HealthAxis or of HAI until HAI publishes financial results covering at least 30 days of post-merger combined operations of HAI and HealthAxis;

         o the merger and the issuance of shares of HAI common stock in the merger must have been duly approved by the shareholders of HealthAxis and HAI;

         o the HAI shareholders must have approved the amendment to the HAI Articles of Incorporation to increase the number of authorized shares;

         o the aggregate number of shares of HealthAxis stock owned by shareholders of HealthAxis (if any) who have exercised (or given notice of their intent to exercise) the rights of dissenting shareholders under the applicable corporate law must be less than ten percent (10%) of the total number of outstanding shares of HealthAxis stock;

         o there must not have been any material breach of any representation, warranty or certification made by any party to the reorganization agreement;

         o all of the terms and conditions of the reorganization agreement must be substantially satisfied or performed;

         o there may not be any legal proceeding, judgment or new law that seeks to or does prohibit or restrain, or that seeks damages as a result of, the completion of the merger or any other transactions provided in the merger documents;

         o there must not have been any material adverse change or material casualty loss affecting HealthAxis, HAI or their subsidiaries, or their respective businesses, assets or financial condition, between the date of the reorganization agreement and the closing date;

         o the following individuals must have been elected to the board of directors of HAI effective as of the date the merger is effective: Dennis B. Maloney, Gregory T. Mutz and Ronald L. Jensen;

         o HAI, HealthAxis Acquisition Corp., UICI, Michael Ashker and Alvin H. Clemens must have entered into a shareholders' agreement which is described under " - Interests of HealthAxis Management and Shareholders in the Merger;"

         o the registration statement must have become effective in accordance with the relevant provisions of the Securities Act, and no order suspending such effectiveness must have been issued and remain in effect;

         o the shares of HAI common stock issuable in accordance with the merger must have been approved for listing on the NASDAQ National Market System, subject to official notice of issuance;

         o the parties must have received an opinion of tax counsel reasonably satisfactory to HAI and HealthAxis that the merger will constitute a "reorganization" within the meaning of
                  Section 368(a) of the Internal Revenue Code and each of HAI, HealthAxis and HealthAxis Acquisition Corp. will be a "party to a reorganization" within the meaning of Section 368(b) of that code;

         o the parties must have received an opinion of tax counsel to the effect that the merger will not adversely affect the qualification of the merger between HealthAxis and Insurdata Incorporated which occurred on January 7, 2000, as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code; and

         o the net worth of HealthAxis and its subsidiaries on a consolidated basis as determined in accordance with GAAP, but excluding goodwill and all other intangible assets acquired as a result of HealthAxis' acquisition of Insurdata Incorporated is not less than $50.0 million if closing occurs on or before March 31, 2000, $35.0 million if closing occurs on or before June 30, 2000 and $20.0 million if closing occurs on or before September 30, 2000.

         To review all of the conditions of the merger, you should read the reorganization agreement attached as Appendix A.

         Termination. The reorganization agreement may be terminated prior to the completion of the merger, whether before or after approval of the merger by the shareholders of HealthAxis or HAI:

         o        by mutual written consent of HAI and HealthAxis;

         o by either HealthAxis or HAI, if the merger is not completed by July 31, 2000 for any reason other than a breach of the reorganization or merger agreement by the party giving notice; and

         o by either HealthAxis or HAI, if it becomes certain that any of the conditions to the closing obligations of the party giving notice cannot be satisfied on or before July 31, 2000 for a reason other than the party's default, and the other party is not willing to waive the satisfaction of such condition.

         Expenses. HAI will pay all of the fees and expenses incurred by it, and HealthAxis Acquisition Corp., and HealthAxis will pay all of its fees and expenses.

         Waiver. No waiver with respect to the reorganization agreement will be enforceable unless it is in writing and signed by the party against whom enforcement is sought.

         Exchange Procedures for HealthAxis Stock. HAI will designate its transfer agent, ChaseMellon Shareholder Services, Inc., to act as the "exchange agent" under the merger documents. As soon as is practicable after the date the merger is completed, HAI or the exchange agent will mail or deliver, to each HealthAxis shareholder as of the date of completion of the merger, instructions for use in surrendering his or her HealthAxis stock certificates to the exchange agent. Upon the surrender of a HealthAxis stock certificate to the exchange agent in accordance with the instructions, the exchange agent will exchange the HealthAxis stock certificate for new certificates representing 100% of the number of shares of HAI common stock into which the shares of HealthAxis stock represented by the HealthAxis stock certificate have been converted in accordance with the merger documents, which will be promptly delivered as instructed by the holder.

         If applicable, the new certificates will be accompanied by any distributions due with respect to shares of HAI common stock that were paid to HAI's shareholders of record as of a date between the date the merger is completed and the date of the distribution of the certificates. Until surrendered to the exchange agent, each outstanding HealthAxis stock certificate will be deemed to evidence ownership of the number of shares of HAI common stock into which the shares of HealthAxis stock have been converted in accordance with the merger agreement.

Background of the Merger

         In 1998, HAI's board of directors made the decision to sell all of its underwriting assets and to transform itself into an e-commerce company, represented by its subsidiary, HealthAxis. Accordingly, between December 1998 and November 1999, HAI sold all of its traditional insurance businesses in a series of unrelated transactions. HealthAxis is currently HAI's only operating subsidiary. At the same time, HealthAxis raised capital to fund its growth through a series of sales of its capital stock to third party investors. Due to the inflow of this investment capital and the merger of HealthAxis and Insurdata Incorporated, HAI currently owns 34.8% of HealthAxis.

         As part of HAI's transformation into an e-commerce company and due to HealthAxis' continued growth, the board of directors of each company determined that it would be in HAI's and HealthAxis' best interest to restructure the companies. Due to its disposition of its other operating subsidiaries, the interests of HAI's shareholders reside in the future of HealthAxis. Additionally, as a holding company with little capital needs of its own, HAI does not need the ability to access public markets for funds.

         Representatives of both companies explored the potential benefits of the reorganization. However, the board of directors of both HealthAxis and HAI recognized a unique opportunity for HealthAxis to acquire Insurdata Incorporated, and on October 28, 1999, the companies announced that they would put the reorganization plans on hold due to the contemplated transaction between Insurdata Incorporated and HealthAxis. An agreement and plan of merger between Insurdata and HealthAxis was subsequently signed on December 7, 1999. On that day, HAI announced that it would resume its reorganization plans with HealthAxis following the closing of the Insurdata merger. On January 7, 2000, Insurdata Incorporated was merged into HealthAxis and work continued on the HAI/HealthAxis reorganization.

         Management of the respective companies signed the merger agreement on January 26, 2000. The merger was approved by HAI's board of directors on January 26, 2000 and by HealthAxis' board of directors on January 26, 2000.

Opinion of Advest Group, Inc

         The HAI board of directors engaged Advest Group, Inc. as its exclusive financial advisor to review the merger and to render an opinion as to the fairness, from a financial point of view, of the merger to the holders of HAI common stock. As described below, Advest Group, Inc.'s opinion, dated February 3, 2000, together with the related oral presentation to the HAI board of directors made on January 26, 2000, was only one of the many factors taken into consideration by the HAI board of directors in making its determination to approve the merger.

         On January 26, 2000, Advest Group, Inc. delivered its oral opinion to the board of directors to the effect that, as of January 26, 2000, and based upon and subject to the matters stated in its written opinion, the merger was fair, from a financial point of view, to the holders of the HAI common stock.

         The full text of Advest Group, Inc.'s written opinion, dated February 3, 2000, which lists the assumptions made, matters considered and limitations on review undertaken, is attached to this joint proxy statement/prospectus as Appendix D. Advest Group, Inc.'s opinion is directed to the HAI board of directors and addresses the fairness of the stock consideration paid in the merger to HAI and the holders of HAI common stock from a financial point of view. Advest Group, Inc.'s opinion does not address the underlying decision of the HAI board of directors to engage in the merger and does not constitute a recommendation to any HAI shareholder as to how any HAI shareholder should vote or as to any other action any HAI shareholder should take in connection with the merger. The summary of the opinion of Advest Group, Inc. stated in this joint proxy statement/prospectus is qualified in its entirety by reference to the full text of the Advest Group, Inc. written opinion.

         In connection with its opinion, Advest Group, Inc. reviewed:

                  o the consolidated unaudited financial statements of HealthAxis and subsidiaries for the period January 1, 1999 through September 30, 1999;

                  o the consolidated financial statements of Insurdata Incorporated and subsidiaries for the years ended December 31, 1997 and 1998 and the nine months ended September 30, 1998 and 1999;

                  o publicly available business and financial information relating to HealthAxis and HAI that Advest Group, Inc. deemed relevant;

                  o information, including financial forecasts, relating to the business and prospects of HealthAxis and HAI;

                  o the financial terms of other business combinations that Advest Group, Inc. deemed relevant;

                  o        the recent trading history of HAI common stock;

                  o        various agreements, including, among others:

                           o the amended and restated Articles of Incorporation of HealthAxis and HAI;

                           o the respective certificates of designation of each series of the HealthAxis preferred stock;

                           o the agreement and plan of reorganization between HAI, HealthAxis, and HealthAxis Acquisition Corp; and

                  o other financial studies and analyses as Advest Group, Inc. deemed necessary. In addition, Advest Group, Inc. held discussions with members of HealthAxis management regarding HealthAxis' business, financial condition and prospects.

         In preparing its opinion, Advest Group, Inc. assumed and relied upon the accuracy and completeness of all information supplied or otherwise made available to it, discussed with or reviewed by or for it, as well as publicly available information. Advest Group, Inc. has not assumed any responsibility for independently verifying this information or undertaken any independent evaluation or appraisal of any of the assets or liabilities of HealthAxis or HAI or been furnished with any evaluation or appraisal. In addition, Advest Group, Inc. has not assumed any obligation to conduct any physical inspection of the properties or facilities of HAI or HealthAxis. With respect to the financial forecast information furnished to or discussed with it by HealthAxis, Advest Group, Inc. has assumed that the information has been reasonably prepared and reflects the best currently available estimates and judgment of HealthAxis' management as to the expected future financial performance of HealthAxis. Advest Group, Inc.'s opinion expresses no view with respect to the ability of HealthAxis to meet its projections or the assumptions on which they were based. Further, Advest Group, Inc. has relied upon the assurances of management of HealthAxis and HAI that they are not aware of any facts or circumstances that would make the information materially inaccurate or misleading. Advest Group, Inc.'s opinion is necessarily based upon market, economic and other conditions as they exist and can be evaluated on and as of the date of its opinion.

         In arriving at its opinion as described below, Advest Group, Inc. ascribed a general range of values to HealthAxis, and made its determination as to the fairness, from a financial point of view, of the merger to the holders of HAI common stock, other than HAI, on the basis of a variety of financial and comparative analyses, including those described below. The summary of analyses performed by Advest Group, Inc. as stated below does not purport to be a complete description of the analyses underlying Advest Group, Inc.'s opinion. The presentation of a fairness opinion is a complex analytic process involving various determinations as to the most appropriate and relevant methods of financial analyses and the application of those methods to the particular circumstances and, therefore, a fairness opinion is not readily susceptible to partial or summary description. No company or transactions used in the analyses as a comparison is identical to HAI and HealthAxis or the merger, nor is an evaluation of the results of the analyses entirely mathematical; rather, it involves complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies or transactions being analyzed. The estimates contained in the analyses and the ranges of valuations resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by the analyses. In addition, analyses relating to the value of the business or securities do not purport to be appraisals or to reflect the prices at which businesses, companies or securities actually may be sold. Accordingly, the analyses and estimates are inherently subject to substantial uncertainty. In arriving at this opinion, Advest Group, Inc. made qualitative judgments as to the significance and relevance of each analysis and factor considered by it. Accordingly, Advest Group, Inc. believes that its analyses must be considered as a whole and that selecting portions of its analyses and factors, without considering all analyses and factors, could create an incomplete view of the processes underlying the analyses and its opinion.

         The following is a summary of the material analyses performed by Advest Group, Inc. which were presented orally to the HAI board of directors at a meeting on January 26, 2000. Advest Group, Inc. received a fee of $150,000 in connection with providing this opinion. In the past, Advest Group, Inc. has provided investment banking advice to HAI and has rendered fairness opinions with respect to the other transactions.

         Advest Group, Inc. calculated the value of HealthAxis stock using two different methodologies. First, Advest Group, Inc. determined the value of HealthAxis stock using the market value of HAI's common stock since the investment in HealthAxis is the only significant asset owned by HAI at this time. Next, it calculated the value of HealthAxis stock using a group of comparable publicly traded companies.

         In order to determine the value of HealthAxis based on HAI's common stock price, Advest Group, Inc. began with HAI's market capitalization. Next, Advest Group, Inc. adjusted that amount by reducing it for all non-HealthAxis assets. Finally, the adjusted amount was divided by 15.8 million shares (the amount of shares of HealthAxis owned by HAI) in order to determine a per share value for the HealthAxis stock. Based on the January 19, 2000 closing stock price of $28.25 for HAI's stock, Advest Group, Inc. calculated a range of values between a range of approximately $25.00 and $32.00. This translates into a range of exchange ratios between 0.90 and 1.13.

         In order to determine the value of HealthAxis based on comparable publicly traded companies, Advest Group, Inc. selected a group of companies in the health or other insurance e-commerce segment. The companies selected were Healtheon Corp. Com, CareInsite, Inc., SciQuest.com, Inc., the Trizetto Group, Inc., Insweb Corp., and Quotesmith.com.

         Using the Median Market capitalization to revenue multiple (based on published estimates of 2000 revenues) of the selected group of companies, Advest Group, Inc. determined a per share range of values for HealthAxis stock of $23.75 to $36.81. Based on HAI's closing stock price of $28.25 on January 19, 2000, this translates into a range of exchange ratios between 0.84 and 1.30.

HAI's Reasons for the Merger

         The HAI board of directors has unanimously determined that the terms of the merger documents and the merger are fair to, and in the best interests of, HAI and its shareholders. In reaching its determination, the HAI board of directors consulted with HAI's management, as well as its legal counsel, accountants and financial advisors and gave significant consideration to a number of factors bearing on its decision. The following are the reasons the HAI board of directors believes the merger will be beneficial to HAI and its shareholders:

         o HealthAxis' improved ability to raise capital on more favorable terms than in the private equity markets would mitigate future ownership dilution for existing HAI shareholders the next time HealthAxis seeks to raise capital;

         o eliminate investor confusion stemming from HAI's long history as a health insurance underwriter; and

         o streamlined corporate structure eliminates dual shareholder approvals in connection with annual meetings and other shareholder actions.

         In addition to the reasons stated above, in the course of its deliberations concerning the merger, the HAI board of directors consulted with HAI's management, legal counsel, accountants and financial advisors and reviewed a number of other factors relevant to the merger, including:

         o Information concerning the business, assets, operations, management, financial condition, operating results, competitive position and prospects of HAI and HealthAxis;

         o        The expected tax and accounting treatment of the merger;

         o Reports from legal counsel on specific terms of the merger documents; and

         o        The fairness opinion received from Advest Group, Inc.

Opinion of Warburg Dillon Read LLC

         The HealthAxis board of directors engaged Warburg Dillon Read LLC as its exclusive financial advisor to review the exchange ratio provided for in the merger agreement which represents 1.127 shares of HAI common stock for each outstanding share of HealthAxis common stock and to render an opinion as to the fairness, from a financial point of view, of the exchange ratio to the holders of HealthAxis common stock, other than HAI and its affiliates.

         On January 26, 2000, the date on which the HealthAxis board, acting by unanimous consent, approved the proposed merger, Warburg Dillon Read delivered to the HealthAxis board a written opinion dated January 26, 2000, to the effect that, as of that date and based on and subject to various assumptions, matters considered and limitations described in its opinion, the exchange ratio provided for in the merger was fair, from a financial point of view, to the holders of HealthAxis common stock, other than HAI and its affiliates.

         The full text of Warburg Dillon Read's opinion describes, among other things, the assumptions made, procedures followed, matters considered and limitations on the review undertaken by Warburg Dillon Read. This opinion is attached as Appendix E and is incorporated into this joint proxy statement/prospectus by reference. Warburg Dillon Read's opinion is directed to the HealthAxis board of directors and relates only to the fairness, from a financial point of view, of the exchange ratio in the merger. Warburg Dillon Read's opinion does not address HealthAxis' underlying business decision to effect the merger or constitute a recommendation to any holder of HealthAxis' common stock as to how to vote with respect to any matter relating to the proposed merger. Holders of HealthAxis common stock are encouraged to read this opinion carefully in its entirety. The summary of Warburg Dillon Read's opinion described below is qualified in its entirety by reference to the full text of its opinion.

         In arriving at its opinion, Warburg Dillon Read, among other things:

         o reviewed publicly available business and historical financial information relating to HealthAxis and HAI;

         o reviewed internal financial information and other data relating to the business and financial prospects of HealthAxis, including estimates and financial forecasts prepared by the management of HealthAxis, that were provided to Warburg Dillon Read by HealthAxis and were not publicly available;

         o conducted discussions with members of the senior management of HealthAxis and HAI with respect to the operations, financial condition, history and prospects of HealthAxis and HAI;

         o reviewed publicly available financial and stock market data with respect to other companies in lines of business that Warburg Dillon Read believed to be generally comparable to those of HealthAxis and HAI;

         o reviewed the agreement and plan of reorganization and the agreement and plan of merger; and

         o conducted other financial studies, analyses and investigations, and considered other information, as Warburg Dillon Read deemed necessary or appropriate.

         In connection with its review, with HealthAxis' consent, Warburg Dillon Read did not assume any responsibility for independent verification of any of the information that Warburg Dillon Read was provided or reviewed for the purpose of its opinion and, with HealthAxis' consent, Warburg Dillon Read relied on that information being complete and accurate in all material respects.

         Warburg Dillon Read relied, without independent verification and with HealthAxis' consent, on the views of HAI's management as to HAI's outstanding liabilities and other obligations, including HAI management's assessments that HAI has no material liabilities, contingent or otherwise, other than those reflected on HAI's balance sheet dated December 31, 1999 provided to Warburg Dillon Read by the management of HAI. At HealthAxis' direction, Warburg Dillon Read did not make an independent evaluation or appraisal of any of the assets or liabilities, contingent or otherwise, of HealthAxis or HAI, and was not furnished with any such evaluation or appraisal.

         With respect to the financial forecasts and estimates that it reviewed, Warburg Dillon Read assumed, at HealthAxis' direction, that they were reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of HealthAxis as to the future financial performance of HealthAxis and will be realized in the amounts and at the times contemplated. Warburg Dillon Read also assumed, with HealthAxis' consent, that the merger will qualify as a tax-free reorganization and that the merger will be accounted for as a purchase for financial accounting purposes. Warburg Dillon Read's opinion is necessarily based on economic, monetary, market and other conditions existing, and information available to Warburg Dillon Read, on the date of its opinion.

         Warburg Dillon Read, at HealthAxis' direction, was not asked to, and did not offer any opinion as to the material terms of, or the obligations under, the merger agreement, or the form of the merger. Warburg Dillon Read expressed no opinion as to what the value of the HAI common stock will be when issued in the merger or the price at which the HAI common stock will trade or otherwise be transferable after the merger. In rendering this opinion, Warburg Dillon Read assumed, with HealthAxis' consent, that HealthAxis, HAI and HealthAxis Acquisition Corp. will comply with all material terms of the merger agreement, and that the merger will be validly consummated in accordance with its terms. In connection with its engagement, Warburg Dillon Read was not requested to, and did not participate in the negotiation or structuring of the merger and was not requested to, and did not, solicit third party indications of interest with respect to the acquisition of all or a part of HealthAxis. No other instructions or limitations were imposed by HealthAxis' board of directors upon Warburg Dillon Read with respect to the investigations made or the procedures followed by Warburg Dillon Read in rendering its opinion.

         Warburg Dillon Read's opinion and financial analyses were only one of many factors considered by HealthAxis' board of directors in its evaluation of the merger and should not be viewed as determinative of the views of HeathAxis' board of directors or management with respect to the merger or the exchange ratio provided for in the merger.

         HealthAxis has agreed to pay Warburg Dillon Read for its services with respect to its opinion an opinion fee of $500,000. In addition, HealthAxis has agreed to reimburse Warburg Dillon Read for its reasonable expenses, including reasonable fees and disbursements of its counsel, and to indemnify Warburg Dillon Read and related parties against liabilities, including liabilities under federal securities laws, relating to, or arising out of, its engagement.

         HealthAxis' board of directors elected Warburg Dillon Read to render an opinion in connection with the merger, because Warburg Dillon Read is an internationally recognized investment banking firm with substantial experience in similar transactions. Warburg Dillon Read is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, leveraged buyouts, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities and private placements.

         In the ordinary course of business, Warburg Dillon Read, its successors and affiliates may actively trade the securities of HAI for their own accounts and the accounts of their customers and, accordingly, may at any time hold a long or short position in these securities.

HealthAxis' Reasons for the Merger

         The HealthAxis board of directors believes that the shareholders of HealthAxis will benefit by becoming shareholders of the combined enterprise on the basis stated in the merger documents, and that the proposed merger is advisable and in the best interests of, and that the terms are fair and equitable to, the HealthAxis shareholders.

         On January 26, 2000, the HealthAxis board of directors acting by unanimous consent approved the proposed merger and the transactions contemplated by the proposed merger. During its deliberations with respect to the merits of the proposed merger, the HealthAxis board of directors considered both business and financial reasons for pursuing a combination with HAI in contrast to other potential opportunities as an independent company or in combination with another company. Among the financial factors considered were the following:

         o        liquid assets of the two companies;
         o        working capital of the two companies;
         o        net worth of the two companies;
         o        operating performance of the two companies;
         o        prospects of the two companies;
         o        HealthAxis' growth capital needs; and
         o        HealthAxis' future financing prospects.

         In unanimously approving the merger documents and the transactions contemplated by the merger documents, the HealthAxis board of directors considered a number of factors, including:

         o the amount of HAI common stock to be paid in the merger to holders of HealthAxis capital stock represents a value which the HealthAxis board of directors believes is fair to the HealthAxis shareholders;

         o the liquidity afforded by the trading volume in HAI common stock;

         o the merger will afford shareholders of HealthAxis the opportunity to exchange their shares of HealthAxis stock for an ownership interest in a combined enterprise which is a publicly traded company;

         o the amount of HAI common stock to be paid in the merger was determined through extensive negotiations between representatives of HAI, on the one hand, and HealthAxis, on the other;

         o HealthAxis' ability to raise capital on more favorable terms in the public equity markets and HealthAxis' improved access to the public capital markets;

         o the merger will eliminate investor confusion between the internet insurance business of HealthAxis and the former insurance underwriting business engaged in by HAI; and

         o        the opinion of Warburg Dillon Read.

         The foregoing discussion of the information and factors considered and given weight by the HealthAxis board of directors in considering the proposed merger, and the transactions contemplated by the proposed merger, is not intended to be exhaustive. In view of the wide variety of factors considered in connection with its evaluation of the proposed merger, the HealthAxis board of directors did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in making its determination nor did it evaluate whether these factors were of equal weight. In addition, individual members of the board of directors of HealthAxis may have given different weight to different factors.

Interests of HealthAxis' Management and Shareholders in the Merger

         In considering the recommendation of the HealthAxis board of directors with respect to the proposed merger, HealthAxis shareholders should note that the shareholders, officers, directors and/or affiliates of HealthAxis noted below have interests in the merger that are different from or in addition to the interests of HealthAxis shareholders generally. The boards of directors of HAI and HealthAxis were aware of these interests and took these interests into account in approving the proposed merger and the transactions contemplated by the merger documents.

         HealthAxis Stock Ownership. HealthAxis' executive officers and directors own 0.8% of the HealthAxis common stock and approximately 18.3% of the HealthAxis Series A preferred stock. In addition, certain directors of HealthAxis also have the ability to vote 28.4% of the outstanding capital stock of HealthAxis based on their positions as trustees of certain voting trusts. See "Chapter I - The Merger - Principal Shareholders of HealthAxis and - Recent Developments."

         Election of Directors. In the agreement and plan of reorganization, HAI agreed to appoint Dennis B. Maloney, Gregory T. Mutz and Ronald L. Jensen of HealthAxis, as directors of HAI as of the date the merger is completed. Messrs. Mutz and Jensen are also directors of UICI, a shareholder of HealthAxis. Mr. Mutz is the Chief Executive Officer of UICI and Mr. Jensen is the chairman of UICI. It is intended that Mr. Jensen will be replaced by Mr. McLaughlin. See "- Management of HealthAxis."

         HealthAxis Stock Options. Upon consummation of the merger, holders of HealthAxis options will be entitled to receive HAI stock options and, upon the exercise of their HAI stock options, a number of shares of HAI common stock determined as described under "-- The Merger -- Material Terms of the Merger Agreement --Stock Options and Warrants."

         Shareholders' Agreement. In connection with the completion of the merger, HAI, UICI, Michael Ashker, President and Chief Executive of HealthAxis and HAI, Alvin Clemens, the Chairman of HealthAxis and HAI, HealthAxis Acquisition, Inc. and HealthAxis will enter into a shareholders' agreement. Under the terms of the shareholders' agreement, the board of directors of HAI will consist of up to nine members. UICI and HAI may each independently nominate three nominees to the board, and, the remaining three directors will be nominated by mutual agreement of HAI (acting by the vote of a majority of the members of the board that were not nominated by or agreed to by UICI) and UICI. This provision of the shareholders' agreement will terminate with respect to UICI when UICI owns less than 20% of the HAI common stock on a fully diluted basis.

         Subject to certain conditions set forth in the shareholders' agreement, the shareholders' agreement also provides that HAI can require UICI to transfer up to 1,414,315 shares of its HAI common stock to unaffiliated third parties.

         Relationship with HAI. Michael Ashker, the President and Chief Executive Officer of HealthAxis, is the President and Chief Executive Officer of HAI. Alvin Clemens, the Chairman of HealthAxis is the Chairman of HAI. Both of these individuals are also shareholders of HAI.

Ownership of HAI Following the Merger

         As a result of the merger, the holders of HealthAxis common stock and HealthAxis preferred stock, other than those who exercise their statutory dissenters' rights, will become shareholders of HAI. Upon consummation of the merger, each outstanding share of HealthAxis stock, except for shares owned by HealthAxis shareholders who perfect their statutory dissenters' rights, will be converted into the right to receive HAI common stock. HAI will cause the shares of HAI common stock to be issued in the merger to be listed on the NASDAQ National Market. See "-- NASDAQ Listing."

         We anticipate that HAI will issue approximately 33,386,730 shares of HAI common stock to HealthAxis shareholders. We also anticipate that HAI will issue up to an additional 6,072,728 shares of HAI common stock upon the exercise of options and warrants to purchase HealthAxis common stock to be assumed by HAI. Based upon the number of shares of HAI common stock issued and outstanding on the HAI record date and the number of shares of HAI common stock anticipated to be issued in the merger, the shares of HAI common stock issued to HealthAxis shareholders in the merger will constitute approximately 72% of the outstanding common stock of HAI after the merger. As previously noted, holders of HealthAxis options and warrants will receive options and warrants to purchase up to an aggregate of 6,072,728 shares of HAI common stock. Assuming the exercise of all of these HAI stock options and warrants after the merger, HealthAxis shareholders will own approximately 68% of the fully diluted common stock of HAI.

Management of HAI Upon Consummation of the Merger

         When the merger is complete, the officers of HealthAxis will become the officers of HAI. In addition, the board of directors of HealthAxis will become the board of directors of HAI.

Regulatory Matters

     The Hart-Scott-Rodino Antitrust Improvements Act of 1976 prohibits us from completing the merger until after HAI and HealthAxis furnish information and materials to the Antitrust Division of the Department of Justice and to the Federal Trade Commission and a required waiting period has ended. HAI and HealthAxis filed the required information and the required waiting period has ended. However, the Antitrust Division of the Department of Justice and the Federal Trade Commission continue to have the authority to challenge the merger on antitrust grounds before or after the merger is completed. HAI intends to file the required information with the Department of Justice and the Federal Trade Commission during February 2000.

         Except as described above, there are no federal or state regulatory requirements that must be complied with in connection with the merger.

Affiliate Letters

         It is a condition to the closing obligation of HAI that it receive from each affiliate of HealthAxis an affiliate letter stating, among other things, that the affiliate will only sell, assign, give, pledge or otherwise transfer, dispose of or reduce their risk relating to any of their shares of capital stock or other securities of HealthAxis or of HAI in compliance with applicable federal and state securities laws. The purpose of the affiliate letters is to comply with the requirements of federal securities laws.

Resale of HAI Common Stock

         The HAI common stock issued in connection with the merger will be freely transferable, except that shares issued to any HealthAxis shareholder who is an affiliate of HealthAxis or who becomes an affiliate of HAI are subject to restrictions on resale, including those contained in the affiliate letters.

No Dissenters' Rights for HAI Shareholders

         The holders of HAI stock are not entitled to dissenters' rights in connection with the approval and adoption of the HAI merger proposal.

Rights of Dissenting HealthAxis Shareholders

         The following discussion is not a complete statement of the law pertaining to dissenters' rights under Pennsylvania Business Corporation Law, referred to as the PA BCL, and is qualified in its entirety by the full text of section 1930 and Subchapter D of Chapter 15 of the PA BCL, which is referred to as Subchapter D. Subchapter D is reprinted in its entirety as Appendix C to this joint proxy statement/prospectus. Any HealthAxis shareholder who desires to exercise his or her dissenters' rights should review carefully Subchapter D and is urged to consult a legal advisor before electing or attempting to exercise his or her rights. All references in Subchapter D to a "shareholder" and in this summary to a "HealthAxis shareholder" or a "holder of HealthAxis stock" are to the record holder of shares as to which dissenters' rights are asserted.

         Subject to the exceptions stated below, holders of HealthAxis stock who comply with the applicable procedures summarized below will be entitled to dissenters' rights under Subchapter D. Voting against, abstaining from voting or failing to vote on approval and adoption of the proposed merger will not constitute a demand for appraisal within the meaning of Subchapter D.

         HealthAxis shareholders electing to exercise dissenters' rights under Subchapter D must not vote for approval of the proposed merger. A vote by a HealthAxis shareholder against approval of the proposed merger is not required in order for HealthAxis shareholders to exercise dissenters' rights. However, if a HealthAxis shareholder returns a signed proxy but does not specify a vote against approval and adoption of the proposed merger or a direction to abstain, the proxy, if not revoked, will be voted for approval of the proposed merger, which will have the effect of waiving that HealthAxis shareholder's dissenters' rights.

         HealthAxis shareholders who follow the procedures of Subchapter D will be entitled to receive from HealthAxis the fair value of their shares, immediately before the effective time of the merger. Fair value takes into account all relevant factors but excludes any appreciation or depreciation in anticipation of the merger. HealthAxis shareholders who elect to exercise their dissenters' rights must comply with all of the procedures to preserve those rights.

         Shares Eligible for Dissenters' Rights.

         Generally, if you chose to assert your dissenters' rights, you must dissent as to all of the shares you own. The PA BCL distinguishes between record holders and beneficial owners. You may assert dissenters' rights as to fewer than all the shares registered in your name only if you are not the beneficial owner of all shares.

         Record Holder Who is Not the Beneficial Owner.

         A record holder may assert dissenters' rights on behalf of the beneficial owner. If you are a registered owner and you wish to exercise dissenters' rights on behalf of the beneficial owner, you must disclose the name and address of the person or persons on whose behalf you dissent. In that event, your rights shall be determined as if the dissenting shares and the other shares were registered in the names of different holders.

         Beneficial Owner Who is Not the Record Holder.

         A beneficial owner of HealthAxis common stock who is not also the record holder, may assert dissenters' rights. If you are a beneficial owner who is not the record holder and you wish to assert your dissenters' rights you must submit a written consent of the record holder to the Secretary of HealthAxis prior to the vote, but in no event later than the HealthAxis annual meeting. You may not dissent with respect to some but less than all shares you own.

         Notice of Intention to Dissent.

         If you wish to exercise your dissenters' rights, you must follow procedures and refrain from taking certain actions. You must file a written notice of intention to demand the fair value of your shares. You must file your notice of intention to dissent with the Secretary of HealthAxis prior to the vote, but in no event later than the HealthAxis annual meeting. You must not make any change in your beneficial ownership of HealthAxis shares from the date you file the notice until the effective time of the merger. You must refrain from voting your shares for the adoption of the merger proposal.

         Notice of Approval.

         If the HealthAxis shareholders approve the merger proposal, HealthAxis will mail a notice to all dissenters who filed a notice of intention to dissent prior to the vote on the merger proposal and who refrained from voting for the adoption of the merger proposal. HealthAxis expects to mail the notice of approval promptly after the merger. The notice of approval will state where and when a demand for payment must be sent and where the certificates for eligible shares must be deposited in order to obtain payment. The notice of approval will also supply a form for demanding payment which includes a request for certification of the date on which the holder, or the person on whose behalf the holder dissents, acquired beneficial ownership of the shares. The demand form will be accompanied by a copy of Subchapter D.

         If you assert your dissenters' rights, you must ensure that HealthAxis receives your demand form and your certificates on or before the demand deadline. All mailings to HealthAxis are at your risk. Accordingly, HealthAxis recommends that your notice of intention to dissent, demand form and stock certificates be sent by certified mail.

         If you fail to file a notice of intention to dissent, fail to complete and return the demand form, or fail to deposit stock certificates with HealthAxis, each within the time periods provided above, you will lose your dissenters' rights under Subchapter D. You will retain all rights of a shareholder, or beneficial owner, until those rights are modified by effectuation of the merger.

         Payment of Fair Value by HealthAxis.

         Upon timely receipt of the completed demand form, the PA BCL requires HealthAxis to either remit to dissenters who complied with the procedures, the amount HealthAxis estimates to be the fair value for such dissenting shares; or give written notice that no such remittance will be made.

         HealthAxis will determine whether to make such a remittance or to defer payment for such shares until completion of the necessary appraisal proceedings. HealthAxis may consider the number of shares, if any, with respect to which shareholders dissented and any objections that may be raised with respect to the standing of the dissenting shareholder.

         The remittance or notice will be accompanied by: (i) the closing balance sheet and statement of income of HealthAxis for the fiscal year ended December 31, 1998, together with the latest available interim financial statements; (ii) a statement of HealthAxis' estimate of the fair value of the shares; and (iii) notice of the right of the dissenter to demand payment or supplemental payment, as the case may be, accompanied by a copy of Subchapter D.

         Return of Deposited Certificates.

         If HealthAxis does not remit the amount of its estimate of the fair value of the shares, it will return any deposited certificates with a notation that a demand for payment in accordance with Subchapter D has been made. If shares carrying this notation are transferred after that, each new certificate issued may bear a similar notation, together with the name of the original dissenting holder or owner of such shares. A transferee of such shares will not acquire by this transfer any rights in HealthAxis other than those which the original dissenter had after making demand for payment of their fair value.

         Dissenting Shareholders Estimate of Fair Value.

         If HealthAxis gives notice of its estimate of the fair value of your shares, without remitting this amount, or remits payment of its estimate of the fair value of your shares and you believe that the amount remitted or stated is less than the fair value of such shares, you may send to HealthAxis your own estimate of the fair value of the shares. Such estimate will be deemed a demand for payment of the amount of the deficiency. If you do not file a holder's estimate within 30 days after the mailing by HealthAxis of its remittance or notice, you will only be entitled to the amount stated in the notice or the amount remitted to you by HealthAxis.

         Resort to the Court of Common Pleas.

         If, after the later of, 60 days after the effective time of the merger or after the timely receipt of any holder's estimate, demands remain unpaid, HealthAxis may file an application for relief in the Court of Common Pleas of Montgomery County, Pennsylvania, requesting the court determine the fair value of the shares. We cannot assure you that HealthAxis will file this application.

         In the court proceeding all dissenters, wherever residing, whose demands have not been settled will be made parties to any such appraisal proceeding. The court may appoint an appraiser to receive evidence and recommend a decision on the issue of fair value. Each dissenter made a party will be entitled to recover an amount equal to the fair value of the dissenter's shares, plus interest, or if HealthAxis previously remitted any amount to the dissenter, any amount by which the fair value of the dissenter's shares is found to exceed the amount previously remitted, plus interest.

         If HealthAxis fails to file an application for relief, any dissenter who made a demand and who has not already settled his or her claim against HealthAxis may do so in the name of HealthAxis at any time within 30 days after the expiration of the 60-day period after the merger or after the timely receipt of any holder's estimate. If a dissenter does not file an application within the 30-day period, each dissenter entitled to file an application shall be paid HealthAxis' estimate of the fair value of the shares and no more, and may bring an action to recover any amount not previously remitted.

         Costs and Expenses of Court Proceedings.

         The costs and expenses of the court proceedings, including the reasonable compensation and expenses of the appraiser appointed by the court, will be determined by the court and assessed against HealthAxis. The court may, however, apportion and assess any part of the costs and expenses of court proceedings as it deems appropriate against all or some of the dissenters who are parties and whose action in demanding supplemental payment the court finds to be in bad faith. If HealthAxis fails to comply substantially with the requirements of Subchapter D, the court may assess fees and expenses of counsel and of experts for the parties as it deems appropriate against HealthAxis and in favor of any or all dissenters. The court may assess fees and expenses of counsel and experts against either HealthAxis or a dissenter, if the court finds that a party acted in bad faith. If the court finds that the services of counsel for any dissenter substantially benefited other dissenters similarly situated and should not be assessed against HealthAxis, it may award counsel reasonable fees to be paid out of the amounts awarded to the dissenters who benefited.

         No Right to an Injunction.

         Under Pennsylvania corporate law, a HealthAxis shareholder has no right to obtain, in the absence of fraud or fundamental unfairness, an injunction against the merger proposal, nor any right to valuation and payment of the fair value of the holder's shares because of the merger proposal, except to the extent provided by the dissenters' rights provisions of Subchapter D. Pennsylvania corporate law also provides that, absent fraud or fundamental unfairness, the rights and remedies provided by Subchapter D are exclusive.

Material Federal Income Tax Consequences

         The following is a summary description of the material United States federal income tax consequences of the merger to HealthAxis and the HealthAxis shareholders who receive HAI common stock in the merger or perfect dissenters' rights. This summary does not address tax considerations which may affect the treatment of special status taxpayers such as financial institutions, broker-dealers, life insurance companies, tax-exempt organizations, investment companies and foreign taxpayers or of HealthAxis shareholders who do not hold their HealthAxis stock as a capital asset at the date the merger is completed. In addition, no information is provided in this summary with respect to the tax consequences of the merger either under applicable foreign, state or local laws or to persons who acquired HealthAxis common stock under employee stock options or otherwise as compensation.

         The following discussion is based on the Internal Revenue Code of 1986, as in effect on the date of this joint proxy statement/prospectus, without consideration of the particular facts or circumstances of any particular holder of HealthAxis stock. HealthAxis and HAI have not sought, and will not seek, any rulings from the Internal Revenue Service, with respect to any of the matters discussed in this summary. It is a condition to the closing that tax counsel to HealthAxis render an opinion that the merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986. Provided that the merger qualifies as a statutory merger under applicable state law:

         o the merger will constitute a reorganization within the meaning of Section 368(a)(2) of the Internal Revenue Code of 1986;

         o no gain or loss will be recognized by HAI upon the exchange of HealthAxis stock solely in exchange for HAI common stock;

         o no gain or loss will be recognized by HealthAxis shareholders upon the exchange of their HealthAxis stock solely for HAI common stock;

         o the basis of HAI common stock received by HealthAxis shareholders in the merger will be the same as the basis of their HealthAxis stock surrendered in exchange therefor;

         o for capital gains purposes, the holding period of HAI common stock received by HealthAxis shareholders in the merger will include the period during which the HealthAxis stock surrendered in exchange therefor was held, provided that the HealthAxis stock is held as a capital asset at the date the merger is completed.

         A HealthAxis shareholder who perfects dissenters' rights with respect to his or her shares of HealthAxis stock, and who does not withdraw his or her rights, should, in general, treat the difference between the tax basis of the shares of HealthAxis stock held by the HealthAxis shareholder with respect to which dissenters' rights are perfected and the amount received in payment therefor as capital gain or loss. However, depending on the HealthAxis shareholder's particular circumstances, this amount might be treated for federal income tax purposes as dividend income.

         The foregoing is a general discussion of the material federal income tax consequences of the merger for HealthAxis and HealthAxis shareholders and is included for general information only. The foregoing discussion does not take into account the particular facts and circumstances of each HealthAxis shareholder's tax status and attributes. Accordingly, each HealthAxis shareholder should consult his or her own tax advisor regarding the specific tax consequences of the merger, including the application and effect of federal, state, local and other tax laws and the possible effects of changes in these tax laws.

Accounting Treatment

         The merger will be accounted for by HAI as a recapitalization in accordance with generally accepted accounting principles. As a recapitalization, HAI capital stock issued to HealthAxis stockholders will be accounted for at the historical cost and the net assets of HAI will be recorded at historical cost. Costs incurred as a result of the merger will be expensed upon the Merger's completion.

NASDAQ Listing

         HAI will cause the shares of HAI common stock to be issued in connection with the merger to be listed on the NASDAQ National Market.

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                                       63

Pro Forma Combined Financial Information

The following unaudited pro-forma condensed consolidated financial information is based on the historical financial statements of the HealthAxis, Insurdata and HAI (formerly Provident American Corporation). The unaudited pro-forma condensed consolidated balance sheet at September 30, 1999 and the unaudited pro-forma condensed consolidated statements of operations for the nine months ended September 30, 1999 and for the year ended December 31, 1998 give effect to the following transactions for the statements of operations as if they occurred on January 1, 1998 and for the balance sheet as if they occurred on September 30, 1999.

The pro-forma adjustments are as follows:

o Private placement of approximately 3,846,000 shares of common stock of HealthAxis on December 7, 1999 with proceeds of approximately $55,700,000 net if issuance costs of $2,160,000.

o The merger of Insurdata and HealthAxis which has been accounted for under the purchase method in accordance with APB No. 16 whereas HealthAxis, by virtue of its holding a majority of the voting interest was determined to be the accounting acquirer. As a result, the net assets of Insurdata have been recorded at their fair value.

o The merger of HAI, a corporate shell holding company and HealthAxis will be accounted for as a recapitalization of HealthAxis. Upon the merger, the net assets of HAI will be recorded at historical cost.

o As a result of the recapitalization, the preferred stock of HealthAxis will be converted to common stock.

The unaudited pro-forma condensed consolidated financial statements are presented for informational purposes only and do not purport to be indicative of the financial position which would actually have existed or the results of the operations which would actually have been obtained if the transactions had occurred in the periods indicated above or which may exist or be obtained in the future.

The unaudited pro-forma condensed consolidated financial information should be read in conjunction the notes hereto and the following:

o HAIs historical consolidated financial statements and notes thereto included in HAI's annual report on Form 10-K/A for the year ended December 31, 1998 and quarterly report on Form 10-Q/A for the nine months ended September 30, 1999 which are incorporated by reference in this document.

o Insurdata's historical consolidated financial statements and notes thereto included elsewhere for the three years in the period ended December 31, 1998 and the unaudited consolidated financial statements for the nine months ended September 30, 1999.

o HealthAxis' historical consolidated financial statements and notes included elsewhere for the period from Inception (March 26, 1998) through December 31, 1998 and the unaudited consolidated financial statements for the nine months ended September 30, 1999.

                        HealthAxis Inc. and Subsidiaries
      Pro-forma Condensed Consolidated Statements of Operations (Unaudited)
             (Dollars in thousands, except share and per share data)
                      Nine Months Ended September 30, 1999

                                                                                  Non Merging     Insurdata
                                                                     Insurdata     Insurdata        Merger
                                                     HealthAxis    Incorporated  Subsidiaries    Adjustments      Subtotal
                                                     ----------    ------------  ------------    -----------      --------
                                                                      (2)            (3)
Revenue:
  Commission and fee revenue                            $ 125        $ 34,945     $ (3,566)           $ -          $ 31,504
  Interest and other revenue                                                                            -
                                                   -------------------------------------------------------------------------
  Total revenue                                           125          34,945       (3,566)            -           $ 31,504

Expenses:
  Operating and development                             3,922          29,322       (3,069)        (1,143) (4)       29,032
  Sales and marketing                                  12,100             370           (0)             -            12,470
  General and administrative                            2,542           3,456          (77)         2,448  (5)        8,369
  Amortization of value of customers                        -               -            -          3,871  (4)        3,871
  Amortization of developed software                        -               -            -            837  (4)          837
  Amortization of goodwill                                108               -                     155,863  (4)      155,971
  Interest expense                                       (206)              9          (13)             -              (210)
                                                   -------------------------------------------------------------------------
  Total expenses                                       18,466          33,157       (3,159)       161,876           210,340
                                                   -------------------------------------------------------------------------
  Income (loss) from operations                       (18,341)          1,788         (407)      (161,876)         (178,836)

  Provision (benefit) for income taxes:                     -             648         (119)             -
                                                   -------------------------------------------------------------------------
  Income (loss) from continuing operations          $ (18,341)        $ 1,140       $ (288)    $ (161,876)        $(178,836)
                                                   =========================================================================

Basic and diluted (loss) per common share from
  Continuing operations                               $ (1.53)

  Basic and diluted weighted average common
  Shares outstanding                               12,021,000                                  21,807,567

                                                                                 HAI
                                                    Recapitalization            Merger
                                                      Adjustments             Adjustments          Pro Forma
                                                   -----------------          -----------          ---------
Revenue:
  Commission and fee revenue                                              $         -               $ 31,504
  Interest and other revenue                                                      240   (6)              240
                                                    --------------------------------------------------------
  Total revenue                                                                   240                 31,744

Expenses:
  Operating and development                                                       658   (6)           29,690
  Sales and marketing                                                               -                 12,470
  General and administrative                             15,573  (7)            3,668  (5)(6)         27,610
  Amortization of value of customers                                                -                  3,871
  Amortization of developed software                                                -                    837
  Amortization of goodwill                                                          -                155,971
  Interest expense                                                                771   (6)              561

                                                    --------------------------------------------------------
  Total expenses                                         15,573                 5,097                231,010
                                                    --------------------------------------------------------
  Income (loss) from operations                         (15,573)               (4,857)              (199,266)

  Provision (benefit) for income taxes:                                             -                    529
                                                    --------------------------------------------------------
  Income (loss) from continuing operations            $ (15,573)          $    (4,857)            $ (199,795)
                                                    ========================================================



Basic and diluted (loss) per common share from
  Continuing operations                                                                              $ (4.40)

  Basic and diluted weighted average common
  Shares outstanding                                                       11,579,163             45,407,730

See notes to pro-forma condensed consolidated financial statements.

                        HealthAxis Inc. and Subsidiaries
      Pro-forma Condensed Consolidated Statements of Operations (Unaudited)
             (Dollars in thousands, except share and per share data)
                          Year Ended December 31, 1998

                                                                                              Non Merging          Insurdata
                                                                            Insurdata          Insurdata            Merger
                                                         HealthAxis        Incorporated       Subsidiaries        Adjustments
                                                         ----------        ------------       ------------        -----------
                                                                               (2)                (3)
Revenue:
       Commission and fee revenue                             -             44,233             (6,042)                   -
       Interest and other revenue                             -                256                 41                    -

                                                     ------------------------------------------------------------------------------
       Total revenue                                          -             44,489             (6,001)                   -
                                                     ------------------------------------------------------------------------------
Expenses:
       Operating and development                            812             35,112             (3,326)                   -
       Sales and marketing                                1,295                391                  -                    -
       General and administrative                         2,544              6,147             (1,143)               3,084     (5)
       Amortization of value of customers                     -                  -                  -                4,129     (4)
       Amortization of developed software                     -                  -                  -                   29     (4)
       Amortization of goodwill                               -                  -                  -              207,817     (4)
       Interest expense                                     139                  -                  -                    -
       Merger costs
                                                     ------------------------------------------------------------------------------
       Total expenses                                     4,790             41,650             (4,469)             215,059
                                                     ------------------------------------------------------------------------------

       Income (loss) from operations                     (4,790)             2,839             (1,532)            (215,059)

       Provision (benefit) for income taxes:                  -                880               (511)                   -
                                                     ------------------------------------------------------------------------------

       Income (loss) from continuing operations          (4,790)             1,959             (1,021)            (215,059)
                                                     ==============================================================================

Basic and diluted (loss) per common share from
       Continuing operations                              (0.46)

       Basic and diluted weighted average common
       Shares outstanding                            10,331,000                                                 21,807,567

                                                                                                     HAI
                                                                        Recapitalization           Merger
                                                         Subtotal          Adjustments           Adjustments             Pro Forma
                                                         --------          -----------           -----------             ---------
Revenue:
       Commission and fee revenue                       38,191                                           -                 76,382
       Interest and other revenue                          297                   -                      92    (6)             389

                                                  --------------------------------------------------------------------------------
       Total revenue                                    38,488                                          92                 38,580
                                                  --------------------------------------------------------------------------------

Expenses:
       Operating and development                        32,598                                                             32,598
       Sales and marketing                               1,686                                                              1,686
       General and administrative                       10,632              48,098    (7)           29,684  (5)(6)         88,414
       Amortization of value of customers                4,129                                                              4,129
       Amortization of developed software                   29                                                                 29
       Amortization of goodwill                        207,817                                                            207,817
       Interest expense                                    139                                         175    (6)             314
       Merger costs                                                              -                   3,325    (8)           3,325
                                                  --------------------------------------------------------------------------------
       Total expenses                                  257,030              48,098                  33,184                338,312
                                                  --------------------------------------------------------------------------------

       Income (loss) from operations                  (218,542)            (48,098)                (33,092)              (299,732)

       Provision (benefit) for income taxes:               369                (249)                                           488
                                                  --------------------------------------------------------------------------------

       Income (loss) from continuing operations       (218,911)            (47,849)                (33,092)              (300,220)
                                                  ================================================================================

Basic and diluted (loss) per common share from
       Continuing operations                                                                                                (6.87)

       Basic and diluted weighted average common
       Shares outstanding                                                                       11,579,163             43,717,730

See notes to pro-forma condensed consolidated financial statements.

                                       66
                        HealthAxis Inc. and Subsidiaries
           Pro-forma Condensed Consolidated Balance Sheets (Unaudited)
                             (Dollars in thousands)
                            As of September 30, 1999

                                                                          Private                     Non Merging     Insurdata
                                                                         Placement       Insurdata     Insurdata       Merger
                                                         HealthAxis     Adjustment     Incorporated   Subsidiaries   Adjustments
                                                         ----------     ----------     ------------   ------------   -----------
                                                                                           (2)           (3)
Assets
Cash and cash equivalents                                $  6,891      $ 53,540 (1)      $ 2,919        $ 259           $ -
Accounts and notes receivable                                   -                          5,357          121             -
Prepaid interactive marketing expense                       5,657                                           -             -
Prepaid compensation expense                                    -                              -            -        11,741   (5)
Deferred income tax asset                                       -                            638          (81)         (557)  (4)
Other assets                                                  835                          4,060         (505)            -
Total current assets                                       13,383        53,540    -      12,974         (206)       11,184    -

Property and equipment, less accumulated depreciation       3,178                          5,962         (363)       (2,709)  (4)
Value of customers                                              -                              -            -        17,205   (4)
Developed software                                              -                              -            -         2,862   (4)
Goodwill, less accumulated amortization                     7,673                          1,129            -       623,452  (4)(5)


                                                         --------------------------------------------------------------------------
Total Assets                                             $ 24,234      $ 53,540         $ 20,065       $ (569)    $ 651,994
                                                         ==========================================================================

Liabilities and Stockholders Equity
Liabilities:
Accounts payable                                         $  2,882                          $ 864       $ (114)          $ -
Accrued commissions and expenses                                                           3,287         (274)          600   (4)
Convertible debenture                                                                          -            -             -
Federal income taxes                                                                         402           81           342   (4)
Ceding commission liability                                                                    -            -             -
Other liabilities                                                                            769         (262)            -

                                                         --------------------------------------------------------------------------
Total current liabilities                                   2,882                          5,322         (569)          942


                                                                                               -            -             -
Series B Preferred Stock                                    2,804                              -            -             -

Stockholders Equity:
Preferred stock                                             2,405                              -            -             -
Common stock                                               15,426        53,540 (1)        5,531            -       647,729   (4)
Additional paid-in capital                                 23,848                                           -        12,535   (5)
Retained earnings (deficit)                               (23,131)                         9,212            -        (9,212)  (4)
                                                         --------------------------------------------------------------------------
Total Stockholders Equity                                 18,548        53,540           14,743            -       651,052
Total Liabilities and Stockholders Equity               $ 24,234      $ 53,540         $ 20,065       $ (569)    $ 651,994
                                                         ==========================================================================

                                                                                                     HAI
                                                                        Recapitalization            Merger
                                                           Subtotal       Adjustments            Adjustments          Pro Forma
                                                           --------     ----------------         -----------          ---------
Assets
Cash and cash equivalents                                  $ 63,609        $ 3,208    (6)                             $ 66,817
Accounts and notes receivable                                 5,478              -                                       5,478
Prepaid interactive marketing expense                         5,657                                                      5,657
Prepaid compensation expense                                 11,741                               61,073  (7)          72,814
Deferred income tax asset                                         -              -                                          -
Other assets                                                  4,390            469    (6)           (215) (8)           4,644
Total current assets                                         90,875          3,677     -          60,858              155,410

Property and equipment, less accumulated depreciation         6,068          4,542    (6)                              10,610
Value of customers                                           17,205              -                                     17,205
Developed software                                            2,862              -                                      2,862
Goodwill, less accumulated amortization                     632,254              -                                    632,254


                                                       -----------------------------------------------------------------------
Total Assets                                              $ 749,264        $ 8,219              $ 60,858            $ 818,341
                                                       =======================================================================

Liabilities and Stockholders Equity
Liabilities:
Accounts payable                                              3,632      $ (1,711)   (6)                              $ 1,921
Accrued commissions and expenses                              3,613         2,393    (6)           1,850  (8)           7,856
Convertible debenture                                             -        24,528    (6)                               24,528
Federal income taxes                                            825           585    (6)                                1,410
Ceding commission liability                                       -         5,450    (6)                                5,450
Other liabilities                                               507         1,406                                       1,913

                                                       -----------------------------------------------------------------------
Total current liabilities                                     8,577        32,651                  1,850               43,078



Series B Preferred Stock                                      2,804        (2,804)   (6)                                    -
                                                                  -
Stockholders Equity:                                             -
Preferred stock                                               2,405        (2,405)   (6)                                    -
Common stock                                                722,226      (717,593)   (6)                                4,633
Additional paid-in capital                                   36,383       735,454    (6)         110,431  (7)(8)      882,268
Retained earnings (deficit)                                 (23,131)      (37,084)   (6)         (51,423) (7)(8)     (111,638)
                                                       -----------------------------------------------------------------------
Total Stockholders Equity                                  737,883       (21,628)                59,008              775,263
Total Liabilities and Stockholders Equity                $ 749,264       $ 8,219               $ 60,858            $ 818,341
                                                       =======================================================================

             See notes to pro-forma condensed financial statements.

                      [THIS PAGE INTENTIONALLY LEFT BLANK]

                        HealthAxis Inc. and Subsidiaries
         Notes to Pro forma Condensed Consolidated Financial Statements
                  (Dollars in thousands except per share data)

1. Adjustment relates to the December 6, 1999 private placement of approximately $55,700 in common stock of HealthAxis. The adjustment to cash is net of approximately $2,160 of issuance costs.

2.  Historical financial statements of Insurdata.

3. Adjustment relates to Insurdata's sale of Insurdata Marketing Services, LLC and Insurdata Administrators, a division of Insurdata at book value to UICI for cash prior to Insurdata's merger into HealthAxis.

4. Adjustment relates to the purchase of Insurdata and the allocation of the purchase price to the assets of Insurdata. The amounts are calculated as follows:

         Number of shares issued to UICI                              24,577,128
         Fair value of shares issued                                      $26.58
                                                                      ----------
         Fair value of shares issued by HAI                             $653,260
         Value of vested options                                             794
         Merger costs                                                        600
                                                                      ----------
                                                                         654,654
         Allocation of Purchase Price:
         Insurdata net assets at historical cost                          14,743
                 Less: Goodwill                                            1,129
                 Less: Book value of Insurdata capitalized software        2,709
                 Less: Net deferred taxes                                    899
                                                                      ----------
         Fair value of Insurdata net assets                               10,006
         Future value of Insurdata customers                              17,205
         Future value of Insurdata developed software                      2,862
                                                                      ----------
         Purchase price allocated to specific assets                      30,073
                                                                      ----------
         Excess of cost over fair value of net assets acquired          $624,581
                                                                      ==========

    The fair value HealthAxis shares issued is based on HAI's market value per share on the date of the merger with Insurdata, adjusted for the 1.127 exchange ratio of HealthAxis common stock into HAI common stock and a 10% liquidity discount for unregistered shares.

    The purchase price was allocated to intangible assets acquired as a result of the Insurdata merger which includes the estimated future value of Insurdata's customers and developed software which are amortized in proportion to the estimated future discounted profits over a 4 year life for customers and a 3 year life for developed software. The excess of cost over the fair value of assets acquired or Goodwill is amortized on a straight line basis over a three-year period.

                        HealthAxis Inc. and Subsidiaries
   Notes to Pro-forma Condensed Consolidated Financial Statements (continued)
                  (Dollars in thousands, except per share data)

5. Adjustment relates to the exchange of Insurdata options for options in HealthAxis as of the date of the merger as described in Note 4. The amounts are calculated as follows:

         Insurdata options converted to HAI options                      426,930
         Fair value of HAI options                                        $29.36
                                                                         -------
         Total fair value of options of HAI                              $12,535
                                                                         =======
         Non vested options presented as prepaid compensation
                  costs                                                  $11,741
         Vested options presented as additional purchase price               794
                                                                         -------
                                                                         $12,535
                                                                         =======

    The fair value of the options is based on the Black Scholes Option Pricing Model, HAI's closing share price on the date of the merger with Insurdata adjusted for the 1.127 exchange ratio of HealthAxis common stock into HAI common stock, the exercise price and assumed holding period of the options and a 10% liquidity discount for unregistered shares. Prepaid compensation will be expensed over the vesting period of the options.

6. Adjustments to all of the capital accounts for the transactions are as follows:

                                                                           Additional
                                               Preferred        Common        Paid-in      Retained
                                                 Stock           Stock        Capital      Earnings       Total
                                               -------------------------------------------------------------------
Balance at September 30, 1999 as reported        $5,209         $15,426        $23,848      $(23,131)      $21,352
Private placement of HealthAxis common stock                     53,540              -                      53,540

Shares issued to acquire Insurdata                              653,260              -                     653,260

Exchange of Insurdata stock options                                             12,535                      12,535

Conversion of Preferred stock                    (5,209)          5,209                                         --

Recapitalization of HAI                                        (722,802)       735,454       (37,084)      (24,232)

Exchange of Options of HealthAxis for HAI                                      109,171       (48,098)       61,073

Merger costs charged to operations                                               1,260        (3,325)       (2,065)
                                               --------------------------------------------------------------------
                                                 $   --          $4,633       $882,268     $(111,638)     $775,263
                                               ====================================================================

* Amount includes $2,804 of Series A, which is presented as mezzanine capital. As a result of the merger, these shares will be converted to common stock.

                        HealthAxis Inc. and Subsidiaries
   Notes to Pro-forma Condensed Consolidated Financial Statements (continued)
             (Dollars in thousands, except share and per share data)

The merger of HAI resulted in the adjustment for the net liabilities of HAI, which amounted to $24,232 at September 30, 1999.

7. Adjustment relates to the exchange of HealthAxis options for HAI options. The amounts are calculated as follows:

         HealthAxis options converted to HAI options                   4,359,328
         Intrinsic value of HAI options                                   $25.04
                                                                       ---------
         Total intrinsic value of options of HAI                        $109,171
                                                                       =========
         Non vested options presented as prepaid compensation
                  costs                                                  $61,073
         Vested options presented as merger costs                         48,098
                                                                       ---------
                                                                        $109,171
                                                                       =========

    Prepaid compensation will be expensed over the vesting period of the options. The value of the vested options will be charged to operations in each period presented.

8. Merger costs include legal, accounting and investment advisory costs incurred as a result of the merger of HealthAxis into HAI as well as severance costs for employees whose positions will be eliminated as a result of the mergers. Accordingly, the amount charged to operations was $3,325.

                        Information Concerning HealthAxis

General

         HealthAxis is a leading web-based insurance retailer providing fully integrated, end-to-end, web-enabled solutions for health insurance distribution and administration. HealthAxis serves both consumers and insurance payors, which include commercial carriers, third-party administrators, Blue Cross/Blue Shield plans, and self-insured employers. These entities are referred to as payors in this document. HealthAxis' consumer services group is a web-based retailer of health insurance products and related consumer services. HealthAxis' application solutions group offers a platform of web-enabled software applications and services to payors designed to enhance the efficiency and effectiveness of the claims administration, benefits enrollment, benefits maintenance and data capture activities involved in the administration of health insurance. The application solutions group also provides the administrative backbone for the consumer services group thereby creating a full service, Internet-based insurance agency.

         Through its consumer-oriented website, www.healthaxis.com, HealthAxis offers consumers access to educational materials, personal profiling tools, instant quotes, and the ability to purchase health insurance entirely within the online environment. The HealthAxis website guides a consumer through every step in the health insurance purchase process, from education and price quotation through enrollment and post sale service. HealthAxis believes that no other insurance website currently matches HealthAxis' ability to cover all pre- and post-sale activities completely online. HealthAxis believes that its consumer-focused online distribution service enhances both the decision-making and purchasing experience, by giving prospective customers relevant, personalized and real-time information along with the convenience of shopping online 24 hours a day, seven days a week. HealthAxis believes its website provides a superior decision-making and purchasing experience to those currently available through either the traditional distribution system or online competitors.

         HealthAxis does not underwrite insurance, but functions strictly as an Internet-based insurance agency. By selling directly to consumers via the Internet, HealthAxis can significantly reduce the cost of product distribution as compared to the traditional agent-based distribution system. HealthAxis targets the individual and small group health insurance markets through its website, www.healthaxis.com. (References in this document to consumers or customers refer to individuals as well as small groups served by the website.) HealthAxis' website is accessible directly, or through one of HealthAxis' portal marketing partners, which include America Online Inc., Lycos, Inc., Snap!, LLC, and CNet Inc. HealthAxis will target the large group market with ancillary insurance products by cross-selling into the application solutions group's client base of large group employers.

         HealthAxis' consumer services group has entered into carrier partner agreements with 12 insurance companies, including Aetna US HealthCare, Aegon, UICI, US Life, WellPoint Health Network Inc. and Fortis Health. HealthAxis has also entered into a national marketing alliance with the National Blue Cross and Blue Shield Association. These insurance companies which have entered into agreements with HealthAxis are referred to as carrier partners. These carrier partners have agreed to distribute health insurance products online through the HealthAxis website. Once integrated into HealthAxis' web platform, HealthAxis' network of carrier partners will provide products that are available in all 50 states and the District of Columbia, including individual and small group medical, dental, vision, life, prescription drug and disability insurance. Individual medical from WellPoint and Ceres Group, short term medical and student medical plans from Fortis, and a prescription drug benefit card plan offered by Aegon, are currently available for purchase on the HealthAxis website. HealthAxis intends to regularly add new plans and new carriers to its website. HealthAxis' objective is to offer its customers a choice of carriers in each market.

         HealthAxis' application solutions group provides web-enabled, integrated proprietary software applications that address the workflow and processing inefficiencies embedded in the healthcare insurance industry. The software enables carriers, third party administrators and large group employers to reduce costs and improve customer service through the use of online benefits enrollment and administration services. These software applications increase the efficiency of a client's operations by eliminating paper-based processes and improving the client's ability to capture, process and share data with plan members and other industry participants within the healthcare system. These products, in conjunction with the HealthAxis' online distribution capabilities, create an internet based insurance agency which provides all the services of a traditional insurance agency without assuming any underwriting risk.

         The application solutions group offers the suite of proprietary integrated workflow and business software applications described below.

         Insur-Web is HealthAxis' web-enabling technology that provides an Internet gateway to the application solutions group's other proprietary business applications. Insur-Web allows clients to provide direct access to their systems and data within a secure environment thereby lowering transaction costs and shortening cycle times for their constituent users. This application can also be used to web-enable a payor's own legacy system.

         Insur-Image is a seamless scanning optical character recognition and data verification workflow system specifically engineered for claims processing that enables payors to create a paperless environment.

         Insur-Voice is a scaleable, flexible, interactive voice response system that provides employees, providers and employers 24-hour access to information thereby improving service while reducing customer service costs.

         Insur-Enroll is an Internet- and interactive voice response enabled enrollment and eligibility function which provides 24-hour interactive enrollment, eligibility and life event management and supports an unlimited number of benefit plans including, health, dental, life, vision, accident and disability, and medical and dependent care flexible spending accounts.

         Insur-Admin is a comprehensive benefits administration system that features enrollment, group and individual billing and premium collection and reconciliation for third-party administrators, insurers, self-administered groups, health plan network managers and healthcare purchasing cooperatives.

         Insur-Claim is a comprehensive claims processing system for health, dental, vision, short-term disability, executive reimbursement and medical and dependent care flexible spending accounts and includes auto adjudication and preferred provider organization repricing functions. A rules-based approach allows Insur-Claim to be fully customized, which allows the system to handle complex benefit structures and provider reimbursement arrangements.

         In addition, the application solutions group offers the following products and services:

         Systems Integration and Technology Management Services which provide clients with cost-effective design, development and implementation of technical solutions for healthcare organizations and consist of four primary offerings: information technology planning, multi-vendor system integration, application software maintenance and workflow automation.

         Imaging and Electronic Data Capture Services which provide outsourcing services to efficiently convert paper healthcare claims into electronic transactions. Additionally, HealthAxis provides mailroom services to sort incoming healthcare claim forms prior to imaging.

         Web-based Image Storage and Retrieval which provides claims image retrieval services via the Internet from a standard desktop personal computer using a web browser.

         The application solutions group's clients include large insurance carriers, Blue Cross and Blue Shield organizations, third-party administrators, self-funded employers, and other industry participants. The application solutions group also offers systems integration, technology management and data capture services to these same customer client groups.

         The application solutions group has over 20 years of experience building software applications and developing systems for the healthcare payor industry. The application solutions group's current client base represents approximately 900,000 insured lives (excluding covered dependents) enrolled under the proprietary software applications and approximately 2,000,000 claims per month through the data capture services. The application solutions group generated approximately $38.2 million in pro forma revenues for the year ended December 31, 1998 and approximately 31.4 million in pro forma revenues for the nine months ending September 30, 1999.

Health Insurance Industry

         The health insurance industry represents one of the largest segments of the U.S. economy. In 1995, the last year for which industry figures are available, the Health Insurance Association of America reported that total premium revenues for commercial insurers, Blue Cross and Blue Shield plans, self-insured plans and HMOs equaled approximately $321 billion. The Health Insurance Association of America projected a growth rate of 5% to 7% for 1996 and 1997. These insurance payors collectively provided health insurance coverage to over 185 million Americans in 1995. The remainder of the population was either uninsured (roughly 44 million persons) or covered by a government program such as Medicare or Medicaid.

         The method of distributing health insurance varies by market segment. HealthAxis plans to employ a captive sales force to market its products to large and mid-sized employer groups by targeting the company human resource departments of these entities. The human resources staff is then responsible for enrolling the group members in the appropriate plans. Small group (generally 100 lives and fewer) and individual plans are sold primarily through independent agents directly to the consumer/small group decision maker. The traditional system serving individuals and small groups consists of a hierarchy of master general agents, general agents and agents, each of whom creates incremental cost as product flows downstream from the underwriter to the consumer. Agents represent the principal point of interaction with the consumer and are responsible for closing sales. Agents solicit prospects at the local level and help consumers select a policy. This highly labor-intensive system of




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distribution has existed since the emergence of insurance as a mass market product. HealthAxis believes that the expenses associated with this distribution system represents approximately 20% of the total cost of an individual health insurance product, creating a disintermediation opportunity.

         HealthAxis believes that agents, in addition to generating significant selling costs for insurers, often create a shopping experience that is less than ideal for the buyer. Based upon its research, HealthAxis believes prospective consumers view meetings with agents as inconvenient and dislike sales pressure that is perceived to accompany these meetings. Agents represent the "sellers" (i.e. insurance carriers) and not the "purchaser" of the insurance product. HealthAxis' goal is to position itself as the customer's "trusted advisor."

         HealthAxis believes the Internet can be a significant force in transforming the distribution and marketing of health insurance by reducing distribution costs and improving the shopping experience. The type of labor intensive, high-cost distribution system that is currently utilized in the health insurance industry is highly vulnerable to the disintermediation of agents from the sales process. HealthAxis also believes that insurance, as an information-based product, is better suited to Internet distribution than physical products such as books and furniture, items for which the "packing and shipping" components can entirely offset the efficiency of the web-based sale. The Internet offers consumers the ability to "shop" for insurance in an environment that offers 24 hours a day/seven days a week availability, information access, and the ability to control the pace of the buying process, without agent pressure.

         HealthAxis believes that the rapid growth of the Internet has helped to accelerate the development of the market opportunity in Internet insurance distribution. Rapid increases in the number of websites, number of web users, access to the web, and dollar amounts of transactions conducted via the web illustrate the significance of the web as both a center of commerce as well as a mass medium. According to the Emarketer, an Internet market research firm, the number of U.S. online users was approximately 58 million in 1999 and is estimated to increase to approximately 88 million in 2002. The increase in web users is attributable to a number of factors, including the decreasing cost and wider availability of both personal computers and online access as well as an increase in the types of goods, services and content available through the Internet. Emarketer estimates the total value of goods and services purchased over the Internet will grow from $38.9 billion in 1998 to $654.4 billion in 2003.

         Plan Administration. Healthcare plan administration involves providers, payors, managed care organizations, reinsurance carriers, preferred provider organizations, medical and dental claim review staffs, employers and employees. Unlike other insurance types, healthcare insurance administration results in extensive interaction between the consumer and the insurance carrier due to the high number of claims submitted. Each of these participants must be able to share, process and access data in order to perform their respective roles in the healthcare system. However, the fragmentation within the healthcare industry complicates this task.

         It is estimated that over $250 billion each year is wasted through redundant procedures and excessive administrative costs. As the overall healthcare industry has increased in size and complexity, the burden of gathering, processing and managing the approximately 4.6 billion claims generated each year has led to significant administrative bureaucracies, inefficiencies and, consequently, increasing costs. This burden, coupled with the fact that the industry has historically under-invested in information technology, has placed increasing strains on the profitability of the overall industry as pricing pressures and other competitive factors have compressed margins. Recent industry reports conclude that the health insurance industry is




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10 to 15 years behind other transaction intensive industries, such as the airline and banking industries, in its use of information technology. This failure to effectively utilize currently available technology is reflected in the higher transaction processing costs incurred within the health insurance industry. HealthAxis believes that the estimated cost to process a healthcare claim can range from $8.00 to $18.50, versus less than $1.00 for a banking transaction.

         HealthAxis believes that the healthcare industry has historically under-invested in information technology due to the limited suitability of existing technological platforms in addressing the needs of the industry. The high degree of interaction and the large volume of transactions among healthcare providers, insurers and managed care companies, third-party administrative service organizations, employers and employees does not lend itself to the traditional client-server or mainframe environments. These systems, which are designed to operate with dedicated networks, are generally not suited for interfacing among a number of unrelated, external users on a cost effective basis. HealthAxis believes the Internet, which facilitates the rapid deployment of information and provides for cost-effective access to an unlimited number of users, represents the next phase in the evolution of healthcare information technology. Due to the transaction-intense nature of healthcare insurance, HealthAxis believes the online consumer will demand Internet access to healthcare eligibility information, claims status and provider information.

The HealthAxis Solution

         HealthAxis provides a comprehensive set of technology-based solutions for the health insurance industry. The HealthAxis solution addresses both the consumer's needs for a more cost-efficient and information-rich purchase experience and the payor community's need to achieve cost efficiencies in their operations. HealthAxis provides web-enabled, fully integrated insurance distribution and administration solutions, serving both consumers and insurance payors. HealthAxis is composed of the consumer services group and the application solutions group.




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                       The End-to-End Solutions Provider

          PAYORS                                           CUSTOMERS

     Insurance carriers                                  Large Groups


          TPAs


       Blue Cross/
       Blue Shield                                       Individuals

                                 HealthAxis.com

   Self Funded Employers                                 Small Groups



                                                        Health Insurance
                                                          Retail and
                                                         Administrative
       Work Flow                                        Support Web Site
     Applications



         The consumer services group is a web-based retailer of health insurance products and related consumer services. The consumer services group targets both the individual and small group insurance markets through its website, www.healthaxis.com. The HealthAxis website provides a fully integrated transaction platform for the sale of health insurance over the Internet. HealthAxis believes its website provides a superior decision-making and purchasing experience to those currently available through either the traditional agent-based distribution system or online competitors. The HealthAxis website guides a consumer through every step in the health insurance purchase process from education and price quotation through enrollment and post sale service. HealthAxis believes that no other insurance website currently matches HealthAxis' ability to cover all pre-and post-sale activities.

                  HealthAxis' application solutions group provides web-enabled, integrated proprietary software applications that address the workflow and processing inefficiencies embedded in the healthcare insurance industry. The software enables carriers, third-party administrators and large group employers to reduce costs and improve customer service through the use of online benefits enrollment and administration services. These software applications increase the efficiency of a client's operations by eliminating paper-based processes and improving the client's ability to capture, process and share data with plan members and other industry participants within the healthcare system, including providers, payors, managed care organizations, agents, reinsurance carriers, employees and employers. In addition, the application solutions group offers these customers related systems integration, technology management and data capture services to these same customer groups.



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The HealthAxis Strategy

         HealthAxis' strategy consists of six principal components:

         o        Build HealthAxis Brand Awareness.
         o        Expand Sales Force to Capitalize on Leading Technology.
         o        Provide High Levels of Value and Service to Consumers.
         o Accelerate Carrier Partner Integration by Utilizing Technical Expertise of the Application Solutions Group's Staff.
         o Cross-Sell Payor Services to Carrier Partners and Consumer Services to Existing Application Solutions Group Client Base.
         o        Develop Multiple Distribution Channels.

         Build HealthAxis Brand Awareness. HealthAxis intends to expend resources to build a recognizable, national brand. To date, HealthAxis' consumer services group has established portal relationships with America Online Inc., Lycos, Inc., Snap!, LLC, and CNet Inc. HealthAxis intends to diversify its marketing approach to include TV, radio, print, direct mail, and the use of public relations to develop brand awareness.

         Expand Sales Force to Capitalize on Leading Technology. The application solutions group has established product leadership through its software applications: Insur-Web, Insur-Enroll and Insur-Image. HealthAxis is committed to capitalizing on its product strength by expanding its sales force in order to increase the market share of these products.

         Provide High Levels of Value and Service to Consumers. A key element of HealthAxis' strategy is to offer a customer-focused environment on its website that provides the consumer with access to relevant, timely product information and an array of interactive profiling tools to provide a customized, user-friendly purchasing experience.

         Accelerate Carrier Partner Integration by Utilizing Technical Expertise of the Application Solutions Group's Staff. A key synergy between the consumer services group and the application solutions group is the applicability of the application solutions group's technical expertise to the carrier partner integration process. The application solutions group's technical staff, with over 300 professionals and over 20 years of experience working with health insurance payors, is expected to support and expedite the carrier partner integration process.

         Cross-Sell Payor Services to Carrier Partners and Consumer Services to Existing Application Solutions Group Client Base. HealthAxis intends to cross-sell its distribution services to the application solutions group's existing client base of large employer groups to provide these clients' employees with access to ancillary health insurance products not offered by the employer including vision care, disability coverage and long term care insurance with integrated, web-enabled product distribution. Concurrently, the application solutions group intends to cross-sell its proprietary software services to the consumer services group's existing carrier partners. Certain of the carrier partners are among the largest payors in the United States and represent a potential source of revenues for the application solutions group's administration services.



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         Develop Multiple Distribution Channels. HealthAxis will have the ability to sell to a variety of health insurance consumers, including individuals, small groups, and large groups. Individual and small groups comprise the principal target market of the consumer services group's website. The consumer services group can utilize the application solutions group's client relationships to sell ancillary insurance products, including disability plans, life insurance, critical care coverage and vision care to large group employers.

Revenue Model

         HealthAxis derives a variety of recurring revenue streams from its various business activities. Both the consumer services group and application solutions group feature a transaction-driven revenue model.

         Consumer Services Group Revenues. The consumer services group generates revenues from both commissions from the sale of insurance policies and volume-based marketing assessments. HealthAxis charges its carrier partners a commission, which is levied as a percentage of the dollar amount of premiums sold through HealthAxis for each carrier partner's products. Due to the efficiency of the online channel, HealthAxis believes it can charge a commission that is lower than that assessed by traditional agents, resulting in cost savings to both the insurer and the consumer. The commission fee is the principal source of revenue for the consumer services group. In addition, carrier partners are charged a carrier marketing assessment fee based upon actual premium revenue of the particular product line. The concept behind the carrier marketing assessment fee is to charge the carrier partner an amount similar to what it would allocate to advertising/marketing the same product through traditional agent distribution channels. Carrier marketing assessment revenues vary among the portfolio of carrier partners based upon a variety of factors. While this amount varies by carriers, HealthAxis believes that the industry average is between 2-4% of premiums.

         HealthAxis executes the complete sale of insurance policies rather than generating referrals or leads to insurance agents. Instead of collecting a one-time referral fee, the consumer services group earns monthly revenues for the duration of each policy that is sold through HealthAxis. Further, by remaining the main point of contact for the consumers, HealthAxis will benefit as policies are renewed.

         Application Solutions Group Revenues. The application solutions group generates transaction-based revenues through multi-year or annually renewable contracts with its clients for its proprietary applications. These contracts generally include an up-front payment intended to recoup certain start-up costs incurred by the application solutions group in serving new clients. Typically, these costs are associated with data conversion, training and other costs incurred to tailor a specific solution for a client. The principal revenue obtained from these contracts is a per-transaction fee, the unit of measure which varies based upon the particular application solution. Some applications are priced on a per-employee per-month or on a per-member (including dependents) per-month basis while others are on a per-image and per-transaction basis. The application solutions group charges its clients for its systems integration and technology services on a time and materials basis and for its data capture services on a per-claim basis.




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Products

         HealthAxis provides a comprehensive product set with solutions for both consumers and payors. HealthAxis is capable of providing software services across both the administration and distribution segments of the health insurance market. The following describes the products offered by both HealthAxis' consumer services group and application solutions group.

Consumer Services Group

         HealthAxis' website is located at www.healthaxis.com. HealthAxis believes its website provides a superior retail experience when compared to those currently available either through the traditional distribution system or online competitors. The website can be accessed directly or through one of HealthAxis' portal marketing partners.

         www.healthaxis.com presents a consumer with the following:
         ------------------


         o        Access to insurance information and personal profiling tools;

         o Opportunity to buy online from among a choice of products from leading health insurance providers;

         o Affordable products priced to reflect the efficiencies of web-based distribution;

         o Informed assistance from licensed professionals through chat, phone or e-mail; and

         o Ongoing customer service through plan and policy information maintained in the customer's personal space.

     HealthAxis launched its service in December 1998 through America Online Inc. This launch involved a single carrier with product distribution in 18 states. The soft launch phase was designed to aid HealthAxis in understanding both the marketplace and the capabilities of its platform. In August 1999, HealthAxis officially launched its website with the addition of its second carrier partner, which expanded HealthAxis' geographic scope to include 38 states and the District of Columbia. By the end of February 2000, HealthAxis anticipates offering individual medical, short-term medical, student medical, dental, vision, and prescription plans, with at least one product being offered in each of the 50 states and the District of Columbia. Products of additional carrier partners are anticipated to be added during 2000. HealthAxis is currently licensed in 49 states either directly or through its agency employees or wholly-owned subsidiaries and has applied for a license in the remaining state which it anticipates receiving prior to the end of the second quarter of 2000. See "-- Regulation."

         Product Set. HealthAxis intends to offer a full range of health and related insurance products. HealthAxis' objective is to provide "one stop shopping" for health insurance products. HealthAxis' goal is to offer consumers and small businesses a choice of products from among a selection of quality insurance providers. HealthAxis' insurance product portfolio will include the following:


o Individual Medical    o Critical Care          o College Student Medical
o Small Group Medical   o Long-Term Disability   o Senior Medical
o Prescription          o Long-Term Care         o Senior Life
o Vision                o Term Life              o Other health related products
o Dental                o Short-Term Medical





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     As of January 31, 2000, HealthAxis had entered into agreements with 12 carrier partners plus a national marketing agreement with the Blue Cross and Blue Shield Association. In addition to its current carrier partner relationships, HealthAxis continues to work towards implementing additional relationships to enhance the depth and breadth of the product portfolio.

         Relevant Information and Customized Advice. HealthAxis believes consumer education is an important component of establishing a relationship with the prospective customer. Consumers can use www.healthaxis.com to gather information about insurance products, the application and underwriting process, and which products are relevant to his or her needs and budget. Resources are available both online and via the customer care center, which can be reached by telephone, live "chat", or e-mail. HealthAxis is building an extensive personalization capability that will enable users to self-profile their health insurance needs. Such online profiling tools will provide an important level of customization to the buyer's shopping experience.

         Quotes. HealthAxis provides instant quotes on available plans. Plan quotes are returned in seconds. The consumer can proceed either directly from his or her quote to an application to purchase the desired policy or to other areas of the website to gather more plan information.

         Application Process. HealthAxis allows a customer to apply for policies online, without traditional paper applications. For each of the products HealthAxis sells, it creates, in conjunction with its carrier partners, an online version of the product's application form. HealthAxis believes the online form provides both a convenience to its consumers and a cost savings to its carrier partners. All of HealthAxis' online applications can be saved so that the consumer may store partially completed forms in a password-protected area for subsequent use. HealthAxis includes in its online forms an array of context-sensitive information to help guide the consumer through the application process. This context-based help is complemented by the availability of licensed insurance professionals via live "chat", e-mail, and a toll free telephone number. Upon completion of an application form, a consumer simply clicks the "send" button to submit the application to HealthAxis, which automatically forwards it to the appropriate carrier partner. A consumer then receives an instant message that confirms receipt of the application.

         Customer Care Center. HealthAxis operates a customer care center in its East Norriton headquarters in order to provide consumers a variety of customer support options, including online "live chat" and telephone assistance. The customer care center staff is composed predominantly of fully licensed insurance professionals. HealthAxis believes these professionals play an important role in ensuring both customer satisfaction and sales conversion.

         As fully licensed insurance professionals, the customer care center staff can assist applicants through the entire purchase process, including:

         o        evaluating the customer's insurance needs;

         o        evaluating insurance plans; and

         o        completing and submitting an application.



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The customer care center staff is trained in both insurance and technology to assist customers with product issues, processing questions and technical matters including web browser difficulties. HealthAxis' customer service representatives are available seven days a week.

         Underwriting. HealthAxis does not engage in insurance underwriting. HealthAxis' role is to provide an online platform that connects the applicants and the insurance underwriters. HealthAxis believes its primary function once an application has been submitted is to serve as the conduit for communications between the applicant and the carrier partner. In most cases, applications submitted by customers are electronically transmitted to the appropriate carrier partner or to the carrier partner through its designated third-party administrator.

         Insurance products vary in the extent of review required for each applicant. For example, products like dental insurance, vision care, and short-term medical coverage are typically issued without underwriting. Non-underwritten products lend themselves to rapid online fulfillment, given the lack of review required to issue the policy. Other products, like medical insurance, long-term care, or life insurance require underwriting. In such instances, the underwriting process itself is substantially similar to the traditional system. Carrier partner representatives receive the application electronically from HealthAxis' web servers. Upon receipt, the underwriters review the application and contact the applicant, if necessary, to conduct further inquiry. Each carrier partner adheres to its own underwriting standards with respect to the issuance and rating of policies. HealthAxis attempts to select carrier partners for which efficient product fulfillment is a high priority.

         Policy Issuance Process. Once a policy is underwritten, the new HealthAxis policyholder is mailed a plastic identification card with an accompanying welcome letter. The letter directs the policyholder to his or her HealthAxis personal space, a fully secure, online, password protected environment, where HealthAxis has deposited an electronic copy of the policy certificate. The carrier partner is not required to mail physical materials to the applicant beyond any plastic I.D. card that may be attached to the product. All materials formerly delivered in paper form are now delivered electronically to the applicant through the personal space. The electronic materials include plan information, the doctor/hospital network directory, and other materials. HealthAxis' ability to transform the costly paper flow historically associated with the policy issuance to an efficient electronic document flow represents a cost savings for the carrier partner.

         Post-sale Customer Care. HealthAxis provides each customer with online access to his or her policy information, billing data, claims history and claims status reports. These records are viewable on www.healthaxis.com via the customer's personal space, within which a customer can not only view information, but also maintain and update his or her personal data.

         HealthAxis believes that delivering post-sale services in an online format provides both a convenience to customers and a cost savings to insurers. Under the traditional agent-based system, the customer would be required to call either the agent who sold the product or the underwriter's customer service center. In contrast, a HealthAxis customer can conveniently access his or her plan information 24 hours a day/seven days a week without initiating a conversation with a sales agent. Concurrently, the carrier partners benefit from reduced customer service expenses, because policyholder records can be automatically updated without manual intervention by the carrier partner's staff. HealthAxis believes that its ability to deliver post-sale service to its customers is unique within the online insurance space.



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         Billing Process. A consumer can select from payment methods, including credit card or an automatic debit from a bank account. The website is fully enabled to process both credit card and monthly bank account debit transactions.

Application Solutions Group

         HealthAxis' application solutions group is a provider of proprietary applications that address the specific workflow and processing needs of the administration segment of the healthcare insurance industry in an efficient and cost-effective manner. The application solutions group, through its proprietary web-enabled enrollment and plan administration applications, provides Internet enrollment and online access to claims and eligibility data. The application solutions group's services include proprietary workflow and Internet-enabled business applications that enhance transaction processing and promote the flow of information among constituent users, including providers, payors, managed care and case management organizations, reinsurance carriers, agents, preferred provider organizations, medical and dental claim review staffs, employers and employees. In addition, the application solutions group offers related systems integration, technology infrastructure management and data capture services.

------------------------------------------------------------------------------

                            Data Capture Services
------------------------------------------------------------------------------

-------------------------------------------- ---------------------------------

Workflow and Business
Administration Applications                  Systems Integration

 Insur-Web, Insur-Image, Insur-Voice,                Custom Applications
 Insur-Enroll, Insur-Admin, Insur-Claims


-------------------------------------------- ---------------------------------

------------------------------------------------------------------------------

                    Technology Infrastructure Management
------------------------------------------------------------------------------


         Proprietary Applications. The application solutions group offers the suite of proprietary workflow and business applications described below. These products are offered to HealthAxis' clients on a per-employee per-month basis, where the client pays the application solutions group a monthly fee for each enrollee it administers. HealthAxis typically enters into multi-year contracts with clients to whom it supplies these services.




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Workflow Applications

         Insur-Web. Insur-Web is the application solutions group's web-enabling technology that provides an Internet gateway to the application solutions group's other proprietary business applications. By Internet-enabling the application solutions group's business applications, the application solutions group allows its clients to provide direct access to systems and data within a secure environment; thereby lowering transaction costs and shortening cycle times for their constituent users. In addition to password protection, Insur-Web employs firewalls, logging tools, encryption technology and virus detection software packages that are designed to prevent unauthorized access to the extranet. Insur-Web can serve as the gateway to the application solutions group's proprietary applications or to the client's legacy systems. This product was released in 1999.

         Insur-Image. Insur-Image is a seamless scanning, optical character recognition and data verification workflow system specifically engineered for claims processing that enables payors to create a paperless environment. HealthAxis uses Insur-Image claim forms to capture, in digital form, claims, attachments and related correspondence. Insur-Image contains a form identification process that automatically identifies the type of claim form and routes it to the appropriate next step in the workflow process, thereby eliminating the need for manual pre-sorting. The image is then processed by an optical character recognition/intelligent character recognition engine. The engine extracts the data from the claim image, thereby minimizing the need for manual data entry. Insur-Image then applies a data verification technology known as Sorted Character Image Verification, to increase data accuracy and measure quality. Insur-Image provides long-term archival image storage. Management believes that the speed and accuracy of its Insur-Image application gives HealthAxis a competitive advantage in the industry. Insur-Image can be used in conjunction with HealthAxis' Insur-Claims system, or can be integrated with an organization's existing claims processing system. This system has been in service for more than five years.

         Insur-Voice. Insur-Voice is a scaleable, flexible, interactive voice response system that provides employees, providers and employers 24-hour a day access to information thereby improving service while reducing customer service costs. Insur-Voice reduces administrative costs by automating the processing of customer inquiries through the use of a menu-driven telephone interface. Using Insur-Voice, the application solutions group's clients can provide a variety of services including interactive enrollment, benefit modification, automated access to provider directories, preferred provider organization pricing, automated eligibility verification and claim status reporting. Insur-Voice can be integrated with the application solutions group's other proprietary application solutions or can be integrated into the client's existing system. This product has been in operation for more than five years.

Business Administration Applications

         Insur-Enroll. Insur-Enroll is an Internet- and interactive voice response- enabled enrollment and eligibility function. Insur-Enroll provides 24-hour interactive enrollment, eligibility and life event management capabilities. Insur-Enroll supports an unlimited number of benefit plans including health, dental, life, vision and accident and disability, and medical and dependent care flexible spending accounts. Using employee specific demographic information, Insur-Enroll automatically computes coverage levels and pre- and post-tax deductions. A least-cost routing feature allows Insur-Enroll to forward customized forms and confirmation statements to employees automatically through e-mail, fax or regular mail. HealthAxis believes that less than 10% of plan enrollments are executed using the Internet and that this




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number is expected to increase to over 60% within the next several years.
HealthAxis believes that the utilization of the Internet for enrollment services presents a significant cost saving opportunity to insurers, benefit administrators, third-party administrators, consultants, self-administered groups and employers, and a significant market opportunity for the application solutions group. The solution was successfully deployed in 1999 with groups ranging in size from 1,500 to 40,000 employees.

         Insur-Admin. Insur-Admin is a comprehensive benefits administration system that features enrollment, group and individual billing and premium collection and reconciliation for third-party administrators, insurers, self-administered groups, health plan network managers and healthcare purchasing cooperatives. Insur-Admin accommodates both interactive and batch enrollment into a wide spectrum of coverages. It allows organizations to track an infinite number of divisions, subdivisions, locations, health classifications and work groupings. Insur-Admin interfaces with a plastic card production system thereby reducing the time required to produce identification cards. A billing function included in Insur-Admin manages individual and group billing and premium collection and reconciliation including the ability to service multi-employer groups that have joined together to negotiate insurance rates. Insur-Admin manages all aspects of Consolidated Omnibus Budget Reconciliation Act, including calculating and collecting Consolidated Omnibus Budget Reconciliation Act premiums, tracking qualifying events and issuing rights and qualification letters and billing coupon books. The system performs Health Insurance Portability and Accountability Act compliance activities, including capturing prior coverage credit days and issuing Health Insurance Portability and Accountability Act certificates upon termination of coverage. Insur-Admin also manages medical and dependent care flexible savings accounts. By integrating Insur-Admin with the application solutions group's Insur-Web, Insur-Image and Insur-Voice applications, clients achieve enhanced workflow efficiencies. Insur-Admin can be implemented in a stand-alone mode, or can be integrated with the application solutions group's claim payment systems. This system has been in service for more than five years.

         Insur-Claims. Insur-Claims is a comprehensive claims processing system for health, dental, vision, short-term disability, executive reimbursement and medical and dependent care flexible spending accounts. A rules-based approach allows Insur-Claims to be fully customized, which allows the system to handle complex benefit structures and provider reimbursement arrangements. Insur-Claims also includes auto adjudication and preferred provider organization repricing functions, which further increases the efficiency of the system. Insur-Claims is utilized by third-party administrators, insurers and self-administered groups. Insur-Claims also facilitates utilization management, including pre-certifications, referrals and authorizations, re-bundling and unbundling edits, and 1099 and tax processing. Insur-Claims also accepts electronic data interchange or "EDI" transactions. Insur-Claims can be integrated with the application solutions group's Insur-Web and Insur-Voice applications to provide on-demand access to benefit coverage information such as enrollment and claim status, either through the Internet or over the telephone. This system, combined with Insur-Voice, also enhances the ability of customer service representatives to assist consumers by automatically routing and displaying customer-specific data to a customer service representative upon receipt of a phone call. This system has been in operation for more than five years.

     HealthAxis retains physical and operational control of its proprietary applications which allows the application solutions group to cost-effectively perform application system maintenance and upgrades as all clients utilize the same version of each application. In addition to reducing the costs associated





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with tracking and distributing application versions, the application solutions group does not incur expenses associated with supporting multiple versions of the same application. Management believes that this approach also reduces the administrative burden on the client, thereby increasing overall client satisfaction.

         Systems Integration and Technology Management. Through its systems integration and technology management services, the application solutions group provides cost-effective design, development and implementation of technical solutions for payors. These services can be supplied independently or as a complete package pursuant to which the application solutions group assumes complete responsibility for the client's information technology operation as is, and, where appropriate, converts the client to the application solutions group's systems. These services are provided to HealthAxis' clients on a time and materials basis. The application solutions group's systems integration services consist of four primary offerings:

         o Information technology planning. The application solutions group's information technology planning services match systems requirements with the clients' long-term business needs to establish the application, data and technology framework.

         o Multi-vendor system integration. Through its multi-vendor systems integration services, the application solutions group delivers solutions composed of custom and packaged software, hardware and communications technologies. This service encompasses defining user and architecture requirements and performing systems design, vendor management, integration testing and implementation.

         o Application software maintenance. The application solutions group offers a variety of management functions in connection with its application software maintenance services, including the management of the client's application software portfolio of legacy and newly-developed systems. The application solutions group's application management services include consulting and implementation of application enhancements, corrective and adaptive maintenance and application support, including training. In situations in which a third-party application software package is a suitable alternative to custom development, the application solutions group undertakes a suitability analysis, evaluates and selects an application package, performs modifications, implements the solution and trains users.

         o Workflow Automation. The application solutions group's workflow automation services provide consulting and solution integration focused on improving productivity by automating data capture and shortening processing times. The application solutions group utilizes both its proprietary workflow solutions and custom solutions within its workflow automation services. The application solutions group also offers systems operations for MVS mainframe processors, UNIX and NT server environments, network management for voice, data and e-mail systems (including on LAN environments) and comprehensive client support through its help desk functions.

         The application solutions group applies strong management practices to the systems delivery process through its proprietary Insur-Method software development and systems integration life cycle methodology. Insur-Method is a standardized set of methods and techniques utilized to ensure successful




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

delivery of projects in a timely and cost effective manner and in accordance with client specifications. Insur-Method encompasses all phases of project development from planning, including business analysis and, where applicable, business process reengineering, to development, including programming, to implementation, including technology integration. Insur-Method also encompasses project management through a detailed budgeting process. The application solutions group also utilizes Insur-Method in its applications maintenance services to manage application upgrades, track service levels and measure programmer productivity and maintenance costs. These services are provided exclusively to the healthcare administration industry and are generally provided in connection with one of the proprietary applications. By focusing on healthcare administration, HealthAxis believes it can bring greater value to clients.

         Imaging and Electronic Data Capture. The application solutions group performs imaging or data capture outsourcing services to efficiently convert paper transactions in the form of healthcare claims into electronic transactions. As a complement to its imaging services, the application solutions group also provides mailroom services pursuant to which the application solutions group receives and sorts incoming healthcare claim forms prior to imaging. Processing paper based claims is inherently inefficient and time-consuming. Paper claim forms undergo several processes from the time they are received and sorted in the payor's mailroom to the time the relevant data is captured and entered into the payor's system. These cumbersome processes, coupled with the high volume of claims processed by typical payors, results in a significant and expensive administrative burden on payors.

         The application solutions group utilizes a combination of advanced technology and strong management practices in favorable labor markets in the rural U.S. and Jamaica to efficiently capture and convert large volumes of claims. The resulting data is downloaded to the client's internal claims adjudication database or, for those clients utilizing the application solutions group's claim processing solutions, to the application solutions group's data center for adjudication and payment. HealthAxis offers these services to its clients on a per claim or per image basis.

         Web-based Image Storage and Retrieval. In tandem with claims data capture, the application solutions group provides claims image retrieval services via the Internet. This service features multi-level search capabilities for locating claim images, as well as the ability to dynamically assign claims to various work queues. All claim types are supported including dental X-rays. Image retrieval can be done from standard desktop personal computer using a web browser.

     The application solutions group's imaging and electronic data capture services are provided on a per image basis. The application solutions group provides these services pursuant to multi-year or annually renewable contracts. Claims capture is a vital component of efficient healthcare administration. This service complements all other products and services. In addition, it provides a good entry point with new carrier clients and provides cost efficiencies.

Technology Development

         The application solutions group has an internal technology unit led by the Chief Technology Officer. This unit is designed to support the application solutions group's operating units and their clients through continuing research, development, evaluation and implementation of new technologies. The application solutions group uses a team approach throughout the development phase of new products and product enhancements which involves the active participation of the application solutions group's other business units in the early stages of development. This early involvement is essential to the development and successful implementation of effective technology solutions.

         In addition to project specific tasks, the application solutions group's technology unit continues to enhance the application solutions group's proprietary applications and to develop and test new solutions, including the testing and analysis of applications available in the market. The application solutions group's advanced technology unit is involved in research and development in six core technology areas: web services, workflow, transaction processing, database services, indexing services and communication.

Carrier Partners

         HealthAxis seeks to form alliances with nationally recognized insurance carriers committed to developing the lower cost electronic channel as an important means of distributing healthcare insurance products. Because HealthAxis does not engage in underwriting, HealthAxis relies exclusively on its carrier partners, the insurance providers from which HealthAxis sources its products, in order to be able to offer products to individual and small group consumers. All insurance plans sold on www.healthaxis.com are underwritten by HealthAxis' carrier partners, and not by HealthAxis.

         As of December 31, 1999, HealthAxis had signed agreements with 12 carrier partners. The carrier partner portfolio covers important medical insurance categories, including individual medical, small group medical, dental, vision, disability, term life, prescription drug, and more. HealthAxis has signed most of its carrier partners to exclusive agreements. Under the carrier partner agreements, HealthAxis becomes the sole online distribution intermediary able to build electronic linkages into the carrier partner's systems. These exclusivity provisions generally apply for one to two years from the launch of the product(s) on the website. HealthAxis continues to market new insurance carriers to increase the product selection available on its website.

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

         HealthAxis' current portfolio of carrier partners appears in the table below:

                           HealthAxis Carrier Partners
                            (as of December 31, 1999)

Carrier Partner                AM Best Rating(1)            State Availability          Products/Services
----------------------------------------------------------------------------------------------------------------------
1.  Aegon                      NR-5(2)                      49 states                   Discount PCS*
                                                                                        Accidental Death &
                                                                                        Dismemberment
                                                                                        Medicare Supplemental

2.  Aetna/US HealthCare        A-                           50 states (small group)     Small Group Medical
                                                            3 states (individual)       Individual Medical

3.  Ameritas                   A+                           49 states                   10 year and 20 year Term Life
                                                                                        Group Dental

4.  Blue Cross of              A                            7 states                    Individual Medical*
    CA/Wellpoint                                                                        Small Group Medical

5.  Celtic Life Insurance Co.  A-                           35 states                   Individual Medical

6.  Ceres Group                B                            20 states                   Individual Medical*
                                                                                        Small Group Medical

7.  Fortis Health              A+                           44 states                   Short-term Medical*
                                                                                        Student Medical*
                                                                                        Long-term Care

8.  HPA/Allianz                A++                          35 states                   Flexible Term Medical

9.  Life Insurance Company     A                            50 states                   Accidental Death and
    of North America (a                                                                 Dismemberment
    CIGNA Company)                                                                      First Diagnosis Cancer

10. Security Life              B+                           41 states                   Individual Dental/Vision
                                                                                        Group Dental/Vision
                                                                                        Fully insured PCS

11. UICI Midwest Life          A                            38 states                   Individual Medical

12. US Life/American           A+                           50 states                   Group Dental/Vision
     General                                                                            Short-term Disability
                                                                                        Long-term Disability
                                                                                        Group Term Life

------------------------------
(1) AM Best Company Inc. is an independent third-party that rates insurance companies.
(2) AM Best "NR-5" rating can be assigned to a company for which AM Best prepares standard financial reports, but are not to be formally evaluated for the purpose of assigning rating opinions at HealthAxis' request.
* Indicates products currently available on the HealthAxis website, however, these products may not be available in all the carrier partners' available states.

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

         Currently, HealthAxis offers products of the Ceres Group, WellPoint, Fortis Health and Aegon through its website. The products offered include individual medical insurance, short-term medical insurance a student medical insurance product and a prescription plan. These products allow HealthAxis to sell at least one product in each of 49 states. HealthAxis intends to expand its products to all 50 states during the second quarter of 2000.

         The two principal steps in establishing a carrier partner relationship are carrier partner development and carrier partner integration. Carrier partner development is the sales process involved in identifying potential carrier partners and entering into a carrier partner agreement. Carrier partner integration is the process by which a newly signed carrier partner links its legacy systems to HealthAxis' web servers for the purpose of distributing products through HealthAxis' website.

         Carrier Partner Development. HealthAxis employs stringent value criteria in selecting new Carrier Partners. HealthAxis looks for the following characteristics:

         o Do consumers need the product?
         o Does the carrier partner's products fill a gap in HealthAxis' present product portfolio, either in terms of product type or geography?
         o Does the product represent a potentially significant revenue source?
         o Is the product competitive in its features and price?
         o Is the carrier partner committed to e-commerce?
         o Is the carrier partner willing to provide product priced for the lower cost of the Internet channel?
         o Is the carrier partner capable of working with HealthAxis to create the electronic connection between HealthAxis' servers and the carrier partner's systems?

         Carrier Partner Integration. The carrier partner integration process is the key to building a robust product portfolio. A product cannot be sold on HealthAxis' website until the integration team has embedded the carrier's plan including the plan description, rating engines, provider network information and application forms, into the website. The complexity of health insurance underwriting workflows requires a carrier integration staff that has expertise in both technology and insurance in order to be able to efficiently execute their tasks. The consumer services group anticipates that it will be able to leverage the application solutions group's workflow application experience to expedite the carrier partner Integration process.

         Carrier partner integration is a multi-step process that takes two to six months to complete. The HealthAxis integration team generates both functional and technical specification documents. Once the requirements are understood, the HealthAxis team begins the programming activities that will execute the newly designed, electronic workflows. Because each carrier utilizes different workflows and means of handling data, HealthAxis believes the application solutions group's substantial experience in the healthcare industry can be invaluable in resolving complex programming problems.

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

Application Solutions Group Clients

         HealthAxis' application solutions group currently has a total of 37 clients, which include insurance carriers, third-party administrators, Blue Cross/Blue Shield organizations and self-administered employers. Contracts with these payors are for a multi-year (generally three year) term with annual renewals thereafter.

         The application solutions group's business model of offering its proprietary applications on a transaction basis, plus the difficulty of migrating to a new system, makes it administratively and economically burdensome for such clients to switch to a competitor. As a result of this model and a generally high level of client satisfaction, HealthAxis' application solutions group has enjoyed long-term client relationships. See "Chapter I - The Merger - Risk Factors - The loss of one or more of the application solutions group's large clients would have a detrimental affect on HealthAxis' financial condition."

         As a result of the parent-subsidiary relationship between the application solutions group (formerly, Insurdata Incorporated) and UICI, the applications solutions group has historically derived a large percentage of its revenues from UICI and its subsidiaries. For the year ended December 31, 1998, UICI and its subsidiaries accounted for approximately 56% of the application services group's total revenues and 65% of its pro forma revenue. For the nine months ended September 30, 1999, UICI and its subsidiaries accounted for approximately 59% of its total revenue and 65% of its pro forma revenue. A portion of the application solutions group's revenue from UICI in the past was for Year 2000 services which have been substantially completed. UICI and its subsidiaries are currently the application solutions group's primary client for its system integration and technology management services. HealthAxis believes that the percentage of the application solutions group's revenues attributable to UICI and its subsidiaries will decline as HealthAxis' marketing efforts continue to expand HealthAxis' base of external clients. See "Chapter IV - Other HealthAxis Annual Meeting Proposals - Item 1 - Election of HealthAxis Directors
- Certain Transactions and - Relationship with HAI and UICI."

Strategic Alliances

         HealthAxis has exclusive distribution agreements with its portal marketing partners. These agreements place limits on the ability of HealthAxis' portal marketing partners from engaging in similar relationships with other health insurance companies and from accepting advertising or promotional banners with respect to certain products. HealthAxis believes these relationships have provided a significant distribution advantage. Collectively, these agreements will provide HealthAxis with over 2.6 billion impressions over the initial and renewal terms of the agreements.

         The following table highlights certain terms of the agreements with HealthAxis' portal marketing partners.

Portal Partner                          Highlights                             Term
--------------------------------      ---------------------------------------  ------------------------------------
America Online Inc.                   o Exclusive                              Initial through May 31, 2000
                                      o Own health portion of America          Renewal through May 31, 2002
                                        Online Inc.'s  "Insurance Center"
                                      o Right to target America Online Inc.
                                        mailing list
                                        Strategic Placements across various
                                        channels

Lycos, Inc.                           o Exclusive                              Initial through April 30, 2000
                                        Includes Tripod and Geocities          Renewal through April 30, 2001
                                      o Frequent home page placement
                                      o Strategic Placements across various
                                        channels

Snap!, LLC                            o Participate in Snap!, LLC's            Initial through August 31, 2000
                                        "Insurance Center"                     Renewal through August 31, 2001
                                      o Strategic Placements across various
                                        channels

CNet, Inc.                            o Exclusive                              Initial through August 31, 2000
                                                                               Renewal through August 31, 2001
                                      o Strategic Placements across various
                                        channels

See "-- Marketing Agreements" for a description of these agreements.

         HealthAxis attempts to optimize the value of its marketing relationships through frequent interaction with its portal marketing partners. The Consumer Service Group's marketing staff are assigned to manage each relationship and develop promotional programs for each Portal Marketing Partner which may include sweepstakes programs, targeted email initiatives, and revised placements within a given portal's domain. HealthAxis believes that aggressive management of the portal relationships is the key to maximizing the returns from these marketing agreements.

Sales and Marketing

Consumer Services Group

         The primary target markets are the small group and the individual market. Within the individual market, the targeted consumers are individuals who are not covered by a corporate sponsored health plan. Potential individual consumers include people who are self-employed individuals, part-time employees, full-time independent contractors or other individuals who rely upon self-provided health insurance coverage. Within the small group market, HealthAxis intends to focus its marketing efforts on groups of 25 or less, including small office and home office-based individuals. The average size of a group sale should increase over time. The cost-savings resulting from buying direct can be substantial when experienced by multiple employees even for very small groups.

         The consumer services group intends to utilize the application solutions group's large employer relationships to market ancillary health insurance products such as vision care and disability plans to members of large

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

groups. HealthAxis believes this type of worksite marketing program represents an economical means of acquiring new consumers. The application solutions group's presence in worksites gives the consumer services group a unique marketing advantage relative to stand-alone health insurance retailers lacking this ready access to the large group workplace.

         Strategic Alliances. HealthAxis' portal marketing partners were the focus of HealthAxis' marketing efforts in 1999. HealthAxis' marketing effort in 2000 will feature a more diversified marketing approach and will include radio, print, TV, outdoor, and direct mail. In addition, HealthAxis has initiated a significant business development effort designed to build retailing partnerships with a multitude of online and offline companies that share the consumer services group's target audiences. In addition, HealthAxis has also entered into a targeted marketing agreement with Yahoo! Inc. See "-- Marketing Agreements" for a description of this agreement.

         Life Event Marketing. HealthAxis' market research indicates that the purchase of health insurance is generally associated with a variety of identifiable life events. These events represent situations in which a potential consumer may recognize a heightened need for insurance and include, among other things, change in job, graduation from college, marriage, birth of a child, divorce, relocation, starting a new business and discontinuing operations of an existing business. These life events generally require the establishment of new financial and healthcare relationships. Identifying these events and targeting individuals experiencing such events are important elements of HealthAxis' marketing strategy.

         Direct Marketing. HealthAxis plans to use direct marketing techniques to target new and existing customers with promotions. HealthAxis plans to e-mail to potential customers highlighting HealthAxis products and the advantages of Internet based insurance product purchases. HealthAxis' agreement with America Online Inc. gives HealthAxis the right to send mailings to America Online Inc.'s customer base. The Internet allows rapid and effective experimentation and analysis, instant user feedback and efficient personalization of insurance products for each customer, all of which HealthAxis seeks to incorporate in its marketing activities. Direct e-mail to HealthAxis consumers also will be an important driver of HealthAxis' cross-selling efforts. HealthAxis' customer relationship will allow HealthAxis to target existing customers with offers for related, ancillary healthcare insurance products. For example, following the customer's initial purchase of an individual health insurance policy, HealthAxis might send that person an e-mail introducing a long-term disability product.

Application Solutions Group

         The application solutions group recently implemented a coordinated sales and marketing effort. The goals for this sales and marketing effort are to:

         o Target potential clients for the application solutions group's services;

         o Identify opportunities to cross-sell additional services to application solutions group's existing clients;

         o Cross-sell to carrier partners the services of the application solutions group;

         o Assist clients in growing their own businesses, creating additional revenue for the application solutions group; and

         o Increase the application solutions group's visibility within the industry.

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

In the past, new external clients were generally added as a result of referrals or as a result of direct contact initiated by the client due to the application solutions group's reputation in the industry.

         The application solutions group's current marketing program is designed to raise the visibility of the application solutions group and its products and services, in order to increase sales opportunities. In the past, new external clients were generally added as a result of references or direct contact initiated by the client due to the application solutions group's reputation in the industry. The application solutions group now utilizes the services of an outside advertising firm specializing in the technology sector. The current marketing program consists of multiple channels to reach the application solutions group's target audience. The application solutions group's website, currently at www.insurdata.com, allows prospective clients access to product and service descriptions and Company news. The application solutions group issues press releases regularly through the Internet, public wire services and selected trade publications and pursues advertising and editorial opportunities in key industry trade publications. Both the application solutions group and the consumer services group also exhibit at industry trade shows and conduct direct mail campaigns highlighting HealthAxis' products and services to targeted audiences.

Marketing Agreements

         Agreement with America Online, Inc. HealthAxis' interactive marketing agreement with America Online, Inc. provides that HealthAxis will be the exclusive third-party direct marketer of managed-care and indemnity health insurance policies, dental insurance, vision insurance, prescription coverage, critical care insurance and long-term care insurance coverage and, subject to certain restrictions, the non-exclusive third-party marketer of life and long-term disability for individuals and groups of less than 50 individuals in the United States via America Online, Inc.'s online service. Under the interactive marketing agreement, America Online, Inc. will advertise the products to its subscribers on America Online, Inc.'s online network and the products will be sold online through HealthAxis' website.

         On March 29, 1999, HealthAxis and America Online, Inc. entered into the second amendment to the interactive marketing agreement, which provides HealthAxis with access to CompuServe and Netscape Netcenter, which HealthAxis believes will expand its marketing scope and also provides for a four month "wind down" period in the event HealthAxis elects not to exercise its option to renew its agreement with America Online, Inc. for an additional term. The initial term expired on January 31, 2000. HealthAxis is currently negotiating renewal terms with America Online, Inc. HealthAxis has paid America Online, Inc. a total of $10.0 million pursuant to this agreement. In the event of non-renewal, America Online, Inc. has agreed to continue to market and support HealthAxis on a non-exclusive basis until May 31, 2000. In the event HealthAxis elects to renew its agreement with America Online, Inc. for a second term, the second amendment extends the renewal term from 24 to 28 months beginning on February 1, 2000 and ending on May 31, 2002, at a cost of $33.5 million. In the event HealthAxis fails to make any payments to America Online, Inc. when due, the remaining payments become due and payable.

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

         Agreement with Lycos, Inc. HealthAxis' amended agreement with Lycos, Inc. provides that Lycos, Inc. will make HealthAxis the exclusive provider of medical, HMO, PPO, indemnity, vision, prescription, long-term care, and long-term disability insurance, for a total of approximately $9.1 million, which has been paid, during the term of the agreement which shall extend for twenty-four months from the launch of the co-branded version of HealthAxis' site if certain sales goals are met. In addition, HealthAxis will pay Lycos, Inc. certain fees based upon the success of sales from the co-branded website.

         Agreement with CNet, Inc. and Snap!, LLC. HealthAxis' amended agreement with CNet Inc. and Snap!, LLC provides that CNet Inc. and Snap!, LLC will promote HealthAxis as its provider through the Internet and television of medical and PPO, dental, vision, prescription, long-term care, and long-term disability insurance, for a total of approximately $2.4 million during the initial term of the agreement which shall extend until August 31, 2000. The amended agreement provides that HealthAxis will be CNet Inc.'s exclusive provider with respect to those products. HealthAxis may, at its option, extend the agreement during a renewal term until August 31, 2001 by paying CNet Inc. and Snap!, LLC an additional $7.5 million. In addition, HealthAxis will pay to CNet Inc. and Snap!, LLC certain fees based upon the success of sales from the co-branded website.

         Yahoo! Marketing Agreement. On August 12, 1999, HealthAxis entered into a targeted marketing agreement with Yahoo!, which provides HealthAxis with impressions in selected areas. The agreement terminated on January 31, 2000. A new agreement providing impressions from February 2000 through December 31, 2000 was executed on February 7, 2000.

Intellectual Property and Technology

         Patent, Trademark and Copyright Protection. HealthAxis' ability to compete is dependent to a significant degree upon its proprietary systems, technology, and intellectual property. HealthAxis relies upon a combination of trademark, copyright, confidentiality agreements and trade secret laws as well as other measures to protect its proprietary rights. HealthAxis does not have any patents or patent applications and currently does not plan to file any patent applications. HealthAxis has registered the name "HealthAxis.com" with Internic, a private corporation organized by U.S. government which administers Internet domain names. HealthAxis has applied for registration of the trademark "HealthAxis.com" with the United States Patent and Trademark Office. The United States Patent and Trademark Office has preliminarily refused registration to HealthAxis based upon the existence of a prior registration for a mark which the United States Patent and Trademark Office has deemed confusingly similar. HealthAxis has responded to the United States Patent and Trademark Office in order to attempt to overcome the preliminary refusal. HealthAxis has applied for or registered the following trademarks with the United States Patent and Trademark Office: Insur-Web, Insur-Voice, Insur-Image, Insur-Enroll, Insur-Admin and Insur-Claims. HealthAxis has determined not to file applications for these marks in foreign countries at this time. HealthAxis' sales materials, content and software are protected by copyright.

         In December 1998, a third party notified Insurdata that it believed Insurdata had infringed upon a common law trademark held by such party through its use of the name "Insur-Web" because a similar name is currently being utilized by the third party. HealthAxis does not believe that its use of the name Insur-Web constitutes an infringement of this party's rights and intends to defend itself against any infringement claim asserted. No assurance can be given as to whether Insurdata will ultimately prevail in any action that may be

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

brought by this party. See "--Risk Factors -- HealthAxis may be unable to protect is proprietary technology."

         Third-Party Technology, Website Ownership and Maintenance. HealthAxis relies on a variety of technology that it licenses from third parties, including its database and Internet server software, which is used in HealthAxis' website to perform key functions. Web design and maintenance are currently performed by in house technicians in order to permit HealthAxis to maintain control over its Internet platform. HealthAxis anticipates updating its website on an ongoing basis. See "--Risk Factors -- HealthAxis depends upon technology licensed from third parties for the success of its operations."

         Website Technology. The technology supporting the website itself consists of a scalable client/server architecture in a fully load balanced environment using redundant Sun Enterprise servers. HealthAxis' applications are specifically designed for the website and are written in the programming language Java under a Sun implementation of the Unix operating system. HealthAxis has used RAID technology to provide a greater degree of reliability for data contained in its Oracle 8 based database. The host for the website is Best Internet Communications, Inc., located in San Francisco, California. The infrastructure, web applications software and the web servers are owned by HealthAxis. HealthAxis continually monitors website statistics, network performance and service levels.

         Back End Processing Technology. HealthAxis has created an executive information system operating in an Oracle 8 environment on a Sun computer running Unix. HealthAxis' systems have back up and recovery programs in place. HealthAxis uses multiple web servers within a single site but plans to distribute its servers to multiple sites for greater redundancy.

         Communications. All of the above installations are interconnected using high-speed private telecommunications links. All transmissions between the consumer, website, and carrier partners or third-party administrators will be secured using "Secured Socket Layer" (SSL version 3). Domestic encryption is used where applicable (i.e., 128 bit) including all server to server communications. A minimum export encryption is also used (i.e., 40 bit).

         Application Solutions Group Web Technologies. The technology supporting the application solutions group's Web services are based on a distributed computing environment relying primarily on Microsoft technology platforms. Web servers are based on Internet Information Server 4.0, middle tier business logic is placed in Microsoft Transaction Server 2.0, and databases are based on Microsoft SQL Server 7.0 and 6.5. The current computing platform consists of over 50 NT servers. Additional software utilized includes workflow and print tools from JetForm. PDF technology has been licensed from Active4 Technologies.

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

         DataCenter Core Processing Environment. The application solutions group also has connectivity to several back end computing environments. The main data center is located in North Richland Hills, Texas and is a 8,500 sq. foot facility with the following processing equipment and systems:

         o 16 IBM RS6000 processors running AIX (ranging up to the H70 class computing platform)

         o IBM mainframe 9672/R35 (180Mips) running OS/390

         o Two terrabytes of DASD (1.3 available) and two Storage Tek tape silohs (6000 tapes each)

All NT server equipment is from Compaq and all production servers are Proliant class servers configured with RAID (or mirroring), dual LAN connectivity, and redundant power supplies. All networks are switched with Cisco Catalyst multi-gigabit switching, and core routers are Cisco with Bay routers for WAN connectivity. Internet firewall technology is based on Cisco PIX firewalls. The facility has redundant backbone connections for the WAN and Internet. There is UPS and diesel power backup. Off-sight disaster recovery is through Comdisco.

Competition

         HealthAxis believes it provides a unique combination of Internet-based consumer services and business to business software applications. HealthAxis also believes that its ability to offer both payors and consumers an electronic platform gives HealthAxis a unique competitive advantage among its peers. HealthAxis competes with other insurance online providers and traditional, agent-based insurance distribution system participants.

         Online Insurance Competition. HealthAxis' principal online competitors are Intuit's InsureMarket (www.insuremarket.com), Quotesmith (www.quotesmith.com), Insweb (www.insweb.com) and ehealthinsurance.com (www.ehealthinsurance.com). Insweb and Insuremarket are both built around an agent-referral business model pursuant to which prospective applicants are given a price quote, but must utilize a referral to a traditional agent in order to apply for and buy a policy. In addition, neither company is focused on the health insurance market as is HealthAxis. Quotesmith is an agency that uses its website to initiate a sales process that ultimately resembles the traditional, paper-heavy process, not an e-commerce model. Ehealthinsurance.com's business model more closely resembles HealthAxis' transaction-oriented focus. However, HealthAxis believes it currently has more carrier partners and broader distribution than does ehealthinsurance.com. In addition, ehealthinsurance.com does not offer the transaction processing on its website and requires actual signatures.

         HealthAxis believes that the principal competitive factors in the online insurance distribution market will be price and convenience, as well as, name recognition and reputation, product selection, Internet access to claims information, ease of use, site content, quality of claims processing services and technical experience. Relative to both traditional agents and agent-referral online services, HealthAxis believes that its online transaction-based business model affords it a competitive advantage in the low cost delivery of health insurance plans to consumers and small groups.

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

         The principal competitive factors for the application solutions group are the breadth and quality of system and product offerings, features and functionality, service and support, processing capacity and the ability to successfully develop and deploy product improvements. HealthAxis believes that application solutions group's major competitors include Healtheon/WebMD, RIMS, Erisco, El Dorado, TXEN, a division of Nichols Research Corp., and Amisys Managed Care Systems, Inc., a division of HBOC. See "--Risk Factors -- Competition from other insurance providers with longer operating histories and greater financial resources than HealthAxis may have a material adverse effect on its business."

Privacy Policy

         HealthAxis believes that the privacy of personal information on the Internet is of growing concern to users of the electronic commerce sites. HealthAxis has adopted a privacy policy for information of users of its website. HealthAxis does not disclose any personally identifiable information of a consumer to HealthAxis' carrier partners until the consumer submits an application. HealthAxis does not sell or otherwise make available to any other party any personally identifiable information of the consumers. Personally identifiable non-medical information may be used internally in order to continuously improve the content of the website and the consumer's shopping experience. Aggregated statistical information, without individual identification, is analyzed by HealthAxis in order to improve the overall product offering and may be shared with HealthAxis' carrier partners for that purpose. HealthAxis is a licensee of the TRUSTe Privacy Program and adheres to their standards regarding the protection of personally identifiable information of Internet users.

Regulation

         Internet Related. Although there are currently few laws and regulations directly applicable to the Internet, it is likely that new laws and regulations will be adopted in the United States and elsewhere covering issues such as copyrights, privacy, pricing, sales taxes and characteristics and quality of Internet services. The adoption of restrictive laws or regulations could slow Internet growth or expose companies engaged in business on the Internet to regulation or restrictions on the content available on their websites. The application of existing laws and regulations governing Internet issues such as property ownership, libel and personal privacy is also subject to substantial uncertainty at this time. In addition, current or new government laws and regulations, or the application of existing laws and regulations, including laws and regulations governing issues such as property ownership, content, taxation, defamation and personal injury, may expose companies engaged in business on the Internet to significant liabilities.

         Insurance Related. As a result of the business activities presently being conducted by HealthAxis, HealthAxis has organized HealthAxis.com Insurance Services, Inc., a Pennsylvania corporation, which has also organized subsidiary companies in four states. HealthAxis.com Insurance Services, Inc. is to become licensed with state insurance departments to sell insurance and receive commissions from the sale of insurance. HealthAxis.com Insurance Services, Inc. has filed or is in the process of filing for licenses in all 50 states and the District of Columbia. As a licensed agency, HealthAxis.com Insurance Services, Inc. is subject to the regulation and examination by the Insurance Departments or commissions in the states in which HealthAxis.com Insurance Services, Inc. is licensed. HealthAxis, either directly or through wholly-owned subsidiaries doing business in certain states, is subject to the laws and regulations of such insurance departments where such laws and regulations are primarily intended to benefit purchasers of insurance and generally grant supervisory agencies broad administrative powers, including the power to restrict the carrying on of business for failure to comply with such laws and regulations. In such event, the possible sanctions that may be imposed include the suspension of individual employees, limitations on engaging in business for specific periods, censures and fines. Advertisements in connection with insurance products sold through HealthAxis' website are regulated by state insurance departments and commissions. See "--Risk Factors -- HealthAxis faces regulatory risk because current insurance industry regulations are not based on the delivery of insurance documents or disclosures by way of the Internet which makes HealthAxis' compliance with those regulations less certain," and "--Risk Factors -- It is unclear whether future regulations may have an adverse effect on HealthAxis' performance by increasing costs to maintain compliance."

Facilities

         HealthAxis is headquartered in East Norriton, Pennsylvania. HealthAxis leases office space at the following locations:

         Address                                                               Square Feet
         -----------------------------------------------------------------     ---------------
         2500 DeKalb Pike, East Norriton, PA                                   41,000
         5215 North O'Connor Blvd, 800 Central Tower, Irving, TX               31,325
         2121 Precinct Line Road, Hurst TX                                     20,000
         4001 McEwen, Dallas, TX                                               4,000
         990 West Atherton Dr, Ste. 200  Salt Lake City, UT                    5,000
         670 East Main St, Castledale, UT                                      5,450
         1200 East Ephraim Canyon,  Ephraim, UT                                10,000
         Montego Bay Free Zone, Bldg No. 2, Montego Bay, Jamaica               5,000
         1-3 Pimento Way, Montego Freeport, Montego Bay,  Jamaica              10,000
         577 Howard Street, San Francisco, CA                                  2,100

Employees

         As of January 7, 2000, HealthAxis had 1,055 employees, including 435 full-time professional employees, 477 full time data capture employees and approximately 143 part-time data capture employees. None of HealthAxis' employees is represented by a labor union or collective bargaining agreement. HealthAxis considers its employee relations to be good. Competition for qualified technical personnel is intense, particularly among software development and other technical staff. HealthAxis believes that its future success will depend in part on its combined ability to attract, hire and retain qualified personnel. See "-- Risk Factors -- HealthAxis depends upon a number of key personnel and a loss of any of those individuals could disrupt operations" and "-- Risk Factors -- HealthAxis may not be able to attract or retain highly skilled technical and managerial personnel, which could slow its growth."

Litigation Matters

         From time to time, HealthAxis may be involved in litigation, including that arising in the ordinary course of its business. No litigation is pending which, in the opinion of management, is likely to have a materially adverse effect on HealthAxis' results of operations or financial condition.

           Management's Discussion and Analysis of Financial Condition and Results of Operations of HealthAxis

         The following discussion is qualified in its entirety by the more detailed information contained in the Selected Consolidated Financial Information of HealthAxis appearing on page 10 and the Consolidated Financial Statements and the related notes of HealthAxis included in Chapter VI of this joint proxy statement/prospectus.

Results of Operations

          Nine Months Ended September 30, 1999 compared to Nine Months
                            Ended September 30, 1998

         Net Loss. For the nine months ended September 30, 1999, the net (loss) applicable to common stock was ($18.5) million, or ($1.12) per diluted share, compared to the net (loss) of ($3.2) million, or ($0.24) per diluted share for nine months ended September 30, 1998. HealthAxis' net loss was the result of developing the HealthAxis website, with the largest expense related to securing impressions on the website.

         Revenues. Revenues of $337,000 for the nine months ended September 30, 1999 were primarily attributable to interest income received on short-term investments on the private placement proceeds and commissions and administrative fees on individual health insurance policies sold on HealthAxis' website. During the nine months ended September 30, 1998, no revenues were derived from the website, which was launched on December 3,1998

       Operating and Development Expenses. Operating and development expenses increased to $3.9 million for the nine months ended September 30, 1999 from $0.3 million for the nine months ended September 30, 1998. This increase was primarily due to HealthAxis' increase in employee and recruiting expenses related to software engineering, carrier integration, website enhancements, and general operations. To support HealthAxis' business strategy, it is anticipated that operating and development expenses will increase as more carriers and products are integrated and website enhancements are made.

         Sales and Marketing Expenses. Sales and marketing expenses increased to $12.1 million for the nine months ended September 30, 1999 from $1.4 million in the nine months ended September 30, 1998 primarily due to the amortization of interactive marketing agreements based on the number of impressions received by the HealthAxis website. Interactive marketing amortization was $9.4 million for the nine months ended September 30, 1999 and $0.8 million for the nine months ended September 30, 1998. In addition, employee recruiting and on-line and print advertising increased as HealthAxis implemented its marketing strategy. HealthAxis expects the impression amortization to increase as additional carriers and products are introduced to the website.

         General and Administrative Expenses. General and administrative expenses include executive management, accounting, legal, and human resource personnel and expenditures for applicable overhead costs. General and administrative expenses increased $2.5 million for the nine months ended September 30, 1999 from $1.4 million for the nine months ended September 30, 1998. HealthAxis experienced an increase in expense due primarily to employee and recruiting expenses relating to the increase in personnel to build its administrative and executive staffs.

Year Ended December 31, 1998

         Net Loss. For the year ended December 31, 1998, the net (loss) applicable to common stock was ($4.9) million or ($0.35) per diluted share. HealthAxis' net loss was the result of beginning operations on March 26, 1998, with the largest expenses related to recruiting and interactive marketing agreements.

         Revenues. Revenues for the year ended December 31, 1998 related primarily to interest income. No commissions were received as the official launch of the HealthAxis website occurred on December 3, 1998.

         Operating and Development Expenses. Operating and development expenses of $0.8 million for the year ended December 31, 1998 were the result of the cost of services provided as well as increased consulting fees relating to carrier partner integration planning and website design.

         Sales and Marketing Expenses. Sales and marketing expenses of $1.3 million for the year ended December 31, 1998 were primarily due to the amortization of expenses related to HealthAxis' interactive marketing agreements based on the number of impressions received by the HealthAxis website. Interactive marketing amortization for the year ended December 31, 1998 was $0.6 million.

         General and Administrative Expenses. General and administrative expenses of $2.5 million for the year ended December 31, 1998 were primarily due to consulting, employee and recruiting expenses.

Liquidity and Capital Resources

         General. A major objective of HealthAxis is to raise sufficient capital to fund growth, fulfill HealthAxis' business strategy and meet all cash requirements with cash and short term equivalents.

         The primary source of cash was HealthAxis' debt and equity financings. The primary uses of cash were payments to Internet services, employee-related expenses, website enhancements, and marketing costs. At September 30, 1999, HealthAxis had a cash balance of $6.9 million. At December 31, 1998, HealthAxis had a historical cash balance of $1.7 million. HealthAxis expects negative cash flows from operations to continue for the foreseeable future, as it continues to develop and market its products.

         Nine months ended September 30, 1999 compared to the nine months ended September 30, 1998. During the nine months ended September 30, 1999, HealthAxis' liquidity requirements were primarily met through the issuance of debt and equity securities. The primary uses of cash were operating costs and payments to America Online Inc., Lycos, Inc., Snap!, LLC, CNet Inc. and Yahoo!. During the nine months ended September 30, 1998, HealthAxis' liquidity requirements were primarily met by cash advances from its parent company, HAI, which were subsequently repaid, and the issuance of a convertible note to HealthPlan Services, Inc. The primary uses of cash were operating costs and payments made to Internet service providers.

         Net cash used in operating activities of $10.9 million during the nine months ended September 30, 1999 reflects negative cash flow from HealthAxis' operations and $3.6 million of payments pursuant to agreements with America Online Inc., Lycos, Inc., CNet Inc., Snap!, LLC and Yahoo! which are reflected in the increase in prepaid interactive marketing expense. HealthAxis financed these activities through the issuance of equity securities, which, during the nine months ended September 30, 1999 and the nine months ended September 30, 1998, yielded net proceeds of $18.4 million and $7.5 million, respectively.

         HealthAxis does not anticipate paying cash dividends in the foreseeable future.

         During the year ended December 31, 1998, HealthAxis' historical liquidity requirements were primarily met by its parent company, HAI, which were subsequently repaid, and the issuance of a convertible note to HealthPlan Services, Inc. The primary uses of cash were operating costs and payments made to Internet services.

         HealthAxis' net cash used in operating activities of $9.9 million in 1998 reflects negative cash flow from operating expenses and $9.3 million of payments to America Online Inc., Lycos, Inc. and CNet Inc. under the respective contracts which were reflected in the increase in Prepaid Interactive Expense. HealthAxis financed these activities through the issuance of equity securities, which, during the year ended December 31, 1998, yielded net proceeds of $13.1 million as more fully described in HealthAxis' Consolidated Financials Statements for the period ended December 31, 1998.

Impact of Inflation

         Higher interest rates, which have traditionally accompanied inflation, affect HealthAxis' combined historical short-term investment revenue.

         Inflation has significantly increased the cost of health care. The adequacy of premium rates in relation to the level of health claims is monitored by insurance carriers and, where appropriate, premium rates on such policies are generally increased as policy benefits increase. Failure to make such increases commensurate with health care cost increases may result in losses to HealthAxis' insurance carriers. Implementation by the HealthAxis' insurance carriers of changes in premium rates may adversely affect HealthAxis' commission revenue and may increase the HealthAxis' operating and development expense.

Expenditures and Commitments

         At September 30, 1999, HealthAxis has no material commitments for capital expenditures. HealthAxis purchased $2.2 million of property and equipment during the nine months ending September 30, 1999 and during the same period in 1998, HealthAxis purchased $1.1 million of property and equipment. HealthAxis has purchased $1.5 million of property and equipment during the year ended December 31, 1998.

         During the nine months ended September 30, 1999, HealthAxis completed three private placements of its securities, which provided approximately $18.4 million of cash. On December 7, 1999, HealthAxis completed a private placement, which provided approximately $55 million of cash. The net proceeds have been used to fund amounts due under HealthAxis' distribution agreements with America Online Inc., Lycos, Inc., CNet Inc., Snap!, LLC and Yahoo! through the end of fiscal 1999, and the balance is intended to be used by HealthAxis for its working capital and other general purposes. HealthAxis believes that the above net proceeds together with its current cash and cash equivalents will be sufficient to fund current operations through 2000. However, subsequent equity or debt financing will be necessary to enable HealthAxis to fund amounts due to America Online Inc. in the event that HealthAxis elects to exercise its option to renew its agreement with America Online Inc., payments to Lycos, Inc., CNet Inc. and Snap! LLC, future operations and continue to implement its current business strategies.

         HealthAxis has entered into an Interactive Marketing Agreement with America Online Inc. and promotional agreements with CNet Inc., SNAP!, LLC and Lycos, Inc. In connection with these agreements HealthAxis has paid $15.5 million in cash and warrants as of September 30, 1999 and is required to pay additional amounts as described in Notes F, G, H and AA to HealthAxis' Consolidated Financial Statements for the period ending December 31, 1998.

         In August 1999, HealthAxis entered into an Advertising Agreement with Yahoo!. In connection with this agreement, HealthAxis has paid $150,000 as of September 30, 1999 and is required to pay an additional $575,000 as described in Note E to HealthAxis' Consolidated Financial Statements for the period ending September 30, 1999.

         HealthAxis has entered into an Interactive Marketing Agreement with America Online Inc. and promotional agreements with CNet Inc., SNAP!, LLC and Lycos, Inc.. In connection with these agreements HealthAxis is required to accrue expense amounts as described in Notes F, G, H and AA to HealthAxis' Consolidated Financial Statements for the period ending December 31, 1998.

Year 2000 Compliance

         Year 2000 issues are the result of computer programs being written using two digits rather than four to define the applicable year. In other words, date-sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000. This could have resulted in system failures or miscalculations causing disruptions in operations, including, among other things, a temporary inability to process transactions, send invoices, or engage in similar normal business activities.

         HealthAxis established a task force to assess its systems to determine whether they correctly define the Year 2000 and to determine the extent to which the systems of its suppliers, Internet partners, carrier partners and other business partners (insofar as they are material to HealthAxis' business) were subject to the Year 2000 issue. HealthAxis completed this assessment in November 1999 and has performed remedial procedures.

         To date, HealthAxis has experienced very few Year 2000 problems, with those problems centering on data received from the customer's Internet provider. The cost of programming changes as of September 30, 1999 was negligible.

                            Management of HealthAxis

Executive Officers and Directors

     The following table sets forth information regarding the directors and executive officers of HealthAxis.

               Name                   Age(1)                     Position with HealthAxis
-----------------------------------  --------- --------------------------------------------------------------
Michael Ashker...................       46     President, Chief Executive Officer and Director
Alvin H. Clemens.................       62     Chairman of the Board
Henry  G. Hager..................       65     Director
Patrick J. McLaughlin............       41     Director
Edward W. LeBaron, Jr............       68     Director
Gregory T. Mutz..................       53     Director
Dennis B. Maloney................       53     Chief Operating Officer and Director
Anthony R. Verdi.................       51     Treasurer and Chief Financial Officer
Elaine del Rossi.................       56     Senior Vice President - Sales and Marketing
Andrew Felder....................       33     Executive Vice President - Strategy and Corporate Development
Michael G. Hankinson.............       43     Vice President, General Counsel and Secretary

---------------------------
(1)      Age as of the record date of the annual meeting.

         Michael Ashker has been President, Chief Executive Officer and a Director of HealthAxis since March 1998. Mr. Ashker has been a Director of HAI since December 1998 and President and Chief Executive Officer of HAI since August 1999. Mr. Ashker was the Managing Director of Lynx Capital Group LLC, an independent investment advisor and fund management firm, from September 1995 to January, 2000. Prior to such time, he was a Money Manager for Kidder Peabody & Co. from 1991 to 1995, for Bateman, Eichler, Hill and Richards from 1988 to 1991, and for Shearson/American Express from 1984 to 1988.

         Alvin H. Clemens has been Chairman of the Board of HealthAxis since March 1998. Mr. Clemens has been Chairman of the Board of HAI and subsidiary companies since October 1989 and was Chief Executive Officer of HAI from 1989 to 1999. Mr. Clemens was also President of HAI and Provident Indemnity Life Insurance Company Life Insurance Company from 1993 to 1996. Prior to such time he was President of Maine National Life Insurance Company from 1989 to 1995 and Owner and Chairman of the Board of Maine National Life Insurance Company from 1985 to 1989. Mr. Clemens was President and Director of Academy Life Insurance Company and Pension Life Insurance Company of America from 1970 to 1985. Mr. Clemens was Chairman/Chief Executive Officer of Academy Insurance Group Inc., from 1967 to 1985.

         Henry G. Hager has been a Director of HAI since 1996, a Partner in the law firm of Stradley Ronon from 1994 through December of 1999. He currently is Of Counsel at Stradley Ronon and has been President and Chief Executive Officer of The Insurance Federation of Pennsylvania since 1985. Mr. Hager also serves as a director of American Waterworks Company, a public company. Mr. Hager joined HealthAxis' board in January 2000.

         Edward W. LeBaron, Jr. has been a Director of HAI since 1998 and a Director of Lynx Capital Group, LLC since January 1997. Prior to such time, Mr. LeBaron was an attorney and Partner in the Political Law Group of Pillsbury, Madison & Sutro from 1989 to 1994. Mr. LeBaron joined HealthAxis' board in January 2000.

         Gregory T. Mutz has served as a Director and President and Chief Executive Officer of UICI since January 1999 and has served as a director of HealthAxis since January 2000. Mr. Mutz was a director of Insurdata Incorporated from May 1999 to January 2000. Mr. Mutz has served as Chairman of the Board of Amli Realty Co. since 1980, as Chairman of the Board of Trustees of Amli Residential Properties Trust since 1994, and as Chairman of Amli Commercial Properties Trust since 1997. Mr. Mutz has also served as Chairman of the Board of Excell Global Services since 1997. He has been a Director of the National Multifamily Housing Council since 1995 and a Director of Alleghany/Chicago Trust since 1996. Mr. Mutz also served as a Director of Baldwin & Lyons from 1978 until 1997 and as a Director of Avtel Communications from 1997 until 1998.

         Dennis B. Maloney became HealthAxis' Chief Operating Officer and a director in January 2000. Prior to such time Mr. Maloney was President and Chief Executive Officer of Insurdata Incorporated since January 1997 and was on the Board of Directors of Insurdata Incorporated from March 1997 to January 2000. From 1976 until October 1996, Mr. Maloney served in various capacities with SHL Systemhouse, Inc., a technology company, most recently as President of its outsourcing division. Mr. Maloney is a director of JetForm Corporation, a public company.

         Patrick J. McLaughlin has served as a director of HealthAxis since February, 2000 and has served as a director of UICI since January 1999. Mr. McLaughlin has also served as a director of Universal American Financial Corporation since 1995. Mr. McLaughlin has been the Managing Director of Emerald Capital Group, Ltd., an asset management and consulting firm specializing in the insurance industry, since April 1993. Prior to such time, he was Executive Vice President and Chief Investment Officer of Life Partners Group, Inc. from April 1990 to April 1993 and Managing Director of Conning & Company from August 1989 to April 1990. He served as Senior Vice President and Chief Investment Officer of ICH Corporation from March 1987 to August 1989.

         Anthony R. Verdi has been the Chief Financial Officer and Treasurer of HealthAxis since November 1999. He also serves as Chief Operating Officer of HAI and subsidiaries since December 1997. He served as President of Provident Indemnity Life Insurance Company from December 1998 through October 1999 and as Treasurer and Chief Financial Officer of the HAI and subsidiaries from 1990 through 1997. Prior to 1990, he was Vice President and Controller of Inter-County Hospitalization Plan Inc. and he served as Assistant Controller Academy Insurance Group Inc. from 1971 through 1986.

         Elaine del Rossi has been Senior Vice President - Sales and Marketing of HealthAxis since November 15, 1999. Prior to such time, she served as President of Health Options 2000 Consulting, a sales, marketing and business consultant to major healthcare companies from March 1997 to November 1999. From September 1994 to March 1997, she served as Senior Vice President of Sales/Marketing for AmeriChoice Medicaid HMO.

         Andrew Felder has been Executive Vice President - Strategy and Corporate Development of HealthAxis since January 1999. He also served as Chief Operating Officer of HealthAxis from March 1998 to March 1999. Prior to such time, Mr. Felder was a self-employed management consultant to Lynx Capital Group LLC, from July 1997 to February 1998 during which time he co-founded JusticeLink, Inc., a Dallas, Texas Internet company that provides electronic document filing services to the justice community. He also was employed as the Vice President of Strategic Planning at Wells Fargo Bank, from July 1995 to February 1997 and the Manager of Strategic Planning at Dole Food Company, from July 1992 to July 1995.

         Michael G. Hankinson has been the Vice President and General Counsel of HealthAxis since April, 1999. He became Secretary of HealthAxis in November, 1999. Prior to joining HealthAxis, Mr. Hankinson served as Senior Vice President, Secretary and General Counsel with Gramercy Insurance Co. from September 1992 to June 1998. Prior to such time, Mr. Hankinson was an environmental attorney with Olin Corporation from 1991 to August 1992 and an Instructor in Management in the College of Business Administration at Fairleigh Dickinson University from August 1986 to August 1992.

                      Principal Shareholders of HealthAxis

         The following table provides information regarding the beneficial ownership of HealthAxis' capital stock as of _____________, 2000 by:

  o each person who is known by HealthAxis to own beneficially 5% or more of any class of HealthAxis' capital stock;

  o  each of HealthAxis' directors;

  o HealthAxis' chief executive officer and each of the other four most highly compensated executive officers; and

  o  all of HealthAxis' directors and executive officers as a group.

                                   Common Stock            Series A Preferred          Series B Preferred
                            ------------------------     -----------------------     ----------------------
                              Number of                   Number of                   Number of
                                Shares                      Shares                      Shares
                             Beneficially    Percent     Beneficially    Percent     Beneficially   Percent
 Beneficial Owners (1)           Owned      of Class         Owned      of Class         Owned     of Class
------------------------   ---------------- --------     ------------   --------     ------------  --------
UICI.....................  19,101,178(2)(3)   44.9%                --         --               --        --
4001 McEwen, Suite 200
Dallas, TX 75244

HealthAxis Inc...........  15,355,728         36.2%         445,916(4)     81.7%               --        --
2500 DeKalb Pike
East Norriton, Pa 19401

UICI Voting Trust........  10,103,217(8)      23.8%                 --        --               --        --
2500 DeKalb Pike
East Norriton, PA 19401

Founders Plan Voting
 Trust...................   2,439,885(9)       5.8%                 --        --               --        --
2500 DeKalb Pike
East Norriton, PA 19401

AHC Acquisition Inc......             --         --            100,000     18.3%               --        --
2500 DeKalb Pike
East Norriton, PA 19401

America Online Inc.......     300,000(5)         --                 --        --          625,529     100.0%
2200 AOL Way
Dulles, VA 20166

Cerberus Partners, LP....             --         --                 --        --               --         --
450 Park Avenue, 28th Floor
New York, NY 10022

HealthInvestors, LP......             --         --                 --        --               --         --
450 Park Avenue, 28th Floor
New York, NY 10022

Pequod International              72,517         (*)                --        --               --         --
450 Park Avenue, 28th Floor
New York, NY 10022

Pequod Investments, L.P..         72,517         (*)                --        --               --         --
450 Park Avenue, 28th Floor
New York, NY 10022

Pequod Health LLC........         36,851         (*)                --        --               --         --
450 Park Avenue, 28th Floor
New York, NY 10022

Intel Corp. .............             --          --                --        --               --         --
2200 Mission College Blvd.
Santa Clara, CA 95052

[RESTUB]

                                Series C Preferred         Series D Preferred
                             ------------------------    -----------------------
                              Number of                   Number of
                                Shares                      Shares
                             Beneficially     Percent    Beneficially    Percent
 Beneficial Owners (1)          Owned        of Class       Owned       of Class
------------------------     ------------    --------    ------------   --------
UICI.....................         866,551       56.8%              --         --
4001 McEwen, Suite 200
Dallas, TX 75244

HealthAxis Inc...........              --          --              --         --
2500 DeKalb Pike
East Norriton, Pa 19401

UICI Voting Trust........              --          --              --         --
2500 DeKalb Pike
East Norriton, PA 19401

Founders Plan Voting
 Trust...................              --          --              --         --
2500 DeKalb Pike
East Norriton, PA 19401

AHC Acquisition Inc......              --          --              --         --
2500 DeKalb Pike
East Norriton, PA 19401

America Online Inc.......              --          --              --         --
2200 AOL Way
Dulles, VA 20166

Cerberus Partners, LP....          86,656        5.7%              --         --
450 Park Avenue, 28th Floor
New York, NY 10022

HealthInvestors, LP......         105,000        6.9%              --         --
450 Park Avenue, 28th Floor
New York, NY 10022

Pequod International              129,983        8.5%              --         --
450 Park Avenue, 28th Floor
New York, NY 10022

Pequod Investments, L.P..         129,983        8.5%              --         --
450 Park Avenue, 28th Floor
New York, NY 10022

Pequod Health LLC........         169,851       11.1%              --         --
450 Park Avenue, 28th Floor
New York, NY 10022

Intel Corp. .............              --          --         333,334     100.0%
2200 Mission College Blvd.
Santa Clara, CA 95052


                                   Common Stock            Series A Preferred          Series B Preferred
                           ---------------------------   -----------------------     ----------------------
                              Number of                   Number of                   Number of
                                Shares                      Shares                      Shares
                             Beneficially      Percent   Beneficially    Percent     Beneficially   Percent
 Beneficial Owners (1)           Owned        of Class       Owned      of Class         Owned     of Class
------------------------   ----------------   --------   ------------   --------     ------------  --------
Michael Ashker...........  13,649,103(6)(8)(9)   31.4%             --         --               --        --

Alvin H. Clemens.........   2,439,885(9)          5.8%         100,000(7)  18.3%               --        --

Henry G. Hager...........   2,439,885(9)          5.8%              --        --               --        --

Patrick J. McLaughlin....                                           --        --               --        --

Edward W. LeBaron, Jr....  12,543,102(8)(9)      29.6%              --        --               --        --

Gregory T. Mutz..........          --               --              --        --               --        --

Anthony R. Verdi.........          --               --              --        --               --        --

Dennis B. Maloney........  10,635,217(8)(10)     24.9%              --        --               --        --

Andrew Felder............     168,231(11)(12)      (*)               --       --               --        --

Elaine del Rossi.........          --               --               --       --               --        --

Michael G. Hankinson.....      20,334(13)          (*)               --       --               --        --

All directors and executive
officers as a group
(11 Persons) ............  14,369,668            32.7%          100,000(7) 18.3%               --        --

{RESTUB]

                                Series C Preferred         Series D Preferred
                             ------------------------    -----------------------
                              Number of                   Number of
                                Shares                      Shares
                             Beneficially     Percent    Beneficially    Percent
 Beneficial Owners (1)          Owned        of Class       Owned       of Class
------------------------     ------------    --------    ------------   --------
Michael Ashker...........              --          --              --         --

Alvin H. Clemens.........              --          --              --         --

Henry G. Hager...........              --          --              --         --

Patrick J. McLaughlin....              --          --              --         --

Edward W. LeBaron, Jr....              --          --              --         --

Gregory T. Mutz..........              --          --              --         --

Anthony R. Verdi.........              --          --              --         --

Dennis B. Maloney........              --          --              --         --

Andrew Felder............              --          --              --         --

Elaine del Rossi.........              --          --              --         --

Michael G. Hankinson.....              --          --              --         --

All directors and executive
officers as a group
(11 Persons) ............              --          --              --         --

---------------------
(1)  The address of each director and executive officer is that of HealthAxis.

(2) Includes a warrant granted to UICI to purchase 150,000 shares of common stock at an exercise price of $4.40 and 7,500 shares of common stock at an exercise price of $12.00 per share and reflects the issuance of 18,943,678 shares to UICI in connection with the merger of Insurdata Incorporated with HealthAxis of which 10,103,217 shares held in the UICI Voting Trust over which UICI has sole dispositive power but no voting power. The shares held in this trust are voted by a majority of the trustees of this trust, Messrs. Ashker, LeBaron and Maloney.

(3) Does not include 950,365 shares of common stock owned by HealthPlan Services, Inc. On October 5, 1999, UICI and HealthPlan Services entered into a definitive agreement that provides for the purchase of HealthPlan Services by UICI in a stock-for-stock merger transaction subject to certain conditions. No assurances can be given that this transaction will be completed. See "-- Certain Transactions."

(4) Represents shares of Series A preferred stock acquired from Provident Indemnity Life Insurance Company, a former subsidiary of HAI, which are convertible to common stock on a one for one basis (subject to adjustment). See "Chapter IV - Other HealthAxis Annual Meeting Proposals - Item 1 - Election of Directors - Relationship with HAI and UICI."

(5) Represents a warrant exercisable for 300,000 shares of HealthAxis common stock or HAI common stock at an exercise price of $1.77 per share for HealthAxis common stock and $3.38 per share of HAI common stock.

(6) Includes 1,106,001 shares of common stock subject to options granted to Mr. Ashker which are currently exercisable. Of such amount, options to purchase 991,000 shares, 145,000 shares and 55,000 shares have been granted at exercise prices of $1.77, $5.77 and $12.00 per share, respectively. Excludes 48,333 shares of common stock subject to options granted at an exercise price of $5.77 and 36,666 shares of common stock subject to options granted to an exercise price of $12.00 per share which are not currently exercisable.

(7) Represents 100,000 shares of Series A preferred stock transferred to AHC Acquisition, Inc. in connection with the sale of Provident Indemnity Life Insurance Company.

(8) Includes 10,103,217 shares of HealthAxis common stock which are held in the UICI voting trust which UICI has sole dispositive power but no voting power. The shares held in the trust are voted by a majority of the trustees, Mr. Ashker, Mr. LeBaron and Mr. Maloney.

(9) Includes 2,439,885 shares of HealthAxis common stock which are held in a voting trust and will be issued to certain employees of Insurdata Incorporated and other UICI subsidiaries pursuant to the terms of options granted under the Insurdata Founders Plan. The shares held in this trust are voted by a majority vote of the trustees of the trust who are Messers Ashker, Clemens, LeBaron and Hager.

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(10) Includes 266,000 shares of common stock subject to options granted under the Insurdata Founders' Plan which are held in a voting trust and are currently exercisable. Excludes 798,000 shares of common stock subject to options granted under the Insurdata Founders' Plan which are held in a voting trust and are not currently exercisable.

(11) Includes 168,231 shares of common stock subject to options granted to Mr. Felder which are currently exercisable. Of such amount, options to purchase 112,500 shares, 14,063 shares, 33,334 shares and 8,334 shares have been granted at exercise prices of $1.77, $4.00 and $5.77 and $12.00, respectively. Does not include 48,437 shares subject to options which are exercisable in quarterly installments with the next installment earned on April 1, 2000 and 33,332 shares subject to options which are not currently exercisable.

(12) Excludes 20,000 shares of common stock subject to options granted at an exercise price of $12.00 which are not currently exercisable. These options begin to vest on November 22, 2000.

(13) Includes 20,334 shares of HealthAxis common stock subject to options granted to Mr. Hankinson which are currently exercisable. Of such amount, options to purchase 17,000 shares and 3,334 shares have been granted at exercise prices of $5.77 and $12.00, respectively. Excludes 33,000 shares subject to options, which are exercisable in quarterly installments with the next installment earned on July 26, 2000, and 6,666 shares subject to options which are not currently exercisable

*    Less than 1.0 percent.

              Comparison of Capital Stock and Shareholders' Rights

         The rights of HAI shareholders are governed by HAI's charter, bylaws and the Pennsylvania Business Corporation Law of 1988, referred to as the PA BCL. The rights of HealthAxis shareholders are governed by HealthAxis' charter, bylaws and the PA BCL. After the date the merger is completed, the rights of HealthAxis shareholders who become HAI shareholders will be governed by HAI's charter, bylaws and the PA BCL.

         In addition to approving the merger, HAI shareholders are being asked to adopt and approve amended and restated Articles of Incorporation for HAI in this joint proxy statement/prospectus. For a discussion of the differences between HAI's current Articles of Incorporation and the new Articles of Incorporation, see "Chapter III -- Item 3 Adoption and Approval of Amended and Restated Articles of Incorporation." The following comparison of shareholders' rights and the capital stock assumes that the HAI shareholders approve the new amended and restated articles of incorporation.

         The following is a summary of the material differences between the rights of HAI shareholders and the rights of HealthAxis shareholders and between the capital stock of HAI and the capital stock of HealthAxis. This summary is not intended to be complete and is qualified in its entirety by reference to applicable provisions of the PA BCL, HAI's articles of incorporation and bylaws and HealthAxis' articles of incorporation and bylaws.

Comparison of Capital Stock

         Description of HAI Capital Stock. The authorized capital stock of HAI will consist of 1,900,000,000 shares of HAI common stock $.10 par value, and 100,000,000 shares of preferred stock, $1.00 par value.

         HAI Common Stock. As of January 26, 2000, there were approximately 13,027,668 shares of HAI common stock outstanding, held of record by approximately 3,200 shareholders. HAI common stock is listed and traded on the NASDAQ National Market under the symbol "HAXS." Holders of HAI common stock are entitled to one vote per share on all matters to be voted upon by the shareholders. The shareholders may not cumulate votes in connection with the election of directors. The holders of HAI common stock are entitled to receive ratably dividends, if any, declared from time to time by the HAI board of directors out of funds legally available for dividends. In the event of a liquidation, dissolution or winding up of HAI, the holders of HAI common stock are entitled to share ratably in all assets remaining after payment of liabilities. The HAI common stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the HAI common stock. All outstanding shares of HAI common stock are fully paid and non-assessable, and the shares of HAI common stock to be outstanding upon completion of the merger will be fully paid and non-assessable.

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         HAI Preferred Stock. HAI has 100,000,000 shares of HAI preferred stock authorized and no shares are outstanding. The HAI board of directors has the authority to issue the shares of HAI preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions granted to or imposed upon any unissued and undesignated shares of HAI preferred stock and to fix the number of shares constituting any series and the designations of such series, without any further vote or action by the shareholders. Although it presently has no intention to do so, the HAI board of directors, without shareholder approval, can issue HAI preferred stock with voting and conversion rights which could adversely affect the voting power or other rights of the holders of HAI common stock. The issuance of HAI preferred stock may have the effect of delaying, deferring or preventing a change in control of HAI.

         HAI Transfer Agent and Registrar. The transfer agent and registrar for the HAI common stock is ChaseMellon Shareholder Services LLP, 450 West 33rd St., 10th Floor, New York, NY 10001 and its telephone number is (212) 273-8016.

         Description of HealthAxis Capital Stock. HealthAxis is authorized by its Articles of Incorporation, as amended, to issue 100,000,000 shares of common stock, no par value per share and 20,000,000 shares of preferred stock, $1.00 par value per share. As of January 1, 2000, there were 42,392,881 shares of common stock outstanding and held of record by 66 shareholders and 3,031,191 shares of preferred stock outstanding and held of record by 12 shareholders. HealthAxis acts as its own transfer agent and registrar with respect to its common stock.

         HealthAxis Common Stock. The holders of HealthAxis common stock are entitled to one vote per share on all matters to be voted upon the by the shareholders. Shareholders may not cumulate votes in connection with the election of directors. Pursuant to the preferences of the holders of preferred stock, discussed below, the holders of common stock are entitled to receive dividends, if any, as may be declared from time to time by the board of directors out of funds legally available therefor. In the event of liquidation, dissolution or winding up of HealthAxis, whether voluntary or involuntary, assets and funds of HealthAxis available for distribution to shareholders, and remaining after the payment to holders of preferred stock of the amount to which they are entitled as discussed below, will be divided ratably and paid to the holders of common stock. Shares of HealthAxis common stock have no preemptive or conversion rights or other subscription rights. All outstanding shares of HealthAxis common stock are fully paid and nonassessable.

         HealthAxis Preferred Stock. The preferred stock may be issued from time to time by the board of directors as shares of one or more classes or series. Subject to the provisions of HealthAxis' amended and restated articles of incorporation and limitations prescribed by law, the board of directors is expressly authorized to adopt resolutions to issue shares, to fix the number of shares, to change the number of shares constituting any series and to provide for or change the voting powers, designations, preferences and relative, participating, optional or other special rights, qualifications, limitations or restrictions thereof, including dividend rights (including whether dividends are cumulative), dividend rates, terms of redemption (including sinking fund provisions), redemption prices, conversion rights and liquidation preferences of the shares constituting any class or series of the preferred stock, in each case without any further action or vote by the shareholders. To the extent the Company determines to issue a new series of preferred stock, shareholder approval would be required from each series of outstanding preferred stock voting as a separate class.

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

         One of the effects of undesignated preferred stock may be to enable the board of directors to render more difficult or to discourage an attempt to obtain control of HealthAxis by means of a tender offer, proxy contest, merger or otherwise, and thereby to protect the continuity of HealthAxis' management. The issuance of additional shares of the preferred stock pursuant to the board of directors' authority described herein may adversely affect the rights of the holders of the common stock. For example, preferred stock issued by HealthAxis may rank prior to the common stock as to dividend rights, liquidation preference or both, may have full or limited voting rights and may be convertible into shares of the common stock. Accordingly, the issuance of shares of preferred stock may discourage bids for the common stock or may adversely affect the market price of the common stock.

         HealthAxis has 20,000,000 shares of preferred stock authorized of which the board of directors has designated 953,980 shares of Series A preferred stock, 625,529 shares of Series B preferred stock, 3,420,291 shares as Series C preferred stock and 500,000 as Series D preferred stock. At January 1, 2000 there were 545,916 shares of Series A preferred stock are outstanding, 625,529 shares of Series B preferred stock outstanding, 1,526,412 shares of Series C preferred stock outstanding and 333,334 shares of Series D preferred stock. The HealthAxis board of directors has the authority to issue up to an additional 14,500,000 shares of HealthAxis preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions granted to or imposed upon any unissued and undesignated shares of HealthAxis preferred stock and to fix the number of shares constituting any series and the designations of such series, without any further vote or action by the shareholders. Although it presently has no intention to do so, the HealthAxis board of directors, without shareholder approval, can issue HealthAxis preferred stock with voting and conversion rights which could adversely affect the voting power or other rights of the holders of HealthAxis common stock. The issuance of HealthAxis preferred stock may have the effect of delaying, deferring or preventing a change in control of HealthAxis.

         Dividends. The holders of the preferred stock are entitled to receive dividends as declared by the board of directors of HealthAxis in its discretion, out of funds legally available for that purpose. Dividends on each share of preferred stock, if and when declared, shall accrue from the applicable date of declaration so that if at any time accrued dividends upon the preferred stock have not been paid, the amount and deficiency in these dividends will be fully paid (but without interest). A sum sufficient for the payment will have been set apart for payment, before any dividend will be declared or paid or any other distribution ordered or made upon shares of HealthAxis common stock and before any sum will be set aside for or applied to the purchase or redemption of any shares of HealthAxis common stock, other than the repurchase by HealthAxis of shares of common stock from any employee upon termination of their employment. Dividends, if and when declared, must first be paid to the holders of the Series B preferred stock, then to the holders of the Series C and Series D preferred stock and then to the holders of the Series A preferred stock. Only after dividends have been paid to each holder of preferred stock, will HealthAxis pay dividends to the holders of common stock.

         Liquidation. In the event of any dissolution, liquidation or winding up of the affairs of HealthAxis, whether voluntary or otherwise, after payment or provision for payment of the debts and other liabilities of HealthAxis, the holders of the preferred stock will be entitled to receive, out of HealthAxis' assets legally available for distribution to its shareholders, a preference amount specified in the amended and restated certificate of designation for each series of preferred stock, plus an amount equal to all dividends accrued and unpaid on each share up to the date fixed for distribution, before any distribution may be made to the holders of HealthAxis' common stock. The preference amount for the Series B preferred stock will first be paid to the holders of Series B preferred stock, then the preference amount for the Series C and Series D preferred stock will be paid to the holders of Series C and Series D preferred stock respectively and then the preference amount for the Series A preferred stock will be paid to the holders of Series A preferred stock. If after payment or provision for payment of the debts and other liabilities of HealthAxis and the distribution to the holders of each series of preferred stock the full amount of their preference, holders of the preferred stock will be entitled to share on a pro rata basis the remaining HealthAxis assets available for distribution to shareholders with holders of the common stock. The relative value of a share of each series of preferred stock for this purpose will be determined on an as converted basis.

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

         The consolidation or merger of HealthAxis with any corporation (other than a transaction where holders of HealthAxis' voting capital stock hold a majority of voting capital of the resulting entity), the sale of all or substantially all of HealthAxis' assets, the acquisition by any person or entity of a majority of the voting capital stock of HealthAxis will be deemed a liquidation or winding up.

         Mandatory Redemption. The shares of Series A preferred stock are redeemable by HealthAxis at any time after September 15, 1999 and HealthAxis may redeem any or all of the outstanding Series A preferred stock at a redemption price equal to the original issuance price of approximately $4.40 per share (subject to adjustment to reflect stock splits, stock dividends, stock combinations, recapitalizations and similar occurrences) plus an amount that would yield a total annualized return of 10%, calculated daily and compounded annually, from the date of purchase through the mandatory redemption date. Notice of the exercise of the mandatory redemption rights must be given by HealthAxis to holders of the Series A preferred stock pursuant to the notice of mandatory redemption provisions contained in the certificate of designation related to the Series A preferred stock.

         Optional Redemption. The holders of the Series B preferred stock have the option, exercisable upon request of the holders of 51% of the outstanding shares of Series B preferred stock, upon the occurrence of a trigger event (as defined below), to cause HealthAxis to redeem any or all of the shares of Series B preferred stock requested to be redeemed, at a redemption price per share equal to the original issuance price (subject to adjustment to reflect stock splits, stock dividends, stock contributions, recapitalizations and similar occurrences) plus an amount that would yield a total annualized return of 10% calculated daily and compounded annually from the date on which the holder acquired the shares of Series B preferred stock through the date of redemption. Notice of the exercise of the optional redemption rights with respect to the Series B preferred stock must be given to HealthAxis pursuant to the notice of optional redemption provision contained in the Certificate of Designation related to the Series B preferred stock.

         A "Trigger Event" means: (i) January 31, 2002, if by that date HealthAxis has not consummated an underwritten public offering of newly issued common stock pursuant to a registration statement filed under the Securities Act, at a net offering price per share of common stock that represents a pre-offering market capitalization of not less than $150.0 million and with aggregate proceeds of not less than $25.0 million, (ii) failure to renew by HealthAxis or a material breach by any party other than America Online Inc. or termination of the IM Agreement with America Online Inc., (iii) the date of the occurrence of a liquidation of HealthAxis (as defined above), (iv) March 31, 1999, if by that date, HealthAxis has not consummated an equity financing yielding aggregate gross proceeds of not less than $3.5 million at a price per share of at least $3.74 (a "Qualified Financing"), or (v) May 31, 1999, if by that date, HealthAxis has not consummated an equity financing yielding aggregate gross proceeds of not less than $7.0 million at a price per share of at least $3.74. HealthAxis completed the required financing prior to May 31, 1999.

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         Redemption.  The Series C and Series D preferred stock are not subject to any mandatory redemption or optional redemption provisions.

         Optional Conversion. Shares of preferred stock are convertible, at the option of the holders, into shares of common stock equal to the quotient obtained by dividing: (i) the original issuance price by (ii) the conversion price (as defined below). The conversion price per share will be the original issuance price subject to adjustments from time to time in the event HealthAxis issues any shares of common stock or securities exchangeable into shares of common stock other than certain excluded shares, without consideration or for consideration per share less than the conversion price in effect immediately prior to the issuance or there is a stock dividend, stock split combination, capital recapitalization (other than a change in par value), consolidation or merger.

         Mandatory Conversion. All of the outstanding shares of preferred stock will be converted into a number of shares of common stock at the Conversion Price upon the earlier of: (i) the consummation of a underwritten public offering of the common stock of HealthAxis at a net offering price per share that represents a pre-offering market capitalization of not less than $150.0 million and aggregate proceeds (net of underwriting commissions and discounts) to HealthAxis of not less than $25.0 million or (ii) a qualified merger, an upstream merger of HealthAxis with HAI or the merger of HealthAxis with a wholly-owned subsidiary of HAI. In order to trigger this mandatory conversion, the qualified merger must:

         o      result in HealthAxis being the only operating subsidiary of HAI;

         o be approved, in addition to whatever vote is otherwise required by applicable law, by a majority vote of holders of the Series B preferred stock, Series C preferred stock and Series D preferred stock of HealthAxis;

         o require that HealthAxis receive a fairness opinion from an investment banking firm approved by a majority of the holders of the outstanding shares of the Series B preferred stock, Series C preferred stock and Series D preferred stock, which approval shall not be unreasonably withheld, indicating that the merger is fair to the shareholders of HealthAxis, other than HAI and its subsidiaries, from a financial point of view;

         o require that the securities to be issued to holders of the preferred stock upon the completion of the merger shall be registered with the SEC pursuant to the Securities Act of 1933, as amended, freely tradeable and listed on a national securities exchange or quoted on the NASDAQ National Market; and

         o require that the resulting entity has a market capitalization of at least $200,000,000.

HealthAxis believes that the merger of HealthAxis with and into HealthAxis Acquisition Corp. will be a qualified merger that triggers the mandatory conversion provisions for each series of preferred stock.

         Voting Rights. In addition to the voting rights afforded by applicable law, the holders of the preferred stock are entitled to vote on all matters as to which holders of common stock are entitled to vote. The holders of each share of preferred stock are entitled to the number of votes equal to the nearest whole number of shares of common stock into which the preferred stock is convertible. Except as set forth below, the holders of the Series A preferred stock shall vote together with holders of the common stock and the Series B, Series C and Series D preferred stock as one class.

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         The affirmative vote, in person or by proxy, of the holders of a majority of the outstanding shares of each series of preferred stock, each voting as a class, will be necessary for HealthAxis to:

         o amend, repeal or modify any provision of, or add any provision to, HealthAxis' Amended and Restated Articles of Incorporation or Bylaws if such action would materially affect the powers, rights, preferences or the qualifications, limitations or restrictions provided for the benefit of, the preferred stock;

         o authorize create, designate or establish any additional shares of any class or series of preferred stock with senior rights and preference;

         o reclassify the shares of common stock into shares having any series preference or priority as to dividends or assets superior to the preferred stock; or

         o or in any manner amend or modify the powers, rights, preferences, privileges or the qualifications, limitations or restrictions of the preferred stock.

         Registration Rights. In connection with the purchase of preferred stock, each holder of preferred stock entered into a registration rights agreement with HealthAxis. While each of these agreements were individually negotiated, the following sets forth a general description of the rights granted in each agreement:

         When HealthAxis proposes to register any shares of common stock from authorized but unissued common shares or treasury shares under the Securities Act (other than on a Form S-4 or Form S-8), HealthAxis is required to give notice to the holders of the preferred stock and the holders of common stock acquired upon the conversion of preferred stock of the proposed registration and to include their shares of common stock received upon the conversion of the preferred stock in such registration, subject to certain conditions including the right of the underwriter of the offering to limit the number of shares sold by the holders if the underwriter advised HealthAxis and the holders in writing that the number of shares required to be included would interfere with the successful marketing of the shares offered. Additionally, the holders of preferred stock, may, under certain circumstances, require HealthAxis to file a registration statement under the Securities Act with respect to the common stock acquired upon the conversion of the preferred stock.

         Other. The preferred stock is not subject to any sinking fund or other similar provisions. The holders of Series B preferred stock are entitled to certain preemptive rights which are described in the Stock Purchase Agreement related to the Series B preferred stock.

Comparison of Shareholders' Rights

         Upon completion of the merger, the holders of the HealthAxis capital stock will become holders of HAI common stock. There are certain material differences between the rights and privileges of the holders of the HealthAxis capital stock and the holders of HAI common stock.

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

         HAI and HealthAxis are both incorporated under the laws of the Commonwealth of Pennsylvania, and the rights of shareholders of HAI and HealthAxis are governed by the PA BCL. However, the rights of the HAI shareholders are governed by the amended and restated articles of incorporation of HAI and the amended and restated bylaws of HAI and the rights of the HealthAxis shareholders are governed by the HealthAxis amended and restated articles of incorporation and the HealthAxis amended and restated bylaws. If the merger is consummated, the shareholders of HealthAxis will become shareholders of HAI. The following is a summary of the material differences between the rights of holders of HealthAxis capital stock and the rights of holders of HAI capital stock. These differences arise from differences between the corporate governing instruments of HAI and HealthAxis. This summary does not purport to identify all of the differences that may be material to HealthAxis shareholders and is subject to the detailed provisions of the relevant laws and governing instruments. This summary should be read in conjunction with "Comparison of Capital Stock."

         Percentage of Voting Stock; Influence Over Affairs. Upon completion of the merger, the percentage ownership of HAI on a fully diluted basis by each former HealthAxis shareholder will be substantially the same as the HealthAxis shareholder's current percentage ownership of HealthAxis. Upon completion of the merger, the former HealthAxis shareholders will own approximately 72% of HAI whereas they currently own 65% of HealthAxis.

Removal of Directors.

         HAI. The HAI articles provide that a director may only be removed from office for cause and by the vote of at least 65% of the votes entitled to be cast at an annual or regular election.

         HealthAxis. The HealthAxis articles provide that any director may be removed from office with or without cause but only by the affirmative vote of shareholders entitled to cast at least 70% of the votes entitled to be cast by all shareholders at any annual or regular election of directors.

Call of Special Meetings of Shareholders.

         HAI. HAI's bylaws provide that a special meeting of its shareholders may be called at any time by the board, the chairman of the board or the chief executive officer, but may not be called by the HAI shareholder.

         HealthAxis. Under the PA BCL, special meetings of shareholders may be called by the board of directors, by any officers or by any other persons as provided in the bylaws, and, unless otherwise provided in the articles, by shareholders entitled to cast at least 20% of the votes that all shareholders are entitled to cast at a particular meeting. The HealthAxis bylaws provide that the board of directors, the chairman of the board or the chief executive officer may call a special meeting of HealthAxis' shareholders. Additionally, a special meeting may be called upon the written request of the holders of at least 20% of the HealthAxis shares entitled to vote at such a meeting, if made in connection with the election of persons to serve as members of the board of directors in accordance with the terms of the shareholders agreement between HealthAxis, HAI and UICI. Notice of the special meeting must be delivered by HealthAxis to the shareholders in writing.

Action of Shareholders Without a Meeting.

         HAI. The HAI bylaws provide that any action required or permitted to be taken at a meeting of shareholders may be taken without a meeting if all shareholders entitled to vote on the matter consent to the action in writing.

         HealthAxis. The HealthAxis bylaws provide for shareholder approval by less than unanimous consent, where the action to be approved has been previously approved by the board of directors. However, shareholders have the right to take action by written consent in connection with (1) the removal of directors in accordance with the HealthAxis Articles and bylaws and (2) the election of persons to serve as members of the board of directors in accordance with the terms of the shareholders' Agreement

Number and Classification of Directors.

         HAI. The HAI bylaws provide that the board of directors will consist of not less than three and not more than twelve directors. The PA BCL provides that term of office for each director is one year.

         HealthAxis. The HealthAxis bylaws also provide that the board of directors will consist of not less than three and not more than twelve directors. The PA BCL provides that term of office for each director is one year.

          CHAPTER II - INFORMATION ABOUT THE ANNUAL MEETINGS AND VOTING

                             The HAI Annual Meeting

         This document is being furnished in connection with the solicitation of proxies from the holders of HAI common stock by the HAI board of directors relating to:

         o        the election of directors;

         o        approval of the HAI merger proposal;

         o the proposal to approve the amendment and restatement of HAI's Amended and Restated Articles of Incorporation;

         o        approval of the proposal to adopt the 2000 Stock Option Plan;

         o        approval of the adjournment proposal; and

         o other matters to be voted upon at the HAI annual meeting and at any adjournment or postponement of the HAI annual meeting.

HAI mailed this document to shareholders beginning on ____________, 2000. You should read this document carefully before voting your shares.

When and Where the HAI Annual Meeting Will be Held

         The HAI annual meeting will be held at the executive offices of HealthAxis Inc. located at 2500 DeKalb Pike, East Norriton, Pennsylvania 19401 on _____________, 2000, starting at _____ a.m., prevailing time.

How to Attend and Participate in the HAI Annual Meeting

         Only shareholders of HAI may attend the HAI annual meeting.

         HAI will establish reasonable rules and procedures for the conduct of the HAI annual meeting to ensure that there is sufficient time to address all of the items on the agenda, procedures for maintaining order and the safety of these present, and limitations on the time allotted for questions or comments by shareholders.

What Will be Voted Upon

         At the HAI annual meeting, you will be asked to consider and vote upon the following matters:

         o        to elect seven directors;

         o to consider and vote on a proposal to adopt the agreement and plan of reorganization and the agreement and plan of merger, each dated as of January 26, 2000, among HAI, HealthAxis and a wholly-owned subsidiary of HAI, and to approve the merger, the issuance of HAI shares and other transactions described in the merger agreements;


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

         o to approve the amendment and restatement of HAI's amended and restated articles of incorporation;

         o        to approve the adoption of the 2000 Stock Option Plan;

         o to act upon the appointment of BDO Seidman LLP as independent public accountants for HAI for its 2000 fiscal year;

         o to act upon the adjournment of the annual meeting, if necessary, to permit further solicitation of proxies in the event there are not sufficient votes at the time of the annual meeting to approve the agreement and plan of reorganization and the agreement and plan of merger; and

         o to act upon such other matters as may properly come before the annual meeting.

         The board of directors of HAI does not know of any other matters to be presented for consideration other than the matters described in the notice of annual meeting, but if any matters are properly presented, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their judgment.

Only HAI Shareholders of Record as of ___________, 2000 Are Entitled to Vote

         HAI shareholders who hold their shares of record as of the close of business on __________, 2000 are entitled to receive notice of and vote at the HAI annual meeting. On the record date, there were approximately ___________ shares of HAI common stock outstanding and entitled to vote at the HAI annual meeting. A list of shareholders eligible to vote will be available at the HAI annual meeting.

Majority of Outstanding Shares Must be Represented For a Vote to be Taken

         In order to have a quorum, a majority of the shares of HAI common stock that are outstanding and entitled to vote at the HAI annual meeting must be present in person or by proxy. If a quorum is not present, a majority of shares that are represented may adjourn or postpone the HAI annual meeting.

Vote Required

         A nominee for director must receive a plurality of the votes cast to be elected. The merger proposal must be approved by the affirmative vote, in person or by proxy, of holders of at least 80% of the outstanding shares of common stock. The proposals to adopt the Amended and Restated Articles of Incorporation must receive an affirmative vote of a majority of votes cast. The proposals to adopt and approve the 2000 Stock Option Plan and to adjourn the annual meeting, if necessary, to solicit additional proxies each require the affirmative vote of the majority of the shares of common stock present and represented by proxy at the annual meeting. Each share of HAI common stock is entitled to one vote.

Voting Your Shares

         The HAI board of directors is soliciting your proxy to give you the opportunity to vote at the HAI annual meeting. When you deliver a valid proxy, the shares represented by that proxy will be voted in accordance with your instructions. If you do not vote by proxy or attend the HAI annual meeting and vote in person, it will have the same effect, in most cases, as voting against the HAI merger proposal.

         You may grant a proxy by signing and mailing your proxy card. To grant your proxy by mail, please complete your proxy card, and sign, date and return it in the enclosed envelope. To be valid, a returned proxy card must be signed and dated. If you attend the HAI annual meeting in person, you may vote your shares by ballot at the annual meeting.

Changing Your Vote by Revoking Your Proxy

         You may revoke your proxy at any time prior to the closing of the polls at the HAI annual meeting by delivering to the Secretary of HAI a signed notice of revocation or a later-dated signed proxy or by attending the HAI annual meeting and voting in person. Attendance at the HAI annual meeting will not in itself constitute the revocation of a proxy.

How Proxies Are Counted

         If you return a signed and dated proxy card but do not indicate how the shares are to be voted, those shares represented by your proxy card will be voted as recommended by the HAI board of directors. A valid proxy also gives the individuals named as proxies authority to use their discretion when voting the shares on any other matters that are properly presented for action at the HAI annual meeting including:

         o matters which HAI has not received notice at least 45 days prior to ___________, 2000;

         o approval of minutes of a prior meeting of shareholders, if the approval does not constitute ratification of actions taken at the prior meeting;

         o the election of any person to any office for which a bona fide nominee is unable to serve or for good cause will not serve;

         o any proposal omitted from this joint proxy statement/prospectus and form of proxy pursuant to Rules 14a-8 or 14a-9 under the Securities Exchange Act of 1934, as amended; and

         o        matters incident to the conduct of the annual meeting.

Shares of HAI common which are present at the HAI annual meeting but not voted will be counted as present for purposes of determining whether there is a quorum, which consists of a majority of the outstanding shares of common stock entitled to vote, but will not be counted to determine whether the HAI merger proposal or any other proposal is approved.

         The proposal to adopt the HAI 2000 Stock Option Plan, the proposal to adopt the HAI amended and restated articles of incorporation and the proposal to act upon the adjournment of the annual meeting must be approved by majority of the votes cast. Accordingly, abstentions will have no effect on the outcome of those proposals. However, since directors are elected by a plurality of the votes cast, votes withheld from nominees for director could have an effect on the outcome of the election. In the case of the HAI merger proposal, which requires the approval of 80% of all outstanding shares, abstentions will have the same effect as a vote against the merger proposal.

Cost of Solicitation

         HAI will pay the cost of soliciting HAI proxies. However, HealthAxis and HAI will share equally the cost of printing this document. Solicitation of proxies will be made by mail and may also be made on behalf of HAI by HAI's regular officers and employees in person or by telephone or telegram. HAI, upon request therefor, will also reimburse brokers or persons holding shares in their names or in the names of nominees for their reasonable expenses in sending proxies and proxy materials to beneficial owners.

                          The HealthAxis Annual Meeting

         This joint proxy statement/prospectus is being furnished in connection with the solicitation of proxies from the holders of HealthAxis stock by the HealthAxis board of directors relating to the election of directors, the HealthAxis merger proposal and other matters to be voted upon at the HealthAxis annual meeting and at any adjournment or postponement of the meeting. This joint proxy statement/prospectus is also a prospectus for the shares of HAI common stock to be issued in the merger. HealthAxis mailed this joint proxy statement/prospectus to shareholders beginning ____________. You should read this joint proxy statement/prospectus carefully before voting your shares.

When and Where the HealthAxis Annual Meeting Will be Held

         The HealthAxis annual meeting will be held at the executive offices of HealthAxis located at 2500 DeKalb Pike, East Norriton, Pennsylvania 19401 on _____________, 2000, starting at ______ a.m., prevailing time.

How to Attend and Participate in the HealthAxis Annual Meeting

         Only shareholders of HealthAxis may attend the HealthAxis annual meeting.

         HealthAxis will establish reasonable rules and procedures for the conduct of the HealthAxis annual meeting to ensure that there is sufficient time to address all of the items on the agenda and to facilitate an orderly meeting. These rules will be distributed at the HealthAxis annual meeting and will include an agenda for the HealthAxis annual meeting, procedures for maintaining order and the safety of those present, and limitations on the time allotted for questions or comments by shareholders.

What Will be Voted Upon

         At the HealthAxis annual meeting, you will be asked to consider and vote upon the following proposals:

         o        to elect seven directors;

         o to consider and vote on a proposal to adopt the agreement and plan of reorganization and the agreement and plan of merger, each dated as of January 26, 2000, among HAI, HealthAxis and a wholly-owned subsidiary of HAI, and to approve the merger, the issuance of HAI shares and other transactions described in the merger agreements;

         o to act upon the adjournment of the annual meeting, if necessary, to permit further solicitation of proxies in the event there are not sufficient votes at the time of the annual meeting to approve the agreement and plan of reorganization and the agreement and plan of merger;

         o to act upon such other matters as may properly come before the annual meeting; and

         o to act upon any other matters properly coming before the annual meeting.

         The board of directors of HealthAxis does not know of any other matters to be presented for consideration other than the matters described in the notice of annual meeting, but if any matters are properly presented, it is the intention of the persons names in the accompanying proxy to vote on such matters in accordance with their judgment.

Only HealthAxis Shareholders of Record as of ____________, 2000 Are Entitled to Vote

         HealthAxis shareholders who hold their shares of record as of the close of business on __________, 2000, are entitled to receive notice of and vote at the HealthAxis annual meeting. On the record date, there were approximately 42,394,881 shares of HealthAxis common stock, 545,916 shares of Series A preferred stock, 625,529 shares of Series B preferred stock, 1,526,412 shares of Series C preferred stock and 333,334 shares of Series D preferred stock outstanding and entitled to vote at the HealthAxis annual meeting.

Majority of Outstanding Shares Must be Represented For a Vote to be Taken

         In order to have a quorum, a majority of the shares of HealthAxis capital stock that are outstanding and entitled to vote at the HealthAxis annual meeting must be represented in person or by proxy. All such shares that are present in person or represented by proxy at the annual meeting will be counted in determining whether a quorum is present including abstentions. If a quorum is not present, a majority of shares that are represented may adjourn or postpone the HealthAxis annual meeting.

Vote Required

         A nominee for director must receive a plurality of the votes cast to be elected. The HealthAxis merger proposal must be approved by the affirmative vote of a majority of the shares of HealthAxis common and preferred stock that are outstanding and entitled to vote at the HealthAxis annual meeting. Additionally, the merger proposal must be approved by the affirmative vote of at least a majority of the shares of Series A preferred stock, Series B preferred stock, Series C preferred stock and Series D preferred stock, each voting as a separate class. The proposal to adjourn the annual meeting, if necessary, to solicit additional proxies requires a majority vote of the common and preferred stock present and represented by proxy at the annual meeting. Each share of preferred stock and each share of common stock is entitled to one vote.

Voting Your Shares

         The HealthAxis board of directors is soliciting proxies from HealthAxis shareholders. This will give you the opportunity to vote at the HealthAxis annual meeting. When you deliver a valid proxy, the shares represented by that proxy will be voted in accordance with your instructions. If you do not vote by proxy or attend the HealthAxis annual meeting and vote in person, it will have the same effect, in most cases, as voting against the HealthAxis merger proposal.

         You may grant a proxy by signing and mailing your proxy card.

         To grant your proxy by mail, please complete your proxy card, sign, date and return it in the enclosed envelope. To be valid, a returned proxy card must be signed and dated.

         If you attend the HealthAxis annual meeting in person, you may vote your shares by completing a ballot at the meeting.

Changing Your Vote by Revoking Your Proxy

         You may revoke your proxy at any time before the polls close at the HealthAxis annual meeting. You may revoke your proxy by delivering notice in writing to the Secretary of HealthAxis, granting a later-dated proxy or appearing in person and voting at the HealthAxis annual meeting. You will not revoke your proxy by simply attending the HealthAxis annual meeting unless you complete a ballot.

How Proxies Are Counted

         If you return a signed and dated proxy card but do not indicate how the shares are to be voted, those shares represented by your proxy card will be voted as recommended by the HealthAxis board of directors. A valid proxy also gives the individuals named as proxies authority to vote in their discretion when voting the shares on any other matters that are properly presented for action at the HealthAxis annual meeting. A properly executed proxy card marked "abstain" will not be voted. However, it may be counted to determine whether there is a quorum present. Abstentions are not counted in determining the number of shares voted for or against any nominee for director. However, because the merger proposal must be approved by a majority of the shares of HealthAxis common and preferred stock that are outstanding, voting as one class, and a majority of each series of preferred stock outstanding, each voting as a separate class, abstentions will have the same effect as a vote against the merger proposal.

Cost of Solicitation

         HealthAxis will pay the cost of soliciting HealthAxis proxies. However, HealthAxis and HAI will share equally the cost of printing this joint proxy statement/prospectus. Solicitation of proxies will be made by mail and may also be made on behalf of HealthAxis by HealthAxis' regular officers and employees in person or by telephone or telegram.

Proxy Statement Proposals

         At the annual meeting, the HealthAxis board of directors will submit to you its nominees for election as directors. You will also vote to approve the merger agreement. In addition, the HealthAxis board of directors may submit other matters to you for action at that annual meeting.

         The bylaws also provide that if you intend to nominate a candidate for election as a director, you must deliver written notice of your intention to the Secretary. The notice must be delivered not less than 90 days before the date of a meeting of shareholders. The notice must contain the following information: the name and address of and number of shares of HealthAxis stock owned by you (and that of any other shareholders known to be supporting the nominee you have selected) and the nominee for election as a director; the nominee's business address and experience during the past five years and other information concerning the nominee that would be required to be included in a proxy statement soliciting proxies for the election of the nominee; and a description of any arrangement or understanding between the shareholder and the nominee. In addition, the notice must include the nominee's consent to serve as a director of HealthAxis if elected.

         HealthAxis shareholders should not send in their stock certificates with their proxy card. Soon after the merger is completed, you will receive written instructions on how to exchange your HealthAxis stock certificates for shares of the combined company.

                CHAPTER III - OTHER HAI ANNUAL MEETING PROPOSALS

                       ITEM 1 - ELECTION OF HAI DIRECTORS

HAI Board of Directors

         The board of directors by resolution has set the number of persons to be elected to the board of directors at the annual meeting at seven, and has designated the persons listed below to be nominees for election as directors. HAI has no reason to believe that any of the nominees will be disqualified or unable to serve if elected. However, if any nominee should become unavailable for any reason, proxies may be voted for another person nominated by the present board of directors to fill the vacancy or the size of the board may be reduced accordingly. Directors hold office for a term of one year and until their successors are duly elected.

         The names of the nominees for directors, together with certain information regarding the nominees, are as follows:

                                      Served as                       Principal Occupation for Past Five Years
                                      Director       Year Term                and Position(s) Held with
          Name                 Age      Since       Will Expire                  HAI or Subsidiaries
-------------------------    ------  -----------   -------------  --------------------------------------------------
Michael Ashker                   46         1998            2001  President and Chief Executive Officer of
                                                                  HealthAxis since 1998; President and Chief
                                                                  Executive Officer of HAI since August 1999;
                                                                  Managing Director and Portfolio Manager of Lynx
                                                                  Capital Group LLC and Managing Member of Lynx
                                                                  Venture Partners I, LLC from 1995 to 1998.

Alvin H. Clemens                 62         1989            2001  Chairman of the Board of HAI and subsidiary
                                                                  companies since October 1989, Chairman of
                                                                  HealthAxis since 1998, Chief Executive Officer
                                                                  of HAI from 1989 to 1999 and President of HAI
                                                                  from 1993 to 1996; President of Provident
                                                                  Indemnity Life Insurance Company from November
                                                                  30, 1999 to present; President of Maine National
                                                                  Life Insurance Company from 1989 to 1995; Owner
                                                                  and Chairman of the Board of Maine National Life
                                                                  Insurance Company from 1985 to 1989; President
                                                                  and Director of Academy Life Insurance Company
                                                                  and Pension Life Insurance Company of America
                                                                  from 1970 to 1985; Chairman/Chief Executive
                                                                  Officer of Academy Insurance Group Inc. from
                                                                  1967 to 1985.

Henry G. Hager                   65         1996            2001  Of Counsel in the law firm of Stradley, Ronon,
                                                                  Stevens and Young since January, 2000; Partner
                                                                  at Stradley Ronon from 1994 through 1999;
                                                                  President and Chief Executive Officer of the
                                                                  Insurance Federation of Pennsylvania since 1985;
                                                                  Director of American Waterworks Company, a
                                                                  publicly held company.

Edward W. LeBaron, Jr.           68         1998            2001  Director of Lynx Capital Group, LLC from
                                                                  January, 1997 to January 2000; Attorney,
                                                                  Political Law Group, Pillsbury, Madison & Sutro
                                                                  from 1989 to 1995 and from 1996 to 1998; Chief
                                                                  Executive Officer of Pacific Casino Management
                                                                  from 1995 to 1996; Director of Tom Brown, Inc.,
                                                                  a publicly held company.

                                      125

                                      Served as                       Principal Occupation for Past Five Years
                                      Director       Year Term                and Position(s) Held with
          Name                 Age      Since       Will Expire                  HAI or Subsidiaries
-------------------------    ------  -----------   -------------  --------------------------------------------------
Gregory T. Mutz                  54         2000            2001  Director of HealthAxis since January 2000;
                                                                  Director and President and Chief Executive
                                                                  Officer of UICI since January 1999 and Director
                                                                  of Insurdata Incorporated from May 1999 to
                                                                  January 2000. Chairman of the Board of Amli
                                                                  Realty Co. since 1980, Chairman of the Board of
                                                                  Trustees of Amli Residential Properties Trust
                                                                  since 1994, and Chairman of Amli Commercial
                                                                  Properties Trust since 1997.  Chairman of the
                                                                  Board of Excell Global Services since 1997.
                                                                  Director of the National Multifamily Housing
                                                                  Council since 1995 and a Director of
                                                                  Alleghany/Chicago Trust since 1996. Director of
                                                                  Baldwin & Lyons from 1978 until 1997 and
                                                                  Director of AvTel Communications from 1997 until
                                                                  1998.

Dennis B. Maloney                53         2000            2001  Director and Chief Operating Officer of
                                                                  HealthAxis since January 2000.  President and
                                                                  Chief Executive Officer of Insurdata
                                                                  Incorporated from January 1997 to January 2000
                                                                  and Director of Insurdata Incorporated from
                                                                  March 1997 to January 2000.  Executive Officer
                                                                  of SHL Systemhouse from 1976 until October 1996,
                                                                  Director of JetForm Corporation, a publicly
                                                                  held company.

Patrick J. McLaughlin            41           --            2001  Director of UICI since January 1999;  Director
                                                                  of Universal American Financial Corporation
                                                                  since 1995; Managing Director of Emerald Capital
                                                                  Group, Ltd., an asset management and consulting
                                                                  firm specializing in the insurance industry,
                                                                  since April 1993;  Executive Vice President and
                                                                  Chief Investment Officer of Life Partners Group,
                                                                  Inc. from April 1990 to April 1993;  Managing
                                                                  Director of Conning & Company from August 1989
                                                                  to April 1990;   Senior Vice President and Chief
                                                                  Investment Officer of ICH Corporation from March
                                                                  1987 to August 1989.

         The names of current directors who are not standing for reelection, together with certain information regarding the directors, are as follows:

                                      Served as                       Principal Occupation for Past Five Years
                                      Director       Year Term                and Position(s) Held with
          Name                 Age      Since       Will Expire                  HAI or Subsidiaries
-------------------------    ------  -----------   -------------  --------------------------------------------------
Harold M. Davis               63        1989           2000       Chairman of the Board of Realen Homes, Inc.
                                                                  since 1968.

George W. Karr, Jr.           61        1996           2000       Chief Executive Officer of Karr Barth
                                                                  Associates, Inc. since 1984.

                                      126

                                      Served as                       Principal Occupation for Past Five Years
                                      Director       Year Term                and Position(s) Held with
          Name                 Age      Since       Will Expire                  HAI or Subsidiaries
--------------------------   ------  -----------   -------------  --------------------------------------------------
Theophile J. Mignatti, Jr.    63        1998           2000       Chairman Mignatti Enterprises since 1998;
                                                                  President and CEO of Mignatti Venture Associates
                                                                  since 1989; President of Historic Venture
                                                                  Associates 1984-1989; President of Mignatti
                                                                  Construction Company 1966-1984.

P. Glenn Moyer                64        1989           2000       Private Practice Attorney since 1992; Director,
                                                                  Main National from 1985 to 1995.

Executive Officers Who Are Not Also Directors

         Francis L. Gillan III, age 45, is the Chief Financial Officer and Treasurer of HAI since January 1999. He also served as Treasurer of Provident Indemnity Life Insurance Company from 1998 to 1999. He was Controller of Provident Indemnity Life Insurance Company and Provident American Life and Health Insurance Company from 1996 to 1998, Director of P&C Planning and Expense Analysis, Providian Direct Insurance from 1994 to 1996 and Assistant Controller of Providian Direct Insurance 1986 to 1994. From 1981 to 1986, Mr. Gillan was Assistant Director of Financial Planning and Analysis of Providian Direct Insurance.

         Anthony R. Verdi, age 51, has been the Chief Financial Officer and Treasurer of HealthAxis since November 1999. He also serves as Chief Operating Officer of HAI and subsidiaries since December 1997. He served as President of Provident Indemnity Life Insurance Company from December 1998 through October 1999 and as Treasurer and Chief Financial Officer of the HAI and subsidiaries from 1990 through 1997. Prior to 1990, he was Vice President and Controller of Inter-County Hospitalization Plan Inc. and he served as Assistant Controller Academy Insurance Group Inc. from 1971 through 1986.

         Messrs. Michael Ashker, Alvin H. Clemens, Francis L. Gillan, III and Anthony R. Verdi are the executive officers of HAI.

Meetings and Committees of the Board of Directors

         During 1999, the board of directors of HAI held nine meetings. All directors attended at least 75% of the aggregate meetings of the board and the committees on which they served.

         HAI's board of directors has standing an Executive/Compensation/ Nominating Committee, an Audit Committee and an Option Administration Committee.

         The Executive/Compensation/Nominating Committee, on which Michael Ashker, Alvin Clemens, Harold Davis and Theophile J. Mignatti, Jr. currently serve, is appointed to act when a meeting of the full board of directors is not feasible, administers HAI's compensation matters, nominates directors and determines replacements for directors when membership on the board of directors ends prior to the expiration of a term. The Executive/Compensation/Nominating Committee held two meetings during 1999.

         The Audit Committee is appointed to recommend the selection of HAI's auditors, review the scope and results of audits, review the adequacy of HAI's accounting, financial and operating systems and supervise special investigations. The Audit Committee held two meetings in 1999. In 1999, the Audit Committee was comprised of Henry G. Hager, Harold M. Davis, and P. Glenn Moyer.

         The Option Administration Committee was established by the board of directors on July 16, 1996 and currently consists of Alvin Clemens, Edward W. LeBaron, Jr. and Anthony Verdi. Any options to be granted to Messrs. Ashker, Clemens, or Verdi are subject to the approval of only Messrs. Hager, Karr and Moyer, who are outside directors of HAI and as such are disinterested persons. The Option Administration Committee did not meet during 1999. A new Option Administration Committee will be appointed at the organizational meeting of the directors following the annual meeting.

Director Compensation

         Directors who are not employees of HAI are paid a fee of $1,000 for attendance at each meeting of the board of directors of HAI, with no fee being paid for attendance at meetings of any of HAI's subsidiaries, and $500 for attendance at each meeting of any committee of the board.

Compliance with Section 16(a) of the Exchange Act

         Section 16(a) of the Securities Exchange Act of 1934, as amended (the "1934 Act"), requires officers, directors, and persons who own more than ten percent of a registered class of a company's equity securities to file reports of ownership and changes in ownership with the Securities and Exchange Commission and to furnish the company with copies of all such reports.

         Based solely on its review of the reports received or written representations that no other reports were required, HAI believes that, for the fiscal year ended December 31, 1999, all filings required pursuant to Section 16(a) of the 1934 Act applicable to its officers, directors and greater than ten percent beneficial owners of HAI's common stock were made.

Report of the Executive/Compensation/Nominating Committee

         The compensation of HAI's executive officers is generally determined by the Executive/Compensation/Nominating Committee of the board of directors. This committee is comprised of Messrs. Clemens, Ashker, Davis and Mignatti. The following is a report with respect to certain compensation paid or awarded to HAI's executive officers during 1999 is furnished by the directors who comprise this committee:

         General Policies. HAI's compensation programs are intended to enable HAI to attract, motivate, reward, and retain the management talent required to achieve aggressive corporate objectives in a highly competitive industry, and thereby increase shareholder value. It is HAI's policy to provide incentives to its senior management to achieve both short-term and long-term objectives and to reward exceptional performance and contributions to the development of HAI's business. To attain these objectives, the development of HAI's executive compensation program includes a competitive base salary, coupled with a cash incentive bonus which is based upon HAI's business, primarily in the achievement of pre-determined financial goals. In general, as an executive officer's level of management responsibility in HAI increases, a greater portion of his or her potential total compensation depends upon HAI's performance as measured by objective standards over one or more years.

         Relationship of Compensation to Performance. As a person's level of responsibility at HAI increases, a greater portion of potential total compensation opportunity is shifted to performance incentives. The total of salary and bonus is intended to provide cash compensation, which is competitive in a mid-range when performance meets goals.

         The overall salary range structure is maintained at a mid-range competitive level to attract and retain the highest caliber of employees. Individual salary rates are based on the salary range for the position as well as the length of service, quality of performance in that position, and other key factors.

         The performance-based incentive initially requires that earnings generate sufficient funds to establish a bonus pool. Target bonus opportunities are established for each position level. The level of each employee's bonus is based on achievement for that year of corporate objectives, which HAI believes correlate to shareholder value and support the strategic goals of HAI. The compensation of the chief executive officer is determined by the Executive Committee utilizing compensation parameters of the insurance industry.

         Policy with Respect to Section 162(m) of the Internal Revenue Code. Generally, Section 162(m) of the Internal Revenue Code, and the regulations promulgated thereunder referred to as Section 162(m), denies a deduction to any publicly held corporation, such as HAI, for certain compensation exceeding $1,000,000 paid to the chief executive officer and the four other highest paid executive officers during any taxable year, excluding, among other things, certain performance-based compensation. The Executive Committee intends to evaluate the level of compensation and the importance to HAI of qualifying for the performance-based exclusion with respect to options having an exercise price of not less than the fair market value of the common stock on the date of grant. The Executive Committee will also continually evaluate to what extent Section 162(m) will apply to its other compensation programs.

                 The Executive/Compensation/Nomination Committee
   Michael Ashker, Alvin Clemens, Harold Davis and Theophile J. Mignatti, Jr.

Executive Committee Interlocks and Insider Participation.

         Mr. Clemens, HAI's Chairman of the Board and Mr. Ashker, HAI's President and Chief Executive Officer, are members of the Executive/Compensation/Nominating Committee; however, they do not vote upon any matters relating to their compensation, fringe benefits, or with respect to the granting of any stock options to them.

Certain Relationships and Related Transactions.

         Alvin H. Clemens, Chairman of HAI and HealthAxis, is the largest shareholder of HAI. As of December 31, 1999, Mr. Clemens owned, either directly or indirectly (but not including shares for which Mr. Clemens disclaims beneficial ownership), 2,499,500 shares of HAI common stock (including the right to acquire 650,574 shares of common stock pursuant to the exercise of stock options), or 18.2% of HAI's common stock. In addition, in connection with the sale of Provident Indemnity Life Insurance Company, HAI transferred 100,000 shares of HealthAxis Series A preferred stock acquired from Provident Indemnity Life Insurance Company to AHC Acquisition, Inc., a company owned by Mr. Clemens.

         HAI made a loan to Alvin H. Clemens, then Chairman and Chief Executive Officer of HAI in the original principal amount of $300,000, collateralized by 100,000 shares of HAI's common stock owned by Mr. Clemens and evidenced by a promissory note dated April 8, 1996, which was repayable together with interest at the rate of 5.33% per annum on or before April 8, 1999. The promissory note was amended effective April 8, 1997 to increase the principal balance from $300,000 to $600,000, to change the interest rate from 5.33% to 5.75%, to change the repayment terms so that the promissory note shall be repayable with interest only for two years, with the entire principal balance, together with all accrued interest, due and payable on April 8, 1999, and to increase the collateral from 100,000 shares of the HAI's common stock, $.10 par value, to 128,478 shares. The promissory note was subsequently amended on March 24, 1999 whereby Mr. Clemens repaid $50,489 of accrued interest and the repayment date for the principal was extended to April 8, 2000. Mr. Clemens repaid the loan and all indebtedness owned to HAI in the amount of $649,055 on September 29, 1999.

         Effective February 19, 1997, HAI and Mr. Clemens entered into a new employment agreement which replaced Mr. Clemens' prior employment contract dated as of January 1, 1993. Pursuant to the agreement, Mr. Clemens was employed as Chief Executive Officer of HAI for a five-year term ending December 31, 2002, and unless otherwise terminated, the term shall automatically be extended at the end of each year after December 31, 1997, in order that at all times, on each December 31st during the duration of the agreement, there will be an unexpired five-year term. The employment agreement was amended on July 28, 1999 to change Mr. Clemens' executive position to Chairman of the Board of Directors and Chairman of the Executive/Compensation/Nominating Committee. Mr. Clemens was paid a base salary in 1998 of $417,453, plus an annual cost of living increase, and additional incentive or bonus compensation as will be deemed appropriate from time to time by the board of directors of HAI. The agreement further provides for group life, health, disability, major medical, and other insurance coverages for Mr. Clemens and his family, and upon termination, provides termination benefits which include the provision of health insurance for Mr. Clemens and his spouse for life, a salary benefit of five times base salary in the event of Mr. Clemens' death, disability, or termination without cause, and includes certain restrictions on Mr. Clemens competition and disclosure of confidential information, along with options to purchase 50,000 shares of HAI's common stock granted under HAI's Non-Qualified Option Plan for Directors and the 1996 Employee Incentive Stock Option Plan.

         Pursuant to agreements effective as of September 9, 1999 between HAI and Mr. Clemens, HAI agreed to pay Mr. Clemens $650,000 and Mr. Clemens:

         o assigned his rights to acquire additional shares pursuant to the March 10, 1997 agreement to HAI,

         o converted 550,000 shares of Series A preferred stock of HAI into HAI common stock,

         o released and assigned all of his right in and to options to purchase 202,802 shares of HAI's common and preferred stock to HAI, and

         o amended the option to purchase 550,000 shares of HAI preferred stock to eliminate the right to exercise all options to purchase any HAI preferred stock and to retain only the right to receive HAI common stock upon the exercise of the options.

         Michael Ashker, a director and the President and Chief Executive Officer of HealthAxis and HAI, beneficially owns 718,076 shares of HAI's common stock (including options). In an amended Schedule 13D, dated November 15, 1999, filed by Mr. Ashker, Lynx Capital Group, Van Kasper & Company, Lynx Technology Fund, L.P., Lynx Healthtech Fund, LLC, Kenneth Brown, Deidre Holt and Edward W. LeBaron, Jr., Mr. Ashker reported sole voting and dispositive power with respect to 394,776 shares of HAI common stock and shared voting and dispositive power with respect to 323,300 shares. Mr. Ashker was the sole manager of Lynx Capital Group, which acts as an investment advisor to and general partner of Lynx Technology Fund, an investment limited partnership. Mr. LeBaron was a member of and Ms. Holt was a consultant to Lynx Capital Group. Lynx Capital Group, which acts as the general partner for Lynx Technology Fund is currently managed solely by Mr. Brown. Van Kasper is a broker-dealer and has discretion over brokerage accounts that are invested in HAI common stock. Mr. Ashker was formerly a registered representative of Van Kasper. Mr. LeBaron is currently serving on the Board of Directors of HAI and on the Board of Directors of HealthAxis. Mr. LeBaron reported sole voting and dispositive power with respect to the 38,571 shares of HAI common stock. Pursuant to a consulting agreement between HAI and Lynx Capital Group, Lynx Capital Group was granted currently exercisable warrants to purchase 400,000 shares of HAI's common stock which are included in the amounts beneficially owned. Of this amount, Lynx Capital Group transferred warrants to purchase 300,000 shares of HAI common stock to Mr. Ashker, warrants to purchase 25,000 shares of HAI common stock to Ms. Holt, warrants to purchase 30,000 shares of HAI common stock to Mr. Felder, warrants to purchase 15,000 shares of HAI common stock to George Stephenson and warrants to purchase 5,000 shares of HAI common stock to Kenneth Brown. Additionally, Mr. Ashker has been granted an option to purchase 991,000 shares of the HealthAxis common stock, all of which are currently exercisable. Mr. Ashker was also awarded options to purchase 145,000 shares of HealthAxis common stock that are exercisable over a two year period commencing in April, 1999 and options to purchase 55,000 shares of HealthAxis common stock over a 10 year period commencing in November 1999.

         In addition, Messrs. Ashker and Clemens, by virtue of their positions as trustees of certain voting trusts, have shared voting power with the other trustees over 28.4% of HealthAxis' outstanding capital stock.

         As of November 13, 1998, Lynx Private Equity Partners I, LLC purchased 250,000 shares of HAI common stock for an aggregate purchase price of $875,000. Edward W. LeBaron was the sole manager of Lynx Private Equity Partners and is a member of the Board of Directors of HAI and the Board of Directors of HealthAxis. Pursuant to the limited liability agreement of Lynx Private Equity Partners, Michael Ashker had the authority to vote the shares of HAI held by Lynx Private Equity Partners. On November 11, 1999, Lynx Private Equity Partners dissolved and transferred its shares of HAI stock to Michael Ashker, Edward LeBaron and Lynx Technology Fund, LP. See "--Stock Ownership of Directors, Nominees and Officers."

         Michael F. Beausang, Jr., Esquire, HAI's Secretary and a former Director of HealthAxis and HAI, is a partner in the law firm of Butera, Beausang, Cohen & Brennan. Such law firm performs legal services for HealthAxis and HAI and in 1999, HAI paid Butera Beausang Cohen & Brennan $497,308.

         On August 16, 1999, HAI entered into a definitive agreement with AHC Acquisition, Inc., a company owned by Alvin H. Clemens, the Chairman of HealthAxis and HAI, which provides for the sale of Provident Indemnity Life Insurance Company, HAI's insurance subsidiary, to AHC Acquisition, Inc. for an aggregate purchase price of $14.7 million. In accordance with the terms of the stock purchase agreement, HAI purchased Provident Indemnity Life Insurance Company's home office building for $4.7 million and 545,916 shares of HealthAxis Series A preferred stock, originally purchased by Provident Indemnity Life Insurance Company, for $2.8 million which equates to a $4.71 price per share plus interest at the rate of 8% per year from the date of acquisition of such shares by Provident Indemnity Life Insurance Company through November 30, 1999. The $7.2 million difference between the $14.7 million aggregate purchase price and the sum of the purchase price of the building and the Series A preferred stock was made in the form of a capital contribution from HAI to Provident Indemnity Life Insurance Company. These transactions were completed on November 30, 1999. Also, in accordance with the terms of the stock purchase agreement, HAI transferred 100,000 shares of the HealthAxis Series A preferred stock and the associated registration rights previously granted to Provident Indemnity Life Insurance Company to AHC Acquisition, Inc.

Executive Compensation

         The following table provides information relating to the chief executive officer and the most highly compensated executive officers of HAI and HealthAxis whose total annual salary and bonus exceeded $100,000 during fiscal 1999:

                           Summary Compensation Table

                                                                                        Long-Term
                                                                                       Compensation
                                                                                      --------------  ---------------
                                                Annual Compensation                       Awards
                               -----------------------------------------------------  --------------  ---------------
                                                                                         Securities
           Name and                                                   Other Annual       Underlying      All Other
          Principal                          Salary        Bonus      Compensation        Options     Compensation(2)
         Position(1)              Year         ($)          ($)            ($)              (#)             ($)
---------------------------     -------     --------     -------      ------------    --------------  ---------------
Michael Ashker,                   1999      $120,000     $50,000           --          0/205,000(4)         --
CEO and President of HAI          1998       $92,308        --             --          0/991,000(5)      $80,000
And HealthAxis (3)                                                         --

Alvin H. Clemens,                 1999      $413,184        --             --               --           $17,764
Chairman of the Board of HAI      1998      $413,896        --             --          0/309,000(6)      $17,714
and HealthAxis(7)                 1997      $417,453     $305,850          --               --           $18,288

Andrew Felder,                    1999      $120,000        --             --          0/175,000(5)      $10,000
Executive VP-Stategy and          1998      $ 64,615        --             --          0/ 75,000(5)         --
Corporate Development
Of HealthAxis(8)

Francis L. Gillan III             1999      $110,000        --             --           20,000/0(10)     $ 3,579
CFO and Treasurer of HAI(9)

Anthony R. Verdi,                 1999      $150,000        --             --         25,000/5,000(12)   $44,941
COO of HAI and CFO of             1998      $151,392        --             --               --           $10,144
HealthAxis(11)                    1997      $151,335        --             --               --           $ 9,295

(1) Includes Chairman of the Board, President and Chief Executive Officer of HAI and HealthAxis and the most highly compensated executive officers of HAI and HealthAxis whose total annual salary and bonus exceeded $100,000 in fiscal 1999.
(2) Includes for 1999, 1998 and 1997, respectively, (a) HAI contributions to savings plan (Mr. Clemens $4,000, $4,000 and $4,000; Mr. Gillan $3,579, Mr. Verdi $3,461, $3,317 and $3,595), (b) HAI automobile expense allowances (Mr. Clemens $11,280, $11,280 and $11,998; and Mr. Verdi $5,700, $5,700 and
     $5,700), (c) consulting fees (Mr. Ashker $80,000, and Mr. Felder $10,000) and (d) payout of accumulated vacation (Mr. Verdi $34,615).
(3) Mr. Ashker joined HealthAxis as President and CEO on April 1, 1998 and became President and Chief Executive Officer of HAI in August, 1999. In 1999, Mr. Ashker was paid $120,000 as a salary by HealthAxis and $61,226 as salary by HAI and other annual compensation of $80,000 by HAI. In 1998, all of Mr. Ashker's annual compensation was paid by HealthAxis.
(4) Includes options to purchase 200,000 shares of HealthAxis common stock and an option to purchase 5,000 shares of the HAI.

(5)  Represents options to purchase HealthAxis common stock.
(6) Mr. Clemens was granted options to purchase 309,000 shares of HealthAxis common stock, however, these grants to Mr. Clemens were terminated during 1999.
(7) Mr. Clemens received a salary during 1999 from HAI but did not receive a salary from HealthAxis.
(8) During 1999, Mr. Felder's salary of $120,000 was paid by HealthAxis. In 1998, Mr. Felder also served as a consultant to HAI and was paid $10,000.
(9) Mr. Gillan became Chief Financial Officer and Treasurer of HAI on January 14, 1999.
(10) Represents options to purchase shares of HAI common stock.
(11) Mr. Verdi joined HealthAxis as its Chief Financial Officer and Treasurer on December 1, 1999. In 1999, Mr. Verdi received his annual salary and other annual compensation from HAI.
(12) Includes options to purchase 25,000 shares of HAI common stock and 5,000 shares of HealthAxis common stock.

         The following individuals were not included in the above chart because they did not receive compensation in excess of $100,000 from HealthAxis or HAI during fiscal 1999: Elaine del Rossi joined HealthAxis as Senior Vice President
- Sales and Marketing on November 15, 1999. In 1999, Ms. del Rossi was granted options to purchase 20,000 shares of HealthAxis common stock at $12.00 per share of which none have vested. Michael G. Hankinson joined HealthAxis as Vice President and General Counsel in April, 1999. In 1999, Mr. Hankinson was granted options to purchase 50,000 shares of HealthAxis common stock at $5.77 per share and 10,000 shares of HealthAxis common stock, of which 3,334 have vested, at $12.00 per share. Dennis B. Maloney became HealthAxis' Chief Operating Officer in January, 2000. In 1999, Mr. Maloney served as President and Chief Executive Officer of Insurdata Incorporated and was paid $240,000 in salary and $72,048 in bonus. HealthAxis expects that all three individuals will be paid compensation in excess of $100,000 during fiscal 2000.

Employment Agreement

         Effective February 19, 1997, HAI and Mr. Clemens entered into a new employment agreement which replaced Mr. Clemens' prior employment contract dated as of January 1, 1993. Pursuant to the agreement, Mr. Clemens was employed as Chief Executive Officer of HAI for a five-year term ending December 31, 2002 and unless otherwise terminated, the term shall automatically be extended at the end of each year after December 31, 1997, in order that at all times, on each December 31st during the duration of the agreement, there will be an unexpired five-year term. The employment agreement was amended on July 28, 1999 to change Mr. Clemens' executive position to Chairman of the Board of Directors and Chairman of the Executive/Compensation/Nominating Committee. Mr. Clemens was paid a base salary in 1999 of $413,184, plus an annual cost of living increase, and additional incentive or bonus compensation as will be deemed appropriate from time to time by the board of directors of HAI. The agreement further provides for group life, health, disability, major medical, and other insurance coverages for Mr. Clemens and his family, and upon termination, provides termination benefits which include the provision of health insurance for Mr. Clemens and his spouse for life, a salary benefit of five times base salary in the event of Mr. Clemens' death, disability, or termination without cause, and includes certain restrictions on Mr. Clemens competition and disclosure of confidential information, [along with options to purchase 50,000 shares of HAI's common stock granted under HAI's Non-Qualified Option Plan for Directors and the 1996 Employee Incentive Stock Option Plan which were subsequently terminated. Effective October 1, 1999, the agreement was amended to reduce his salary to $200,000 through September 30, 2000, at which time his salary shall revert back to that which would have otherwise been payable [final or still being negotiated?].

Option Grants in 1999

         The following table sets forth information regarding options granted to the Chief Executive Officer and each of the most highly compensated executive officers of HAI and HealthAxis whose total annual salary and bonus exceeded $100,000 during fiscal 1999:

                    HealthAxis Inc. and HealthAxis.com, Inc.
                              Option Grants in 1999

                                                                                    Potential Realizable Value
                                                                                      At Assumed Annual Rates
                            Number of      % of Total                                Of Stock Appreciation for
                            Securities      Options       Exercise                         Option Term
                             Options       Granted to      Price     Expiration     --------------------------
       Name                  Granted       Employees      $/Share       Date           5%              10%
       ----                -----------     ----------    ---------   ----------     --------       ----------
 Michael Ashker               5,000(1)         .87%         $7.50       3/4/09       $24,093          $60,576
 President and CEO of       200,000(2)        9.36%         $7.48(2)   11/22/09     $563,514       $1,496,650
 HAI and HealthAxis

 Alvin Clemens                   __             __             __           __            __               __
 Chairman of HAI and
 HealthAxis

 Andrew Felder               75,000(2)        5.41           7.85      11/22/09      184,061          585,758
 Executive VP-Stategy &
 Corporate Development
 of HealthAxis

 Francis L. Gillan III       20,000(1)        3.49%         $7.50       3/4/07       $61,065         $142,308
 CFO of HAI

 Anthony R. Verdi
 COO of HAI and CFO of       25,000(1)        4.36%         $7.50       3/4/07       $76,331         $177,885
 HealthAxis                   5,000(2)         .36%


-----------------------------------
(1)  Options granted to purchase HAI common stock.
(2) Options granted under the HealthAxis 1998 Stock Plan to purchase HealthAxis common stock which are convertible into 1.127 shares of HAI common stock.

         The following individuals were not included in the above chart because they did not receive compensation in excess of $100,000 from HealthAxis or HAI during fiscal 1999: Elaine del Rossi joined HealthAxis as Senior Vice President
- Sales and Marketing on November 15, 1999. In 1999, Ms. del Rossi was granted options to purchase 20,000 shares of HealthAxis common stock at $12.00 per share. Of these options, none have vested. Michael G. Hankinson joined HealthAxis as Vice President and General Counsel in April, 1999. In 1999, Mr. Hankinson was granted options to purchase 50,000 shares of HealthAxis common stock at $5.77 per share and 10,000 shares of HealthAxis common stock, of which 3,334 have vested, at $12.00 per share. Dennis B. Maloney became HealthAxis' Chief Operating Officer in January, 2000. In 1999, Mr. Maloney served as President and Chief Executive Officer of Insurdata Incorporated and was paid $240,000 in salary and $12,048 in bonus. HealthAxis expects that all three individuals will be paid compensation in excess of $100,000 during fiscal 2000.

             Aggregate Option Exercises in 1999 and Year-End Values

         The following table sets forth information regarding option exercises by the Chief Executive Officer and each of the most highly compensated executive officers of HAI and HealthAxis whose total annual salary and bonus exceeded $100,000 during fiscal 1999 as well as the year end values of shares underlying options:

----------------------------------------------------------------------------------------------------------------------------
                                                                                        Number of            Value of
                                                                                       Underlying          Unexercised
                                                 Shares                                Unexercised         In-the-Money
                                                Acquired              Value              Options            Options at
                  Name                         On Exercise           Realized          at 12/31/99         12/31/99 ($)
----------------------------------------------------------------------------------------------------------------------------
Alvin H. Clemens(1)
Chairman of the Board of HAI and
HealthAxis
    Exercisable (HAI)                               -                   -                       -                  -
    Unexercisable (HAI)                             -                   -                       -                  -

----------------------------------------------------------------------------------------------------------------------------
Michael Ashker
CEO and President of HAI and HealthAxis
    Exercisable (HAI)                               -                   -                   5,000           $115,625
    Unexercisable (HAI)                             -                   -                       -                  -
    Exercisable (HealthAxis)                        -                   -               1,057,668        $30,138,117
    Unexercisable (HealthAxis)                      -                   -                 133,332         $3,085,538

----------------------------------------------------------------------------------------------------------------------------
Andrew Felder
Executive VP-Strategy and Corporate
Development of HealthAxis
     Exercisable (HealthAxis)                       -                   -                 140,626          3,877,963
     Unexercisable (HealthAxis)                     -                   -                 109,374          2,824,287

----------------------------------------------------------------------------------------------------------------------------
Francis L. Gillan III
CFO and Treasurer of HAI
    Exercisable (HAI)                            17,000              $331,469               7,500           $183,875
    Unexercisable (HAI)                             -                   -                  23,000           $552,750

----------------------------------------------------------------------------------------------------------------------------
Anthony R. Verdi
COO of HAI and HealthAxis
   Exercisable (HAI)                             22,000              $578,906              40,000           $992,500
   Unexercisable (HAI)                                                                     35,000           $841,875
   Exercisable (HealthAxis)                         -                   -                       -                  -
   Unexercisable (HealthAxis)                       -                   -                   5,000            $78,125

----------------------------------------------------------------------------------------------------------------------------

(1) As of December 31, 1999, the above table excludes non-compensatory stock options to purchase 1,253,376 shares of common stock at $0.90 issued to Mr. Clemens in 1989 of which Mr. Clemens disclaims beneficial ownership of 967,040 shares owned by a partnership of which Mr. Clemens is a partner; excludes an option to purchase 397,198 shares of Series A cumulative preferred stock at $3.64 issued on April 1, 1993 in connection with the purchase by Mr. Clemens of other shares of preferred stock at such time. By letter agreement dated September 9, 1999, the option to purchase shares of Series A cumulative preferred stock was amended to eliminate the right to convert these options into any class of securities of HAI other than HAI's common stock.

         The following individuals were not included in the above chart because they did not receive compensation in excess of $100,000 from HealthAxis or HAI during fiscal 1999: Elaine del Rossi joined HealthAxis as Senior Vice President
- Sales and Marketing on November 15, 1999. In 1999, Ms. del Rossi was granted options to purchase 20,000 shares of HealthAxis common stock at $12.00 per share. Of these options, none have vested. Michael G. Hankinson joined HealthAxis as Vice President and General Counsel in April, 1999. In 1999, Mr. Hankinson was granted options to purchase 50,000 shares of HealthAxis common stock at $5.77 per share and 10,000 shares of HealthAxis common stock, of which 3,334 have vested, at $12.00 per share. Dennis B. Maloney became HealthAxis' Chief Operating Officer in January, 2000. In 1999, Mr. Maloney served as President and Chief Executive Officer of Insurdata Incorporated and was paid $247,200 in salary and $12,048 in bonus. HealthAxis expects that all three individuals will be paid compensation in excess of $100,000 during fiscal 2000.

Performance Graph

         The following graph compares the yearly percentage change in cumulative total return (change in the year-end stock price plus reinvested dividends) to HAI's shareholders against the cumulative total return of the NASDAQ Market Index and the Peer Group Index (Media General Financial Services, Inc., Industry Group 430 - Life Insurance & Group 431 - Accident/Health Insurance) for the five years beginning January 1, 1995:


--------------------------------------------------------------------------------
  Compare 5-Year Cumulative Total Return
                                    Among HAI
                    Nasdaq Market Index and MG Group Indexes

                               [GRAPHIC OMITTED]

--------------------------------------------------------------------------------

                    Assumes $100 Invested on January 1, 1995
                           Assumes Dividend Reinvested
                       Fiscal Year Ended December 31, 1999

Company/Index/Market                          1995          1996           1997          1998          1999
--------------------                          ----          ----           ----          ----          ----
HAI...............................         $ 100.00      $ 189.84        $ 32.21       $ 135.6      $ 477.16
Life Insurance....................           100.00        127.51         187.83        278.58        252.73
Accident/Health Insurance.........           100.00        132.71         163.02        174.43        143.73
NASDAQ Market Index...............           100.00        124.26            152        214.39        378.12

Stock Ownership of Directors, Nominees and Officers of HAI

         The following table sets forth, as of January 26, 2000, the amount and percentage of HAI's outstanding common stock beneficially owned by:

o each person who is known by HAI to be the beneficial owner of more than 5% of HAI's outstanding common stock;
o    each director, director nominee or former director;
o    each executive officer; and
o    all officers and directors of HAI as a group.

         The following tables does not include shares of HealthAxis held by the individuals which upon completion of the merger will be converted into 1.127 shares of HAI. For information regarding shares which individuals hold in HealthAxis, see "Chapter I -- The Merger -- Principal Shares of HealthAxis."

           STOCK OWNERSHIP OF DIRECTORS, NOMINEES AND OFFICERS OF HAI

                                                        Common Stock
                                          -------------------------------------
                                           No. of Shares             Percent
Name of                                    Beneficially                of
Beneficial Owner                             Owned(1)                Class(2)
----------------                          --------------           ------------
Alvin H. Clemens(3)                          2,499,500(4)                18.2%
     907 Exeter Crest
     Villanova, PA 19085

Michael Ashker                                 718,076(5)(6)              5.5%
     c/o HealthAxis, Inc.
     2500 DeKalb Pike
     East Norriton, PA 19401

Harold M. Davis                                175,000(7)                 1.3%
     c/o Realen Properties
     1000 Chesterbrook Blvd.
     Suite 100
     Berwyn, PA 19312

Francis L. Gillan III                            7,500                       (8)
     c/o HealthAxis, Inc.
     2500 DeKalb Pike
     East Norriton, PA 19401

Henry G. Hager                                  65,000(7)                    (8)
     7 Jorrocks Lane
     Malvern, PA 19355

Patrick J. McLaughlin                               --                       (8)
     c/o Emerald Capital Group, Ltd.
     100 Cretwind Dr.
     Suite 202
     Rosemont, PA 19010

                                                         Common Stock
                                            ----------------------------------
                                             No. of Shares          Percent
Name of                                      Beneficially             of
Beneficial Owner                               Owned(1)             Class(2)
----------------                            --------------        ------------
George W. Karr, Jr.                               77,000(7)                 (8)
     Karr Barth Associates, Inc.
     40 Monument Road
     Bala Cynwyd, PA 19004-1797

Edward W. LeBaron, Jr.                            43,571(6)                 (8)
     Lynx Private Equity Partners, LLC
     2601 Fair Oaks Boulevard, Suite 150
     Sacramento, CA 95864

Dennis B. Maloney                                  1,000                    (8)
     c/o HealthAxis
     2500 DeKalb Pike
     East Norriton, PA 19401

Theophile J. Mignatti, Jr.(3)                     35,000(6)(9)              (8)
     Mignatti Companies
     2310 Terwood Drive; P.O. Box 249
     Huntingdon Valley, PA 19006

P. Glenn Moyer                                    51,100(7)                 (8)
     P.O. Box 438
     9 Main Street
     Souderton, PA 18964

Greg Mutz                                             --
     c/o UICI
     4001 McEwen Drive, Suite 200
     Dallas, TX 75244

Anthony R. Verdi                                  89,974(10)                (8)
     c/o HealthAxis, Inc.
     2500 DeKalb Pike
     East Norriton, PA 19401

All directors and officers as a group          3,770,021(11)            27.0%
(18 persons; common stock)

--------------------------------------------
(1) Share information is based upon information furnished by directors and officers.

(2) Calculated as a percentage of outstanding shares plus each individual's options to purchase common shares (or all directors and officers as a group).

(3)  Mr. Clemens's daughter is married to Mr. Mignatti's son.

(4) Includes options granted to Mr. Clemens to purchase an additional 253,376 shares of HAI's common stock at a price of $.91 per share granted pursuant to the Amended and Restated Stock Option Agreement dated as of February 27, 1989 and options to purchase 397,198 shares of common stock at an option price of $3.64 per share granted to Mr. Clemens pursuant to a Stock Option Agreement dated April 1, 1993 which was amended effective September 9, 1999. Mr. Clemens disclaims beneficial ownership of 616,000 shares of HAI's common stock given by him to The Mark Twain Trust in 1991 and 967,040 options to purchase additional shares of HAI's common stock owned by a partnership in which Mr. Clemens is a partner.

(5) The information in regard to Mr. Ashker has been derived from an amendment to a Schedule 13D filed by Mr. Ashker and others with the Securities and Exchange Commission on November 3, 1999. Mr. Ashker is presently serving as President, CEO and a director of HAI and HealthAxis. Sole and shared voting power is claimed with regard to 394,776 and 323,300 shares, respectively. See also "Certain Relationships and Related Transactions" for a description of transactions between Mr. Ashker, Lynx Capital Group, LLC and HAI.
     Schedule 13D/A was filed on behalf of Mr. Ashker and others on November 3, 1999, indicating that Mr. Ashker beneficially owned less than ten percent (10%) of HAI's outstanding common stock as of that date. The Schedule 13D/A was also filed on behalf of Lynx Capital Group, LLC, a California limited liability company; Van Kasper & Company, a broker-dealer and California corporation; and Lynx Tech Fund, L.P., an investment limited partnership of which Lynx Capital Group, LLC, serves as investment advisor; Edward W. LeBaron, Jr., Kenneth Brown and Deidre Holt. Each of the above entities also claims beneficial ownership of various amounts of HAI's common stock.

(6)  Includes options to purchase 5,000 shares of HAI's common stock.

(7)  Includes options to purchase 55,000 shares of HAI's common stock.

(8)  Less than 1%.

(9)  Includes 20,000 shares in the estate of his wife.

(10) Includes an option to purchase 40,000 shares of HAI's common stock.

(11) Includes stock and options of all officers and directors to purchase an aggregate of 105,774 shares and 939,747 shares, respectively, and stock and options granted to Mr. Clemens as described in note 3.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" EACH OF THE NOMINEES FOR DIRECTOR.

                          ITEM 2 - HAI MERGER PROPOSAL

         For summary and detailed information regarding the merger proposal, see Chapter I - "The Merger."


THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" APPROVAL OF
ITEM 2.

                  ITEM 3 - ADOPTION AND APPROVAL OF AMENDED AND
                       RESTATED ARTICLES OF INCORPORATION

         HAI's Board of Directors has adopted amended and restated articles of incorporation, subject to shareholder approval at the annual meeting. The amendment and restatement of articles of incorporation submitted to shareholders for their approval will:

         o Increase the number of authorized shares of capital stock to 2,000,000,000;
         o Increase the number of authorized shares of common stock to 1,900,000,000;
         o        Eliminate the Class A common stock; o Increase the number of authorized shares of preferred stock to 100,000,000;
         o        Provide that special meetings of the shareholders may only be called by the Board of Directors, the Chairman or the Chief Executive Officer of HAI ;
         o Increase the shareholder vote required to remove a director for cause and eliminate the ability of shareholders to remove a director without cause;
         o Increase the shareholder vote required to approve an amendment to the articles of incorporation that has not been previously approved by a majority of the board of directors to 70% of the shareholder votes entitled to be cast at a meeting;
         o Decrease the shareholder vote required to approve an amendment to HAI's bylaws that has not previously been approved by the Board of Directors to 65% of the shareholder votes entitled to be cast at a meeting; and
         o Provide that HAI has opted out of certain subchapters of the Pennsylvania Business Corporation Law.

         The complete text or the amended and restated articles of incorporation is included as Appendix F to this joint proxy statement/prospectus.

         Purpose of Changes to Authorized Stock. HAI's current amended and restated articles of incorporation provide for 5,000,000 authorized shares including: 3,000,000 shares of common stock and 1,000,000 shares of preferred stock. HAI's board of directors believes that it is in HAI's best interest to increase the number of shares of common stock and preferred stock that it is authorized to issue in order to give HAI a sufficient number of shares to complete the reorganization with HealthAxis and to provide for future issuances of stock. HAI's board of directors also believes that the availability of additional authorized shares will provide it with the flexibility to issue securities for other proper corporate purposes which may be identified in the future, such as to raise equity capital, to adopt additional employee benefit plans or reserve additional shares for issuance under the plans, to acquire other companies and to grant warrants to consultants or other business partners. No additional action or authorization by HAI shareholders would be necessary prior to the issuance of these additional shares, unless required by applicable law or the rules of any stock exchange or national securities association trading system on which HAI's common stock is then listed or quoted. Accordingly, this solicitation may be the only opportunity for the HAI shareholders to take action in connection with certain acquisitions, benefit plans, recapitalizations or other corporate actions.

         The certificate of designation for the Series A preferred stock of HAI provided for Class A common stock. HAI's board of directors has determined to eliminate the Class A common stock because it has no intention of issuing common stock with different voting rights than its outstanding common stock.

         Dilutive Effect of Potential New Stock Issuances. HAI shareholders generally do not have preemptive rights with respect to its common or preferred stock. Should HAI's board of directors elect to issue additional shares of common or preferred stock, existing shareholders would not have any preferential rights to purchase these shares. Therefore, additional issuances of common or preferred stock by HAI could have a dilutive effect on the earnings per share, voting power and shareholdings of current shareholders.

         Anti-takeover Effect of Increase in Authorized Capital Stock. The proposed increase in the authorized number of shares of HAI common and preferred stock could, under certain circumstances, have an anti-takeover effect, although this is not the intention of this proposal. The increase in the authorized shares may have the effect of discharging unsolicited takeover attempts and may limit the opportunity for HAI shareholders to dispose of their shares at the higher price generally available in takeover attempts or that may be available under a merger proposal. However, HAI's board of directors is not aware of any attempts to take control of HAI and has not presented this proposal with the intent that it be utilized as a type of anti-takeover device.

         Purpose and Effect of Amending the Requirement for Shareholder Approval of Amendments to the Articles of Incorporation or the Bylaws that were not previously approved by the Board of Directors. The current HAI articles of incorporation do not require more than a majority vote of shareholders to amend the articles of incorporation or bylaws where the board of director's approval has not been obtained. However, the current bylaws provide that 80% of the shareholder vote entitled to be cast at a meeting is required approve an amendment to the bylaws that has not been previously approved by the board of directors. Under the new articles of incorporation and bylaws, at least 65% of the shareholder votes entitled to be cast at a meeting must approve amendments to the bylaws or the articles of incorporation that have not been previously approved by the board of directors. While the current HAI articles of incorporation are silent regarding this matter, the PA BCL provides that 10% of the total shareholder votes may propose an amendment to the articles of incorporation. The effect of these provisions would make it more difficult for shareholders to approve changes to the HAI articles of incorporation without prior approval by the board of directors. However, it would be slightly less difficult for shareholders to approve changes to the HAI bylaws without prior approval of the board of directors.

         Purpose and Effect of Amending the Requirement for Shareholder Removal of Directors. The amended and restated articles of incorporation provide that a director may only be removed for cause and only by the vote of at least 70% of the votes entitled to be cast at an annual or regular election. While the current HAI articles of incorporation and bylaws do not contain a provision regarding this matter, the PA BCL provides that a director may be removed with or without cause by a majority of the shares entitled to be cast at the election. By increasing the shareholder vote required and providing that directors may only be removed for cause, this provision would have the effect of making it more difficult for shareholders to remove directors.

         Purpose and Effect of Changes to the Rights of Shareholders to Call a Special Meeting. The amended and restated articles of incorporation provide that a special meeting may only be called by the board of directors, the Chairman and the Chief Executive Officer. While HAI's current articles of incorporation do not contain this provision regarding shareholder's special meetings, the PA BCL provides that 20% of all shareholders entitled to vote may call a special meeting. This provision in the articles of incorporation would make it more difficult for shareholders of HAI to call a special meeting.

         Purpose and Effect of Opting Out of Certain Subchapters of the Pennsylvania Business Corporation Law. The articles of incorporation do not contain a provision regarding subchapters E, F, G and H of the PA BCL. However, the new amended and restated articles of incorporation provide that HAI has opted out of these subchapters. Generally speaking, these subchapters have the effect of making friendly transactions more difficult. Therefore, this provision in the amended and restated articles of incorporation would make a friendly transaction easier to consummate. However, HAI's board of directors is not aware of any transaction, other than the reorganization with HealthAxis, that would alter control of HAI and has not presented this proposal for that purpose.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" APPROVAL OF
ITEM 3.

                 ITEM 4 - APPROVAL OF THE 2000 STOCK OPTION PLAN

General

         The HAI board of directors adopted the 2000 Stock Option Plan, subject to approval by the shareholders. Key employees, officers and directors of HAI, as well as certain consultants of HAI, are eligible to receive options under the 2000 Stock Option Plan. The purpose of the 2000 Stock Option Plan is to provide additional incentive to these individuals by encouraging them to invest in HAI's common stock and thereby acquire a further proprietary interest in HAI and an increased personal interest in HAI's continued success and progress. HAI is currently evaluating the possibility of merging HAI's existing director and employee stock option plans into the 2000 Stock Option Plan.

         HAI is seeking shareholder approval of Item 4 to satisfy a NASDAQ Stock Market requirement that requires companies whose shares are reported on the NASDAQ National Market to obtain shareholder approval when stock option plans are established pursuant to which stock may be acquired by officers or directors. The second reason HAI is asking shareholders to approve the adoption of the plan is to satisfy requirements of the Internal Revenue Code which require shareholder approval in order for options granted under the 2000 Stock Option Plan to qualify as incentive stock options and for the 2000 Stock Option Plan to satisfy one of the conditions of Section 162(m) of the Internal Revenue Code applicable to performance-based compensation.

         Set forth below is a summary of the provisions of the 2000 Stock Option Plan. This summary is qualified in its entirety by the detailed provisions of the text of the 2000 Stock Option Plan included in Appendix "G" to this joint proxy statement/prospectus.

Eligibility

         All officers and key employees of HAI and of any present or future HAI parent or subsidiary corporation are eligible to receive an option or options under the 2000 Stock Option Plan. All directors of, and important consultants to, HAI and of any present or future HAI parent or subsidiary corporation are also eligible to receive an option or options under the 2000 Stock Option Plan.

Types of Awards

         Options granted under the 2000 Stock Option Plan may be incentive stock options, or non-qualified stock options. The term "option" includes both incentive stock options and non-qualified stock options.

Administration

         The 2000 Stock Option Plan shall be administered by the board of directors of HAI, or a compensation committee appointed by HAI's board of directors. Pursuant to the terms of the 2000 Stock Option Plan, the compensation committee must consist of a minimum of two and a maximum of five members of the board of directors, each of whom will be a "Non-Employee Director" within the meaning of Rule 16b under the Securities Exchange Act of 1934, or any future corresponding rule, except that the failure of the compensation committee for any reason to be composed solely of Non-Employee Directors shall not prevent an option from being considered granted under the 2000 Stock Option Plan. The term "committee" as used in this section refers to either HAI's board of directors or the committee. Under the

2000 Stock Option Plan, the committee has the right to adopt such rules for the conduct of its business and the administration of the 2000 Stock Option Plan as it considers desirable. The committee has the right to construe the 2000 Stock Option Plan and the options issued pursuant to it, to correct defects and omissions and to reconcile inconsistencies to the extent necessary to effectuate the purpose of the 2000 Stock Option Plan and the options issued pursuant to it.

Common Stock Subject to the 2000 Stock Option Plan

         The aggregate number of shares which may be issued upon the exercise of options under the 2000 Stock Option Plan is 10,000,000 shares of HAI's common stock.

Limitation on Maximum Number of Options Awarded

         The 2000 Stock Option Plan provides that the maximum number of options which may be awarded to any single optionee under the 2000 Stock Option Plan shall be no more than is equal to 90% of the shares reserved for issuance under the 2000 Stock Option Plan. The purpose of this limitation is to enable awards made pursuant to the 2000 Stock Option Plan to comply with the conditions of
Section 162(m) of the Internal Revenue Code which provide for the deductibility of compensation paid to certain of HAI's executive officers if it is performance based.

Change in Control

         Subject to the compensation committee's changes made at the time of grant, in the event of a "change of control" of HAI, options granted under the 2000 Stock Option Plan become exercisable for up to 100% of the total number of shares subject to the option minus the number of shares previously purchased upon exercise of the option and subject to any adjustments made at the discretion of the compensation committee. The vesting date may accelerate accordingly. A "change of control" includes any of the following events:

         o A change within a twelve-month period in the holders of more than 50% of the outstanding voting stock of HAI; or

         o Any other event deemed to constitute a "change of control" by the compensation committee.

Exercise Price of Options/Payment of Exercise Price

         The option price for options issued under the 2000 Stock Option Plan shall be equal to the fair market value of HAI's common stock on the date of grant of the option. The exercise price of an option may be paid in cash, the delivery of already owned shares of common stock of HAI having a fair market value equal to the exercise price, or a combination thereof.

Special Provisions for Incentive Stock Options

         The maximum aggregate fair market value of the shares of HAI common stock, as determined when the incentive stock option is granted, with respect to which incentive stock options are first exercisable by an employee in any calendar year cannot exceed $100,000. In addition, no incentive stock option may be granted to an employee owning directly or indirectly stock possessing more than 10% of the total combined voting power of all classes of stock of HAI, unless the exercise price is set at not less than 110% of the fair market value of the shares subject to such incentive stock option on the date of the grant and such incentive stock option expires not later than five years from the date of grant. No incentive stock option granted under the 2000 Stock Option Plan is assignable or transferable, otherwise than by will or by the laws of descent and distribution. Except in the event of death or disability, any incentive stock option granted under the 2000 Stock Option Plan is exercisable only during the lifetime of an optionee, and are exercisable only by such optionee. Awards of non-qualified stock options are not subject to these special limitations.

Exercisability and Expiration of Options

         All options granted pursuant to the 2000 Stock Option Plan are exercisable in accordance with a vesting schedule (if any) which is set by the committee at the time of grant. The expiration date of an option is also determined by the committee at the time of the grant, but in no event will an option be exercisable after the expiration of ten years from the date of grant of the option.

         All unexercised options terminate three months following the date on which an optionee's employment with HAI terminates, other than by reason of disability or death. An exercisable option held by an optionee who dies or who ceases to be employed by HAI because of disability may be exercised by the employee or his representative within one year after the employee dies or becomes disabled (but not later than the scheduled option termination date).

         The committee may in its sole discretion, provide in an option agreement the circumstances under which the option shall become immediately exercisable and may accelerate the date on which all or any portion of an option may be exercised.

Expiration of the 2000 Stock Option Plan

         Unless terminated earlier by the board of directors, the 2000 Stock Option Plan will remain in effect until all awards granted under 2000 Stock Option Plan have been satisfied by the issuance of shares provided that no new awards may be granted under such 2000 Stock Option Plan more than ten years from of the date the 2000 Stock Option Plan was adopted by HAI.

Adjustments

         The 2000 Stock Option Plan provides for adjustments to the number of shares subject to outstanding options and to the exercise price of such outstanding options in the discretion of the committee in the event of a declaration of a stock dividend, distribution or other offering of shares, merger, consolidation, transfer of assets, reorganization, split up, combination or recapitalization.

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


Transferability of Non-Qualified Stock Options

         Except as otherwise provided by the rules and regulations of the SEC, the 2000 Stock Option Plan provides that the committee at the time of grant of a non-qualified stock option may provide that such stock option is transferrable to any "family member" of the optionee by gift or qualified domestic relations order. For purposes of this section, a family member includes any child, stepchild, grandchild, parent, step-parent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships, any person sharing the grantee's household (other than a tenant or employee), a trust in which these persons have more than 50% of the beneficial interest, a foundation in which these persons (or the grantee) controls the management of assets, and any other entity in which these persons or the grantee own more than 50% of the voting interests.

Amendments

         Except as required under Rule 422 of the Code or any successor or provision, the Board of Directors may amend or supplement the 2000 Stock Option Plan, including the form of option agreement, in any way, or suspend or terminate such plan at any time, as determined by the Board of Directors without the approval of shareholders; provided, however, that such action shall not affect options granted under the 2000 Stock Option Plan prior to the actual date on which such action occurred. If the Board of Directors voluntarily submits a proposed amendment, supplement, suspension or termination for shareholder approval, such submission shall not require any future amendments, supplements, suspensions or terminations (whether or not relating to the same provision or subject matter) to be similarly submitted for shareholder approval.

Awards Under the 2000 Stock Option Plan

         No awards have been made to date under the 2000 Stock Option Plan. HAI is evaluating whether to merge existing stock option plans into the 2000 Stock Option Plan.

         On February 1, 2000, the last sale price of the HAI common stock was $27.0 as reported in the NASDAQ National Market.

Federal Income Tax Consequences of the 2000 Stock Option Plan

         The following information is not intended to be a complete discussion of the federal income tax consequences of participation in the 2000 stock option plan. This information is qualified in its entirety by reference to the internal revenue code, and the regulations adopted by the IRS. The provisions of the internal revenue code described in this section include current tax law only and do not reflect any proposals to revise current tax law.

Incentive Stock Options

         Generally, under the Internal Revenue Code, an optionee will not realize taxable income by reason of the grant or the exercise of an incentive stock option granted pursuant to the 2000 Stock Option Plan. If an optionee exercises an incentive stock option and does not dispose of the shares until the later of:

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


         o        two years from the date the option was granted; and

         o one year from the date of exercise, the entire gain, if any, realized upon disposition of the shares will be taxable to the optionee as long-term capital gain, and HAI will not be entitled to any deduction. If an optionee disposes of the shares within the period of two years from the date of grant or one year from the date of exercise which is called a disqualifying disposition, the optionee generally will realize ordinary income in the year of disposition and HAI will receive a corresponding deduction, in an amount equal to the excess of (1) the lesser of (a) the amount, if any, realized on the disposition and (b) the fair market value of the shares on the date the option was exercised over (2) the option price. Any additional gain realized on the disposition will be long-term or short-term capital gain and any loss will be long-term or short-term capital loss. The optionee will be considered to have disposed of a share if he sells, exchanges, makes a gift of or transfers legal title to the share (except transfers, among others, by pledge, on death or to a spouse). If the disposition is by sale or exchange, the optionee's tax basis will equal the amount paid for the share plus any ordinary income realized as a result of the disqualifying disposition.

         The exercise of an incentive stock option may subject the optionee to the alternative minimum tax. The amount by which the fair market value of the shares purchased at the time of the exercise exceeds the option exercise price is an adjustment for purposes of computing the so-called alternative minimum tax. In the event of a disqualifying disposition of the shares in the same taxable year as exercise of the incentive stock option, no adjustment is then required for purposes of the alternative minimum tax, but regular income tax, as described above, may result from such disqualifying disposition.

         An optionee who surrenders shares as payment of the exercise price of his incentive stock option generally will not recognize gain or loss on his surrender of such shares. The surrender of shares previously acquired upon exercise of an incentive stock option in payment of the exercise price of another incentive stock option, is, however, a "disposition" of such stock. If the incentive stock option holding period requirements described above have not been satisfied with respect to such stock, such disposition will be a disqualifying disposition that may cause the optionee to recognize ordinary income as discussed above.

         Under the Internal Revenue Code, all of the shares received by an optionee upon exercise of an incentive stock option by surrendering shares will be subject to the incentive stock option holding period requirements. Of those shares, a number of shares (the "Exchange Shares") equal to the number of shares surrendered by the optionee will have the same tax basis for capital gains purposes (increased by any ordinary income recognized as a result of a disqualifying disposition of the surrendered shares if they were incentive stock option shares) and the same capital gains holding period as the shares surrendered. For purposes of determining ordinary income upon a subsequent disqualifying disposition of the exchange shares, the amount paid for such shares will be deemed to be the fair market value of the shares surrendered. The balance of the shares received by the optionee will have a tax basis (and a deemed purchase price) of zero and a capital gains holding period beginning on the date of exercise. The incentive stock option holding period for all shares will be the same as if the option had been exercised for cash.

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


Non-Qualified Stock Options

         Generally, there will be no federal income tax consequences to either the optionee or HAI on the grant of non-qualified stock options pursuant to the 2000 Stock Option Plan. On the exercise of a non-qualified stock option, the optionee has taxable ordinary income equal to the excess of the fair market value of the shares acquired on the exercise date over the option price of the shares. HAI will be entitled to a federal income tax deduction (subject to the limitations contained in Section 162(m)) in an amount equal to such excess, provided that HAI complies with applicable reporting rules.

         Upon the sale of stock acquired by exercise of a non-qualified stock option, optionees will realize long-term or short-term capital gain or loss depending upon their holding period for such stock. Capital losses are deductible only to the extent of capital gains for the year plus $3,000 for individuals.

         An optionee who surrenders shares in payment of the exercise price of a non-qualified stock option will not recognize gain or loss with respect to the shares so delivered unless such shares were acquired pursuant to the exercise of an incentive stock option and the delivery of such shares is a disqualifying disposition. See "Incentive Stock Options." The optionee will recognize ordinary income on the exercise of the non-qualified stock option as described above. Of the shares received in such an exchange, that number of shares equal to the number of shares surrendered have the same tax basis and capital gains holding period as the shares surrendered. The balance of shares received will have a tax basis equal to their fair market value on the date of exercise and the capital gains holding period will begin on the date of exercise.

         In the event of a permitted transfer by gift of a non-qualified stock option, the transferor will remain taxable on the ordinary income realized as and when such non-qualified stock option is exercised by the transferee. All other tax consequences described above will be applicable to the transferee of the non-qualified stock option. A permitted transfer by gift of a non-qualified stock option may result in federal gift or transfer taxes to the transferor at such time as the option is transferred, as well as such later time or times as the non-qualified stock option vests, if not fully vested on the date of the initial transfer.

Limitation on HAI's Deduction

         Section 162(m) of the Internal Revenue Code will generally limit to $1,000,000 HAI's federal income tax deduction for compensation paid in any year to its chief executive officer and its four highest paid executive officers, to the extent that such compensation is not "performance based." Under Treasury regulations, a stock option will, in general, qualify as "performance based" compensation if it (i) has an exercise price of not less than the fair market value of the underlying stock on the date of grant, (ii) is granted under a plan that limits the number of shares for which options may be granted to an employee during a specified period, which plan is approved by a majority of the shareholders entitled to vote thereon, and (iii) is granted and administered by a compensation committee consisting solely of at least two outside directors (as defined in Section 162(m)). If a stock option to an executive referred to above is not "performance based", the amount that would otherwise be deductible by HAI in respect of such stock option will be disallowed to the extent that the executive's aggregate non-performance based compensation paid in the relevant year exceeds $1,000,000.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" APPROVAL OF
ITEM 4.

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



               ITEM 5 - APPROVAL OF INDEPENDENT PUBLIC ACCOUNTANTS

         Based upon the recommendation of the audit committee, the HAI board of directors has selected BDO Seidman, LLP to be HAI's independent certified public accountants for fiscal year 2000.

         A representative of BDO Seidman, LLP is expected to be present at the annual meeting to have the opportunity to make a statement if he or she desires to do so and to be available to respond to appropriate questions.

         THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" APPROVAL OF ITEM 5.


                              ITEM 6 - ADJOURNMENT

         In the event that there are not sufficient votes to constitute a quorum or approve the adoption of the merger agreements at the time of the annual meeting, the proposal could not be approved unless the annual meeting is adjourned in order to permit further solicitation of proxies. In order to allow proxies which have been received by HAI, at the time of the applicable meeting to be voted for the adjournment, if necessary. HAI has submitted the question of adjournment under such circumstances to its shareholders as a separate matter for their consideration.

         The board of directors of HAI recommends that shareholders vote their proxies in favor of the adjournment proposal so that their proxies may be used for such purposes in the event it becomes necessary. Properly executed proxies will be voted in favor of the adjournment proposal unless otherwise indicated thereon. If it is necessary to adjourn the annual meeting, no notice of the time and place of the adjourned meeting is required to be given to shareholders other than an announcement of such time and place at the annual meeting.

         THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" APPROVAL OF ITEM 6.

             CHAPTER IV - OTHER HEALTHAXIS ANNUAL MEETING PROPOSALS

                    ITEM 1 - ELECTION OF HEALTHAXIS DIRECTORS


         The following table sets forth certain information, as of the record date, regarding HealthAxis' board of directors. The Board has nominated the persons named below, each of which is currently serving as a director and has indicated his willingness to continue serving as a director. Nominees are selected pursuant to a shareholders agreement entered into between HAI, HealthAxis Acquisition Corp., HealthAxis, UICI, Alvin Clemens and Michael Ashker. See "Chapter I - The Merger - Recent Developments" for a description of the terms of the shareholders agreement. The board knows of no reason why such nominee would be unable to serve as a director. If the nominee should for any reason become unable to serve, then valid proxies will be voted for the election of a substitute nominee as the board of directors may designate or the board may reduce the number of directors to eliminate the vacancy. Directors are elected for a term of one year and serve until their successors are elected and qualify.

                                              Served as     Year Term
              Name                Age(1)   Director Since   Will Expire                     Position
------------------------------  --------  --------------  -------------  ----------------------------------------------------
Michael Ashker...................  46          1998           2001       President,   Chief  Executive  Officer  and Director
Alvin H. Clemens.................  62          1998           2001       Chairman of the Board
Henry  G. Hager..................  64          2000           2001       Director
Patrick J. McLaughlin............  41          2000           2001       Director
Edward W. LeBaron, Jr............  68          2000           2001       Director
Gregory T. Mutz..................  53          2000           2001       Director
Dennis B. Maloney................  53          2000           2001       Chief Operating Officer and Director


--------------------------------------
(1) Age as of record date.

         See "Chapter I - Management of HealthAxis" for a description of the business experience of the directors of HealthAxis.

Board of Directors and Committees

         The Board of Directors, to date, has established no Board Committees. HealthAxis contemplates that an Executive, Audit, and Compensation Committee will be established in the future.

Director Compensation

         During 1999, no fee was paid to directors for service on HealthAxis' Board of Directors. Directors were reimbursed for travel expenses to attend Board meetings.

         In July 1998, each of the original directors of HealthAxis, Messrs. Ashker, Clemens and Michael F. Beausang, Jr., received an option to purchase 50,000 shares of common stock which was immediately exercisable at an exercise price of $1.77 per share. Each director's option has a term of 10 years and is currently exercisable. Subject to this grant, Mr. Clemens returned his options to HealthAxis and they were cancelled and regranted to other officers.

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


Employment Agreements

         HealthAxis has not entered into employment agreements with any executive officer and all such officers are employed on an "at-will" basis.

Stock Option Plan

         In June 1998, HealthAxis adopted, and HAI, as the sole shareholder of HealthAxis approved, the Stock Option Plan. The purpose of the Stock Option Plan is to attract and retain the best available personnel for positions of substantial responsibility, to provide additional incentive to employees and consultants of HealthAxis and its subsidiaries and to promote the success of HealthAxis' business. The Stock Option Plan, as amended, provides for the award of options and stock purchase rights. Awards for an aggregate of 8,600,000 shares of common stock may be granted under the Stock Option Plan.

         Of the shares currently available for award, options to purchase an aggregate of 3,819,971 shares of common stock have been granted under the Stock Option Plan. An option to purchase 991,000 shares of common stock was granted to Mr. Ashker. The option granted to Mr. Ashker is immediately exercisable at a price of $1.77 per share and has a term of 5 years. Mr. Ashker also received an option to purchase 145,000 shares of common stock at an exercise price of $5.77 per share which vests over a two-year period and has a term of 10 years, with 48,332 currently exercisable. Mr. Ashker also received an option to purchase 55,000 shares of HealthAxis common stock at an exercise price of $12.00 per share which vests over a two-year period and has a term of 10 years, with 18,334 shares currently exercisable. Mr. Felder was granted options to purchase 150,000 shares of common stock at $1.77 (of which 103,125 have vested), 25,000 shares of common stock at $4.00 (of which 12,500 have vested), 50,000 shares of common stock at $5.77 (of which 16,666 have vested) and 25,000 shares of common stock at $12.00 per share (of which 8,344 have vested).

         The Stock Option Plan is administered by the Board of Directors or a committee of the Board of Directors. The Board of Directors has the power to:

         o  determine the fair market value of the common stock;

         o  select the participants in the Stock Option Plan;

         o  determine whether and to what extent awards will be issued;

         o determine the number of shares of common stock subject to each award;

         o  determine the forms of agreement to use under the Stock Option Plan;

         o  determine the terms and conditions of each award;

         o determine whether an option may be settled in cash instead of common stock;

         o reduce the exercise price of any option to the then current fair market value of the common stock if the fair market value of the common stock has declined since the date of the option grant;

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         o  determine the terms and restrictions applicable to stock purchase rights and restricted stock purchased by exercising such stock purchase rights;

         o  interpret the provisions of the Stock Option Plan; and

         o modify grants of options or stock purchase rights to participants who are foreign nationals or employed outside of the United States in order to recognize differences in local law, tax policies or customs.

         All awards granted under the Stock Option Plan are exercisable in accordance with a vesting schedule which is set at the time of the issuance of the option and, except as indicated below, incentive stock options may not be exercised more than ten years from the date of grant. Pursuant to the terms of the Stock Option Plan, options granted to employees, other than directors and officers, must vest at a rate of not less than 20% per year over a five year period commencing on the grant date.

         Options granted under the Stock Option Plan may be options intended to qualify under Section 422 of the Internal Revenue Code, as amended, called incentive stock options or options not intended to qualify called non-qualified stock options. The Stock Option Plan requires the exercise price of incentive stock options to be at least equal to the fair market value of the common stock on the date of the grant. In the case of incentive stock options granted to a shareholder owning, directly or indirectly, in excess of 10% of the common stock, the incentive stock option exercise price must be at least equal to 110% of the fair market value of the common stock on the date of grant and such incentive stock option may not be exercised more than five years from the date of grant. Non-qualified stock options and stock purchase rights may be offered at an exercise price of not less than 85% of the fair market value on the date of grant.

         The Stock Option Plan provides that awards granted pursuant to such plan shall be adjusted as a result of any increase or decrease in outstanding common stock as a result of a stock split, dividend, combination, recapitalization or reclassification of the common stock. Certain options granted pursuant to the Stock Option Plan may become immediately exercisable in the event of a "change in control" (as defined in the Stock Option Plan) of HealthAxis.

         All unexercised incentive stock options terminate no later than three months (or such shorter period as determined by the committee making such award; provided such period may not be less than 30 days) following the date on which an optionee's employment by, or relationship with, HealthAxis or any parent or subsidiary of HealthAxis, terminates for any reason (excluding death and disability) but not later than the expiration date whether or not such termination is voluntary. No option granted under the Stock Option Plan is assignable or transferable, otherwise than by will or by the laws of descent and distribution. Except in the event of death or disability, all options granted under the Stock Option Plan are exercisable during the lifetime of an optionee, and are exercisable only by such optionee. Any option held by an employee who dies or who ceases to be employed because of a total and permanent disability (as defined in the Internal Revenue Code) must be exercised by the employee or his representative within 12 months after the optionee dies or ceases to be an employee due to such disability (but not later than the scheduled termination date). If the employee ceases to be employed by HealthAxis due to a disability, other than a total and permanent disability as defined in the Internal Revenue Code, the options held by such individual must be exercised within six months of the date of termination.

         Stock purchase rights may be granted either alone, in addition to, or in tandem with other awards granted under the Stock Option Plan. Stock purchase rights may not be granted at less than 85% the fair market value on the date of grant (or 100% of the fair market per share for ten percent shareholders)

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unless otherwise determined at the time of grant under the terms of the Stock
Option Plan, the Stock Purchase Rights shall include a stock repurchase option exercisable by HealthAxis if the employee is terminated, voluntarily or involuntarily, following the receipt of the restricted stock.

         The Board of Directors of HealthAxis may amend, alter, suspend or discontinue the Stock Option Plan at any time, provided such action shall not impair the rights of holders of options granted pursuant to such plan. Shareholder approval is required for any amendment to the Stock Option Plan to the extent required by the SEC rules or the Internal Revenue Code.

         In connection with the HealthAxis merger with Insurdata Incorporated, all outstanding options issued pursuant to the Insurdata Incorporated 1999 Stock Option Plan were converted into options to purchase 426,930 shares of HealthAxis common stock.

Insurdata Incorporated's Founders' Stock Option Plan

         UICI established the Founders' Stock Option Plan pursuant to which officers and key employees of Insurdata Incorporated and certain other UICI subsidiaries were awarded options to acquire shares of HealthAxis common stock held by UICI. The options granted were originally for Insurdata Incorporated shares and have been converted. Options to purchase 2,863,889 shares of HealthAxis common stock at an exercise price of $1.36 per share were granted pursuant to the Founders' Stock Option Plan, of which 782,439 are currently exercisable. All awards made pursuant to the Founders' Stock Option Plan vest over a five-year period. The shares subject to such options are held in a voting trust. See "Chapter I - The Merger - Recent Developments" for additional information regarding the voting trust. Mr. Maloney was granted options to purchase 1,330,000 shares of HealthAxis common stock and of this amount, options to purchase 266,000 shares have been exercised and options to purchase 266,000 shares are currently exercisable.

Executive Compensation

         For information regarding the compensation paid by HealthAxis and its subsidiaries to the Chief Executive Officer and the most highly compensated executive officers whose total annual salary and bonus exceeded $100,000 during fiscal 1999, see "Chapter III - Other HAI Annual Meeting Proposals - Item 1 - Election of HAI Directors - Executive Compensation."

         THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" EACH NOMINEE FOR DIRECTOR.

                         Relationship With HAI And UICI

Relationship with HAI

         HAI, a Pennsylvania corporation organized in 1982, was regulated as an insurance holding company until the sale of its insurance company subsidiary in November 1999. Currently, HAI's only business activities are conducted through HealthAxis.

         Sale of HealthAxis Securities held by Provident Indemnity Life Insurance Company to HAI. On March 24, 1999, Provident Indemnity Life Insurance Company, a subsidiary of HAI, granted HAI the option to purchase all of the 545,916 shares of HealthAxis' Series A preferred stock owned by it at a

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purchase price of $4.71 per share plus 8% interest calculated quarterly and compounded annually from the date of Provident Indemnity Life Insurance Company's acquisition to the date of HAI's purchase. The option expires on December 17, 2003. HealthAxis exercised this option on November 30, 1999.

         Sale of Provident Indemnity Life Insurance Company. On August 16, 1999, HAI entered into a definitive agreement with AHC Acquisition, Inc., a company owned by Alvin H. Clemens, the Chairman of HealthAxis and HAI, which provides for the sale of Provident Indemnity Life Insurance Company, HAI's insurance subsidiary, to AHC Acquisition, Inc. for an aggregate purchase price of $14.7 million. In accordance with the terms of the stock purchase agreement, HAI purchased Provident Indemnity Life Insurance Company's home office building for $4.7 million and 545,916 shares of HealthAxis Series A preferred stock, originally purchased by Provident Indemnity Life Insurance Company, for $2.8 million which equates to a $4.71 price per share plus interest at the rate of 8% per year from the date of acquisition of such shares by Provident Indemnity Life Insurance Company through November 30, 1999. The $7.2 million difference between the $14.7 million aggregate purchase price and the sum of the purchase price of the building and the Series A preferred stock was made in the form of a capital contribution from HAI to Provident Indemnity Life Insurance Company. These transactions were completed on November 30, 1999. Also, in accordance with the terms of the stock purchase agreement, HAI transferred 100,000 shares of the HealthAxis Series A preferred stock and the associated registration rights previously granted to Provident Indemnity Life Insurance Company to AHC Acquisition, Inc.

Relationship with UICI

         UICI is a diversified financial services company that offers insurance and financial services to niche consumer and institutional markets. UICI also provides technology and outsourcing solutions to the insurance and health services communities.

         UICI issues health insurance policies to the self-employed and student markets. UICI also issues health insurance policies for the self-employed market, which includes self-employed individuals who work for small businesses with five or fewer employees. UICI offers a range of health insurance products, including catastrophic hospital and basic hospital-medical expense plans, choice-of-doctor plans and managed care options, including a preferred provider organization plan and other coverage modifications. For the student market, UICI offers tailored insurance programs that generally provide single school year coverage to individual students, primarily at universities, but also at public and private schools for students in kindergarten through grade 12. UICI also issues life and annuity insurance products to selected niche markets and UICI acquires blocks of life insurance and annuity policies from other insurers on an opportunistic basis.

         UICI also provides underwriting, claims management and claims administrative services to third-party insurance carriers (primarily to Aegon USA, Inc. related to products coinsured by UICI), third-party administrators, Blue Cross/Blue Shield organizations and self-administered employer healthcare plans.

         UICI assists individuals with no, or troubled, credit in obtaining a nationally recognized credit card. Through its Educational Finance Group, Inc. subsidiary, UICI markets, originates, funds and services primarily Federally-guaranteed student loans. Through its National Motor Club unit, UICI also markets and provides over 450,000 members with benefits such as road and towing assistance, trip routing, emergency travel assistance and accident related indemnity benefits.

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         UICI and its subsidiaries constitute, in the aggregate, the application solutions group's largest client. For the years ended December 31, 1996, 1997 and 1998, and for the nine months ended September 30, 1999, UICI and its subsidiaries accounted for an aggregate of approximately $1.8 million, $12.6 million, $24.8 million and $20.7 million, respectively, of the application solutions group's pro forma total revenues, which represent approximately 16%, 48%, 65% and 65%, respectively, of such revenues for such periods. A portion of the application solutions group's revenue from UICI in the past was for Year
2000 services which have been substantially completed. UICI and its subsidiaries are expected to remain the application solutions group's largest client for the foreseeable future. HealthAxis believes that the percentage of the application solutions group's revenues attributable to UICI and its subsidiaries will decline as HealthAxis' marketing efforts continue to build HealthAxis' base of external clients.

         As a result of UICI's control of Insurdata Incorporated prior to the merger, none of the terms of contracts entered into between Insurdata and UICI and its subsidiaries, which were assumed by HealthAxis, resulted from arm's-length negotiations. See "Risk Factors -- Potential conflicts of interest could arise because some people serve as directors, officers or employees of HAI or UICI," " -- Potential conflicts of interest may arise between HealthAxis and UICI regarding the products and services provided by HealthAxis," and " -- None of the HealthAxis intercompany agreements are subject to arm's-length negotiations."

Arrangements and Transactions with HAI and UICI

         HealthAxis and HAI have entered into various agreements, the material terms of which are summarized below. These agreements were developed in the context of a parent/subsidiary relationship and therefore none of the terms of these agreements are the result of arm's-length negotiations between independent parties. HealthAxis and UICI have entered into a carrier partner agreement and plan to enter into agreements for the purpose of defining their ongoing relationships, the material terms of which are summarized below. UICI and Insurdata Incorporated have also entered into various agreements, all of which were assumed by HealthAxis in connection with its merger with Insurdata Incorporated. These agreements were developed in the context of a parent/subsidiary relationship and therefore are not the result of arm's-length negotiations between independent parties. There can be no assurance that each of such agreements, or the transactions provided for therein, will be effected on terms at least as favorable to HealthAxis as could have been obtained from unaffiliated third parties. See "-- Certain Transactions."

         Additional or modified arrangements and transactions may be entered into by HealthAxis and either HAI or UICI, including its subsidiaries, after completion of the merger. Any such future arrangements and transactions will be determined through negotiation between HealthAxis and either HAI or UICI, and it is possible that conflicts of interest will be involved.

         The following is a summary of the current and contemplated arrangements and transactions between HealthAxis and either HAI or UICI. The descriptions of the proposed agreements set forth below are intended to be summaries and, while the proposed material terms of the agreements being negotiated are set forth herein, the provisions are subject to change and the descriptions are qualified in their entirety by reference to the relevant agreements at such time as they are reduced to writing.

         AHC Acquisition Inc. Registration Rights Agreement Related to Series A Preferred Stock. When HealthAxis proposes to register any shares of common stock from authorized but unissued common shares or treasury shares under the Securities Act (other than on a Form S-4 or Form S-8), HealthAxis is required to give notice to the holders of Series A preferred stock and the holders of common

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stock acquired upon the conversion of Series A preferred stock of the proposed registration and to include their shares of common stock received upon the conversion of the Series A preferred stock in such registration, subject to certain conditions including the right of the underwriter of the offering to limit the number of shares sold by the holders if the underwriter advised HealthAxis and the holders in writing that the number of shares required to be included by the holders would interfere with the successful marketing of the shares offered. These piggyback registration rights are subject to the priority rights granted to HealthPlan Services, holders of the Series B preferred stock, certain warrant holders, and the holders of the Series C preferred stock and Series D preferred stock. Subject to rights granted to HealthPlan Services, holders of the Series B preferred stock, certain warrant holders and holders of the Series C preferred stock and Series D preferred stock, the holders of at least 60% of the then outstanding shares of Series A preferred stock may also require HealthAxis to file one registration statement (a "demand registration") under the Securities Act with respect to the common stock acquired upon the conversion of the Series A preferred stock held by the holders desiring to participate, subject to certain conditions. This demand may not be made earlier than: (i) November 13, 2001 or (ii) six months after HealthAxis' initial public offering. The Company is required to pay all registration expenses other than any underwriting discounts and commissions for any underwriter or broker-dealer acting on behalf of the holders of the Series A preferred stock. AHC Acquisition Inc. is a wholly owned by Alvin H. Clemens.

         Lease Agreement. HealthAxis leases its headquarters from HAI in East Norriton, Pennsylvania at a monthly cost of $61,500 per month. See "Chapter I -- the Merger -- Information Concerning HealthAxis -- Facilities."

         UICI Outsourcing Agreement. UICI and its affiliates and HealthAxis have entered into a technology outsourcing agreement. Pursuant to this agreement, HealthAxis provides UICI and its affiliates with technology support services, system integration services, data processing services, local area network and other software and hardware based services. The terms of this agreement were negotiated between Insurdata Incorporated and UICI prior to HealthAxis' acquisition of Insurdata Incorporated. Pursuant to the terms of this agreement, HealthAxis will provide UICI and its affiliates with technology support services, system integration services, data processing services, local area network and other telecommunications services, and other software and hardware based services for an initial term of five years. At UICI's option, the parties are required to negotiate, in good faith, a three year renewal term prior to the expiration of the agreement. If they are unable to agree on renewal prices, terms and conditions, the agreement will expire at the end of the initial term. The agreement contains no minimum or maximum commitments on behalf of UICI and its affiliates, and UICI and its affiliates are free to obtain the services provided by HealthAxis from an unrelated third party during the term of the agreement. The agreement requires both UICI and HealthAxis to contribute facilities and equipment. Under the terms of the agreement, UICI is also required to contribute certain UICI-owned software. Third party software may also be used to provide the services required under the agreement. The agreement provides that Insurdata Incorporated assigns and transfers to UICI any and all right, title and interest that Insurdata Incorporated may have, or claim to have, to materials that were previously developed by Insurdata Incorporated for UICI under certain existing agreements. All materials developed by HealthAxis during the term of the agreement will belong to UICI. UICI may, at its option, grant a license to these materials back to HealthAxis subject to payment of certain royalties from HealthAxis to UICI. The agreement established certain service levels and availability standards and imposes penalties if such standards are not met. Under the terms of the agreement, HealthAxis may not stop providing services due to a dispute between the parties.

         Generally, the services provided under the agreement must be billed at HealthAxis' cost plus a ten percent pre-tax profit margin. The agreement also requires that if HealthAxis charges an unaffiliated

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third party a rate that is lower than it charges UICI and its affiliates for similar services, UICI and its affiliates would be entitled to receive the lower rate. At the expiration or termination of the agreement, UICI has the right to hire certain employees of HealthAxis or its affiliates who have spent greater than eighty percent of their time providing services to UICI and its affiliates during the six months preceding the expiration or termination of the agreement. In addition, at the expiration or termination of the agreement, HealthAxis is obligated to provide up to six months of transition assistance services. The parties also agreed to indemnify and hold one another harmless against certain enumerated losses and claims.

         UICI Amended and Restated Carrier Partner Agreement. On March 30, 1999, HealthAxis entered into an amended and restated carrier partner agreement with UICI and two of UICI's subsidiaries, MEGA Life & Health Insurance Company and Midwest National Life Insurance Company of Tennessee. Pursuant to the UICI carrier partner agreement, certain insurance products and services of UICI's insurance subsidiaries will be offered through HealthAxis' website to consumers. In addition, HealthAxis agreed to issue to UICI a warrant to purchase up to 150,000 shares of HealthAxis common stock, subject to adjustment, at $4.40 per share and 7,500 shares of HealthAxis common stock, subject to adjustment, at $12.00 per share.

         Shareholders' Agreement. HAI, UICI, Michael Ashker, and HealthAxis intend to enter into a shareholders' agreement. Under the terms of the shareholders' agreement, the board of directors of HealthAxis shall consist of up to nine members. UICI and HAI may each independently nominate three nominees to the board and, the remaining three directors will be nominated by mutual agreement of HAI and UICI. Each party is obligated to vote its shares in favor of the directors nominated by the other party.

         Subject to certain limitations, the shareholders' agreement also provides that UICI and HAI both have the right to purchase its proportionate number, or any greater or lesser number, of any additional securities that HealthAxis may, from time to time, propose to sell and issue. HealthAxis is required to provide UICI and HAI prior written notice of its intention to issue such additional securities. Upon receipt of this notice, UICI and HAI have twenty days to agree to purchase their proportional shares, or any greater or lesser number, for the price and upon the terms specified in the notice. If UICI and HAI fail to exercise their purchase rights, HealthAxis has twenty days to complete the sale of the securities at a price not less than the price specified in the notice. This provision of the shareholders' agreement terminates at such time as the HealthAxis common stock is registered under the Exchange Act.

         In addition to the preemptive rights set forth above, the shareholders' agreement also provides that Michael Ashker, UICI and HAI have the right of first refusal to purchase shares of HealthAxis should one of the other parties to this agreement desire to transfer his or its HealthAxis securities. The party desiring to transfer his or its securities is required to provide the other parties, referred to as the electing parties, with written notice, at least twenty days prior to the proposed transfer setting forth the terms of the offer to sell the HealthAxis securities. The electing parties have ten days from the receipt of notice to elect to purchase that number of securities determined by the formula set forth in the agreement. If an electing party fails to exercise its right to purchase, or exercises its right to a portion smaller than it is entitled, the party transferring his shares has ten days to sell any remaining securities at the price and on terms no less favorable than specified in the offer to the electing parties.

         Subject to certain conditions set forth in the shareholders' agreement, the shareholders' agreement also provides that HealthAxis can cause UICI to transfer up to 1,255,000 shares of its HealthAxis common stock to unaffiliated third parties.

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         The shareholders' agreement also provides UICI with the right, in its sole and absolute discretion, to approve among other things, our merger or similar agreement between HAI and HealthAxis as well as the calculation and amount of goodwill and other intangibles. See "Chapter I - The Merger - Recent Developments" for additional information on the conditions under which UICI agreed to approve the merger.

         It is currently intended that this agreement will terminate in connection with the reorganization and will be replaced by the shareholders' agreement attached as an exhibit to the agreement and plan of reorganization.

         Voting Trusts. UICI has entered into two voting trust agreements. These agreements grant voting power over a portion of the HealthAxis common stock held by UICI to the trustees who are directors of HealthAxis. For a description of the terms of these trusts, see "Chapter I -- The Merger -- Recent Developments."

         Licensing Systems Integration and Technology Management Agreements. The applications solutions group provides software applications, systems integration and technology management services to UICI and its subsidiaries. In addition, UICI provides human resource services to the application solutions group. All of these transactions and the related agreements are described under "Certain Transactions."

                              Certain Transactions

         For information regarding Michael Ashker and certain transactions between HAI and Lynx Capital Group LLC, Lynx Technology Fund, LP and Lynx Private Equity Partners LLC, see "Chapter III - Other HAI Annual Meeting Proposals - Item 1 - Election of HAI Directors - Certain Relationships and Related Transactions."

         Michael F. Beausang, Jr., Esquire, the Secretary of HAI and a former Director of HealthAxis and HAI is a partner in the law firm of Butera, Beausang, Cohen & Brennan. This law firm performs legal services for HealthAxis and HAI. HealthAxis paid Butera, Beausang, Cohen & Brennan $64,165 for legal services during 1999.

         For information regarding certain transactions involving Alvin H. Clemens and AHC Acquisition Corp., see "Chapter III - Other HAI Annual Meeting Proposals - Item 1 - Election of HAI Directors - Certain Relationships and Related Transactions."

         HealthAxis' applications solutions group currently provides services to a number of UICI subsidiaries and affiliates pursuant to written agreements ranging from one to three years, with annual renewable options thereafter. These services include the licensing of certain of its proprietary work flow and business applications as well as systems integration and technology management. UICI and its subsidiaries and affiliates constitute, in the aggregate, HealthAxis' largest customer. For the years ended December 31, 1996, 1997 and 1998 and the nine months ended September 30, 1999, UICI and its subsidiaries and affiliates, including the subsidiaries and affiliates discussed below, accounted for an aggregate of $1.8 million (16%), $12.6 million (48%), $24.8 million (65%) and $20.7 million (65%), respectively, of HealthAxis' pro forma total revenues for such periods. As of December 31, 1996, 1997 and 1998, Insurdata Incorporated had trade receivables from UICI and its subsidiaries and affiliates of $1.7 million, $2.2 million and $2.2 million, respectively. In addition to trade

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receivables, Insurdata Incorporated also held various notes receivable from UICI and its subsidiaries and affiliates, amounting to $.2 million, and $4.5 million at December 31, 1996 and 1997, respectively. These notes bore interest at rates ranging from 8.25% to 10.5%. Total interest income from these notes for the years ended December 31, 1996, 1997 and 1998, was approximately $166,000, $514,000 and $125,000, respectively.

         Commencing in 1996, UICI provides human resource administrative services to the applications solutions group, including payroll services and employee benefit management pursuant to a one year agreement which expires on December 31, 1999 with annual renewals thereafter. Either party upon 90 days' notice may cancel this agreement. In addition to reimbursement on a dollar-for-dollar basis for wage and benefit costs, UICI charges the applications solutions group an administrative fee of $10 per-employee per-pay period pursuant to a written agreement, which fee is intended to reimburse UICI for the overhead it incurs in providing these services. HealthAxis expects that UICI will continue to provide these services for a limited period of time. HealthAxis has also engaged other UICI subsidiaries to provide services such as printing and newsletter publication. It is intended that the UICI subsidiaries will continue to provide these services in the future.

         HealthAxis leases two facilities from certain subsidiaries of UICI. HealthAxis leases office space located in Hurst, Texas, pursuant to a written agreement that expired on December 31, 1999 and currently continues on a month to month basis. HealthAxis leases additional office space in Dallas, Texas, on a month-to-month basis under a verbal agreement. Insurdata Incorporated paid an aggregate of approximately $112,000, $255,000 and $263,000 under these leasing arrangements for the years ended December 31, 1997 and 1998 and the nine months ended September 30, 1999, respectively. HealthAxis believes that the terms of these lease arrangements are no less favorable to it than could have been obtained in a transaction with an unaffiliated party.

         HealthAxis' application solutions group also currently provides certain work flow and business applications to UICI Administrators, Inc., a third-party administrator owned by UICI, pursuant to a written service license agreement. UICI Administrators in turn operates through an agreement with Healthcare Management Administrators, Inc., an entity owned by Ronald L. Jensen, the Chairman of UICI and a director of HealthAxis. HealthAxis' agreement with UICI Administrators is for a three-year term expiring in December 2001, with automatic annual renewal provisions thereafter, subject to prior notice of non-renewal. For the years ended December 31, 1996, 1997 and 1998 and the nine months ended September 30, 1999, UICI Administrators accounted for an aggregate of $1.8 million, $1.6 million, $2.1 million and $2.0 million, respectively, of Insurdata Incorporated's pro forma revenues under the agreement, which represent approximately 16%, 6%, 6% and 6%, respectively, of Insurdata Incorporated's revenues for such periods. The amounts paid by UICI Administrators are included in the UICI and subsidiaries numbers included on the previous page.

         Insurdata Incorporated provided accounting and management services to UICI Administrators. In exchange for these services, UICI Administrators pays HealthAxis a fee based upon the salary, benefits and time commitment of Insurdata Incorporated's employees actually performing the services. The fee is intended to reimburse HealthAxis for the costs of providing these services and therefore such fees are offset against the related expenses. Fees received by Insurdata Incorporated from UICI Administrators amounted to $44,000, $2,000, $134,000 and $142,000 for the years ended December 31, 1996, 1997 and 1998 and the nine months ended September 30, 1999, respectively. In addition to the accounting services provided by Insurdata Incorporated, it's President and Chief Executive Officer, provides certain management oversight of UICI Administrators. Neither the President nor Insurdata Incorporated receives any compensation in exchange for the President's services. HealthAxis ceased providing these services following the completion of the HealthAxis merger with Insurdata Incorporated.

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         Winterbrook VSO provides certain sales and marketing services for
HealthAxis' imaging and electronic data capture services pursuant to a verbal brokerage agreement. Winterbrook VSO is owned by Ronald L. Jensen, current Chairman of UICI and a director of HealthAxis until February 2000. Under the agreement that expired June 30, 1997, Winterbrook VSO receives a commission computed on the amount of recurring license fees under client contracts that Winterbrook VSO brokered on behalf of HealthAxis. During 1996 and 1997, Insurdata Incorporated advanced funds to Winterbrook VSO against future commissions to be earned by Winterbrook VSO under the brokerage agreement. The advances were not made pursuant to a written promissory note and did not bear interest. The outstanding balance of the pro forma advances was approximately $100,000 and $90,000 as of December 31, 1996 and 1997, respectively. Insurdata Incorporated paid Winterbrook VSO, or offset against the outstanding balance of any advances, as applicable, an aggregate of approximately $34,000, $132,000 and $191,000 for the years ended December 31, 1996, 1997 and 1998, respectively. At September 30, 1999, the pro forma balance of commissions owed to Winterbrook VSO was approximately $218,000. Mr. Jensen purchased Winterbrook VSO from UICI in July 1997.

         Matrix Telecom, a telephone company in which Ronald L. Jensen, Chairman of UICI and a former director of HealthAxis, and his five adult children own a controlling interest, provides telephone services to the applications solutions group pursuant to a written agreement. This agreement was for a one year term expiring June 13, 1998 with automatic monthly renewal provisions thereafter, subject to 30 days' notice of non-renewal. For the pro forma years ended December 31, 1997 and 1998, and the pro forma nine months ended September 30, 1999, the application solutions group paid Matrix approximately $46,000, $132,000 and $163,000, respectively, under the agreement.

         On October 5, 1999, UICI and HealthPlan Services entered into a definitive agreement that provides for the purchase of HealthPlan Services by UICI in a stock-for-stock merger transaction. No assurance can be given that this transaction will be completed.

       On October 18, 1999, Insurdata Incorporated made loans aggregating $631,345 to certain of its executive officers, including Dennis B. Maloney, who is HealthAxis' Chief Operating Officer. These loans were extended by Insurdata Incorporated for the purpose of enabling such individuals to exercise options to purchase Insurdata Incorporated common stock issued under Insurdata Incorporated's Founders' Plan. Each of the loans is due on December 31, 2002 and bears interest at a rate of 6% per annum, with interest payable quarterly. If the employee is terminated and there is a public market for the shares, the due date on the loan is accelerated to 90 days from the later of termination or the establishment of a public market. The largest outstanding balance on the loans was $631,342 during 1999. The outstanding balance on these loans was $631,342 at December 31, 1999. These loans are now held by HealthAxis and are secured by the HealthAxis common stock.

                       ITEM 2 - HEALTHAXIS MERGER PROPOSAL

         For summary and detailed information regarding the merger proposal, see "Chapter I -- The Merger."

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" APPROVAL OF
ITEM 2.

                              ITEM 3 - ADJOURNMENT

         In the event that there are not sufficient votes to constitute a quorum or approve the adoption of the merger agreements at the time of the annual meeting, the proposal could not be approved unless the annual meeting is adjourned in order to permit further solicitation of proxies. In order to allow proxies which have been received by HealthAxis, at the time of the applicable meeting to be voted for the adjournment, if necessary. HealthAxis has submitted the question of adjournment under such circumstances to its shareholders as a separate matter for their consideration.

         The board of directors of HealthAxis recommends that shareholders vote their proxies in favor of the adjournment proposal so that their proxies may be used for such purposes in the event it becomes necessary. Properly executed proxies will be voted in favor of the adjournment proposal unless otherwise indicated thereon. If it is necessary to adjourn the annual meeting, no notice of the time and place of the adjourned meeting is required to be given to shareholders other than an announcement of such time and place at the annual meeting.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" APPROVAL OF
ITEM 3.

                            CHAPTER V - OTHER MATTERS

                       Where You Can Find More Information

         HAI files annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements and other information HAI files with the SEC at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C., 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. HAI's SEC filings are also available on the SEC's Internet site (http://www.sec.gov).

         HAI filed a registration statement on Form S-4 to register the shares of HAI common stock to be issued in the merger under the Securities Act. This joint proxy statement/prospectus is a part of the registration statement on Form S-4 and constitutes a prospectus of HAI in addition to being a proxy statement of each of HAI and HealthAxis for their annual meetings. As allowed by SEC rules, this joint proxy statement/prospectus does not contain all the information you can find in the registration statement on Form S-4 or the exhibits to the registration statement on Form S-4.

         The SEC also allows HAI to "incorporate by reference" the information it files with the SEC, which means HAI can disclose information to you by referring you to another document filed separately with the SEC. Information incorporated by reference is deemed to be part of this joint proxy statement/prospectus. Later information filed by HAI with the SEC updates and supersedes this joint proxy statement/prospectus.

         The following documents previously filed by HAI with the SEC under the Exchange Act are incorporated in this joint proxy statement/prospectus by this reference:

--------------------------------------------------------------------------------------------------------------------

                          SEC Filings                                                    Period
--------------------------------------------------------------------------------------------------------------------
Annual Report on Form 10-K                                           Year ended December 31, 1998
--------------------------------------------------------------------------------------------------------------------

Aamendment to Annual Report on Form 10-K/A                           Year ended December 31, 1998
--------------------------------------------------------------------------------------------------------------------

Quartely Reports on Form 10-Q and all amendments thereto             Quarters ended March 31, 1999, June 30,
                                                                     1999 and September 30, 1999
--------------------------------------------------------------------------------------------------------------------

Current Reports on Form 8-K                                          Filed on January 15, 1999, April 30, 1999,
                                                                     May 14, 1999, June 22, 1999, July 26, 1999,
                                                                     August 27, 1999, September 22, 1999,
                                                                     November 15, 1999, December 8, 1999,
                                                                     December 9, 1999, January 21, 2000 and
                                                                     February 1, 2000.
--------------------------------------------------------------------------------------------------------------------
Amendments to Current Reports on Form 8-K/A                          Filed on January 19, 1999, May 14, 1999 and
                                                                     June 29, 1999
--------------------------------------------------------------------------------------------------------------------

         All documents filed by HAI under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this joint proxy statement/prospectus and prior to the annual meetings of HAI and HealthAxis will be deemed to be incorporated by reference in this joint proxy statement/prospectus and to be a part of this joint proxy statement/prospectus from the date any document is filed.

         You should rely only on the information contained or incorporated by reference in this joint proxy statement/prospectus to vote on the proposed merger. Neither HealthAxis nor HAI has authorized anyone to provide you with information that is different from what is contained in this joint proxy statement/prospectus. This joint proxy statement/prospectus is dated _________, 2000. You should not assume that the information contained in the joint proxy statement/prospectus is accurate as of any date other than that date, and neither the mailing of this joint proxy statement/prospectus nor the issuance of HAI common stock in the merger will create any implication to the contrary.

                                  Legal Matters

         The validity of the shares of HAI common stock offered hereby will be passed upon for HAI by Butera, Beausang, Cohen and Brennan, Professional Corporation.

                                     Experts

         The consolidated financial statements of HealthAxis Inc., ("HAI") formerly Provident American Corporation, as of December 31, 1998 and 1997 and for each of the two years ended incorporated by reference in this Registration Statement have been audited by BDO Seidman, LLP, independent certified public accountants, to the extent and for the periods set forth in their report incorporated herein by reference, and are incorporated herein in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

         The financial statements of HAI for the year ended December 31, 1996 incorporated in this joint proxy statement/prospectus by reference to the Annual Report on Form 10-K/A for the year ended December 31, 1998, have been so incorporated in reliance on the report for the year ended December 31, 1996 of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

         The financial statements of HealthAxis.com, Inc. as of and for the period ended December 31, 1998 included in this Registration Statement on Form S-4 have been audited by BDO Seidman LLP, independent certified public accountants, to the extent and for the periods set forth in the respective reports of such firms contained herein and in the Registration Statement. All such financial statements and schedules have been included in reliance upon such reports given upon the authority of such firms as experts in auditing and accounting.

         The consolidated financial statements of Insurdata Incorporated at December 31, 1997 and 1998, and for each of the three years in the period ended December 31, 1998 included in this proxy statement of HAI, which is referred to and made a part of this prospectus and registration statement, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

                              Financial Statements

         HAI has enclosed its Annual Report to Shareholders for the year ended December 31, 1999 with this joint proxy statement/prospectus. Shareholders are referred to the report for financial and other information about HAI, but such report is not incorporated in this joint proxy statement/ prospectus and is not a part of the proxy soliciting material.

                           Annual Report On Form 10-K

         Upon the written request of any beneficial owner of HAI's common stock, HAI will provide, without charge, a copy of its Annual Report on Form 10-K (including financial statements and schedules) for the year ended December 31, 1999. A list of exhibits to the Annual Report will also be provided, and copies of such exhibits will be furnished upon request. Requests should be directed to Deidre Holt, Investor Relations, HealthAxis Inc., 2500 DeKalb Pike, East Norriton, Pennsylvania 19401 or by phone (610) 275-3800.

                              Shareholder Proposals

         Pursuant to the proxy rules under the Exchange Act, HAI's shareholders are notified that the deadline for providing HAI timely notice of any shareholder proposal to be submitted outside of the Rule 14a-8 process for consideration at HAI's 2001 annual meeting of shareholders will be ____________, 2001. As to all such matters which HAI does not have notice on or prior to ______________, discretionary authority shall be granted to the persons designated in HAI's proxy related to the 2001 meeting to vote on such proposal. With respect to inclusion of shareholder proposals in HAI's proxy materials related to the 2001 meeting, shareholder proposal must be submitted to HAI at its office located at 2500 DeKalb Pike, East Norriton, Pennsylvania 19401, by ____________, 2001. Any such proposal must also comply with the proxy rules under the Exchange Act, including Rule 14a-8.

                                                                      Appendix A

                                                                  EXECUTION COPY







================================================================================




                      AGREEMENT AND PLAN OF REORGANIZATION


                          dated as of January 26, 2000



                                     BETWEEN


                         PROVIDENT AMERICAN CORPORATION


                              HEALTHAXIS.COM, INC.


                                       AND

                          HEALTHAXIS ACQUISITION CORP.






================================================================================

                      AGREEMENT AND PLAN OF REORGANIZATION

                                Table of Contents

                                                                                                                PAGE
                                                                                                                ----
SECTION 1:   DEFINED TERMS........................................................................................2
SECTION 2:   THE MERGER...........................................................................................5
SECTION 3:   REPRESENTATIONS OF HEALTHAXIS........................................................................5
         3.1      Organization....................................................................................5
         3.2      Effect of Agreement.............................................................................5
         3.3      Capital Stock and Ownership.....................................................................6
         3.4      Financial and Corporate Records.................................................................6
         3.5      Assets..........................................................................................7
         3.6      Obligations.....................................................................................7
         3.7      Operations Since September 30, 1999.............................................................8
         3.8      Tangible Property...............................................................................8
         3.9      Software and Other Intangibles..................................................................8
         3.10     Contracts.......................................................................................8
         3.11     Employees and Independent Contractors...........................................................9
         3.12     Employee Benefit Plans.........................................................................10
         3.13     Carrier Partners and Internet Partners.........................................................11
         3.14     Proceedings and Judgments......................................................................11
         3.15     Insurance......................................................................................11
         3.16     Questionable Payments..........................................................................12
         3.17     Related Party Transactions.....................................................................12
         3.18     Brokerage Fees.................................................................................12
         3.19     Investment Company.............................................................................12
         3.20     Full Disclosure................................................................................12
         3.21     Compliance with Law............................................................................12
SECTION 4:   REPRESENTATIONS OF PROVIDENT AND NEWCO..............................................................13
         4.1      Organization...................................................................................13
         4.2      Agreement......................................................................................13
         4.3      Provident's Stock..............................................................................13
         4.4      SEC Filings....................................................................................13
         4.5      Form S-4 Registration Statement................................................................14
         4.6      Absence of Changes.............................................................................14
         4.7      Authorization for Provident Common Stock.......................................................14
         4.8      Investment Matters.............................................................................15
         4.9      Brokerage Fees.................................................................................15
         4.10     Compliance with Law............................................................................15
         4.11     Full Disclosure................................................................................15
         4.12     Investment Company.............................................................................15
SECTION 5:  CERTAIN OBLIGATIONS OF HEALTHAXIS PENDING CLOSING....................................................15
         5.1      Conduct of Business............................................................................15
         5.2      Consents.......................................................................................16
         5.3      Advice of Changes..............................................................................16
         5.4      Reasonable Best Efforts........................................................................16

SECTION 6:   CERTAIN OBLIGATIONS OF PROVIDENT AND NEWCO PENDING CLOSING..........................................16
         6.1      Conduct of Business............................................................................16
         6.2      Consents.......................................................................................17
         6.3      SEC Reports....................................................................................17
         6.4      Advice of Changes..............................................................................17
         6.5      Reasonable Best Efforts........................................................................17
         6.6      NASDAQ Listing.................................................................................17
         6.7      Employee Benefits..............................................................................18
         6.8      Name and Symbol Change.........................................................................18
SECTION 7:  ADDITIONAL COVENANTS OF THE PARTIES..................................................................18
         7.1      Shareholders' Meetings.........................................................................18
         7.2      Registration Statement and Proxy Statement/Prospectus..........................................19
         7.3      Blue Sky Permits...............................................................................19
         7.4      Tax Free Reorganization........................................................................19
         7.5      Full Disclosure................................................................................19
SECTION 8:   CONDITIONS PRECEDENT TO HEALTHAXIS' CLOSING OBLIGATIONS.............................................20
         8.1      Provident's and Newco's Representations........................................................20
         8.2      Provident's and Newco's Performance............................................................20
         8.3      Absence of Proceedings.........................................................................20
         8.4      Approval of HealthAxis and Provident Shareholders..............................................20
         8.5      Board Seats....................................................................................20
         8.6      Adverse Changes................................................................................20
         8.7      Registration Statement.........................................................................20
         8.8      Listing of Provident Common Stock..............................................................20
         8.9      Tax Opinion....................................................................................20
SECTION 9:   CONDITIONS PRECEDENT TO PROVIDENT'S AND NEWCO'S CLOSING OBLIGATIONS.................................21
         9.2      Approval of the HealthAxis and Provident Shareholders..........................................21
         9.3      Dissenting and other HealthAxis Shareholders...................................................21
         9.4      HealthAxis' Representations....................................................................21
         9.5      HealthAxis' Performance........................................................................21
         9.6      Absence of Proceedings.........................................................................21
         9.7      Adverse Changes................................................................................21
SECTION 10:   CLOSING............................................................................................22
         10.1     Closing........................................................................................22
         10.2     HealthAxis' Obligations at Closing.............................................................22
         10.3     Provident's and Newco's Obligations at Closing.................................................24
SECTION 11:   CERTAIN OBLIGATIONS OF PROVIDENT AND THE SURVIVING CORPORATION AFTER
              CLOSING............................................................................................25
         11.1     Final Tax Returns..............................................................................25
         11.2     Delivery of Certificates.......................................................................25
SECTION 12:   OTHER PROVISIONS...................................................................................25
         12.1     Survival.......................................................................................25
         12.2     Termination....................................................................................25
         12.3     Publicity......................................................................................25
         12.4     Fees and Expenses..............................................................................26
         12.5     Notices........................................................................................26
         12.6     Interpretation of Representations..............................................................26

         12.7     Reliance by Provident and Newco................................................................26
         12.8     Reliance by HealthAxis.........................................................................26
         12.9     Entire Understanding...........................................................................26
         12.10    Parties in Interest............................................................................27
         12.11    Waivers........................................................................................27
         12.12    Severability...................................................................................27
         12.13    Counterparts...................................................................................27
         12.14    Section Headings...............................................................................27
         12.15    References.....................................................................................27
         12.16    Controlling Law................................................................................27
         12.17    Jurisdiction and Process.......................................................................27
         12.18    No Third-Party Beneficiaries...................................................................27
         12.19    Nature of Transactions.........................................................................28
         12.20    Bankruptcy Qualification.......................................................................28
         12.21    Construction...................................................................................28

                      AGREEMENT AND PLAN OF REORGANIZATION


PARTIES:          HEALTHAXIS.COM, INC.
                  a Pennsylvania corporation ("HealthAxis")
                  2500 DeKalb Pike
                  East Norriton, PA 19401

                  PROVIDENT AMERICAN CORPORATION
                  a Pennsylvania corporation ("Provident")
                  2500 DeKalb Pike
                  Norristown, PA 19404

                  HEALTHAXIS ACQUISITION CORP.
                  a Pennsylvania corporation ("Newco")
                  2500 DeKalb Pike
                  East Norriton, PA 19401



DATE:    As of January 26, 2000

BACKGROUND: HealthAxis, formerly known as Insurion, Inc., is a leading web-based insurance retailer providing fully integrated, end-to-end, web-enabled solutions for health insurance distribution and administration and a minority owned subsidiary of Provident. The parties desire that HealthAxis be merged with and into Newco (the "Merger") on the terms and subject to the conditions set forth in this Agreement and Plan of Reorganization (the "Agreement") and the Agreement and Plan of Merger dated as of this date and designated as Exhibit A hereto (the "Plan"). The parties intend that the Merger: (i) qualify as a tax-free reorganization within the meaning of Section 368 of the Code, and (ii) be accounted for as a purchase for financial accounting purposes. It is intended that as part of or prior to the Merger, Provident will change its name to HealthAxis Inc. and its NASDAQ symbol to "HAXS".

         The Board of Directors of HealthAxis has unanimously determined that the Merger and the other transactions contemplated by this Agreement and the Plan (collectively, the "Transactions") are in the best interests of HealthAxis and its shareholders (as defined in Section 3.2 hereof). The respective Board of Directors of Provident and Newco, a wholly owned subsidiary of Provident, have determined that the Transactions are in the best interests of Provident and Newco and their respective shareholders.

         Concurrently with the execution of this Agreement, and as a condition and inducement to Provident's willingness to enter into this Agreement, each affiliate shareholder of HealthAxis identified in Schedule A is entering into an Affiliate Letter attached hereto as Exhibit B.

         Intending to be legally bound, in consideration of the foregoing and the mutual agreements contained herein and subject to the satisfaction of the terms and conditions set forth herein, the parties hereto agree as follows:

                            SECTION 1: DEFINED TERMS

         Certain defined terms used in this Agreement and not specifically defined in context are defined in this Section 1, as follows:

     1.1 "Accounts Receivable" means (a) any right to payment for goods sold, leased or licensed or for services rendered, whether or not it has been earned by performance, whether billed or unbilled, and whether or not it is evidenced by any Contract (as defined in Section 1.7); (b) any note receivable; or (c) any other receivable or right to payment of any nature.

     1.2 "Acquired Companies" means HealthAxis and its subsidiaries, including but not limited to, HealthAxis.com Alabama, Inc., HealthAxis.com Insurance Services, Inc., HealthAxis.com New Mexico, Inc., HealthAxis.com Texas, Inc., HealthAxis.com Insurance Agency, Inc., Insurdata Imaging Services LLC and Satellite Image Systems (Jamaica) Ltd.

     1.3 "Asset" means any real, personal, mixed, tangible or intangible property of any nature, including Cash Assets (as defined in Section 1.4), prepayments, deposits, escrows, Accounts Receivable, Tangible Property (as defined in Section 1.31), Real Property (as defined in Section 1.28), Software (as defined in Section 1.30), Contract Rights (as defined in Section 1.8), Intangibles (as defined in Section 1.17) and goodwill, and claims, causes of action and other legal rights and remedies.

     1.4 "Cash Asset" means any cash on hand, cash in bank or other accounts, readily marketable securities, and other cash-equivalent liquid assets of any nature.

     1.5 "Code" means the Internal Revenue Code of 1986, as amended.

     1.6 "Consent" means any consent, approval, order or authorization of, or any declaration, filing or registration with, or any application, notice or report to, or any waiver by, or any other action (whether similar or dissimilar to any of the foregoing) of, by or with, any Person (as defined in Section 1.25), which is necessary in order to take a specified action or actions in a specified manner and/or to achieve a specified result.

     1.7 "Contract" means any written or oral contract, agreement, instrument, order, arrangement, commitment or understanding of any nature, including sales orders, purchase orders, leases, subleases, data processing agreements, maintenance agreements, license agreements, sublicense agreements, loan agreements, promissory notes, security agreements, pledge agreements, deeds, mortgages, guaranties, indemnities, warranties, employment agreements, consulting agreements, sales representative agreements, joint venture agreements, buy-sell agreements, options or warrants.

     1.8 "Contract Right" means any right, power or remedy of any nature under any Contract, including rights to receive property or services or otherwise derive benefits from the payment, satisfaction or performance of another party's Obligations (as defined in Section 1.23), rights to demand that another party accept property or services or take any other actions, and rights to pursue or exercise remedies or options.

     1.9 "Employee Benefit Plan" means any employee benefit plan as defined in
Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and any other plan, program, policy or arrangement for or regarding bonuses, commissions, incentive compensation, severance, vacation, deferred compensation, pensions, profit sharing, retirement, payroll savings, stock options, stock purchases, stock awards, stock ownership, phantom stock, stock appreciation rights, medical/dental expense payment or reimbursement, disability income or protection, sick pay, group insurance, self insurance, death benefits, employee welfare or fringe benefits of any nature; but not including employment Contracts with individual employees.

     1.10 "Encumbrance" means any lien, security interest, pledge, right of first refusal, mortgage, easement, covenant, restriction, reservation, conditional sale, prior assignment, or other encumbrance, claim, burden or charge of any nature.

     1.11 "Environmental Laws" means all applicable Laws (including consent decrees and administrative orders) relating to pollution and the protection of the environment, including those governing the use, generation, handling, storage and disposal or cleanup of Hazardous Substances (as defined in Section 1.14), all as amended.

     1.12 "Exchange Act" means the Securities Exchange Act of 1934, as amended.

     1.13 "GAAP" means generally accepted accounting principles under current United States accounting rules and regulations, consistently applied.

     1.14 "Hazardous Substances" means any substance, waste, contaminant, pollutant or material that has been determined by Law or any United States federal government authority, or any state or local government authority having jurisdiction over any Real Property owned, leased or used by the Acquired Companies, to be capable of posing a risk of injury or damage to health, safety, property or the environment, including (a) all substances, wastes, contaminants, pollutants and materials defined, designated or regulated as hazardous, dangerous or toxic pursuant to any Law of any state in which any Real Property owned, leased or used by the Acquired Companies, is located or any United States Law, and (b) asbestos, polychlorinated biphenyls ("PCB's"), petroleum, petroleum products and urea formaldehyde.

     1.15 "including" means including but not limited to.

     1.16 "Insurance Policy" means any public liability, product liability, general liability, comprehensive, property damage, vehicle, life, hospital, medical, dental, disability, worker's compensation, key man, fidelity bond, theft, forgery, errors and omissions, directors' and officers' liability, or other insurance policy of any nature.

     1.17 "Intangible" means any name, corporate name, fictitious name, trademark, trademark application, service mark, service mark application, trade name, brand name, product name, slogan, trade secret, know-how, patent, patent application, copyright, copyright application, design, logo, formula, invention, product right, technology or other intangible asset of any nature, whether in use, under development or design, or inactive.

     1.18 "Judgment" means any order, writ, injunction, citation, award, decree or other judgment of any nature of any foreign, federal, state or local court, governmental body, administrative agency, regulatory authority or arbitration tribunal.

     1.19 "to the knowledge of HealthAxis" means that none of the directors or officers of any of the Acquired Companies have any actual knowledge, after due inquiry, that the statement made is incorrect.

     1.20 "Law" means any provision of any foreign, federal, state or local law, statute, ordinance, charter, constitution, treaty, code, rule or regulation (including those of self-regulatory organizations such as the NASD (as defined in Section 1.22)).

     1.21 "material adverse change" means, with respect to any Person (as defined in Section 1.25), a material adverse change on the financial condition, results of operations, business, assets or liabilities of such Person and its subsidiaries, taken as a whole.

     1.22 "NASD" means the National Association of Securities Dealers, Inc.

     1.23 "Obligation" means any debt, liability or obligation of any nature, whether secured, unsecured, recourse, nonrecourse, liquidated, unliquidated, accrued, absolute, fixed, contingent, ascertained, unascertained, known, unknown or otherwise.

     1.24 "Permit" means any license, permit, approval, waiver, order, authorization, right or privilege of any nature, granted, issued, approved or allowed by any foreign, federal, state or local governmental body, administrative agency or regulatory authority.

     1.25 "Person" means any individual, sole proprietorship, joint venture, partnership, corporation, limited liability company, partnership, association, cooperative, trust, estate, governmental body, administrative agency, regulatory authority or other entity of any nature.

     1.26 "Proceeding" means any demand, claim, suit, action, litigation, investigation, arbitration, administrative hearing or other proceeding of any nature.

     1.27 "Provident Common Stock" means shares of common stock, $.10 par value per share, of Provident.

     1.28 "Real Property" means any real estate, land, building, condominium, town house, structure or other real property of any nature, all shares of stock or other ownership interests in cooperative or condominium associations or other forms of ownership interest through which interests in real estate may be held, and all appurtenant and ancillary rights thereto, including easements, covenants, water rights, sewer rights and utility rights.

     1.29 "SEC" means the United States Securities and Exchange Commission.

     1.30 "Software" means any computer program, operating system, applications system, firmware or software of any nature, whether operational, under development or inactive, including all object code, source code, technical manuals, user manuals and other documentation therefor, whether in machine-readable form, programming language or any other language or symbols, and whether stored, encoded, recorded or written on disk, tape, film, memory device, paper or other media of any nature.

     1.31 "Tangible Property" means any furniture, fixtures, leasehold improvements, vehicles, office equipment, computer equipment, other equipment, machinery, tools, forms, supplies or other tangible personal property of any nature.

     1.32 "Tax" means (a) any foreign, federal, state or local income, earnings, profits, gross receipts, franchise, capital stock, net worth, sales, use, value added, occupancy, general property, real property, personal property, intangible property, transfer, fuel, excise, payroll, withholding, unemployment compensation, social security, retirement or other tax of any nature; (b) any foreign, federal, state or local organization fee, qualification fee, annual report fee, filing fee, occupation fee, assessment, sewer rent or other fee or charge of any nature; or (c) any deficiency, interest or penalty imposed with respect to any of the foregoing.

                              SECTION 2: THE MERGER

     Subject to the terms and conditions of this Agreement and the Plan, HealthAxis shall be merged with and into Newco with Newco being the surviving corporation (the "Surviving Corporation") in accordance with the provisions of this Agreement and the provisions of the Plan. The closing of the Merger and the other Transactions shall take place on the Closing Date (as defined in Section 10.1) and shall be effective on the Effective Date (as defined in Section 10.1).

                    SECTION 3: REPRESENTATIONS OF HEALTHAXIS

     HealthAxis represents and warrants to Provident and Newco as of the date of this Agreement and the Closing Date, and covenants with Provident and Newco, as set forth below in each provision of this Section 3.

     3.1 Organization. Except as set forth on Schedule 3.1, each of the Acquired Companies is a corporation duly organized and subsisting under the Laws of the jurisdiction of its organization. HealthAxis possesses the full corporate power and authority to enter into and perform this Agreement. Except as set forth on
Schedule 3.1, each of the Acquired Companies possesses the full corporate power and authority to own its Assets and to conduct its business as and where presently conducted. Each of the Acquired Companies is duly qualified or registered to do business in each jurisdiction where the ownership or leasing of properties or assets by it, or the operation of its business, requires such qualification, except where the failure to qualify or register will not have a material adverse effect on the business, financial condition or results of operations of HealthAxis on a consolidated basis ("Material Adverse Effect"). Except as set forth on Schedule 3.1, HealthAxis has no subsidiaries. Accurate and complete copies of articles or certificates of incorporation and bylaws, (or similar organizational documents), each as amended to date, and all Contracts relating to the acquisition of each of the Acquired Companies (or their affiliates or predecessors) have been made available to Provident and Newco.

     3.2 Effect of Agreement. Subject to the approval by shareholders of HealthAxis (the "HealthAxis Shareholders") of the Merger, HealthAxis' consummation of the Transactions has been duly authorized by all necessary corporate actions including its board of directors and does not constitute a violation of or default under its articles of incorporation or bylaws (or similar organizational documents). For HealthAxis, its execution, delivery and performance of this Agreement, and its consummation of the Transactions, (a) does not constitute a default or breach (immediately or after the giving of notice, passage of time or both) under any material Contract to which it or any of the Acquired Companies is a party or by which it or any of the Acquired Companies is bound, (b) does not constitute a material violation of any Law or Judgment that is applicable to it or any of the Acquired Companies, or to the business or Assets of any of the Acquired Companies, or to the Transactions, (c) does not accelerate or otherwise modify any material Obligation of any of the Acquired Companies, (d) does not result in the creation of any material Encumbrance upon, or give to any third party any interest in, any of the business or Assets, or any of the capital stock of or interests in, any of the Acquired Companies, and (e) except as stated on Schedule 3.2, does not require the Consent of any Person. This Agreement constitutes the valid and legally binding agreement of HealthAxis enforceable against it in accordance with its terms. Except for the HealthAxis shareholder agreements with AOL dated November 13, 1998 and UICI dated January 7, 2000, the AOL Stock Purchase Agreement dated November 13, 1998 and the Amended and Restated Carrier Partner Agreement, as amended, with UICI dated March 30, 1999, there exists no right of first refusal or other preemptive right with respect to any of the Acquired Companies or the stock, business or Assets of any of the Acquired Companies.

         3.3 Capital Stock and Ownership. As of the date of this Agreement, the authorized capital stock of HealthAxis consists of: (i) 100,000,000 shares of Common Stock, no par value per share ("HealthAxis Common Stock"), of which 42,394,881 shares are issued and outstanding; (ii) 20,000,000 shares of Preferred Stock, par value $1.00 per share (the "HealthAxis Preferred Stock") of which 3,031,191, shares are issued and outstanding. Series of Preferred Stock have been designated as follows: Series A Convertible Preferred Stock, Series B Convertible Preferred Stock, Series C Convertible Preferred Stock, and Series D Convertible Preferred Stock (collectively, the "HealthAxis Convertible Preferred Stock"). The HealthAxis Common Stock and the HealthAxis Convertible Preferred Stock shall be referred to collectively, as the "HealthAxis Stock". All of the issued and outstanding shares of capital stock of each of the Acquired Companies have been duly authorized and validly issued, and are fully paid and nonassessable, with no liability or preemptive rights attaching to the ownership thereof. All issuances and grants of all outstanding options, warrants and all offerings, sales and issuances by each of the Acquired Companies of any shares of capital stock complied in all material respects with all applicable federal and state securities Laws, all applicable state corporation Laws and all requirements set forth in applicable Contracts. Except as provided on Schedule 3.3, there are no outstanding options, puts, calls, warrants, subscriptions, stock appreciation rights, phantom stock, or other Contracts or Contract Rights relating to the offering, sale, issuance, redemption or disposition of any shares of capital stock, or other securities of, any of the Acquired Companies (the "Options"). Schedule 3.3 sets forth with respect to each of the Options the plan pursuant to which the Option was granted, the name of the Optionee, the number of shares of common stock subject to the Option, the exercise price, the date on which the Option was granted, and the date on which the Option expired. Except as set forth herein, there are no bonds, debentures, notes, or other indebtedness of the Acquired Companies.

         3.4 Financial and Corporate Records. The books and records of each of the Acquired Companies and Insurdata Incorporated ("Insurdata Inc.") are and have been properly prepared and maintained in form and substance adequate for preparing audited financial statements in accordance with GAAP, and such books and records fairly and accurately reflect in all material respects all of the Assets and Obligations of each of the Acquired Companies (including Insurdata Inc.) and all Contracts and other transactions to which each of the Acquired Companies (including Insurdata Inc.) is or was a party or by which each of the Acquired Companies (including Insurdata Inc.) or the business or Assets of each of the Acquired Companies (including Insurdata Inc.) is or was affected. Accurate and complete copies of the contents of the minute books and stock books of each of the Acquired Companies (including Insurdata Inc.) have been made available to Provident and Newco. Such minute books and stock books include (a) minutes of all meetings of the HealthAxis Shareholders, board of directors and any committees of the board of directors at which any material action was taken, which minutes accurately record all material actions taken at such meetings, (b) accurate and complete written statements of all actions taken by the HealthAxis Shareholders, board of directors and any committees of the board of directors without a meeting, and (c) accurate and complete records of the subscription, issuance, transfer and cancellation of all shares of capital stock, and all other securities since the date of incorporation or formation. Schedule 3.4 includes accurate and complete copies of unaudited pro-forma selected consolidated financial information of each of HealthAxis and Insurdata (which merged with and into HealthAxis on January 7, 2000) as of and for the nine months ended September 30, 1999. These financial statements were prepared in accordance with GAAP except as described on Schedule 3.4, and all adjustments that are necessary for a fair presentation thereof (consisting only of normal recurring adjustments) have been made. Except as set forth on Schedule 3.4, the financial statements fairly present, in accordance with the applicable requirements of GAAP, the consolidated financial position of HealthAxis and Insurdata Inc. as of September 30, 1999.

         3.5 Assets. Schedule 3.5 includes detailed lists of all Assets with a current fair market value of not less than $100,000 of each of the Acquired Companies which are reflected on the September 30, 1999 Balance Sheet, including
(a) Cash Assets, itemized by bank or other account, showing cost and market value if different from cost; (b) Accounts Receivable, showing customer names, individual invoice dates, individual invoice amounts and allowances for doubtful accounts, or, in the case of earned but not billed receivables, customer names and individual dates on which the receivables are billable; (c) other current Assets, itemized by category and with appropriate explanation; (d) Tangible Property, grouped as to type, showing cost, accumulated depreciation and net book value; and (e) Software and Intangibles, showing cost or amount capitalized, accumulated amortization and net book value. Each of the Acquired Companies has good and valid title to all of its respective Assets which are owned by it and has the right to transfer all rights, title and interest in such Assets, free and clear of any Encumbrance, other than Encumbrances (a) for taxes, assessments, levies, fees and other governmental and similar charges not due and payable, mechanics' liens, or other "ordinary course" liens that do not materially effect the value of the Assets; or (b) listed on Schedule 3. 5.

         3.6 Obligations. Schedule 3.6 includes detailed lists of all material Obligations of each of the Acquired Companies which are required by GAAP to be reflected on the September 30, 1999 Balance Sheet, itemized by balance sheet account, and with aggregate net balances equal to the balances on the September 30,1999 Balance Sheet, including (a) accounts payable, (b) accrued expenses and reserves, itemized by category and with appropriate explanation, (c) deferred revenues, itemized by customer and time periods, and (d) other current and long-term liabilities. None of the Acquired Companies has any material Obligations other than (i) Obligations reflected on the September 30, 1999 Balance Sheet, (ii) Obligations set forth in Schedule 3.8, (iii) Obligations under Contracts of the type listed or not required to be listed on Schedule 3.13, provided that as of September 30, 1999, no such Obligation consisted of or resulted from a default under or violation of any such Contract, (iv) Obligations incurred since September 30, 1999, in the ordinary course, consistent with past practices, and not in breach of any of the representations and warranties made in Section 3.9, and (v) Obligations not required by GAAP to be reflected on the September 30, 1999 Balance Sheet. Except as described on
Schedule 3.8, none of the Obligations of any of the Acquired Companies are guaranteed by any Person.

         3.7 Operations Since September 30, 1999. Except as disclosed in the Provident SEC Documents (as defined in Section 4.4), as set forth on Schedule
3.7 or in the ordinary course of their respective businesses consistent with its past practices, from September 30, 1999 to the date of this Agreement none of the Acquired Companies has (i) created or assumed any Encumbrance upon any of its business or Assets, (ii) incurred any Obligation, (iii) made any loan or advance to any Person; (iv) assumed, guaranteed or otherwise become liable for any Obligation of any Person; (v) committed for any capital expenditure; (vi) purchased, leased, sold, abandoned or otherwise acquired or disposed of any business or Assets; (vii) waived any right or canceled any debt or claim; (viii) assumed or entered into any Contract other than this Agreement; or (ix) increased, or authorized an increase in, the compensation or benefits paid or provided to any of their directors, officers, employees, salesmen, agents or representatives.

         3.8 Tangible Property. Each of the Acquired Companies has good and valid title to all of its Tangible Property, free and clear of any Encumbrances other than Encumbrances (a) for taxes, assessments, levies, fees and other governmental and similar charges not due and payable, mechanics' liens, or other "ordinary course" liens that do not materially effect the value of the Tangible Property; or (b) set forth in the September 30, 1999 Balance Sheet or Schedule 3.8.

         3.9 Software and Other Intangibles. Except for commercially available Software, set forth on Schedule 3.9 is an accurate and complete list and description of all Software and material Intangibles owned, marketed, licensed, supported, maintained, used or under development by the Acquired Companies, and, in the case of Software, a product description, the language in which it is written and the type of hardware platform(s) on which it runs. Except as explained on Schedule 3.9, each of the Acquired Companies has good and valid title to, and has the full right to use, all of the Software and Intangibles listed on Schedule 3.9, free and clear of any Encumbrance (except for use restrictions contained in licensed commercially available Software). Except as set forth in Schedule 3.9, all shrinkwrap and other commercially available Software has been properly licensed and all related fees paid. To the knowledge of HealthAxis, all application Software utilized in its business is year 2000 compliant. To the knowledge of HealthAxis, none of the Software or Intangibles listed on Schedule 3.9, or their respective past or current uses, including the preparation, distribution, marketing or licensing, has violated or infringed upon, or is violating or infringing upon, any Software, technology, patent, copyright, trade secret or other Intangible of any Person. To the knowledge of HealthAxis, no Person is violating or infringing upon, or has violated or infringed upon at any time, any of the Software or Intangibles listed on
Schedule 3.9. Except as set forth on Schedule 3.9, none of the Software or Intangibles listed on Schedule 3.9 is owned by or registered in the name of any current or former owner, shareholder, partner, director, executive, officer, employee, salesman, agent, customer, representative or contractor of any of the Acquired Companies or any of the HealthAxis Shareholders nor does any such Person have any interest therein or right thereto, including the right to royalty payments.

         3.10 Contracts. Schedule 3.10 is an accurate and complete list of all of the following types of Contracts which involve either future Obligations of $100,000 or more to which any of the Acquired Companies is a party or by which any of the Acquired Companies is bound, or is otherwise material to any of the Acquired Companies (collectively, the "Specified Contracts"), grouped into the following categories: (a) customer, client or alliance partner Contracts; (b) Contracts for the purchase or lease of Real Property or otherwise concerning Real Property owned or used by any of the Acquired Companies; (c) loan agreements, mortgages, notes, guarantees and other financing Contracts; (d) Contracts for the purchase, lease and/or maintenance of computer equipment and other equipment, Contracts for the purchase, license, lease and/or maintenance of Software under which any of the Acquired Companies is the purchaser, licensee, lessee or user, and other supplier Contracts; (e) employment, consulting and sales representative Contracts (excluding Contracts which constitute Employee Benefit Plans listed on Schedule 3.12, and excluding oral Contracts with employees for "at will" employment); (f) Contracts under which any rights in and/or ownership of any Software product, technology or other Intangible of any of the Acquired Companies, or any prior version thereof, or any part of the customer base, business or Assets of any of the Acquired Companies, or any shares or other ownership interests in any of the Acquired Companies (or any of their predecessors) was acquired; and (g) other material Contracts (excluding Contracts which constitute Insurance Policies listed on
Schedule 3.16 and excluding this Agreement and all other Contracts entered into between any of the Acquired Companies and Provident, or among any of the Acquired Companies, Provident and other parties in connection herewith). A description of each oral Specified Contract is included on Schedule 3.10, and copies of each written Specified Contract have been made available to Provident and Newco. Except as set forth on Schedule 3.10, with respect to each of the Specified Contracts, none of the Acquired Companies is in material default thereunder nor would be in material default thereunder with the passage of time, the giving of notice, or both. Except as set forth on Schedule 3.10, to the knowledge of HealthAxis, none of the other parties to any Specified Contract is in material default thereunder or would be in material default thereunder with the passage of time, the giving of notice or both. Except as set forth on
Schedule 3.13, none of the Acquired Companies has given or received any notice of default or notice of termination with respect to any Specified Contract, and to the knowledge of HealthAxis each Specified Contract is in full force and effect in accordance with its terms. Except as set forth on Schedule 3.13, there are no currently outstanding proposals or offers submitted by any of the Acquired Companies to any customer, prospect, supplier or other Person which, if accepted, would result in a legally binding Contract of such company involving an amount or commitment exceeding $100,000 in any single case or an aggregate amount or commitment exceeding $500,000 in the aggregate.

         3.11 Employees and Independent Contractors. Schedule 3.11 is a list of all of the employees with annual compensation in excess of $100,000 of the Acquired Companies and (a) their titles or responsibilities; (b) their social security numbers; (c) their dates of hire; (d) their current salaries or wages and all bonuses, commissions and incentives paid at any time during the past twelve months; (e) their last compensation changes and the dates on which such changes were made; (f) any specific bonus, commission or incentive plans or agreements for or with them; and (g) any outstanding loans or advances made to them. Schedule 3.11 is a list of all sales representatives and material independent contractors engaged by the Acquired Companies and their payment arrangements (if not set forth in a Contract listed or described on Schedule 3.10). Except as limited by any employment Contracts listed on Schedule 3.10 and except for any limitations of general application which may be imposed under applicable employment Laws, each of the Acquired Companies has the right to terminate the employment of each of its employees at will and to terminate the engagement of any of its independent contractors without payment to such employee or independent contractor other than for services rendered through termination and without incurring any penalty or liability other than liability for severance pay and benefits in accordance with such company's disclosed severance pay policy and benefits due terminated employees. Neither the Transactions, nor the termination of the employment of any employees of any of the Acquired Companies prior to or following the consummation of the Transactions could result in any of the Acquired Companies making or being required to make any "excess parachute payment" as that term is defined in
Section 280G of the Code. To the knowledge of HealthAxis, each of the Acquired Companies is in compliance in all material respects with all Laws respecting employment practices. None of the Acquired Companies has ever been a party to or bound by any union, collective bargaining or similar Contract, nor is any such Contract currently in effect or being negotiated by or on behalf of any of the Acquired Companies. Since January 1, 1998, none of the Acquired Companies has experienced any labor problem that was or is material to it. Except as indicated on Schedule 3.11, since January 1, 1999, to the knowledge of HealthAxis, no employee of any of the Acquired Companies having an annual salary of $75,000 or more has indicated an intention to terminate or has been terminated with respect to his or her employment with such company.

         3.12 Employee Benefit Plans. Schedule 3.12 sets forth an accurate and complete list of all of HealthAxis' Employee Benefit Plans to which any Acquired Company is bound (collectively referred to as "HealthAxis' Employee Benefit Plans"). Except as set forth on Schedule 3.12, none of the Acquired Companies has (a) established, maintained or contributed to (or has been obligated to contribute to) any Employee Benefit Plans, (b) proposed any Employee Benefit Plans which it plans to establish or maintain or to which it plans to contribute, or (c) proposed any changes to any Employee Benefit Plans now in effect. Accurate and complete copies of all of HealthAxis' Employee Benefit Plans, a list of all employees affected or covered by HealthAxis' Employee Benefit Plans, and all Obligations thereunder have been made available to Provident. If permitted and/or required by applicable Law, the Acquired

Companies have properly submitted all of HealthAxis' Employee Benefit Plans in good faith to meet the applicable requirements of ERISA and/or the Code to the Internal Revenue Service (the "IRS") for its approval within the time prescribed therefor under applicable federal regulations. Favorable letters of determination of such tax-qualified status from the IRS are attached to Schedule
3.12. With respect to HealthAxis' Employee Benefit Plans, the Acquired Companies will have made, on or before the Closing Date, all payments required to be made by them on or before the Closing Date and will have accrued (in accordance with GAAP) as of the Closing Date all payments due but not yet payable as of the Closing Date, so there will not have been, nor will there be, any Accumulated Funding Deficiencies (as defined in ERISA or the Code) or waivers of such deficiencies. HealthAxis has made available to Provident an accurate and complete copy of the most current Form 5500 and any other form or filing required to be submitted to any governmental agency with regard to any of HealthAxis' Employee Benefit Plans and the most current actuarial report, if any, with regard to any of HealthAxis' Employee Benefit Plans. All of HealthAxis' Employee Benefit Plans are, and have been, operated in full compliance in all material respects with their provisions and with all applicable Laws including ERISA and the Code and the regulations and rulings thereunder. The Acquired Companies and all fiduciaries of HealthAxis' Employee Benefit Plans have complied in all material respects with the provisions of HealthAxis' Employee Benefit Plans and with all applicable Laws including ERISA and the Code and the regulations and rulings thereunder. There have been no Reportable Events (as defined in ERISA), no events described in Sections 4062, 4063 or 4064 of ERISA, and no termination or partial termination (including any termination or partial termination attributable to the Transactions contemplated by this Agreement) of any of HealthAxis' Employee Benefit Plans. There would be no Obligation of any of the Acquired Companies under Title IV of ERISA if any of HealthAxis' Employee Benefit Plans were terminated as of the Closing Date. As a result of any action or inaction prior to Closing by any of the Acquired Companies, none of the Acquired Companies has incurred, nor will incur, any withdrawal liability, nor do any of the Acquired Companies have any contingent withdrawal liability, under ERISA to any Multiemployer Plan (as defined in ERISA or the Code). None of the Acquired Companies has incurred, or will incur, any Obligation to the Pension Benefit Guaranty Corporation (or any successor thereto). Neither the execution and delivery of this Agreement nor the consummation of the Transactions will (x) result in any payment (including any severance, unemployment compensation or golden parachute payment) becoming due from any of the Acquired Companies under any of HealthAxis' Employee Benefit Plans, (y) increase any benefits otherwise payable under any of HealthAxis' Employee Benefit Plans, or (z) result in the acceleration of the time of payment or vesting of any such benefits to any extent. There are no pending Proceedings that have been asserted or instituted against any of HealthAxis' Employee Benefit Plans, the Assets of any of the trusts under such plans, the plan sponsor, the plan administrator or any fiduciary of any such plan (other than routine benefit claims), and, to the knowledge of HealthAxis, there are no facts which could form the basis for any such Proceeding. There are no investigations or audits of any of HealthAxis' Employee Benefit Plans, any trusts under such plans, the plan sponsor, the plan administrator or any fiduciary of any such plan that have been instituted or, to the knowledge of HealthAxis, threatened, and, to the knowledge of HealthAxis, there are no facts which could form the basis for any such investigation or audit. Except as disclosed in Schedule 3.12, no event has occurred nor will occur which will result in any of the Acquired Companies having an Obligation in connection with any Employee Benefit Plan established, maintained, contributed to or to which there has been as obligation to contribute (currently or previously) by it or by any other entity which, together with any of the Acquired Companies, constitute elements of either (i) a controlled group of corporations (within the meaning of Section 414(b) of the Code), (ii) a group of trades or businesses under common control (within the meaning of Sections 414(c) of the Code or 4001 of ERISA), (iii) an affiliated service group (within the meaning of Section 414(m) of the Code), or (iv) another arrangement covered by Section 414(o) of the Code.

         3.13 Carrier Partners and Internet Partners. Except as set forth on
Schedule 3.13, since January 1, 1999, none of the carrier partners, internet partners or material suppliers of the Acquired Companies has given notice or otherwise indicated to such company that it will or intends to terminate or not renew its Contract with such company before the scheduled expiration date or otherwise terminate its relationship with such company. To the knowledge of HealthAxis, the relationship of each of the Acquired Companies with such carrier partners, internet partners or material suppliers is currently on a good and normal basis and the Transactions will not adversely affect these relations.

         3.14 Proceedings and Judgments. Except as disclosed on Schedule 3.14,
(a) no Proceeding is currently pending or, to the knowledge of HealthAxis, threatened, nor has any Proceeding occurred at any time since January 1, 1998, to which any of the Acquired Companies is or was a party, or by which any of the Acquired Companies or any Assets or business of any of the Acquired Companies is or was affected; (b) no Judgment is currently outstanding, nor has any Judgment been outstanding at any time since January 1, 1998, against any of the Acquired Companies, or by which any of the Acquired Companies or any Assets or business of any of the Acquired Companies is or was affected; and (c) no material breach of contract, breach of warranty, tort, negligence, infringement, product liability, discrimination, wrongful discharge or other claim of any nature has been asserted in any proceeding or, to the knowledge of HealthAxis, threatened in writing by or against any of the Acquired Companies at any time since January 1, 1998, and, to the knowledge of HealthAxis, there is no basis for any such claim.

         3.15 Insurance. Schedule 3.15 is an accurate and complete list of all Insurance Policies (excluding Insurance Policies that constitute HealthAxis' Employee Benefit Plans described on Schedule 3.12) owned or maintained by any of the Acquired Companies and/or any of their predecessors at any time since January 1, 1998. Except as indicated on Schedule 3.15, all such Insurance Policies are or were on an "occurrence" rather than a "claims made" basis. None of the Acquired Companies has received notice of cancellation with respect to any such current Insurance Policy, and, to the knowledge of HealthAxis, there is no basis for the insurer thereunder to terminate any such current Insurance Policy. Accurate and complete copies of all Insurance Policies described on
Schedule 3.15 have been made available to Provident. Each such Insurance Policy is or was in full force and effect during the period(s) of coverage indicated on
Schedule 3.15. There are no claims that are pending under any of the Insurance Policies described in this section.

         3.16 Questionable Payments. None of the Acquired Companies or, to the knowledge of HealthAxis, any of the HealthAxis Shareholders, nor any current or former partners, owners, HealthAxis Shareholders, members, directors, executives, officers, representatives, agents or employees of any of the Acquired Companies (when acting in such capacity or otherwise on behalf of any of the Acquired Companies or any of their predecessors), (a) has used or is using any corporate funds (i) for any illegal contributions, gifts, entertainment or other unlawful expenses relating to political activity or, (ii) to the knowledge of HealthAxis, in violation of customer policies and/or rules;
(b) has used or is using any corporate funds for any direct or indirect unlawful payments to any foreign or domestic government officials or employees; (c) has established or maintained, or is maintaining, any unlawful or unrecorded fund of corporate monies or other properties; (d) has made at any time since January 1, 1998, any false or fictitious entries on the books and records of any of the Acquired Companies; (e) has made any bribe, unlawful rebate, payoff, influence payment, kickback or other unlawful payment of any nature using corporate funds or otherwise on behalf of any of the Acquired Companies; or (f) made any material favor or gift that is not deductible for federal income tax purposes using corporate funds or otherwise on behalf of any of the Acquired Companies.

         3.17 Related Party Transactions. To the knowledge of HealthAxis, except as described on Schedule 3.17 and except for any Contracts listed on Schedule 3.13, there are no real estate leases, personal property leases, loans, guarantees, Contracts, transactions, understandings or other arrangements of any nature between or among any of the Acquired Companies and any current or former partner, owner, shareholder, member, director, officer or controlling Person of any of the Acquired Companies, other than Provident or its subsidiaries.

         3.18 Brokerage Fees. Except as set forth on Schedule 3.18, no Person acting on behalf of any of the Acquired Companies or any of the HealthAxis Shareholders is or shall be entitled to any brokerage fee, finder's fee or investment banking fee in connection with the Transactions.

         3.19 Investment Company. HealthAxis is not an investment company within the meaning of Section 368(a)(2)(F)(iii) and (iv) of the Code.

         3.20 Full Disclosure. No representation or warranty made by HealthAxis in this Agreement or pursuant hereto (a) contains any untrue statement of material fact; or (b) omits to state any material fact that is necessary to make the statements made, in light of the circumstances under which they are made, not false or misleading in any respect. The copies of documents attached as Schedules to this Agreement or otherwise delivered to Provident and Newco in connection with the Transactions, are accurate and complete, and are not missing any amendments, modifications, correspondence or other related papers which would be material to Provident's or Newco's understanding thereof in any respect.

         3.21 Compliance with Law. The operations of each of the Acquired Companies, the conduct of the business of each of the Acquired Companies, as and where such business has been or presently is conducted, and the ownership, possession and use of the Assets of each of the Acquired Companies have complied and currently do comply with all applicable Laws and the articles and bylaws of each entity except where the failure to comply will not have a Material Adverse Effect. Except as set forth on Schedule 3.21, each of the Acquired Companies has obtained and holds all Permits required for the lawful operation of its business or businesses as and where such business or businesses are presently conducted. All Permits held by the Acquired Companies are listed on Schedule 3.21, and copies of such Permits have been made available to Provident and Newco.

                SECTION 4: REPRESENTATIONS OF PROVIDENT AND NEWCO

         Provident and Newco, jointly and severally, represent and warrant to HealthAxis and the HealthAxis Shareholders as of the date of this Agreement, and covenant with HealthAxis and the HealthAxis Shareholders, as follows:

         4.1 Organization. Provident and Newco are each a corporation that is duly organized and subsisting under the Laws of the Commonwealth of Pennsylvania. Provident and Newco each possess the full corporate power and authority to own its Assets, conduct its business as and where such business is presently conducted, and enter into this Agreement and the Plan. Newco is a wholly owned subsidiary of Provident. Newco has not engaged in any activities other than in connection with its organization and this Agreement and has no liabilities.

         4.2 Agreement. Each of Provident's and Newco's execution, delivery and performance of this Agreement, and its consummation of the Transactions, (a) subject to approval by Provident shareholders ("Provident Shareholders') of Provident's issuances of the Provident Common Stock in the Merger as required by the NASD and an amendment to its articles of incorporation to increase its authorized shares, have been duly authorized by all necessary corporate actions by their respective boards of directors, and Provident Shareholders; (b) do not constitute a violation of or default under their respective charters or bylaws;
(c) do not constitute a default or breach (immediately or after the giving of notice, passage of time or both) under any Contract to which Provident or Newco is a party or by which Provident or Newco is bound; (d) do not constitute a violation of any Law or Judgment that is applicable to it or to their respective businesses or Assets, or to the Transactions; and (e) except as stated on
Schedule 4.2, do not require the Consent of any Person. This Agreement constitutes the valid and legally binding agreement of each of Provident and Newco, enforceable against each of them in accordance with its terms.

         4.3 Provident's Stock. The authorized capital stock of Provident is 50,000,000 shares of Provident Common Stock, of which 12,944,393 shares were issued and outstanding as of September 30, 1999, 20,000,000 shares of Class A Common Stock par value $.10 per share, none of which are outstanding, and 20,000,000 shares of preferred stock, $1.00 par value per share, none of which are outstanding. All of the issued and outstanding shares of capital stock of Provident have been duly authorized and validly issued, and are fully paid and nonassessable, with no liability or preemptive rights attaching to the ownership thereof. All issuances and grants of all outstanding options, warrants and all offerings, sales and issuances by Provident of any shares of capital stock complied in all material respects with all applicable federal and state securities Laws, all applicable state corporation Laws and all requirements set forth in applicable Contracts. Except as provided on Schedule 4.3, there are no outstanding options, puts, calls, warrants, subscriptions, stock appreciation rights, phantom stock, or other Contracts or Contract Rights relating to the offering, sale, issuance, redemption or disposition of any shares of capital stock, or other securities of Provident.

         4.4 SEC Filings. (a) Except as stated on Schedule 4.4, Provident has timely filed all reports, proxy statements, forms and other documents required to be filed with the SEC since January 1, 1996 and prior to the date of this Agreement ("Provident SEC Documents"). As of their respective dates, Provident SEC Documents complied in all material respects with the requirements of the Securities Act of 1933, as amended (the "Securities Act"), or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Provident SEC Documents. As of their respective dates, the Provident SEC Documents (including all exhibits and schedules thereto and documents incorporated by reference therein) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

                  (b) The consolidated financial statements of Provident included in the Provident SEC Documents (i) have been prepared in conformity with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the related notes and schedules thereto) and (ii) fairly present in all material respects the consolidated financial position of Provident and its consolidated subsidiaries as of the dates thereof, and the results of its operations and its cash flows for the periods then ended (subject, in the case of the unaudited statements, to normal year-end audit adjustments, none of which was material and that, in the case of financial statements included therein which reflect an acquisition accounted for as a purchase, the financial statements for the period succeeding the acquisition are presented on a different basis of accounting than the period prior to the acquisition and are not directly comparable).

         4.5 Form S-4 Registration Statement. The Form S-4 Registration Statement and all amendments thereto will comply as to form in all material respects with the provisions of the Securities Act and the rules and regulations promulgated thereunder. Neither the Form S-4 Registration Statement, nor any amendments thereof, will, on the date the Proxy Statement/Prospectus is first mailed to Provident and HealthAxis Shareholders, at the time of the Provident and/or HealthAxis Shareholders' meeting, at the Effective Date or at the time it becomes effective, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, provided, however, that Provident makes no representation or warranty with respect to any information furnished to it by HealthAxis or any of HealthAxis' accountants, counsel or other authorized representatives in writing specifically for inclusion in the Form S-4 Registration Statement. None of the information with respect to Provident or any affiliate of Provident (other than the Acquired Companies) that is set forth in the Proxy Statement/Prospectus will, on the date that the Proxy Statement/Prospectus is first mailed to Provident and HealthAxis Shareholders, at the time of the Provident and/or HealthAxis Shareholder Meeting or at the Effective Date, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading.

         4.6 Absence of Changes. Except as disclosed in the Provident SEC Documents, since September 30, 1999, there has not been a material adverse change as to Provident and its subsidiaries.

         4.7 Authorization for Provident Common Stock. Provident will take all necessary action prior to the Closing Date to permit it to issue the number of shares of Provident Common Stock required to be issued pursuant to this Agreement and the Plan, including amending its Articles of Incorporation to increase the number of authorized shares of common stock. All shares of Provident Common Stock issued pursuant to this Agreement and the Plan will, when issued, be validly issued, fully paid and nonassessable and no Person will have any preemptive right of subscription or purchase in respect thereof. All shares of Provident Common Stock will, when issued, be registered under the Securities Act and the Exchange Act and registered or exempt from registration under any applicable state securities laws and will, when issued, be listed for trading on the NASDAQ National Market System, subject to official notice of issuance.

         4.8 Investment Matters. Provident is acquiring the HealthAxis Stock for its own account for investment purposes only and not with a view to, or for sale in connection with, any resale or distribution thereof.

         4.9 Brokerage Fees. Except as set forth in Schedule 4.9, no Person acting on behalf of Provident is or shall be entitled to any brokerage fee, finder's fee or investment banking fee in connection with the Transactions.

         4.10 Compliance with Law. The operations of Provident, the conduct of the businesses of Provident, as and where such businesses have been or presently are conducted, and the ownership, possession and use of the assets of Provident have complied and currently do comply in all material respects with all applicable Laws. Provident is not subject to any consent decree of any Person.

         4.11 Full Disclosure. No representation or warranty made by Provident in this Agreement or pursuant hereto (a) contains any untrue statement of material fact; or (b) omits to state any material fact that is necessary to make the statements made, in light of the circumstances under which they are made, not false or misleading in any respect. The copies of documents attached as Schedules to this Agreement or otherwise delivered to HealthAxis by Provident in connection with the Transactions, are accurate and complete, and are not missing any amendments, modifications, correspondence or other related papers which would be pertinent to HealthAxis' understanding thereof in any respect.

         4.12 Investment Company. Provident is not currently and upon consummation of the Merger, Provident will not be an investment company within the meaning of the Investment Company Act of 1940, as amended.

          SECTION 5: CERTAIN OBLIGATIONS OF HEALTHAXIS PENDING CLOSING

         5.1 Conduct of Business. Between the date of this Agreement and the Closing Date or termination of the Agreement, except with the prior written consent of Provident:

            (1) Each of the Acquired Companies shall, (i) conduct their respective businesses in the ordinary course consistent with past practice, (ii) not make any material change in their business practices, and (iii) use their reasonable best efforts to preserve their business organization intact, keeping available the services of their current officers, employees, salesmen, agents and representatives, and maintaining the goodwill of their customers, suppliers and other Persons having business relations with the Acquired Companies.

            (2) Each of the Acquired Companies shall, maintain their corporate existence and subsistence in their respective jurisdictions of incorporation and their good standing in each jurisdiction where they are currently qualified as a foreign corporation. None of the Acquired Companies shall amend their articles of incorporation or bylaws.

            (3) None of the Acquired Companies shall, redeem, retire or purchase, or create, grant or issue any options, warrants or other Contracts or Contract Rights with respect to, any shares of HealthAxis Stock, or any other capital stock or other securities of HealthAxis, or create, grant or issue any stock options, stock appreciation rights, phantom shares or other similar rights, except as may be consistent with past practices.

            (4) Except with respect to the conversion and/or exercise of currently outstanding warrants, stock options and/or Preferred Stock, HealthAxis shall not sell, assign, give, pledge or grant or otherwise transfer, dispose of or encumber any shares of the HealthAxis Stock (or securities convertible, exercisable or exchangeable for capital stock of HealthAxis), or any other capital stock or other securities of HealthAxis owned or held by it.

            (5) The Acquired Companies shall not enter into any Contract that commits it to take any action or omit to take any action that would be inconsistent with any of the provisions of this Section 5.1 or any other provisions of this Agreement or the Plan.

         5.2 Consents. Between the date of this Agreement and the Closing Date, each of the Acquired Companies shall in good faith use their reasonable best efforts to obtain all Consents and approvals of all lenders, lessors, vendors, customers and other Persons necessary to permit the Merger and the other Transactions to be consummated without violating any loan agreement, lease or other material Contract to which any of the Acquired Companies is a party or by which any of the Acquired Companies is bound, and to give the notices and make the filings described on Schedule 3.2.

         5.3 Advice of Changes. Between the date of this Agreement and the Closing Date, HealthAxis shall promptly advise Provident, in writing, of any fact of which it obtains knowledge and that, if existing or known as of the date of this Agreement, would have been required to be set forth or disclosed in or pursuant to this Agreement (it being understood that such advice shall not be deemed to modify the representations, warranties and covenants of HealthAxis contained in this Agreement).

         5.4 Reasonable Best Efforts. HealthAxis shall use its reasonable best efforts to consummate the Merger and the other Transactions as of the earliest practicable date. HealthAxis shall not take, or cause to be taken, or to the best of its ability permit to be taken, any action that would impair the prospect of completing the Merger and the other Transactions.

      SECTION 6: CERTAIN OBLIGATIONS OF PROVIDENT AND NEWCO PENDING CLOSING

         6.1 Conduct of Business. Between the date of this Agreement and the Closing Date or termination of the Agreement, except with the prior written consent of HealthAxis:

                  (1) Provident shall, (i) conduct its business in the ordinary course consistent with past practice, (ii) not make any material change in its business practices, and (iii) use its reasonable best efforts to preserve its business organization intact, keeping available the services of its current officers, employees, salesmen, agents and representatives, and maintaining the goodwill of its customers, suppliers and other Persons having business relations with Provident.

                  (2) Provident and Newco shall maintain their corporate existence and subsistence in their respective jurisdictions of incorporation and their good standing in each jurisdiction where they are currently qualified as a foreign corporation. Neither Provident nor Newco shall amend their articles of incorporation or bylaws.

                  (3) Except in the ordinary course of its business consistent with its past practices, Provident shall not redeem, retire or purchase, or create, grant or issue any options, warrants or other Contracts or Contract Rights with respect to, any shares of Provident Common Stock, or any other capital stock or other securities of Provident, or create, grant or issue any stock options, stock appreciation rights, phantom shares or other similar rights, except as may be consistent with past practices.

                  (4) Except with respect to the conversion and/or exercise of currently outstanding warrants, stock options and/or Preferred Stock, Provident shall not sell, assign, give, pledge or grant or otherwise transfer, dispose of or encumber any shares of the Provident Common Stock (or securities convertible, exercisable or exchangeable for capital stock of Provident), or any other capital stock or other securities of Provident owned or held by it.

                  (5) Neither Provident nor Newco shall enter into any Contract that commits them to take any action or omit to take any action that would be inconsistent with any of the provisions of this Section 6.1 of this Agreement or the Plan.

         6.2 Consents. Between the date of this Agreement and the Closing Date, Provident and Newco shall in good faith use their reasonable best efforts to obtain all Consents and approvals of all lenders, lessors, vendors, customers and other Persons necessary to permit the Merger and the other Transactions to be consummated without violating any loan agreement, lease or other material Contract to which either Provident or Newco is a party or by which either Provident or Newco is bound, and to give the notices and make the filings described on Schedule 4.2.

         6.3 SEC Reports. Between the date of this Agreement and the Closing Date, Provident shall timely file all reports and other filings required to be filed by it under the Exchange Act.

         6.4 Advice of Changes. Between the date of this Agreement and the Closing Date, Provident shall promptly advise HealthAxis, in writing, of any fact of which it obtains knowledge and that, if existing or known as of the date of this Agreement, would have been required to be set forth or disclosed pursuant to a representation or warranty in this Agreement (it being understood that such advice shall not be deemed to modify the representations, warranties and covenants of Provident and/or Newco contained in this Agreement).

         6.5 Reasonable Best Efforts. Provident and Newco shall use their reasonable best efforts to consummate the Merger and the other Transactions as of the earliest practicable date, and neither Provident nor Newco shall take, or cause to be taken, or to the best of their ability permit to be taken, any action that would impair the prospect of completing the Merger and the other Transactions.

         6.6 NASDAQ Listing. Provident shall use its best efforts to cause the shares of Provident Common Stock constituting the Merger consideration to be listed on the NASDAQ National Market System subject to notice of official issuance thereof.

         6.7 Employee Benefits. Following the Effective Date, Provident shall cause Newco to provide benefits to such employees which are comparable to those provided to similarly situated employees of Provident from time-to-time.

         6.8 Name and Symbol Change. Subject to receipt of the necessary consents, Provident shall use reasonable efforts to change its name to HealthAxis Inc. and its symbol to "HAXS".

                 SECTION 7: ADDITIONAL COVENANTS OF THE PARTIES

         7.1 Shareholders' Meetings. (a) Provident shall cause a meeting of its shareholders (including any postponements or adjournments thereto) (the "Provident Shareholders' Meeting") to be duly called and held as soon as reasonably practicable, but in any event within 30 business days after the mailing of the Proxy Statement/Prospectus (as hereinafter defined), for the purpose of voting on the approval of the issuance of the shares of Provident Common Stock to be issued in connection with the Merger; provided, however, that notwithstanding anything to the contrary contained in this Agreement, Provident may adjourn or postpone the Provident Shareholders' Meeting to the extent necessary to ensure that any necessary supplement or amendment to the Proxy Statement/Prospectus is provided to Provident's Shareholders in advance of a vote on the issuance of Provident Common Stock in the Merger or, if as of the time for which the Provident Shareholders' Meeting is originally scheduled (as set forth in the Proxy Statement/Prospectus) there are insufficient shares of Provident Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Provident Shareholders' Meeting. HealthAxis shall cause a meeting of its shareholders (including any postponements or adjournments thereto) (the "HealthAxis Shareholders' Meeting") (the Provident Shareholders' Meeting and the HealthAxis Shareholders' Meeting shall collectively be referred to herein as, the "Shareholders' Meetings") to be duly called and held as soon as reasonably practicable, but in any event within 30 business days after the mailing of the Proxy Statement/Prospectus (as hereinafter defined), for the purpose of voting on the approval of the Merger.

                  (b) As promptly as practicable following the date of this Agreement, Provident and HealthAxis shall prepare a joint proxy statement/prospectus with respect to the Shareholders' Meetings (which proxy statement/prospectus will constitute the prospectus of Provident to be included in the Form S-4 Registration Statement to be filed by Provident pursuant to
Section 7.2 hereof and a proxy statement/prospectus on Schedule 14A) (such proxy statement, together with any amendments thereof or supplements thereto, in each case in the form or forms mailed to Provident's and HealthAxis' Shareholders, is herein called the "Proxy Statement/Prospectus"). Provident will (i) as promptly as practicable following the preparation of the Proxy Statement/Prospectus file the Proxy Statement/Prospectus with the SEC, and use its reasonable best efforts to have it cleared by the SEC and thereafter mail the Proxy Statement/Prospectus to its shareholders; (ii) use its reasonable best efforts to obtain the necessary approval by its shareholders of the issuance of the Provident Common Stock in the Merger and the amendment of the Articles of Incorporation of Provident to increase the number of authorized shares of Common Stock and (iii) otherwise comply with all legal requirements applicable to its respective meeting. HealthAxis will (i) promptly after the Proxy Statement/Prospectus is cleared by the SEC mail the Proxy Statement/Prospectus to its shareholders; (ii) use its reasonable best efforts to obtain the necessary approvals by its shareholders of the Merger and (iii) otherwise comply with all legal requirements applicable to its respective meeting. Provident agrees to provide HealthAxis with all comments or correspondence received from the SEC as to the Proxy Statement/Prospectus and Provident and HealthAxis shall prepare responses to any such comments or correspondence as required to have the Proxy Statement/Prospectus cleared by the SEC. The Proxy Statement/Prospectus shall include the recommendation of the Provident Board of Directors that their respective shareholders approve the issuance of the Provident Common Stock in the Merger. Provident shall send a Notification of the Merger to HealthAxis Shareholders notifying them of the Effective Date.

                 (c) The Boards of Directors of each of Provident and HealthAxis shall recommend approval of the issuance of Provident Common Stock in the Merger and of the Merger, as the case may be, by their respective shareholders and will agree to vote the shares that they hold in favor of the Merger. Provident agrees to vote its shares of HealthAxis common and preferred stock in favor of the Merger.

         7.2 Registration Statement and Proxy Statement/Prospectus. Provident will, as promptly as practicable following the date of this Agreement, prepare and, following receipt of notification from the SEC that it has no further comments on the Proxy Statement/Prospectus assuming Provident initially files a proxy statement/prospectus on Schedule 14A, file with the SEC a registration statement on Form S-4 (the "Form S-4 Registration Statement"), containing the Proxy Statement/Prospectus, and the prospectus in connection with the Merger and the other transactions contemplated hereby and the SEC as promptly as practicable, HealthAxis will cooperate with Provident in the preparation and filing of the Proxy Statement/Prospectus and will provide Provident with all financial and other data concerning HealthAxis as is necessary in order for Provident to prepare the Proxy Statement/Prospectus.

         7.3 Blue Sky Permits. Provident shall use its reasonable efforts to obtain, prior to the effective date of the Form S-4 Registration Statement, all necessary state securities law or "blue sky" permits and approvals required to ensure that the Provident Common Stock to be issued in the Merger will be registered or qualified under such state securities Laws, and will pay all expenses incident thereto; provided, however, that the foregoing shall not require Provident to (i) submit generally to jurisdiction or require it to qualify to do business in any jurisdiction where it is not presently required to submit to jurisdiction or be qualified to do business; or (ii) file a general consent to service of process in any jurisdiction.

         7.4 Tax Free Reorganization. HealthAxis and Provident agree not to take or cause to be taken any actions that would adversely affect the treatment of the Merger as a reorganization within the meaning of Section 368(a) of the Code.

         7.5 Full Disclosure. None of the information supplied or to be supplied by or on behalf of the Acquired Companies for inclusion or incorporation by reference in the Proxy Statement/Prospectus to be filed with the SEC by Provident in connection with the Provident and/or HealthAxis Shareholders' Meeting to be held by Provident and/or HealthAxis relating to the Merger did or will, at the time the information was or is supplied, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were or are made, not misleading. If any such information becomes untrue in any material respect prior to the filing of the Proxy Statement/Prospectus, the mailing of the Proxy Statement/Prospectus to the Provident and HealthAxis Shareholders or the time of the Provident and/or HealthAxis Shareholders' Meeting, HealthAxis will promptly notify Provident.

       SECTION 8: CONDITIONS PRECEDENT TO HEALTHAXIS' CLOSING OBLIGATIONS

         Each obligation of HealthAxis to be performed on the Closing Date shall be subject to the satisfaction of each of the conditions stated in this Section 8, except to the extent that such satisfaction is waived by HealthAxis in writing.

         8.1 Provident's and Newco's Representations. There shall not have been any material breach of any representation, warranty or certification made by Provident and/or Newco in this Agreement or pursuant hereto.

         8.2 Provident's and Newco's Performance. All of the terms and conditions of this Agreement to be satisfied or performed by Provident and/or Newco on or before the Closing Date (including, but not limited to, the obligations set forth in Section 10.3) shall have been substantially satisfied or performed.

         8.3 Absence of Proceedings. No Proceeding shall have been instituted, no Judgment shall have been issued, and no new Law shall have been enacted, on or before the Closing Date, that seeks to or does prohibit or restrain, or that seeks material damages as a result of, the consummation of the Merger or any of the other Transactions.

         8.4 Approval of HealthAxis and Provident Shareholders. The Merger and the issuance of the shares of Provident Common Stock in the Merger shall have been duly approved by the affirmative vote of the HealthAxis and Provident Shareholders, as the case may be, in accordance with applicable Law. The Provident Shareholders shall have approved the amendment to the Articles of Incorporation of Provident to increase the number of authorized shares of common stock.

         8.5 Board Seats. The following individuals shall have been elected to the Board of Directors of Provident effective as of the Effective Date of the
Merger: Ronald L Jensen, Gregory T. Mutz and Dennis B. Maloney.

         8.6 Adverse Changes. There shall not have been any material adverse change or material casualty loss affecting Provident or any of its subsidiaries. or their respective businesses, Assets or financial condition, between the date of this Agreement and the Closing Date, and there shall not have been any material adverse change in the financial performance of Provident or its subsidiaries between the date of this Agreement and the Closing Date.

         8.7 Registration Statement. The Form S-4 Registration Statement shall have become effective in accordance with the provisions of the Securities Act, and no order suspending such effectiveness shall have been issued and remain in effect.

         8.8 Listing of Provident Common Stock. The shares of Provident Common Stock issuable in accordance with the Merger shall have been approved for listing on the NASDAQ National Market System, subject to official notice of issuance.

         8.9 Tax Opinion. The parties shall have received an opinion of tax counsel, in form and substance reasonably satisfactory to Provident and HealthAxis, dated as of the Effective Date, substantially to the effect that on the basis of facts, representations and assumptions set forth in such opinion which are consistent with the state of facts then existing: (i) the Merger will constitute a "reorganization" within the meaning of Section 368(a) of the Code and each of Provident, HealthAxis and Newco will be a "party to a reorganization" within the meaning of Section 368(b) of the Code. In rendering such opinion, such firm may require and rely upon representations contained in the tax representation letters delivered to it by Provident and HealthAxis, and such other certificates from such other Persons as such firm may reasonably require; and (ii) the consummation of the Merger will not adversely affect the qualification of the merger between HealthAxis and Insurdata Inc., which occurred on January 7, 2000, as a "reorganization" within the meaning of Section 368(a) of the Code. Such an opinion may contain such further assumptions and qualifications as are customary in legal opinions concerning federal income taxation.

 SECTION 9: CONDITIONS PRECEDENT TO PROVIDENT'S AND NEWCO'S CLOSING OBLIGATIONS

         Each obligation of Provident and Newco to be performed on the Closing Date shall be subject to the satisfaction of each of the conditions stated in this Section 9, except to the extent that such satisfaction is waived by Provident in writing.

         9.1 Upon consummation of the Merger, Provident, Newco, UICI, Michael Ashker and Alvin H. Clemens shall enter into a shareholder agreement in the form attached hereto as Exhibit B.

         9.2 Approval of the HealthAxis and Provident Shareholders. The Merger and the issuance of shares of Provident Common Stock in the Merger shall have been duly approved by the affirmative vote of the Shareholders of HealthAxis and Provident Shareholders, as the case may be, in accordance with applicable Law, the Articles of Incorporation and Certificates of Designation.

         9.3 Dissenting and other HealthAxis Shareholders. The aggregate number of shares of HealthAxis Stock owned by those HealthAxis Shareholders (if any) who shall have exercised (or given notice of their intent to exercise) the rights of dissenting shareholders under the Pennsylvania Business Corporation Law or any other applicable corporate law shall be less than ten percent (10%) of the total number of outstanding shares of HealthAxis Stock.

         9.4 HealthAxis' Representations. There shall not have been any material breach of any representation, warranty or certification made by HealthAxis in this Agreement or pursuant hereto, except where such material breach is a direct result of the actions of Provident.

         9.5 HealthAxis' Performance. All of the terms and conditions of this Agreement to be satisfied or performed by HealthAxis on or before the Closing Date (including the Obligations set forth in Section 10.2) shall have been substantially satisfied or performed.

         9.6 Absence of Proceedings. No Proceeding shall have been instituted, no Judgment shall have been issued, and no new Law shall have been enacted, on or before the Closing Date, that seeks to or does prohibit or restrain, or that seeks damages as a result of, the consummation of the Merger or any of the other Transactions.

         9.7 Adverse Changes. There shall not have been any material adverse change or material casualty loss affecting the Acquired Companies, or their respective businesses, Assets or financial condition, between the date of this Agreement and the Closing Date, and there shall not have been any material adverse change in the financial performance of any of the Acquired Companies between the date of this Agreement and the Closing Date; provided however that to the extent any such material adverse change or material casualty loss is caused, directly or indirectly, by any action or inaction of Provident, such change or loss shall not be deemed to be a material adverse change or material casualty loss.

         9.8 Between the date of this Agreement and the Closing Date, the net worth of the Acquired Companies on a consolidated basis as determined in accordance with GAAP, but excluding goodwill and all other intangible assets acquired as a result of HealthAxis' acquisition of Insurdata, shall not be less than $20.0 million. To the extent that the Closing Date has not occurred prior to the quarterly dates set forth below, the net worth as of any previous quarterly date of the Acquired Companies on a consolidated basis as determined in accordance with GAAP, but excluding goodwill and other intangible assets acquired as a result of HealthAxis' acquisition of Insurdata, shall not be less than: $50.0 million on March 31, 2000; $35.0 million on June 30, 2000; and $20.0 million on September 30, 2000.

                               SECTION 10: CLOSING

         10.1 Closing. The closing of the Merger and the other Transactions (the "Closing") shall take place at a mutually agreeable time and place on a date designated by Provident (the "Closing Date"), which shall be no later than the second business day after the satisfaction or waiver of the conditions set forth in Sections 8 and 9. Contemporaneously with the Closing, the parties hereto shall cause the Plan and properly executed Articles of Merger conforming to the requirements of the Pennsylvania Business Corporation Law (the "Articles of Merger") to be filed with the proper officers of the Commonwealth of Pennsylvania, and the parties shall take such further actions as may be required by the Commonwealth of Pennsylvania, and any other applicable Law, in connection with consummation of the Merger. The Merger shall take effect at the time such filing is made with the Commonwealth of Pennsylvania or at such later time as may be specified in the Articles of Merger (the "Effective Date").

         10.2 HealthAxis' Obligations at Closing. At or prior to the Closing, Provident and Newco shall have received the following:

                  (1) All instruments or documents necessary to change the names of the individuals who have access to or are authorized to make withdrawals from or dispositions of all bank accounts, other accounts, certificates of deposits, marketable securities, other investments, safe deposit boxes, lock boxes and safes of HealthAxis described on Schedule 3.4 and all keys and combinations to all safe deposit boxes, lock boxes and safes of HealthAxis and other depositories described on Schedule 3.4.

                  (2) A certificate, dated as of the Closing Date, in form and substance satisfactory to Provident, signed by the President and Chief Financial Officer of HealthAxis, certifying, that (i) all representations and warranties made by HealthAxis in this Agreement are correct in all material respects as of the Closing Date, as if made on and as of the Closing Date, except for changes contemplated or permitted by this Agreement, (ii) all of the terms and conditions of this Agreement to be satisfied or performed by HealthAxis on or before the Closing Date have been substantially satisfied or performed, and
(iii) there has not been any material adverse change or material casualty loss affecting any of the Acquired Companies, or their business, Assets or financial condition, between the date of this Agreement and the Closing Date, and there has not been any material adverse change in HealthAxis' financial performance between the date of this Agreement and the Closing Date.

                  (3) Articles of Merger for the Commonwealth of Pennsylvania, in form and substance, acceptable to the parties ("Articles of Merger"), dated as of the Closing Date and duly executed by HealthAxis.

                  (4) The signed copies of all Consents listed on Schedule 3.2.

                  (5) All of the original minute books and stock books of the Acquired Companies (including original stock certificates evidencing HealthAxis' 100% ownership of each of the subsidiaries) and duly executed resignations, dated as of the Effective Date, of all directors and officers of the Acquired Companies other than as specified by Provident.

                  (6) Good standing certificates for HealthAxis, dated no earlier than ten (10) days before the Closing Date, from the Commonwealth of Pennsylvania and from each other jurisdiction in which it is qualified or registered to do business as a foreign corporation and good standing certificate or equivalent from each of the other Acquired Companies from their respective jurisdiction of incorporation.

                  (7) A certificate of Secretary of HealthAxis as to the incumbency and signatures of the officers of HealthAxis executing this Agreement.

                  (8) Copies of the resolutions duly adopted by the board of directors of HealthAxis, authorizing HealthAxis to execute, deliver and perform this Agreement and the Plan and to consummate the Transactions, certified by an officer of HealthAxis as in full force and effect, without modification or rescission, on and as of the Closing Date.

                  (9) A duly signed letter, from each affiliate of HealthAxis, in form, attached hereto as Exhibit C, stating that such affiliate will not sell, assign, give, pledge (except in connection with fully recourse bank loans) or otherwise transfer, dispose of or reduce such affiliate's risk relating to any of such affiliate's shares of capital stock or other securities of Provident without compliance with the applicable federal and state securities laws.

                  (10) The legal opinion of tax counsel described in Section
8.9.

                  (11) A legal opinion of Blank Rome Comisky & McCauley LLP, as to various corporate and related matters in connection with the Transactions and reasonably acceptable to Provident.

                  (12) Notice that all applicable waiting periods with respect to the Transactions shall have expired under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended ("HSR Act"), and neither the Federal Trade Commission nor the Antitrust Division of the Department of Justice shall have
(i) required any party to divest itself of any assets in order to consummate such Transactions, or (ii) taken any actions to prohibit the consummation of such Transactions.

                  (13) All other agreements, certificates, instruments, financial statement certifications, opinions of counsel and documents reasonably requested by Provident in order to fully consummate the Transactions and carry out the purposes and intent of this Agreement and the Plan.

                  (14) Audited financial statements of each of HealthAxis and Insurdata Inc. as of December 31, 1999.

         10.3 Provident's and Newco's Obligations at Closing. At the Closing, HealthAxis shall have received the following:

                  (1) The Articles of Merger duly executed by Newco.

                  (2) A certificate, dated as of the Closing Date, in form and substance satisfactory to HealthAxis, signed by an officer of Provident, certifying that (i) all representations and warranties made by Provident and/or Newco in this Agreement are correct in all material respects as of the Closing Date, as if made on and as of the Closing Date, except for changes contemplated or permitted by this Agreement, (ii) all of the terms and conditions of this Agreement to be satisfied or performed by Provident and/or Newco on or before the Closing Date have been substantially satisfied or performed, and (iii) there has not been any material adverse change or material casualty loss affecting Provident, or its business, Assets or financial condition, between the date of this Agreement and the Closing Date, and there has not been any material adverse change in Provident's financial performance between the date of this Agreement and the Closing Date.

                  (3) Good standing certificates for each of Provident and Newco, dated no earlier than ten (10) days before the Closing Date, from the Commonwealth of Pennsylvania.

                  (4) Copies of the resolutions duly adopted by the board of directors of Provident and by the board of directors and the sole shareholder of Newco, authorizing Provident and Newco, respectively, to execute, deliver and perform this Agreement and the Plan and to consummate the Transactions, certified by an officer of Provident or Newco, respectively, as in full force and effect, without modification or rescission, on and as of the Closing Date.

                  (5) A certificate of Secretary of each of Provident and Newco as to the incumbency and signatures of the officers of Provident and Newco executing this Agreement.

                  (6) The signed copies of all Consents listed on Schedule 4.2.

                  (7) The legal opinion of tax counsel described in Section 8.9.

                  (8) A legal opinion of Butera, Beausang, Cohen and Brennan, Professional Corporation, as to various corporate and related matters in connection with the Transactions and reasonably acceptable to HealthAxis.

                  (9) Notice that all applicable waiting periods with respect to the Transactions shall have expired under the HSR Act, and neither the Federal Trade Commission nor the Antitrust Division of the Department of Justice shall have (i) required any party to divest itself of any assets in order to consummate such Transactions, or (ii) taken any actions to prohibit the consummation of such Transactions.

                  (10) All other agreements, certificates, instruments, opinions of counsel and documents reasonably requested by HealthAxis in order to fully consummate the Transactions and carry out the purposes and intent of this Agreement and the Plan.

                  (11) Audited financial statements of Provident as of December 31, 1999.

              SECTION 11: CERTAIN OBLIGATIONS OF PROVIDENT AND THE
                       SURVIVING CORPORATION AFTER CLOSING

         11.1 Final Tax Returns. Newco shall timely prepare and file all federal, state and other income tax returns required to be filed by HealthAxis or its subsidiaries for the period from January 1, 2000 through the Closing Date, and Provident shall fully cooperate with the Newco Corporation with respect thereto.

         11.2 Delivery of Certificates. As soon as practicable, Provident shall deliver to the HealthAxis Shareholders certificates representing the shares of Provident Common Stock to which the HealthAxis Shareholders are entitled in accordance with Section 2 and the Plan.

                          SECTION 12: OTHER PROVISIONS

         12.1 Survival. The covenants, agreements, representations and warranties of the parties hereto contained in this Agreement shall not survive the Closing; provided that the covenants and agreements that, by their terms, are to have effect or be performed after the Closing Date shall survive in accordance with their terms.

         12.2 Termination. At any time before the Closing, whether or not the Merger has been approved by HealthAxis' Shareholders or Provident's Shareholders, this Agreement may be terminated and the Merger abandoned in accordance with any of the following methods:

                  (1) By the mutual written consents of Provident and HealthAxis, authorized by their respective boards of directors.

                  (2) By written notice from Provident to HealthAxis, or from HealthAxis to Provident, if it becomes certain (for all practical purposes) that any of the conditions to the closing obligations of the party giving such notice cannot be satisfied on or before July 31, 2000, for a reason other than such party's default, and such party is not willing to waive the satisfaction of such condition.

                  (3) By written notice from Provident to HealthAxis, or from HealthAxis to Provident, if the Closing does not occur on or before July 31, 2000 for any reason other than a breach of this Agreement by the party giving such notice.

         12.3 Publicity. Without the prior written consent of Provident, HealthAxis shall not make any public announcement regarding the Transactions, nor shall it in any public manner disseminate any information regarding HealthAxis, Provident, the Merger or the other Transactions. Unless required by Law or stock exchange regulation, in the opinion of Provident's counsel, neither Provident nor Newco shall make any public announcement regarding the Transactions without first consulting with HealthAxis. With respect to any announcement that any of the parties is required by Law or stock exchange regulation to issue, such party shall, to the extent possible under the circumstances, review the necessity for the contents of the announcement with the other party before issuing the announcement.

         12.4 Fees and Expenses. Provident shall pay all of the fees and expenses incurred by it and/or Newco and HealthAxis shall pay all of the fees and expenses incurred by it in negotiating and preparing this Agreement and the Plan (and all other contracts and documents executed in connection herewith or therewith) and in consummating the Transactions.

         12.5 Notices. All notices, consents or other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given when delivered personally or one business day after being sent by a nationally recognized overnight delivery service, postage or delivery charges prepaid. Notices may also be given by prepaid facsimile and shall be effective on the date transmitted if confirmed telephonically immediately thereafter and within 48 hours thereafter by a signed original sent in the manner provided in the preceding sentence. Notices to HealthAxis shall be sent to HealthAxis' address stated on page one of this Agreement to the attention of its president. Notices to Provident and/or Newco shall be sent to Provident's address stated on page one of this Agreement to the attention of its General Counsel, with a copy sent simultaneously to the same address to the attention of its Chief Financial Officer. Any party may change its address for notice and the address to which copies must be sent by giving notice of the new addresses to the other parties in accordance with this Section 12.5, provided that any such change of address notice shall not be effective unless and until received.

         12.6 Interpretation of Representations. Each representation and warranty made in this Agreement or pursuant hereto is independent of all other representations and warranties made by the same parties, whether or not covering related or similar matters, and must be independently and separately satisfied. Exceptions or qualifications to any such representation or warranty shall not be construed as exceptions or qualifications to any other representation or warranty.

         12.7 Reliance by Provident and Newco. Notwithstanding the right of Provident and Newco to investigate the businesses, Assets and financial condition of the Acquired Companies, and notwithstanding any knowledge determined or determinable by Provident and Newco as a result of such investigation, Provident and Newco have the unqualified right to rely upon, and have relied upon, each of the representations and warranties made by HealthAxis in this Agreement or pursuant hereto.

         12.8 Reliance by HealthAxis. Notwithstanding the right of HealthAxis to investigate the businesses, Assets and financial condition of Provident and Newco, and notwithstanding any knowledge determined or determinable by HealthAxis as a result of such investigation, HealthAxis has the unqualified right to rely upon, and has relied upon, each of the representations and warranties made by Provident and Newco in this Agreement or pursuant hereto.

         12.9 Entire Understanding. This Agreement, together with the Exhibits and Schedules hereto, and the Plan state the entire understanding among the parties with respect to the subject matter hereof, and supersede all prior oral and written communications and agreements, and all contemporaneous oral communications and agreements, with respect to the subject matter hereof, including without limitation all confidentiality letter agreements and letters of intent previously entered into among some or all of the parties hereto. No amendment or modification of this Agreement shall be effective unless in writing and signed by the party against whom enforcement is sought.

         12.10 Parties in Interest. This Agreement shall bind, benefit, and be enforceable by and against HealthAxis, Provident and Newco and their respective successors and assigns. No party shall in any manner assign any of its rights or obligations under this Agreement without the express prior written consent of the other parties.

         12.11 Waivers. Except as otherwise expressly provided herein, no waiver with respect to this Agreement shall be enforceable unless in writing and signed by the party against whom enforcement is sought. Except as otherwise expressly provided herein, no failure to exercise, delay in exercising, or single or partial exercise of any right, power or remedy by any party, and no course of dealing between or among any of the parties, shall constitute a waiver of, or shall preclude any other or further exercise of, any right, power or remedy.

         12.12 Severability. If any provision of this Agreement is construed to be invalid, illegal or unenforceable, then the remaining provisions hereof shall not be affected thereby and shall be enforceable without regard thereto.

         12.13 Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be an original hereof, and it shall not be necessary in making proof of this Agreement to produce or account for more than one counterpart hereof.

         12.14 Section Headings. Section and subsection headings in this Agreement are for convenience of reference only, do not constitute a part of this Agreement, and shall not affect its interpretation.

         12.15 References. All words used in this Agreement shall be construed to be of such number and gender as the context requires or permits.

         12.16 Controlling Law. THIS AGREEMENT IS MADE UNDER, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE COMMONWEALTH OF PENNSYLVANIA APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED SOLELY THEREIN, WITHOUT GIVING EFFECT TO PRINCIPLES OF CONFLICTS OF LAW.

         12.17 Jurisdiction and Process. In any action between or among any of the parties, whether arising out of this Agreement or otherwise, (a) each of the parties irrevocably consents to the exclusive jurisdiction and venue of the federal and state courts located in the Commonwealth of Pennsylvania, (b) if any such action is commenced in a state court, then, subject to applicable law, no party shall object to the removal of such action to any federal court located in the Commonwealth of Pennsylvania, (c) each of the parties irrevocably waives the right to trial by jury, and (d) each of the parties irrevocably consents to service of process by first class certified mail, return receipt requested, postage prepaid, to the address at which such party is to receive notice in accordance with Section 12.5, and the prevailing parties shall be entitled to recover their reasonable attorneys' fees and court costs from the other parties.

         12.18 No Third-Party Beneficiaries. No provision of this Agreement or the Plan is intended to or shall be construed to grant or confer any right to enforce this Agreement or the Plan, or any remedy for breach of this Agreement or the Plan, to or upon any Person other than the parties hereto, including, but not limited to, any customer, prospect, supplier, employee, contractor, salesman, agent or representative of any of the Acquired Companies.

         12.19 Nature of Transactions. The parties intend that the Merger shall constitute a purchase under GAAP and a tax-free reorganization under the Internal Revenue Code of 1986, as amended.

         12.20 Bankruptcy Qualification. Each representation or warranty made in or pursuant to this Agreement regarding the enforceability of any contract shall be qualified to the extent that such enforceability may be effected by bankruptcy, insolvency and other similar laws or equitable principles (but not those concerning fraudulent conveyance) generally affecting creditors' rights and remedies.

         12.21 Construction. The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement or any agreements delivered in connection with the Transactions.

                        [Signatures Appear on Next Page]

         Witness the due execution and delivery hereof as of the date first stated above.


HEALTHAXIS.COM, INC.                              PROVIDENT AMERICAN CORPORATION


By:      /s/  Michael Asker                       By:     /s/ Alvin H. Clemens
     ---------------------------------------              ---------------------

Name:      Michael Ashker                         Name:   Alvin H. Clemens
      --------------------------------------              ---------------------

Title:    Chief Executive Officer                 Title:  Chairman
      --------------------------------------              ---------------------


                                                  HEALTHAXIS ACQUISITION CORP.


                                                  By:     /s/  Alvin H. Clemens
                                                          ---------------------

                                                  Name:   Alvin H. Clemens
                                                          ---------------------

                                                  Title:  Chairman
                                                          ---------------------

                              HealthAxis Affiliates

                                   Schedule A




                                 MICHAEL ASHKER
                                ALVIN H. CLEMENS
                                 HENRY G. HAGER
                             EDWARD W. LeBARON, JR.
                                ANTHONY R. VERDI
                                RONALD L. JENSEN
                                 GREGORY T. MUTZ
                                  ANDREW FELDER
                                DENNIS B. MALONEY
                                ELAINE DEL ROSSI
                                MICHAEL BEAUSANG
                              MICHAEL G. HANKINSON
                                      UICI

                                                                       Exhibit A

                          Agreement and Plan of Merger

         Provided as Appendix B to the Joint Proxy Statement/Prospectus

                                                                       Exhibit B

                             SHAREHOLDERS' AGREEMENT

         THIS SHAREHOLDERS' AGREEMENT (this "Agreement"), dated as of ________, 2000, is by and among Provident American Corporation, a Pennsylvania corporation (the "Company"), and the Persons (as defined herein) set forth on the signature pages hereto.

RECITALS

         WHEREAS, the Company, HealthAxis Acquisition Corp., a Pennsylvania corporation ("Newco"), HealthAxis.com Inc., a Pennsylvania corporation ("HealthAxis"), and UICI, a Delaware corporation ("UICI"), have entered into an Agreement and Plan of Merger, dated as of January 26, 2000 (the "Merger Agreement");

         WHEREAS, pursuant to the Merger Agreement, it is contemplated that certain of the Holders (as hereinafter defined) will acquire shares of the Company's common stock, no par value (the "Common Stock");

         WHEREAS, it is a condition to the consummation of the transactions contemplated by the Merger Agreement that the parties hereto enter into this Agreement;

         WHEREAS, in consideration of the execution and delivery of this Agreement by the Company, UICI is agreeing to terminate that certain Shareholders' Agreement dated as of January 7, 2000 by and among HealthAxis, the Company, UICI and the other parties thereto; and

         WHEREAS, the Holders and the Company wish to record their understanding regarding certain matters relating to the management of the Company and certain other matters.

         NOW, THEREFORE, in consideration of the foregoing and the mutual agreements set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

         SECTION 1. Definitions. In addition to the capitalized terms defined elsewhere in this Agreement, the following capitalized terms shall have the following meanings when used in this Agreement:

                  "Beneficial Owner" means any Person deemed to be a "beneficial owner" of a security as defined in Rule 13d-3 under the Exchange Act. The terms "Beneficially Own" and "Beneficial Ownership" have correlative meanings.

                  "Board" means the Board of Directors of the Company.

                  "Commission" means the Securities and Exchange Commission (or any other governmental body succeeding to the functions of the Securities and Exchange Commission).

                  "Common Stock" has the meaning ascribed to such term in the Recitals.

                  "Exchange Act" means the Securities Exchange Act of 1934, as amended.

                  "Fully Diluted Basis" with respect to any security, means all of the issued shares of such security and includes, without limitation, (i) all of the outstanding shares of such security (except shares then held by or for the account of the issuer or its wholly owned subsidiaries), (ii) any and all shares of such security issuable upon conversion of securities convertible into such security, whether or not convertible at such time, and (iii) any and all shares of such security issuable upon exercise of other exercisable rights to acquire such security, including options, warrants and participation rights, whether or not exercisable at such time.

                  "Holder" means any holder of Securities who is a party to this Agreement or who is a successor or assign or subsequent holder as contemplated by Section 13.

                  "Nominee" has the meaning ascribed to such term in Section
2(a).

                  "Person" means any individual, corporation, proprietorship, firm, partnership, limited partnership, limited liability company, trust, association or other entity.

                  "Securities" means Common Stock or shares of capital stock or other securities, directly or indirectly, exercisable for or convertible into Common Stock; provided, however, that Securities shall not include any securities which have been sold (i) pursuant to a registration statement declared effective by the Commission or (ii) pursuant to Rule 144 promulgated by the Commission under the Securities Act.

                  "Securities Act" means the Securities Act of 1933, as amended.

         SECTION 2.  Board of Directors; Management of the Company.

         (a) The Holders and the Company agree that the Board shall consist of up to nine (9) members, and the parties hereto shall have the right to nominate a number of persons (each such person, a "Nominee") to serve as directors on the Board as follows: (i) UICI shall be entitled to nominate three (3) Nominees (Ronald L. Jensen, Gregory T. Mutz and Dennis B. Maloney being the initial UICI Nominees); (ii) the Company (acting by the vote of a majority of the members of the Board that are not nominated by UICI pursuant to clause (i) or agreed to by UICI pursuant to clause (iii)) shall be entitled to nominate three (3) Nominees (Michael Ashker, Alvin H. Clemens and Edward W. LaBaron, Jr. being the initial Provident Nominees); and (iii) UICI and the Company (acting by the vote of a majority of the members of the Board that are not nominated by UICI pursuant to clause (i) or agreed to by UICI pursuant to clause (iii)) shall together agree mutually to nominate three (3) Nominees (with Henry Hager being the initial Nominee agreed to by UICI and the Company). The Company and each Holder agrees to take all actions necessary so as to cause the Nominees to be elected to the Board including, without limitation, the voting of its shares of stock of the Company and causing the vote of all shares of stock of the Company Beneficially Owned by such Holder, the execution of written consents, the calling of special meetings, the removal of directors, the filling of vacancies on the Board, and the waiving of notice and the attending of meetings.

         (b) No party shall nominate any person to the Board if: (i) such individual is employed by, or has investment interests, directly or indirectly, in, any material competitor of the Company (unless such investment constitutes less than two percent (2%) of the equity ownership in a public company and at the time of purchase has a fair market value of less than $50,000); (ii) such individual is not reasonably experienced in business, financial, insurance or e-commerce industry matters; (iii) such individual has been convicted of, or has pled nolo contendere to, a felony; (iv) the election of such individual would violate any law; or (v) any event required to be disclosed pursuant to Item 401(f) of Regulation S-K of the Exchange Act has occurred with respect to such individual.

         (c) A director elected pursuant to this Section 2 shall serve until (i) his or her term expires as provided in the Company's articles of incorporation and bylaws, (ii) he or she is removed pursuant to Section (2)(d) or (iii) the party who nominated such director no longer has the right to nominate a director, in which case the party so elected shall immediately resign and the size of the Board shall be decreased accordingly.

         (d) In the event of the death, disability, removal or resignation of any director designated pursuant to this Section 2, the party that designated such director shall notify the Company and the other parties hereto, within 30 days after such death, disability, removal or resignation, of a successor director who shall either (i) be appointed by the remaining directors then in office to serve the unexpired term of such director or (ii) be elected by the shareholders pursuant to the Company's bylaws. Each of the Company and UICI agrees to take all actions necessary to elect any such successor Nominee in the same manner as discussed in Section 2(a).

         (e) The Board may create committees to assist in governing the Company, however, no executive committee may be formed without the consent of all of the members of the Board that are Nominees of either UICI or of the Company.

         (f) So long as this Section 2 remains in effect, the Board nomination rights of UICI hereunder shall supersede any rights UICI may have to nominate Board members under any other agreement. After such time as UICI is no longer entitled under this Section 2 to nominate persons to serve on the Board, the rights of UICI under any such agreement to nominate Board members shall be reinstated.

         (g) The rights of UICI under this Section 2 shall continue in effect unless and until UICI Beneficially Owns less than 20% of the Common Stock of the Company on a Fully Diluted Basis.

         SECTION 3. Legend. The Company shall stamp or imprint each certificate or other instrument representing Securities held by a Holder bound by any terms of this Agreement, throughout the term of this Agreement, with a legend in substantially the following form:

         "THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN PROVISIONS, INCLUDING, AMONG OTHERS, RESTRICTIONS ON VOTING AND TRANSFER, SET FORTH IN A SHAREHOLDERS' AGREEMENT DATED AS OF __________ _______ 2000, AS IT MAY BE AMENDED, MODIFIED, SUPPLEMENTED OR RESTATED FROM TIME TO TIME, A COPY OF WHICH IS AVAILABLE AT THE PRINCIPAL OFFICE OF THE COMPANY."

         SECTION 4. Approval Rights. In addition to all other rights set forth in this Agreement, UICI shall, in its sole and absolute discretion, have the right to approve, alter or prevent the calculation of the amount and the amortization period of all goodwill and other intangibles recorded by the Company in connection with the merger of Insurdata Incorporated, a Delaware corporation, with and into HealthAxis, provided such calculation shall be consistent with generally accepted accounting principles and approved by the Company's independent auditors.

         SECTION 5.  Transfer Option.

         (a) Transfer Option. Subject to the terms and conditions in this
Section 5, the Company (acting by the vote of a majority of the members of the Board that are not nominated by UICI pursuant to clause (i) of Section 2(a) or agreed to by UICI pursuant to clause (iii) of Section 2(a)) shall have the right (the "Transfer Option") to cause UICI to transfer to one or more third parties unaffiliated with UICI, up to 1,414,385 shares of Common Stock owned by UICI at a per share price equal to the greater of (i) $18.63 and (ii) the Closing Price (as hereinafter defined). The Transfer Option shall be exercisable one time only with respect to all such shares of Common Stock and may be exercised at any time following the date hereof and ending on the first to occur of the following events: (i) on January 7, 2003; (ii) the ninetieth (90th) day following the date on which the Closing Price (as hereinafter defined) of shares of Common Stock shall have been at least $23.96 per share for a period of sixty (60) consecutive trading days; and (iii) the ninetieth (90th) day following the first date on which UICI Beneficially Owns less than 40% of the shares of Common Stock on a Fully Diluted Basis. For purposes hereof, "Closing Price" shall mean the reported last sale price of a share of Common Stock, on a given day, regular way, or, in case no such sale takes place on such day, the average of the reported closing bid and asked prices regular way, in each case on the New York Stock Exchange Composite Tape, or, if the security is not listed or admitted to trading on such exchange, on the American Stock Exchange Composite Tape, or, if the security is not listed or admitted to trading on such exchange, the principal national securities exchange on which the security is listed or admitted to trading, or, if the security is not listed or admitted to trading on any national securities exchange, the closing sales price, or, if there is no closing sales price, the average of the closing bid and asked prices, in the over-the-counter market as reported by the National Association of Securities Dealers Automated Quotation System, or, if not so reported, as reported by the National Quotation Bureau, Incorporated, or any successor thereof, or, if not so reported, the average of the closing bid and asked prices as furnished by any member of the National Association of Securities Dealers, Inc. selected from time to time by the Company for that purpose or, if no such prices are furnished, the fair market value of the Common Stock as determined in good faith by the board of directors of the Company, which determination shall be based upon recent issuances or current offerings pursuant to bona fide private offerings of the same class of security by the Company; provided, however, that any determination of the "Closing Price" of any security hereunder shall be based on the assumption that such security is freely transferable without registration under the Securities Act.

         (b) Exercise of Transfer Option. The Company may exercise its rights under Section 5(a) by giving UICI written notice of its exercise of the Transfer Option prior to the expiration of the Transfer Option. Such notice shall state that the Company intends to cause UICI to transfer such shares to one or more third parties unaffiliated with UICI. Upon the closing of the transactions contemplated by an exercise of the Transfer Option, UICI shall surrender its shares of Common Stock, duly endorsed for transfer, to the Company or the Persons purchasing such securities, in exchange for the net proceeds from such transfer. The closing of the transactions upon the exercise of the Transfer Option shall occur within ninety (90) days of the exercise thereof by the Company.

         (c) Transfer to Third Parties. Any exercise by the Company of its Transfer Option in which the Company elects to cause UICI to transfer shares of Common Stock to one or more Persons unaffiliated with UICI shall be governed by the following terms. The Company may elect to cause the transfer of shares pursuant to this Section 5(c) in a private placement, in which case the provisions of Section 5(c)(i) shall apply, or may elect to cause the shares to be sold in a public offering, in which case the provisions of Section 5(c)(ii) shall apply.

                  (i) Private Placement. Upon any exercise of the Transfer Option in accordance with this Section 8(c) as to which the Company has elected to cause a transfer of shares in a private placement, the Company shall, as expeditiously as possible:

                           (A) prepare a private placement memorandum, together
                  with such amendments and supplements thereto as may be necessary to comply with the provisions of the Securities Act with respect to the sale or other disposition of all shares of Common Stock covered by such private placement memorandum;

                           (B) use its reasonable efforts to perfect exemptions
                  for the shares of Common Stock covered by such private placement memorandum under all applicable rules and regulations of the Commission and such other securities or blue sky laws of such jurisdictions as UICI shall request, and do any and all other acts and things reasonably requested by UICI to permit UICI to consummate the sale or other disposition in such jurisdictions of such shares, except that the Company shall not for any such purpose be required to qualify to do business as a foreign corporation in any jurisdiction wherein it is not so qualified or to file therein any general consent to service of process;

                           (C) enter into and perform its obligations under a
                  private placement agency agreement, in usual and customary form, with a placement agent acceptable to UICI, including, without limitation, to obtain an opinion of counsel to the Company in the usual and customary form for such private placement; and

                           (D) notify UICI, at any time when a private placement
                  memorandum is required to be delivered under the applicable law, of the happening of any event of which it has knowledge as a result of which the private placement memorandum, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing.

                  (ii) Public Offering. Upon the exercise of the Transfer Option in accordance with this Section 5(c) as to which the Company has elected to cause the shares to be sold in a public offering, the Company shall, as expeditiously as possible:

                           (A) prepare and file with the Commission a
                  registration statement with respect to such shares of Common Stock and use its reasonable efforts to cause such registration statement to become effective and remain effective for as long as shall be necessary to complete the distribution of the shares of Common Stock so registered;

                           (B) prepare and file with the Commission such
                  amendments and supplements to such registration statement and the prospectus used in connection therewith as may be necessary to keep such registration statement effective and to comply with the provisions of the Securities Act with respect to the sale or other disposition of all securities covered by such registration statement;

                           (C) furnish to UICI and any underwriters such numbers
                  of copies of a summary prospectus or other prospectus, including a preliminary prospectus or any amendment or supplement to any prospectus, in conformity with the requirements of the Securities Act, and such other documents, as UICI or the underwriters may reasonably request in order to facilitate the public sale or other disposition of the securities covered by such registration statement;

                           (C) use its reasonable efforts to register and
                  qualify the Common Stock covered by such registration statement under such other securities or blue sky laws of such jurisdictions as UICI or the underwriters shall request, and do any and all other acts and things reasonably requested by UICI or the underwriters to assist them to consummate the public sale or other disposition in such jurisdictions of the Common Stock covered by the registration statement, except that the Company shall not for any such purpose be required to qualify to do business as a foreign corporation in any jurisdiction wherein it is not so qualified or to file therein any general consent to service of process;

                           (D) otherwise use its reasonable efforts to comply
                  with all applicable rules and regulations of the Commission, and make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least twelve months, beginning with the first fiscal quarter beginning after the effective date of the registration statement, which earnings statement shall satisfy the provisions of Section 11(a) of the Securities Act;

                           (E) use its reasonable efforts to list such Common
                  Stock on any securities exchange or interdealer quotation system on which any shares of the Company are then listed, if the listing or quotation of such securities is then permitted under the rules of such exchange or interdealer quotation system;

                           (F) enter into and perform its obligations under an
                  underwriting agreement, in usual and customary form, with the managing underwriter or underwriters selected by UICI of such underwritten offering, including, without limitation, to obtain an opinion of counsel to the Company and a "comfort letter" from the independent public accountants to the Company in the usual and customary form for such underwritten offering;

                           (G) notify UICI, at any time when a prospectus
                  relating thereto covered by such registration statement is required to be delivered under the Securities Act, of the happening of any event of which it has knowledge as a result of which the prospectus included in such registration statement, as then in effect, contains an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing;

                           (H) make the Company's executive officers available
                  to participate in "road show" presentations for such periods and in such places as the underwriters may reasonably request and make the Company's executive officers available at the Company's principal executive offices to discuss the affairs of the Company at times that may be mutually and reasonably agreed upon; and

                           (I) upon the request of UICI, take any and all other
                  actions which may be reasonably necessary to complete the registration and thereafter to complete the distribution of the Common Stock so registered.

                  (iii) Expenses. All expenses of any offering pursuant to a Transfer Option under this Section 5 shall be borne by the Company, except that UICI shall bear the cost of a reasonable customary underwriting commission or discount, brokerage commission or placement fee in the event of a successful offering.

         SECTION 6. Termination. If any Holder shall be in default of its obligations hereunder and any such default shall continue for a period of 30 days after any other Holder or the Company has given written notice thereof to such defaulting Holder, then the rights (but not the obligations) under this Agreement of such defaulting party shall terminate. This Agreement shall terminate upon the written agreement of each of the parties hereto.

         SECTION 7. Beneficial Ownership. Each of the Holders Beneficially Own that number of shares of Common Stock on a Fully Diluted Basis set forth opposite their respective names on Exhibit A hereto. Each Holder shall promptly hereafter notify the Company of any changes to its respective Beneficial Ownership of Common Stock. The Company shall be entitled to rely upon the amounts set forth in Exhibit A or such notices without incurring any liability to any other party hereunder. Each Holder shall respond promptly to any request made by the Company to provide or confirm such Holder's Beneficial Ownership of Common Stock.

         SECTION 8. Acknowledgments. Each of the parties hereto acknowledges that the restrictions, prohibitions and other provisions hereof are reasonable, fair and equitable in scope, terms and duration, are necessary to protect the legitimate business interests of each of the other parties hereto, and are a material inducement to such party to enter into the transactions contemplated by this Agreement.

         SECTION 9. Expenses. Except as otherwise specifically provided in this Agreement, each party hereto shall bear its own costs and expenses with respect to the transactions contemplated hereby.

         SECTION 10. Remedies. Each of the parties to this Agreement shall be entitled to enforce its rights under this Agreement specifically, to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights existing in its favor. The parties hereto agree and acknowledge that money damages may not be an adequate remedy for any breach of the provisions of this Agreement and that any party may in its sole discretion apply to any court of competent jurisdiction for specific performance or injunctive relief in order to enforce or prevent any violations of the provisions of this Agreement. The remedies provided in this Agreement shall be cumulative and shall not preclude the assertion or exercise of any other rights or remedies available by law, in equity or otherwise.

         SECTION 11. Notices. Any notice, request, instruction or other document to be given hereunder shall be in writing and shall be deemed to have been given
(a) when received if given in person or by courier or a courier service, (b) on the date of transmission if sent by facsimile or other wire transmission or (c) three business days after being deposited in the U.S. mail, certified or registered mail, postage prepaid, addressed as specified with respect to such Holder in Exhibit A or to such other individual or address as a party hereto may designate for itself by notice given as herein provided.

         SECTION 12. Amendments and Waivers. The provisions of this Agreement may be amended or waived only upon the written agreement of each of the parties hereto; provided, however, that amendments to Sections 2 and 5 may be made upon the written agreement of both UICI and the Company and no other party. Any waiver, permit, consent or approval of any kind or character of any provision or condition of this Agreement must be made in writing and shall be effective only to the extent specifically set forth in writing. Any amendment or waiver effected in accordance with this Section 12 shall be binding upon the Company and each Holder of Securities. Any determination by the Company pursuant to this
Section 12 shall be made by the Company acting by the vote of a majority of the members of the Board that are not nominated by UICI pursuant to clause (i) of
Section 2(a) or agreed to by UICI pursuant to clause (iii) of Section 2(a).

         SECTION 13. Successors and Assigns. All covenants and agreements in this Agreement by or on behalf of any of the parties hereto shall bind and inure to the benefit of the respective successors and assigns of the parties hereto, and each transferee of all or any portion of the Securities held by the parties hereto, whether so expressed or not. Each Permitted Transferee of all or any portion of the Securities held by any of the parties hereto shall execute and deliver a written assumption agreement to the Company agreeing to be bound by the provisions of this Agreement, in form and substance reasonably acceptable to the Company. Notwithstanding the foregoing, except as specifically provided in this Agreement, no assignment of any rights or obligations under this Agreement may be made by any party.

         SECTION 14. Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, and the remainder of this Agreement shall remain operative and in full force and effect. The parties shall negotiate in good faith a replacement clause or provision as consistent with the ineffective clause or provision as is practicable under law.

         SECTION 15. Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE COMMONWEALTH OF PENNSYLVANIA, WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAWS.

         SECTION 16. Entire Understanding. This Agreement sets forth the entire agreement and understanding of the parties hereto with respect to the matters set forth herein and supersedes any and all prior agreements, arrangements and understandings among the parties.

         SECTION 17. Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, and such counterparts together shall constitute one instrument. Transmission by facsimile of an executed counterpart of this Agreement shall constitute due and sufficient delivery of this Agreement.

         SECTION 18. Interpretation. The headings preceding the Sections included in this Agreement and the headings to Exhibits and Schedules attached to this Agreement are for convenience only and shall not be deemed part of this Agreement or be given any effect in interpreting this Agreement. The use of the masculine, feminine or neuter gender herein shall not limit any provision of this Agreement. The use of the terms "including" or "include" shall in all cases herein mean "including, without limitation" or "include, without limitation", respectively. Underscored references to Sections or Schedules shall refer to those portions of this Agreement.

         SECTION 19. No Third Party Beneficiaries. This Agreement is solely for the benefit of the parties hereto and no provision of this Agreement shall be deemed to confer upon other third parties any remedy, claim, liability, reimbursement, cause of action or other right.

         SECTION 20. Waiver of Jury Trial. TO THE EXTENT PERMITTED BY APPLICABLE LAW, THE PARTIES HEREBY IRREVOCABLY WAIVE ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

         SECTION 21. No Presumption Against Drafter. Each of the parties hereto has jointly participated in the negotiation and drafting of this Agreement. In the event of any ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by each of the parties hereto and no presumptions or burdens of proof shall arise favoring any party by virtue of the authorship of any of the provisions of this Agreement.


                  [Remainder of page intentionally left blank]

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the date first above written.

                                           UICI

                                           By: ________________________________
                                           Name:_______________________________
                                           Title:______________________________


                                           PROVIDENT AMERICAN CORPORATION

                                           By: _________________________________
                                           Name:________________________________
                                           Title:_______________________________


                                           _____________________________________
                                           Michael Ashker


                                           _____________________________________
                                           Alvin H. Clemens

                                    EXHIBIT A

                      Common Stock on a Fully Diluted Basis

____________________________________________________________________________________________________________________
                                                    Number of Shares
                                                    of Common Stock                  Percentage of Shares of
                Name and                          Beneficially Owned                Common Stock Outstanding
             Notice Address                    on a Fully Diluted Basis             on a Fully Diluted Basis
             --------------                    ------------------------             ------------------------
------------------------------------------ ---------------------------------- --------------------------------------
Provident American Corporation
2500 DeKalb Pike
Norristown, Pennsylvania 19404
Attn: Alvin H. Clemens
Telephone: (610) 279-2500
Facsimile:  (610) 279-0414

With a copy to:

Butera Beausang Cohen & Brennan
630 Freedom Business Center
King of Prussia, Pennsylvania 19406
Attn: Michael F. Beausang
Telephone: (610) 265-0800
Facsimile:  (610) 265-7205
------------------------------------------
UICI
4001 McEwen Boulevard
Suite 200
Dallas, Texas 75244
Attn:  Gregory  T. Mutz
Telephone:        (972)392-6700
Facsimile:        (972)392-6717

With a copy to:

Mayer, Brown & Platt
190 S. LaSalle Street
Chicago, Illinois 60603
Attn:    Edward J. Schneidman
Telephone:        (312)701-7348
Facsimile:        (312) 701-7711
------------------------------------------
Michael Ashker
c/o HealthAxis.com, Inc.
2500 DeKalb Pike
East Norriton, PA 19404
Telephone: (610) 279-3561
Facsimile: (610) 279-4498

With a copy to:

Michael G. Hankinson
c/o HealthAxis.com, Inc.
2500 DeKalb Pike
East Norriton, PA 19404
Telephone: (610) 279-3561
Facsimile: (610) 279-4498

------------------------------------------
Alvin H. Clemens
c/o HealthAxis Inc.
2500 DeKalb Pike
East Norriton, PA 19404
Telephone: (610) 279-3561
Facsimile: (610) 279-4498

With a copy to:

Butera Beausang Cohen & Brennan
630 Freedom Business Center
King of Prussia, PA 19406
Attn:  Michael F. Beausang
Telephone: (610) 265-0800
Facsimile:  (610) 265-7205
____________________________________________________________________________________________________________________

                                                                       Exhibit C


                                January 26, 2000




Provident American Corporation
2500 DeKalb Pike
Norristown, PA 19404

Gentlemen:

         This letter is being furnished in accordance with Section 9.1 of the Agreement and Plan of Reorganization dated January 26, 2000 ("Reorganization Agreement") by and among HealthAxis.com, Inc., a Pennsylvania corporation ("HealthAxis"), Provident American Corporation, a Pennsylvania corporation ("Provident") and HealthAxis Acquisition Corp., a Pennsylvania corporation ("Newco"), and related Agreement and Plan of Merger dated January 26, 2000 ("Merger Agreement") by and among HealthAxis, Provident and Newco, pursuant to which (i) HealthAxis will be merged with and into Newco with Newco surviving the merger as a wholly-owned subsidiary of Provident (the "Merger"), and (ii) the shareholders of HealthAxis will receive for each share of common stock, no par value per share, of HealthAxis ("HealthAxis Common Stock") issued and outstanding immediately before the Effective Date shares of common stock of Provident, $0.10 par value per share ("Provident Stock"), in accordance with the Merger Agreement. Any shares of Provident Stock that I receive, directly or indirectly, pursuant to the Merger are referred to herein as the "New Shares". Capitalized terms used in this letter have the meaning ascribed to them in the Reorganization Agreement and the Merger Agreement unless otherwise stated herein.

         In connection therewith, and intending to be legally bound, I hereby represent, warrant, covenant and agree as follows:

         1. I own beneficially or of record, in the capacities indicated, the number of shares of HealthAxis Stock set forth on Appendix A attached hereto (the "Existing Shares"). Any shares of HealthAxis Stock that I acquire, directly or indirectly, after the date hereof shall be deemed Existing Shares for the purposes of this Agreement.

         2. I have been advised that I may be deemed to be an "affiliate" of HealthAxis, as that term is defined for purposes of Rule 145 of the Rules and Regulations (the "Rules and Regulations") of the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act").

         3. I shall not make any sale, transfer or other disposition of the Provident Stock in violation of the Act or the Rules and Regulations.

         4. I have read carefully this letter and discussed applicable limitations upon my ability to sell, transfer or otherwise dispose of the New Shares to the extent I believed necessary with my counsel or counsel for HealthAxis.

         5. I have been advised that the issuance of the New Shares to me pursuant to the Merger will be registered with the Commission under the Act on a Registration Statement on Form S-4. However, I have also been advised that, since at the time the Merger will be submitted for a vote of the stockholders of HealthAxis and Provident, I may be deemed to have been an affiliate of HealthAxis and that any subsequent distribution by me of the New Shares has not been registered under the Act, I may not sell, transfer or otherwise dispose of the New Shares issued to me in the Merger unless (i) such sale, transfer or other disposition has been registered under the Act, (ii) such sale, transfer or other disposition is made in conformity with the volume and other limitations of Rule 145 promulgated by the Commission under the Act or (iii) in the opinion of counsel reasonably acceptable to Provident, such sale, transfer or other disposition is otherwise exempt from registration under the Act.

         6. I understand that Provident may give stop transfer instructions to its transfer agent with respect to the New Shares and that Provident reserves the right to place on the certificates for the New Shares issued to me, or any substitutions therefor, a legend stating in substance:

                  "The securities represented by this certificate have been issued in a transaction to which Rule 145 promulgated under the Securities Act of 1933 applies and may only be sold or otherwise transferred in compliance with the requirements of Rule 145 or pursuant to a registration statement under said Act or an exemption from such registration."

         7. Execution of this letter should not be considered an admission that I am an affiliate of HealthAxis as described in paragraph 2 of this letter, nor as a waiver of any rights I may have to object to any claim that I am such an affiliate on or after the date of this letter.

         8. This Agreement shall be binding on me, my heirs and my personal representatives and shall be enforceable by Provident and its respective successors and assigns. This Agreement may not be amended, supplemented, or waived or terminated except by a written instrument executed by me and Provident. THIS AGREEMENT IS MADE UNDER, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE COMMONWEALTH OF PENNSYLVANIA APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED SOLELY THEREIN, WITHOUT GIVING EFFECT TO PRINCIPLES OF CONFLICTS OF LAW.

         9. I hereby irrevocably consent to the exclusive jurisdiction and venue of the federal and state courts in Philadelphia, Pennsylvania and irrevocably consent to service of process by first class mail, return receipt requested, postage pre-paid, to my address set forth below. The prevailing party in any action shall be entitled to recover reasonable legal fees and costs from the other party.

         10. If any provision of this Agreement is construed to be invalid, illegal or unenforceable as to any party or generally, then that provision shall be enforceable by the other parties and the remaining provisions hereof shall not be affected thereby and shall be enforceable without regard thereto.

         11. I have carefully read this letter, the Reorganization Agreement, and the Merger Agreement, and, to the extent I felt necessary, discussed with my counsel or counsel for Provident the requirements of this letter and its impact upon my ability to acquire or dispose of, as the case may be, the New Shares or shares of Provident Stock or HealthAxis Stock or securities convertible into such shares.

                                   Very truly yours,


                                   ___________________________________________
                                   (Signature)

                                   ___________________________________________
                                   Print Name

                                   ___________________________________________
                                   Street Address

                                   ___________________________________________
                                   City, State and Zip Code

                                   APPENDIX A



      Number and Type of HealthAxis Stock Owned             Name or Capacity in which Owned Beneficially or of
              Beneficially or of Record                                           Record
_______________________________________________             ____________________________________________________











                                                                      Appendix B




                          AGREEMENT AND PLAN OF MERGER


PARTIES:            HEALTHAXIS.COM, INC.
                    a Pennsylvania corporation ("HealthAxis")
                    2500 DeKalb Pike
                    East Norriton, PA 19401

                    Provident American Corporation
                    a Pennsylvania corporation ("Provident")
                    2500 DeKalb Pike
                    Norristown, PA 19404

                    HEALTHAXIS ACQUISITION CORP.
                    a Pennsylvania corporation ("Newco")
                    2500 DeKalb Pike
                    East Norriton, PA 19401


DATE:               As of January 26, 1999

BACKGROUND: Newco is a wholly owned subsidiary of Provident. HealthAxis, Provident and Newco have entered into an Agreement and Plan of Reorganization, dated as of this date (the "Reorganization Agreement"), that contemplates the consolidation and merger of HealthAxis with and into Newco (the "Merger") in accordance with the provisions of the Reorganization Agreement and the provisions of this Agreement and Plan of Merger (this "Plan").

         NOW, THEREFORE, in consideration of the mutual agreements contained herein and subject to the satisfaction of the terms and conditions set forth herein and in the Reorganization Agreement, the parties hereto, intending to be legally bound, agree as follows:

     1. Merger. On the Effective Date (as defined below), HealthAxis shall be merged with and into Newco in accordance with the provisions of this Plan and in compliance with the Pennsylvania Business Corporation Law ("BCL" or the "Corporation Laws"), and the Merger shall have the effect provided for in the Corporation Laws. Newco (sometimes referred to as the "Surviving Corporation") shall be the surviving corporation of the Merger and shall continue to exist and to be governed by the laws of the Commonwealth of Pennsylvania. The corporate existence and identity of Newco, with its purposes and powers, shall continue unaffected and unimpaired by the Merger, and Newco shall remain a wholly owned subsidiary of Provident after the Effective Date. On the Effective Date, Newco shall succeed to and be fully vested with the corporate existence and identity of HealthAxis, and the separate corporate existence and identity of HealthAxis shall cease.

     2. Name. The name of the Surviving Corporation shall be HealthAxis.com,
Inc.

     3. Charter. Immediately after the Merger, the Articles of Incorporation of the Surviving Corporation shall be that of Newco immediately before the Merger.

     4. Bylaws. Immediately after the Merger, the Bylaws of the Surviving Corporation shall be those of Newco immediately before the Merger.

     5. Directors. Immediately after the Merger, the directors of the Surviving Corporation shall be the following persons, who shall serve in accordance with the Bylaws of the Surviving Corporation:

        Michael Ashker
        Alvin H. Clemens
        Henry G. Hagar
        Ronald L. Jensen
        Edward W. LeBaron, Jr.
        Gregory T. Mutz
        Dennis B. Maloney

     6. Officers. Immediately after the Merger, the officers of the Surviving Corporation shall be the following persons, who shall serve in accordance with the Bylaws of the Surviving Corporation:

        Michael Ashker          President and Chief Executive Officer
        Alvin H. Clemens        Chairman
        Anthony R. Verdi        Treasurer and Chief Financial Officer
        Andrew Felder           Executive Vice President - Corporate Development
        Dennis B. Maloney       Chief Operating Officer
        Elaine del Rossi        Senior Vice President - Consumer Group
        Michael G. Hankinson    Secretary

     7. Conversion into Provident Stock. Subject to the possible adjustment described in Section 9 of this Plan, on the Effective Date, each share of common stock, no par value per share, of HealthAxis ("HealthAxis Common Stock") issued and outstanding immediately before the Effective Date (except for Dissenting Shares, as defined in Section 14 of this Plan) shall, by virtue of the Merger and without any action on the part of the holder thereof, be automatically converted into the right to receive 1.127 shares (the "Exchange Ratio") of common stock of Provident, $0.10 par value per share ("Provident Stock").

     Prior to the Effective Date, all outstanding shares of HealthAxis Series A Convertible Preferred Stock, Series B Convertible Preferred Stock, Series C Convertible Preferred Stock and

Series D Preferred Stock (collectively, "HealthAxis Convertible Preferred Stock") shall have been converted into HealthAxis Common Stock in accordance with their terms.

     8. Cancellation. On the Effective Date, all outstanding shares of HealthAxis Common Stock owned by Provident or Newco or any subsidiary thereof shall, by virtue of the Merger and without any action on the part of the holders thereof, no longer be outstanding and shall be canceled and retired and shall cease to exist, and each holder of a certificate representing any such shares of HealthAxis Common Stock shall thereafter cease to have any rights with respect to such shares of HealthAxis Common Stock and no consideration shall be delivered in exchange therefor.

     9. Possible Adjustment due to Recapitalization. Subject to the conditions in the Agreement and Plan of Reorganization if, between the date of the Reorganization Agreement and the Effective Date, there is a change in the number of issued and outstanding shares of Provident Stock resulting from (i) a stock split, reverse stock split, stock dividend, reclassification, exchange of shares or similar recapitalization, or (ii) purchases or awards of stock, or similar transactions under Provident's stock option, purchase and award plans, then the number of shares of Provident Stock into which the respective shares of HealthAxis Common Stock are converted, and any other applicable amounts set forth in this Plan, shall be appropriately adjusted. Subject to the conditions in the Agreement and Plan of Reorganization, the Exchange Ratio set forth in
Section 7 and such other amounts shall not be adjusted as a result of any other changes in the number of issued and outstanding shares of Provident Stock, such as changes resulting from acquisitions or offerings or changes resulting from exercises of employee stock options under Provident's stock option, purchase and award plans.

     10. No Fractional Shares. No fractional shares of Provident Stock shall be issued as a result of the Merger. In lieu of the issuance of fractional shares, the number of shares of Provident Stock to be issued to each shareholder of HealthAxis in accordance with this Plan shall be rounded down to the nearest whole number of shares of Provident Stock and any such shareholder who would otherwise be entitled to receive a fraction of a share of Provident Stock (after aggregating all fractional shares of Provident Stock issuable to such shareholder) shall, in lieu of such fraction of a share and, upon surrender of such shareholder's certificate(s) representing shares of HealthAxis Common Stock, be paid in cash the dollar amount (rounded to the nearest whole cent), without interest, determined by multiplying such fraction by the closing sale price of a share of Provident Stock as quoted on the Nasdaq National Market on the Effective Date.

     11. Stock Options, Warrants and Other Rights. HealthAxis' 1998 Stock Option Plan (the "Stock Plan") and all options to acquire shares of HealthAxis Common Stock that are issued and outstanding under the Stock Plan immediately before the Effective Date of which options to purchase 3,024,971 are outstanding on the date hereof, 300,000 shares of Common Stock issuable upon the exercise of warrants granted to AOL; 63,000 shares of Common Stock issuable upon the exercise of the warrants granted to ING Baring Furman Selz LLC; up to 150,000 shares of Common Stock issuable upon the exercise of warrants granted to Aetna/US HealthCare; 157,500 shares of

Common Stock issuable upon the exercise of warrants granted to UICI; up to 50,000 shares of Common Stock issuable upon the exercise of the warrant granted to First Health; 75,000 shares of Series D Preferred Stock which is subject to a proposed amendment to convert the Series D Preferred Stock to Common Stock issuable upon the exercise of warrants granted to Intel Corp.; up to 330,000 shares of Common Stock issuable upon the exercise of warrants granted to Blue Cross/Blue Shield; and 426,930 shares of Common Stock subject to options to be issued as a result of the conversion of options granted pursuant to the Insurdata 1999 Stock Option Plan immediately before the Effective Date (collectively, the "Options"), shall continue in effect, as an option plan of Provident or as options, warrants or rights issued by Provident, as the case may be, in accordance with the terms and conditions by which they are governed immediately before the Effective Date, subject to the adjustments set forth in the next sentence. On the Effective Date, each Option or Warrant shall, by virtue of the Merger and without any action on the part of the holder thereof, be automatically adjusted to provide that (a) the number and type of shares issuable upon exercise of such Option or Warrant shall be that number of shares of Provident Stock (rounded down to the nearest whole number of shares) equal to the number of shares of HealthAxis Common Stock issuable upon exercise of such Option or Warrant immediately before the Effective Date, multiplied by the Exchange Ratio, and (b) the exercise price per share of Provident Stock under such Option or Warrant shall be that amount (rounded up to the nearest whole cent) equal to the exercise price per share of HealthAxis Common Stock under such Option immediately before the Effective Date, divided by the Exchange Ratio.

     12. HealthAxis Stock held by HealthAxis. On the Effective Date, any shares of HealthAxis Common Stock and HealthAxis Convertible Preferred Stock (collectively, "HealthAxis Stock") that are held by HealthAxis (as treasury shares) immediately before the Effective Date shall, by virtue of the Merger and without any action on the part of the holder thereof, be automatically canceled.

     13. Exchange Procedures for HealthAxis Stock. Provident shall designate its transfer agent to act as the "Exchange Agent" under this Plan. As soon as is practicable after the Effective Date, Provident or the Exchange Agent shall mail or deliver, to each record holder of an outstanding certificate that immediately before the Effective Date represented shares of HealthAxis Stock, instructions for use in effecting the surrender of such certificate to the Exchange Agent. Upon the surrender of such certificate to the Exchange Agent in accordance with such instructions, the Exchange Agent shall exchange such certificate for a new certificate representing such number of shares of Provident Stock into which the shares of HealthAxis Stock represented by such certificate have been converted in accordance with this Plan (and cash in lieu of any fractional share of HealthAxis Stock), which shall be promptly delivered to the holder thereof (or in accordance with instructions provided by the holder thereof). If applicable, such certificates shall be accompanied by any distributions due with respect to shares of Provident Stock that were paid to Provident's shareholders of record as of a date between the Effective Date and the date of distribution of such certificates. Until surrendered in accordance with the foregoing, each outstanding certificate that immediately before the Effective Date represented shares of HealthAxis Stock shall be deemed to evidence ownership of the number of shares of Provident Stock into which the shares of HealthAxis Stock represented by such certificate have been converted in accordance with this Plan.

     14. Dissenting Shares.

                  (a) Notwithstanding any other provisions of this Plan to the contrary, shares of HealthAxis Stock which are outstanding immediately prior to the Effective Date and which are held by shareholders of HealthAxis who shall have not voted in favor of the Merger or consented thereto in writing and who shall have demanded properly in writing appraisal for such shares (collectively, the "Dissenting Shares") in accordance with Section 1571, et seq., of the BCL (each a "Dissenting shareholder" and collectively, the "Dissenting shareholders") shall not be converted into or represent the right to receive any Provident Stock, such shareholders being entitled to receive payment of the appraised value of such shares of Provident Stock held by them in accordance with the provisions of such Section 1571, et seq., of the BCL, except that all Dissenting Shares held by shareholders who shall have failed to perfect or shall have effectively withdrawn or lost their rights to appraisal of such shares of HealthAxis Stock in accordance with the provisions of Section 1571, et seq., of the BCL shall thereupon be deemed to have been converted into and to have become exchangeable, as of the Effective Date, for the right to receive Provident Stock in accordance with Section 7 hereof, without interest thereon.

                  (b) HealthAxis shall give Provident (i) prompt notice of any written demands for payment or appraisal of any Dissenting Shares pursuant to
Section 1571, et seq., of the BCL, attempted withdrawals of such demands, and any other instruments served pursuant to the BCL and received by HealthAxis relating to shareholders' rights to dissent and (ii) the opportunity to participate, at its expense, in all negotiations and proceedings with respect to demands for payment or appraisal under Section 1571, et seq., of the BCL. HealthAxis shall not, without the prior written consent of Provident, voluntarily make any payment with respect to any demands for payment or appraisals of the capital stock of HealthAxis, offer to settle or settle any demands.

     15. Effective Date. As used in this Plan, the "Effective Date" shall mean the date upon which this Plan and a proper Articles of Merger for the Merger have been duly signed and filed with the proper officials of the Commonwealth of Pennsylvania.

     16. Entire Understanding. This Plan, together with the Reorganization Agreement (and the Exhibits and Schedules thereto) by and between Provident, Newco and HealthAxis, states the entire understanding among the parties hereto with respect to the subject matter hereof and supersedes all prior oral and written communications and agreements, and all contemporaneous oral communications and agreements, with respect to the subject matter hereof. No amendment or modification of this Plan, and no waiver of any provision of this Plan, shall be effective unless in writing and signed by the party against whom enforcement is sought. HealthAxis may agree to any amendment or supplement to this Plan, or a waiver of any provision of this Plan, either before or after the approval of HealthAxis' shareholders is obtained (as contemplated by the Reorganization

Agreement) and without seeking further shareholder approval, so long as such amendment, supplement or waiver does not result in a decrease in the Exchange Ratio set forth in Section 7 of this Plan, or have a material adverse effect on HealthAxis' shareholders. The obligations of the parties under this Plan shall be subject to all of the terms and conditions of the Reorganization Agreement. If the Reorganization Agreement is terminated in accordance with its terms, then this Plan shall simultaneously terminate, and the Merger shall be abandoned without further action by the parties hereto.

     17. Parties in Interest. This Plan shall bind, benefit and be enforceable by and against the parties hereto and their respective successors and assigns. No party hereto shall in any manner assign any of its rights or obligations under this Plan without the express prior written consent of the other parties. Nothing in this Plan or the Reorganization Agreement is intended to confer, or shall be deemed to confer, any rights or remedies upon any persons other than the parties hereto and their respective shareholders and directors.

     18. Severability. If any provision of this Plan is construed to be invalid, illegal or unenforceable, then the remaining provisions hereof shall not be affected thereby and shall be enforceable without regard thereto.

     19. Counterparts. This Plan may be executed in any number of counterparts, each of which when so executed and delivered shall be an original hereof, and it shall not be necessary in making proof of this Plan to produce or account for more than one counterpart hereof.

     20. Section Headings. Section and subsection headings in this Plan are for convenience of reference only, do not constitute a part of this Plan, and shall not affect its interpretation.

     21. References. All words used in this Plan shall be construed to be of such number and gender as the context requires or permits.

     IN TESTIMONY WHEREOF, each undersigned corporation has caused this Agreement and Plan of Merger to be signed by a duly authorized officer as of the date first stated above.


HEALTHAXIS.COM, INC.


By:  /s/ Michael Ashker
     ------------------
     Name: Michael Ashker
     Title: Chief Executive Officer


PROVIDENT AMERICAN CORPORATION


By:  /s/ Alvin H. Clemens
     --------------------
     Name:  Alvin H. Clemens
     Title: Chairman


HEALTHAXIS ACQUISITION CORP.


By:  /s/ Alvin H. Clemens
     --------------------
     Name: Alvin H. Clemens
     Title:  Chairman

                                                                      Appendix C


                                DISSENTERS RIGHTS

[Pa.C.S.]ss.1571.  Application and effect of subchapter

         (A) GENERAL RULE.-- Except as otherwise provided in subsection (b), any shareholder of a business corporation shall have the right to dissent from, and to obtain payment of the fair value of his shares in the event of, any corporate action, or to otherwise obtain fair value for his shares, where this part expressly provides that a shareholder shall have the rights and remedies provided in this subchapter. See:

         Section 1906(c) (relating to dissenters rights upon special treatment).

         Section 1930 (relating to dissenters rights).

         Section 1931(d) (relating to dissenters rights in share exchanges).

         Section 1932(c) (relating to dissenters rights in asset transfers).

         Section 1952(d) (relating to dissenters rights in division).

         Section 1962(c) (relating to dissenters rights in conversion).

         Section 2104(b) (relating to procedure).

         Section 2324 (relating to corporation option where a restriction on transfer of a security is held invalid).

         Section 2325(b) (relating to minimum vote requirement).

         Section 2704(c) (relating to dissenters rights upon election).

         Section 2705(d) (relating to dissenters rights upon renewal of election).

         Section 2907(a) (relating to proceedings to terminate breach of qualifying conditions).

         Section 7104(b)(3) (relating to procedure).

         (B) EXCEPTIONS.--

                  (1) Except as otherwise provided in paragraph (2), the holders of the shares of any class or series of shares that, at the record date fixed to determine the shareholders entitled to notice of and to vote at the meeting at which a plan specified in any of section 1930, 1931(d), 1932(c) or 1952(d) is to be
                           voted on, are either:

                           (i)      listed on a national securities exchange; or

                                                                      Appendix C


                           (ii)     held of record by more than 2,000
                                    shareholders;

         shall not have the right to obtain payment of the fair value of any such shares under this subchapter.

                  (2) Paragraph (1) shall not apply to and dissenters rights shall be available without regard to the exception provided in that paragraph in the case of:

                           (i) Shares converted by a plan if the shares are not converted solely into shares of the acquiring, surviving, new or other corporation or solely into such shares and money in lieu of fractional shares.

                           (ii) Shares of any preferred or special class unless the articles, the plan or the terms of the transaction entitle all shareholders of the class to vote thereon and require for the adoption of the plan or the effectuation of the transaction the affirmative vote of a majority of the votes cast by all shareholders of the class.

                           (iii)    Shares entitled to dissenters rights under
                                    section 1906(c) (relating to dissenters
                                    rights upon special treatment).

                  (3) The shareholders of a corporation that acquires by purchase, lease, exchange or other disposition all or substantially all of the shares, property or assets of another corporation by the issuance of shares, obligations or otherwise, with or without assuming the liabilities of the other corporation and with or without the intervention of another corporation or other person, shall not be entitled to the rights and remedies of dissenting shareholders provided in this subchapter regardless of the fact, if it be the case, that the acquisition was accomplished by the issuance of voting shares of the corporation to be outstanding immediately after the acquisition sufficient to elect a majority or more of the directors of the corporation.

         (C) GRANT OF OPTIONAL DISSENTERS RIGHTS.-- The bylaws or a resolution of the board of directors may direct that all or a part of the shareholders shall have dissenters rights in connection with any corporate action or other transaction that would otherwise not entitle such shareholders to dissenters rights.

         (D) NOTICE OF DISSENTERS RIGHTS.-- Unless otherwise provided by statute, if a proposed corporate action that would give rise to dissenters rights under this subpart is submitted to a vote at a meeting of shareholders, there shall be included in or enclosed with the notice of meeting:

                  (1) a statement of the proposed action and a statement that the shareholders have a right to dissent and obtain payment of the fair value of their shares by complying with the terms of this subchapter;

                  and

                  (2)      a copy of this subchapter.

                                                                      Appendix C


         (E) OTHER STATUTES.-- The procedures of this subchapter shall also be applicable to any transaction described in any statute other than this part that makes reference to this subchapter for the purpose of granting dissenters rights.

         (F) CERTAIN PROVISIONS OF ARTICLES INEFFECTIVE.-- This subchapter may not be relaxed by any provision of the articles.

         (G) CROSS REFERENCES.-- See sections 1105 (relating to restriction on equitable relief), 1904 (relating to de facto transaction doctrine abolished) and 2512 (relating to dissenters rights procedure).

[Pa.C.S.]ss.1572.  Definitions

         The following words and phrases when used in this subchapter shall have the meanings given to them in this section unless the context clearly indicates otherwise:

         "CORPORATION." The issuer of the shares held or owned by the dissenter before the corporate action or the successor by merger, consolidation, division, conversion or otherwise of that issuer. A plan of division may designate which of the resulting corporations is the successor corporation for the purposes of this subchapter. The successor corporation in a division shall have sole responsibility for payments to dissenters and other liabilities under this subchapter except as otherwise provided in the plan of division.

         "DISSENTER." A shareholder or beneficial owner who is entitled to and does assert dissenters rights under this subchapter and who has performed every act required up to the time involved for the assertion of those rights.

         "FAIR VALUE." The fair value of shares immediately before the effectuation of the corporate action to which the dissenter objects, taking into account all relevant factors, but excluding any appreciation or depreciation in anticipation of the corporate action.

         "INTEREST." Interest from the effective date of the corporate action until the date of payment at such rate as is fair and equitable under all the circumstances, taking into account all relevant factors, including the average rate currently paid by the corporation on its principal bank loans. [Pa.C.S.]ss.1573. Record and beneficial holders and owners

         (A) RECORD HOLDERS OF SHARES.-- A record holder of shares of a business corporation may assert dissenters rights as to fewer than all of the shares registered in his name only if he dissents with respect to all the shares of the same class or series beneficially owned by any one person and discloses the name and address of the person or persons on whose behalf he dissents. In that event, his rights shall be determined as if the shares as to which he has dissented and his other shares were registered in the names of different shareholders.

         (B) BENEFICIAL OWNERS OF SHARES.-- A beneficial owner of shares of a business corporation who is not the record holder may assert dissenters rights with respect to shares held on his behalf and shall be treated as a dissenting shareholder under the

                                                                      Appendix C


                  terms of this subchapter if he submits to the corporation not later than the time of the assertion of dissenters rights a written consent of the record holder. A beneficial owner may not dissent with respect to some but less than all shares of the same class or series owned by the owner, whether or not the shares so owned by him are registered in his name.

[Pa.C.S.]ss.1574.  Notice of intention to dissent

         If the proposed corporate action is submitted to a vote at a meeting of shareholders of a business corporation, any person who wishes to dissent and obtain payment of the fair value of his shares must file with the corporation, prior to the vote, a written notice of intention to demand that he be paid the fair value for his shares if the proposed action is effectuated, must effect no change in the beneficial ownership of his shares from the date of such filing continuously through the effective date of the proposed action and must refrain from voting his shares in approval of such action. A dissenter who fails in any respect shall not acquire any right to payment of the fair value of his shares under this subchapter. Neither a proxy nor a vote against the proposed corporate action shall constitute the written notice required by this section.

[Pa.C.S.]ss.1575.  Notice to demand payment

         (A) GENERAL RULE.-- If the proposed corporate action is approved by the required vote at a meeting of shareholders of a business corporation, the corporation shall mail a further notice to all dissenters who gave due notice of intention to demand payment of the fair value of their shares and who refrained from voting in favor of the proposed action. If the proposed corporate action is to be taken without a vote of shareholders, the corporation shall send to all shareholders who are entitled to dissent and demand payment of the fair value of their shares a notice of the adoption of the plan or other corporate action. In either case, the notice shall:

                  (1) State where and when a demand for payment must be sent and certificates for certificated shares must be deposited in order to obtain payment.

                  (2) Inform holders of uncertificated shares to what extent transfer of shares will be restricted from the time that demand for payment is received.

                  (3) Supply a form for demanding payment that includes a request for certification of the date on which the shareholder, or the person on whose behalf the shareholder dissents, acquired beneficial ownership of the shares.

                  (4)      Be accompanied by a copy of this subchapter.

         (B) TIME FOR RECEIPT OF DEMAND FOR PAYMENT.-- The time set for receipt of the demand and deposit of certificated shares shall be not less than 30 days from the mailing of the notice.

[Pa.C.S.]ss.1576.  Failure to comply with notice to demand payment, etc.

                                                                      Appendix C


         (A) EFFECT OF FAILURE OF SHAREHOLDER TO ACT.-- A shareholder who fails to timely demand payment, or fails (in the case of certificated shares) to timely deposit certificates, as required by a notice pursuant to section 1575 (relating to notice to demand payment) shall not have any right under this subchapter to receive payment of the fair value of his shares.

         (B) RESTRICTION ON UNCERTIFICATED SHARES.-- If the shares are not represented by certificates, the business corporation may restrict their transfer from the time of receipt of demand for payment until effectuation of the proposed corporate action or the release of restrictions under the terms of section 1577(a) (relating to failure to effectuate corporate action).

         (C) RIGHTS RETAINED BY SHAREHOLDER.-- The dissenter shall retain all other rights of a shareholder until those rights are modified by effectuation of the proposed corporate action.

[Pa.C.S.]ss.1577.  Release of restrictions or payment for shares

         (A) FAILURE TO EFFECTUATE CORPORATE ACTION.-- Within 60 days after the date set for demanding payment and depositing certificates, if the business corporation has not effectuated the proposed corporate action, it shall return any certificates that have been deposited and release uncertificated shares from any transfer restrictions imposed by reason of the demand for payment.

         (B) RENEWAL OF NOTICE TO DEMAND PAYMENT.-- When uncertificated shares have been released from transfer restrictions and deposited certificates have been returned, the corporation may at any later time send a new notice conforming to the requirements of section 1575 (relating to notice to demand payment), with like effect.

         (C) PAYMENT OF FAIR VALUE OF SHARES.-- Promptly after effectuation of the proposed corporate action, or upon timely receipt of demand for payment if the corporate action has already been effectuated, the corporation shall either remit to dissenters who have made demand and (if their shares are certificated) have deposited their certificates the amount that the corporation estimates to be the fair value of the shares, or give written notice that no remittance under this section will be made. The remittance or notice shall be accompanied by:

                  (1) The closing balance sheet and statement of income of the issuer of the shares held or owned by the dissenter for a fiscal year ending not more than 16 months before the date of remittance or notice together with the latest available interim financial statements.

                  (2) A statement of the corporation's estimate of the fair value of the shares.

                  (3) A notice of the right of the dissenter to demand payment or supplemental payment, as the case may be, accompanied by a copy of this subchapter.

                                                                      Appendix C


         (D) FAILURE TO MAKE PAYMENT.-- If the corporation does not remit the amount of its estimate of the fair value of the shares as provided by subsection (c), it shall return any certificates that have been deposited and release uncertificated shares from any transfer restrictions imposed by reason of the demand for payment. The corporation may make a notation on any such certificate or on the records of the corporation relating to any such uncertificated shares that such demand has been made. If shares with respect to which notation has been so made shall be transferred, each new certificate issued therefor or the records relating to any transferred uncertificated shares shall bear a similar notation, together with the name of the original dissenting holder or owner of such shares. A transferee of such shares shall not acquire by such transfer any rights in the corporation other than those that the original dissenter had after making demand for payment of their fair value.

[Pa.C.S.]ss.1578.  Estimate by dissenter of fair value of shares

         (A) GENERAL RULE.-- If the business corporation gives notice of its estimate of the fair value of the shares, without remitting such amount, or remits payment of its estimate of the fair value of a dissenter's shares as permitted by section 1577(c) (relating to payment of fair value of shares) and the dissenter believes that the amount stated or remitted is less than the fair value of his shares, he may send to the corporation his own estimate of the fair value of the shares, which shall be deemed a demand for payment of the amount or the deficiency.

         (B) EFFECT OF FAILURE TO FILE ESTIMATE.-- Where the dissenter does not file his own estimate under subsection (a) within 30 days after the mailing by the corporation of its remittance or notice, the dissenter shall be entitled to no more than the amount stated in the notice or remitted to him by the corporation.

[Pa.C.S.]ss.1579.  Valuation proceedings generally

         (A)      GENERAL RULE.-- Within 60 days after the latest of:

                  (1)      effectuation of the proposed corporate action;

                  (2)      timely receipt of any demands for payment under
                           section 1575 (relating to notice to demand payment);
                           or

                  (3) timely receipt of any estimates pursuant to section 1578 (relating to estimate by dissenter of fair value of shares); if any demands for payment remain unsettled, the business corporation may file in court an application for relief requesting that the fair value of the shares be determined by the court.

         (B) MANDATORY JOINDER OF DISSENTERS.-- All dissenters, wherever residing, whose demands have not been settled shall be made parties to the proceeding as in an action against their shares. A copy of the application shall be served on each such dissenter. If a dissenter is a nonresident, the copy may be served on him in the manner provided or prescribed by or pursuant to 42 Pa.C.S. Ch. 53 (relating to bases of jurisdiction and interstate and international procedure).

                                                                      Appendix C


         (C) JURISDICTION OF THE COURT.-- The jurisdiction of the court shall be plenary and exclusive. The court may appoint an appraiser to receive evidence and recommend a decision on the issue of fair value. The appraiser shall have such power and authority as may be specified in the order of appointment or in any amendment thereof.

         (D) MEASURE OF RECOVERY.-- Each dissenter who is made a party shall be entitled to recover the amount by which the fair value of his shares is found to exceed the amount, if any, previously remitted, plus interest.

         (E) EFFECT OF CORPORATION'S FAILURE TO FILE APPLICATION.-- If the corporation fails to file an application as provided in subsection (a), any dissenter who made a demand and who has not already settled his claim against the corporation may do so in the name of the corporation at any time within 30 days after the expiration of the 60-day period. If a dissenter does not file an application within the 30-day period, each dissenter entitled to file an application shall be paid the corporation's estimate of the fair value of the shares and no more, and may bring an action to recover any amount not previously remitted.

[Pa.C.S.]ss.1580.  Costs and expenses of valuation proceedings

         (A)      GENERAL RULE.-- The costs and expenses of any proceeding under section 1579 (relating to valuation proceedings generally), including the reasonable compensation and expenses of the appraiser appointed by the court, shall be determined by the court and assessed against the business corporation except that any part of the costs and expenses may be apportioned and assessed as the court deems appropriate against all or some of the dissenters who are parties and whose action in demanding supplemental payment under section 1578 (relating to estimate by dissenter of fair value of shares) the court finds to be dilatory, obdurate, arbitrary, vexatious or in bad faith.

         (B) ASSESSMENT OF COUNSEL FEES AND EXPERT FEES WHERE LACK OF GOOD FAITH APPEARS.-- Fees and expenses of counsel and of experts for the respective parties may be assessed as the court deems appropriate against the corporation and in favor of any or all dissenters if the corporation failed to comply substantially with the requirements of this subchapter and may be assessed against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted in bad faith or in a dilatory, obdurate, arbitrary or vexatious manner in respect to the rights provided by this subchapter.

         (C) AWARD OF FEES FOR BENEFITS TO OTHER DISSENTERS.-- If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated and should not be assessed against the corporation, it may award to those counsel reasonable fees to be paid out of the amounts awarded to the dissenters who were benefited.

                                                                      Appendix D






                                February 3, 2000

Board of Directors
HealthAxis.Com, Inc.
2500 Dekalb Pike
East Norriton, Pennsylvania  19401

Attention:        Alvin H. Clemens,  Chairman
                  Michael Ashker,  President and Chief Executive

Members of the Board:

         The boards of directors of Provident American Corporation (HealthAxis Inc. as of February 1, 2000) ("Provident" or the "Company") and HealthAxis.com, Inc. ("HealthAxis") have agreed on a merger (the "Merger"). The merger is structured so that HealthAxis will be merged with and into HealthAxis Acquisition Corp., a wholly owned subsidiary of Provident. We anticipate that the Company will issue approximately 33.4 million shares of Provident common stock to HealthAxis shareholders in the Merger. We also anticipate that Provident will issue up to an additional 5.2 million shares of Provident common stock upon the exercise of options and warrants to purchase HealthAxis common stock. Hereafter, the issuance of the common stock to the HealthAxis shareholders, warrant holders, and option holders in the Merger will be referred to as "Stock Consideration". Following the Merger, based on the number of shares of Provident common stock to be issued in the Merger, excluding shares subject to stock options and warrants to be assumed by Provident, the existing shareholders of Provident will own approximately 28% and the former HealthAxis shareholders will own approximately 72% of the outstanding common stock of Provident.

         You have asked us to render an opinion on the fairness of the Stock Consideration paid in the Merger by Provident, from a financial point of view, to the Company and its shareholders (the "Opinion").

         In arriving at our Opinion set forth below, we have, among other things, reviewed: the Agreement and Plan of Reorganization (including Exhibits A and B), dated January 26, 2000, between Provident American Corporation, HealthAxis.com, Inc. and HealthAxis Acquisition Corp.; the consolidated financial statements of HealthAxis.com, Inc. and subsidiaries for the period January 1, 1999 through September 30, 1999; a draft of the consolidated financial statements of Insurdata Incorporated and subsidiaries for the years ended December 31, 1997 and 1998 and the nine months ended September 30, 1998 and 1999; Provident American Corporation's Forms 10Q for the periods ending March 31, 1999, June 30, 1999, and September 30, 1999; Provident American Corporation's Forms 10-K and Annual Reports for the years ended December 31, 1997 and 1998; projected financial statements of Provident and HealthAxis for the years ended December 31, 1999, 2000, 2001, and 2002; and other documents, statistics, and analyses, which we believe were necessary to render our Opinion. In addition, we conducted discussions with members of Provident and HealthAxis management concerning various aspects of each company's operations, financial prospects and other matters of significance.

                                                                      Appendix D

         As part of this engagement, Provident has agreed to pay Advest a fee for delivery of this opinion letter. Advest has provided certain investment banking services to Provident in the past, including advising it regarding this Merger, and has received fees for rendering these services. Advest has also provided certain investment banking services to HealthAxis in the past.

         In preparing this Opinion, we have relied on the accuracy and completeness of all information supplied or otherwise made available to us by the Company and HealthAxis, and we have not independently verified such information nor have we undertaken an independent appraisal of the assets and liabilities of Provident or HealthAxis. This Opinion is necessarily based upon circumstances and conditions as they exist and can be evaluated as of the date of this letter. We have assumed for purposes of this Opinion that there has not been any material change in the financial condition of the Company, from that existing on December 31, 1999. Our Opinion is directed to the Board of Directors of Provident and does not constitute a recommendation of any kind to any shareholder of Provident or HealthAxis regarding how such shareholder should vote at a shareholders' meeting should one to be held in connection with the Merger.

         In reliance upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Stock Consideration paid by Provident in the Merger is fair, from a financial point of view, to the Company and its shareholders.

                                             Very truly yours,
                                             ADVEST, INC.

                                                /s/ Alexander M. Clark
                                             -------------------------
                                             By:    Alexander M. Clark
                                                    Managing Director

                                                                     Appendix E

                     [LETTERHEAD OF WARBURG DILLON READ LLC]




                                January 26, 2000


The Board of Directors
HealthAxis.com, Inc.
2500 DeKalb Pike
East Norriton, PA 19401


Members of the Board:

                  We understand that HealthAxis.com, Inc. ("HealthAxis") is considering a transaction whereby HealthAxis will be merged with and into HealthAxis Acquisition Corp. ("Newco"), a wholly owned subsidiary of Provident American Corporation ("Provident"), with Newco being the surviving corporation (the "Merger") pursuant to which each outstanding share of the common stock, no par value per share, of HealthAxis ("HealthAxis Common Stock") will be converted into the right to receive 1.127 shares (the "Exchange Ratio") of the common stock, par value $0.10 per share, of Provident ("Provident Common Stock"). The terms and conditions of the Merger are more fully set forth in the Agreement and Plan of Reorganization, dated as of January 26, 2000, among HealthAxis, Provident and Newco and the Agreement and Plan of Merger, dated as of January 26, 2000, among HealthAxis, Provident and Newco attached as an exhibit thereto (collectively, the "Merger Agreement").

                  You have requested our opinion as to the fairness, from a financial point of view, of the Exchange Ratio to the holders of HealthAxis Common Stock (other than Provident and its affiliates).

                  Warburg Dillon Read LLC ("WDR") has acted as financial advisor to the Board of Directors of HealthAxis with respect to this opinion and will receive a fee for its services upon the delivery of this opinion. In the ordinary course of business, WDR, its successors and affiliates may trade the securities of Provident for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.

                  Our opinion does not address HealthAxis's underlying business decision to effect the Merger or constitute a recommendation to any stockholder as to how such stockholder should vote with respect to any matter relating to the Merger. At your direction, we have not been asked to, nor do we, offer any opinion as to the material terms of the Merger Agreement and the obligations thereunder, or the form of the Merger. We express no opinion as to what the value of the Provident Common Stock will be when issued pursuant to the Merger or the price at which the Provident Common Stock will trade or otherwise be transferable subsequent to the Merger. In rendering this opinion, we have assumed, with your consent, that each of HealthAxis, Provident and Newco will comply with all material terms of the Merger Agreement, as applicable, and that the Merger will be validly consummated in accordance with its terms. In connection with our engagement, we were not requested to, and we did not, participate in the negotiation or structuring of the Merger, nor were we requested to, and we did not, solicit third party indications of interest with respect to the acquisition of all or a part of HealthAxis.

                                                                     Appendix E


                  In arriving at our opinion, we have, among other things: (i) reviewed certain publicly available business and historical financial information relating to HealthAxis and Provident; (ii) reviewed certain internal financial information and other data relating to the business and financial prospects of HealthAxis, including estimates and financial forecasts prepared by the management of HealthAxis, that were provided to us by HealthAxis and are not publicly available; (iii) conducted discussions with members of the senior management of HealthAxis and Provident with respect to the operations, financial condition, history and prospects of HealthAxis and Provident; (iv) reviewed publicly available financial and stock market data with respect to certain other companies in lines of business we believe to be generally comparable to those of HealthAxis and Provident; (v) reviewed the Merger Agreement; and (vi) conducted such other financial studies, analyses, and investigations, and considered such other information as we deemed necessary or appropriate.

                  In connection with our review, with your consent, we have not assumed any responsibility for independent verification of any of the information provided to or reviewed by us for the purpose of this opinion and have, with your consent, relied on its being complete and accurate in all material respects. We have relied, without independent verification and with your consent, on the views of the management of Provident as to Provident's outstanding liabilities and other obligations, including Provident management's assessments that Provident has no material liabilities, contingent or otherwise, other than those reflected on Provident's balance sheet dated December 31, 1999 provided to us by the management of Provident. At your direction, we have not made any independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of HealthAxis or Provident, nor have we been furnished with any such evaluation or appraisal. With respect to the financial forecasts and estimates referred to above, we have assumed, at your direction, that they have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of HealthAxis as to the future performance of HealthAxis and will be realized in the amounts and at the times contemplated thereby. We also have assumed, with your consent, that the Merger will qualify as a tax-free reorganization and that the Merger will be accounted for as a purchase for financial accounting purposes. Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date of this letter.

                  Based upon and subject to the foregoing, it is our opinion that, as the date hereof, the Exchange Ratio is fair, from a financial point of view, to the holders of HealthAxis Common Stock (other than Provident and its affiliates).

                                    Very truly yours,

                                    WARBURG DILLON READ LLC

                                                                      APPENDIX F


                                HEALTHAXIS INC.

                 Amended and Restated Articles of Incorporation


         Article 1. Name. The name of the corporation is HealthAxis Inc. (the "Corporation").

         Article 2. Registered Office. The location and address of the registered office of the Corporation in this Commonwealth is:

                           2500 DeKalb Pike
                           East Norriton, PA 19401

         Article 3. Purpose. The Corporation is incorporated under the Pennsylvania Business Corporation Law of 1988, as it may be amended from time to time, for the following purposes:

                  To have unlimited power to engage in or do any lawful act concerning any or all lawful businesses for which corporations may be incorporated under the Pennsylvania Business Corporation Law of 1988, as amended from time to time.

         Article 4. Term. The term for which the Corporation is to exist is perpetual.

         Article 5. Authorized Capital Stock. The Corporation shall have the authority to issue an aggregate of 2,000,000,000 shares of capital stock which shall be divided into 1,900,000,000 shares of Common Stock, par value $0.10 per share ("Common Stock"), as more fully described in Section 5(a) below; and 100,000,000 shares of Preferred Stock, par value $1.00 per share ("Preferred Stock"), as more fully described in Section 5(b) below.

                  (a) Common Stock. Each holder of record of Common Stock shall have the right to one vote for each share of Common Stock registered in their name on the books of the Corporation except as the right to exercise such vote may be limited by the provisions of these Amended and Restated Articles of Incorporation or any class or series of Preferred Stock established hereunder. The holders of Common Stock shall be entitled to such dividends as may be declared by the Board of Directors from time to time, provided that required dividends, if any, on the Preferred Stock have been paid or provided for. In the event of the liquidation, dissolution, or winding up, whether voluntary or involuntary of the Corporation, the assets and funds of the Corporation available for distribution to shareholders, and remaining after the payment to holders of Preferred Stock of the amounts (if any) to which they are entitled, shall be divided and paid to the holders of the Common Stock according to their respective shares.

                                                                      APPENDIX F


                  (b) Preferred Stock. The shares of Preferred Stock may be divided and issued from time to time in one or more series as may be determined by the Board of Directors of the Corporation, each such series to be distinctly designated and to consist of the number of shares determined by the Board of Directors. The Board of Directors of the Corporation is hereby expressly vested with authority to adopt resolutions to issue the shares, to fix the number of shares, to change the number of shares constituting any class or series, and to provide for or change the voting powers, designations, preferences and relative, participating, optional or other special rights, qualifications, limitations or restrictions, if any, of Preferred Stock, and each class or series thereof, in each case without approval of the shareholders. The authority of the Board of Directors with respect to each class or series of Preferred Stock shall include, without limiting the generality of the foregoing, the determination of the following:

                           (1) The number of shares constituting that class or series and the distinctive designation of that class or series;

                           (2) The dividend rate on the shares of that class or series, whether dividends shall be cumulative, and, if so, from which date or dates;

                           (3) Whether that class or series shall have voting rights, in addition to any voting rights provided by law, and, if so, the terms of such voting rights;

                           (4) Whether that class or series shall have conversion privileges (including rights to convert such class or series into the capital stock of the Corporation or any other entity) and, if so, the terms and conditions of such conversion, including provision for adjustment of the conversion rate in such events as the Board of Directors shall determine;

                           (5) Whether or not shares of that class or series shall be redeemable and whether or not the Corporation or the holder (or both) may exercise the redemption right, including the terms of redemption (including any sinking fund provisions), the date or dates upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions;

                           (6) The rights of the shares of that class or series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation; and

                           (7) Any other relative rights, preferences and limitations of that class or series as may be permitted or required by law.

The number of shares, voting powers, designations, preferences and relative, participating, optional or other special rights, qualifications, limitations or restrictions, if any, of any class or series of Preferred Stock which may be designated by the Board of Directors may differ from those of any and all other class or series at any time outstanding.

                                                                      APPENDIX F


                  (c) Increase in Authorized Preferred Stock. Except as otherwise provided by law or in a resolution or resolutions establishing any particular series of Preferred Stock, the aggregate number of authorized shares of Preferred Stock may be increased by an amendment to these Amended and Restated Articles of Incorporation approved solely by the holders of Common Stock and of any series of Preferred Stock which is entitled pursuant to its voting rights designated by the Board of Directors to vote thereon, if at all, voting together as a class.

                  (d) Authorization of Board to Set Terms in Respect of Corporation's Securities. To the fullest extent permitted by applicable law, the Board of Directors may set forth in any security, contract, warrant or other instrument evidencing any shares, option or warrant rights, or securities having conversion or option or warrant rights, such terms as it deems appropriate including, without limiting the generality of such authority, conditions that preclude or limit any Person (as defined in Article 17) or any transferee(s) (either direct or remote) of such Person from (i) owning or offering to acquire a specified number or percentage of the outstanding common shares, other shares, option or warrant rights, securities having conversion or option or warrant rights, or obligations of the Corporation or (ii) from exercising, converting, transferring or receiving the shares, option or warrant rights, securities having conversion or option or warrant rights, or obligations, and which invalidate any rights or options or warrants beneficially owned by such Person or any transferee(s) (either direct or remote) of such Person. This subsection
(d) of Article 5 is intended to validate, to the extent permitted by applicable law, the adoption by the Board of Directors of shareholder rights plans or so-called "poison pills," including both call and put "poison pills." Nothing contained herein shall be deemed to limit or restrict the powers of the Board of Directors as provided in the Pennsylvania Business Corporation Law of 1988, as amended, or otherwise in Pennsylvania law.

         Article 6. Cumulative Voting. The shareholders of the Corporation shall not be entitled to cumulate their votes in the election of directors.

         Article 7. Number of Directors. The Board of Directors shall consist of not less than three (3) nor more than twelve (12) directors. The number of directors to be elected, subject to the foregoing limits, shall be determined from time to time by the Board of Directors.

         Article 8. Special Meetings of Shareholders. The shareholders of the Corporation shall not be entitled to call a special meeting of the shareholders of the Corporation.

         Article 9. Actions By Consent of Shareholders. The provisions of
Section 1766(b) of the Pennsylvania Business Corporation Law of 1988, as amended, shall be applicable to any action by the shareholders which has been previously approved by the Board of Directors, but shall not otherwise be applicable to the Corporation.

                                                                      APPENDIX F

         Article 10. Non-Applicability of Certain Provisions of the Pennsylvania Business Corporation Law. The provisions contained in Subchapters E (Control Transactions), G (Control- Share Acquisitions), H (Disgorgement by Certain Controlling Shareholders Following Attempts to Acquire Control), I (Severance Compensation for Employees Terminated Following Certain Control- Share Acquisitions) and J (Business Combination Transactions - Labor Contracts) of Chapter 25 of the Pennsylvania Business Corporation Law, as it may be amended, shall not be applicable to the Corporation. The provisions of Section 2538 of the Pennsylvania Business Corporation Law, as it may be amended, shall not be applicable to the Corporation, unless at least a majority of the incumbent directors (as defined herein) on the Board of Directors shall determine that
Section 2538, subject to such exceptions, limitations and modifications as such incumbent directors may provide, shall be applicable. The term "incumbent director", as used herein, shall mean any director of the Corporation on the date hereof and any other director whose election or appointment by the Board of Directors of the Corporation, or whose nomination for election by the shareholders of the Corporation, was approved by a vote of at least a majority of the directors then in office who either were directors on the date hereof or whose election or appointment or nomination for election was previously so approved.

         Article 11. Shareholder Vote Required to Approve Certain Transactions. No merger, consolidation, liquidation or dissolution of the Corporation nor any action that would result in the sale or other disposition of all or substantially all of the assets of the Corporation shall be valid unless first approved by the affirmative vote of the holders of (a) at least eighty percent (80%) of the outstanding shares of Common Stock voting as a separate class and
(b) at least eighty percent (80%) of the outstanding shares of Preferred Stock voting as a separate class. This Article 11 may not be amended unless first approved by the affirmative vote of the holders of (a) at least eighty percent (80%) of the outstanding shares of Common Stock voting as a separate class and
(b) at least eighty percent (80%) of the outstanding shares of Preferred Stock voting as a separate class.

         Article 12. Power of Board to Oppose Certain Transactions.

                  (a) The Board of Directors, if it deems it advisable, may oppose a tender offer or other offer for the Corporation's securities, whether the offer is in cash or in securities of a corporation or otherwise. In considering whether to oppose an offer, the Board of Directors may, but it is not legally obligated to, consider any pertinent issues. By way of illustration, but not of limitation, the Board of Directors may, but shall not be legally obligated to, consider any and all of the following:

                  (1) Whether the offer price is acceptable based on the historical and present operating results or financial conditions of the Corporation;

                  (2) Whether a more favorable price could be obtained for the Corporation's securities in the future;

                  (3) The effects of any proposed transaction upon any or all groups affected by such action, including among others, shareholders, employees, suppliers, customers and creditors of the Corporation and its subsidiaries and on the communities served by the Corporation and its subsidiaries;

                                                                      APPENDIX F

                  (4) The reputation and business practices of the offeror and its management and affiliates as they would affect the employees, suppliers and customers of the Corporation and its subsidiaries and the future value of the Corporation's stock;

                  (5) The value of the securities, if any, which the offeror is offering in exchange for the Corporation's securities, based on an analysis of the worth of the Corporation as compared to the corporation or other entity whose securities are being offered; and

                  (6) Any antitrust or other legal and regulatory issues that are raised by the offer.

If the Board of Directors determines that an offer should be rejected, it may take any lawful action to accomplish its purpose including, but not limited to, any and all of the following: advising shareholders not to accept the offer; commencing litigation against the offeror; filing complaints with all governmental and regulatory authorities; acquiring the Corporation's securities and/or the offeror's securities; selling or acquiring any assets; selling or otherwise issuing authorized but unissued securities or treasury stock or granting options with respect thereto; selling or otherwise issuing any debt securities (including debt securities convertible into equity securities) or options therefor; acquiring a company to create an antitrust or other regulatory problem for the offeror; and obtaining a more favorable offer from another individual or entity.

                  (b) If the Board of Directors determines to sell the Corporation or any subsidiary to a third party, or to merge or consolidate the Corporation or any subsidiary with a third party, the Board of Directors shall not be legally obligated to create an auction and may negotiate with only one acquirer.

         Article 13. Removal of Directors. The entire Board of Directors, or a class of the Board, or any individual director may be removed from office only for cause (as defined herein) and only by the affirmative vote of shareholders entitled to cast at least seventy percent (70%) of the votes entitled to be cast by all shareholders at any annual or regular election of directors or of such class of directors. The foregoing shall not be deemed to limit the right of the Board of Directors, without shareholder approval, to declare vacant the office of any director for any proper cause. The term "cause," as used herein, shall refer only to one of the following events: (1) conviction of the director of a felony; (2) declaration by order of court that the director is of unsound mind; or (3) gross abuse of trust which is proved by clear and convincing evidence to have been committed in bad faith.

         Article 14. Personal Liability of Directors. A director of this Corporation shall not be personally liable for monetary damages as such for any action taken, or any failure to take any action, unless:

                  (a) The director has breached or failed to perform the duties of his office under Section 1713 of the Pennsylvania Business Corporation Law of 1988, as amended; and

                                                                      APPENDIX F

                  (b) The breach or failure to perform constitutes self-dealing, willful misconduct or recklessness.

         This Article 14 shall not apply to a director's liability for monetary damages to the extent prohibited by Section 1713(b) of the Pennsylvania Business Corporation Law of 1988, as amended.

         Article 15. Amendments to Articles of Incorporation. The shareholders of the Corporation shall not be entitled to propose an amendment to the Articles of Incorporation of the Corporation. Any amendment to, or repeal of, any provision of the Articles of Incorporation of the Corporation which has not previously received the approval of at least a majority of the incumbent directors (as defined in Article 10) on the Board of Directors shall require for adoption the affirmative vote of the shareholders entitled to cast at least sixty-five percent (65%) of the votes entitled to be cast by all shareholders at any duly convened annual or special meeting of the shareholders, in addition to any other approval which is required by law, the Articles of Incorporation of the Corporation, the Bylaws of the Corporation, or otherwise.

         Article 16. Amendments to Bylaws. The Bylaws of the Corporation may be amended or repealed without shareholder approval by a majority of the incumbent directors (as defined in Article 10), subject to any other approval which is required by law, the Articles of Incorporation, the Bylaws of the Corporation, or otherwise. Any amendment to, or repeal of, any provision of the Bylaws of the Corporation which has not previously received the approval of at least a majority of the incumbent directors (as defined in Article 10) on the Board of Directors shall require for adoption the affirmative vote of the shareholders entitled to cast at least sixty-five percent (65%) of the votes entitled to be cast by all shareholders at any duly convened annual or special meeting of the shareholders, in addition to any other approval which is required by law, the Articles of Incorporation of the Corporation, the Bylaws of the Corporation, or otherwise.

         Article 17. Severability. In the event that all, some or any part of any provision contained in these Amended and Restated Articles of Incorporation shall be found by any court of competent jurisdiction to be illegal, invalid or unenforceable (as against public policy or otherwise), such provision shall be enforced to the fullest extent permitted by law and shall be construed as if it had been narrowed only to the extent necessary so as not to be invalid, illegal or unenforceable; the validity, legality and enforceability of the remaining provisions of these Amended and Restated Articles of Incorporation shall continue in full force and effect and shall not be affected or impaired by such illegality, invalidity or unenforceability of any other provision (or any part or parts thereof) of the Amended and Restated Articles of Incorporation.

         Article 18. Definitions. As used herein, the term "Person" shall mean any individual, partnership, corporation, group or other entity (other than the Corporation or any Subsidiary, as defined below, for itself or as a fiduciary for customers, or a trustee holding Voting Securities for the benefit of the employees of the Corporation or its Subsidiaries or any one of them, pursuant to one or more employee benefit plans or arrangements sponsored by the Corporation or any Subsidiary).

                                                                      APPENDIX F

         As used herein, the term "Subsidiary" shall mean any corporation of which the Corporation owns fifty percent (50%) or more of any class of securities entitled to vote in the election of directors, either directly or indirectly, through one or more other corporations.

         Article 19. Headings. Article headings and the ordering of paragraphs area for convenience of reference only and shall not be construed to alter, amend or otherwise affect the meaning, intent or effect of the provisions of these Amended and Restated Articles of Incorporation.

                                                                      APPENDIX G


                                 HEALTHAXIS INC.

                             2000 STOCK OPTION PLAN


         1.  Purpose of Plan

             The purpose of this 2000 Stock Option Plan (the "Plan") is to provide additional incentive to officers, other key employees, and directors of, and important consultants to, HealthAxis Inc., a Pennsylvania corporation (the "Company"), and each present or future parent or subsidiary corporation of the Company, by encouraging them to invest in shares of the Company's common stock, $0.10 par value per share ("Common Stock"), and thereby acquire a proprietary interest in the Company and an increased personal interest in the Company's continued success and progress.

         2.  Aggregate Number of Shares

             10,000,000 shares of the Company's Common Stock shall be the aggregate number of shares which may be issued under this Plan. Notwithstanding the foregoing, in the event of any change in the outstanding shares of the Common Stock of the Company by reason of a stock dividend, stock split, combination of shares, recapitalization, merger, consolidation, transfer of assets, reorganization, conversion or what the Committee (defined in Section 4(a)), deems in its sole discretion to be similar circumstances, the aggregate number and kind of shares which may be issued under this Plan shall be appropriately adjusted in a manner determined in the sole discretion of the Committee. Reacquired shares of the Company's Common Stock, as well as unissued shares, may be used for the purpose of this Plan. Common Stock of the Company subject to options which have terminated unexercised, either in whole or in part, shall be available for future options granted under this Plan.

         3.  Class of Persons Eligible to Receive Options

             All officers and key employees of the Company and of any present or future Company parent or subsidiary corporation are eligible to receive an option or options under this Plan. All directors of, and important consultants to, the Company and of any present or future Company parent or subsidiary corporation are also eligible to receive an option or options under this Plan. The individuals who shall, in fact, receive an option or options shall be selected by the Committee, in its sole discretion, except as otherwise specified in Section 4 hereof. No individual may receive options under this Plan for more than 90% of the total number of shares of the Company's Common Stock authorized for issuance under this Plan.

         4.  Administration of Plan

             a. This Plan shall be administered either by the Company's Board of Directors or the Compensation Committee appointed by the Company's Board of Directors. The Compensation Committee shall consist of a minimum of two and a maximum of five members of the Board of Directors, each of whom shall be a "Non-Employee Director" within the meaning of Rule 16b-3(b)(3) under the Securities Exchange Act of 1934, as amended, or any future corresponding rule, except that the failure of the Compensation Committee for any reason to be composed solely of Non-Employee Directors shall not prevent an option from being considered granted under this Plan. The term "Committee," as used herein, shall refer to either the Company's Board of Directors or such Compensation Committee, depending upon who is administering the Plan. The Committee shall, in addition to its other authority and subject to the provisions of this Plan, determine which individuals shall in fact be granted an option or options, whether the option shall be an Incentive Stock Option or a Non-Qualified Stock Option (as such terms are defined in Section 5(a)), the number of shares to be subject to each of the options, the time or times at which the options shall be granted, the rate of option exercisability, and, subject to Section 5 hereof, the price at which each of the options is exercisable and the duration of the option.

             b. The Committee shall adopt such rules for the conduct of its business and administration of this Plan as it considers desirable. A majority of the members of the Committee shall constitute a quorum for all purposes. The vote or written consent of a majority of the members of the Committee on a particular matter shall constitute the act of the Committee on such matter. The Committee shall have the right to construe the Plan and the options issued pursuant to it, to correct defects and omissions and to reconcile inconsistencies to the extent necessary to effectuate the Plan and the options issued pursuant to it, and such action shall be final, binding and conclusive upon all parties concerned. No member of the Committee or the Board of Directors shall be liable for any act or omission (whether or not negligent) taken or omitted in good faith, or for the exercise of an authority or discretion granted in connection with the Plan to a Committee or the Board of Directors, or for the acts or omissions of any other members of a Committee or the Board of Directors. Subject to the numerical limitations on Committee membership set forth in
Section 4(a) hereof, the Board of Directors may at any time appoint additional members of the Committee and may at any time remove any member of the Committee with or without cause. Vacancies in the Committee, however caused, may be filled by the Board of Directors, if it so desires.

         5.  Incentive Stock Options and Non-Qualified Stock Options

             a. Options issued pursuant to this Plan may be either Incentive Stock Options granted pursuant to Section 5(b) hereof or Non-Qualified Stock Options granted pursuant to Section 5(c) hereof, as determined by the Committee. An "Incentive Stock Option" is an option which satisfies all of the requirements of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code") and the regulations thereunder, and a "Non-Qualified Stock Option" is an option which either does not satisfy all of those requirements or the terms of the option provide that it will not be treated as an Incentive Stock Option. The Committee may grant both an Incentive Stock Option and a Non-Qualified Stock

Option to the same person, or more than one of each type of option to the same person. The option price for options issued under this Plan shall be equal at least to the fair market value (as defined below) of the Company's Common Stock on the date of the grant of the option. The fair market value of the Company's Common Stock on any particular date shall mean the last reported sale price of a share of the Company's Common Stock on any stock exchange on which such stock is then listed or admitted to trading, or on the NASDAQ National Market, on such date, or if no sale took place on such day, the last such date on which a sale took place, or if the Common Stock is not then quoted on the NASDAQ Stock Market, or listed or admitted to trading on any stock exchange, the average of the bid and asked prices in the over-the-counter market on such date, or if none of the foregoing, a price determined in good faith by the Committee to equal the fair market value per share of the Common Stock.

             b. Subject to the authority of the Committee set forth in Section 4(a) hereof, Incentive Stock Options issued pursuant to this Plan shall be issued substantially in the form set forth in Exhibit I hereof, which form is hereby incorporated by reference and made a part hereof, and shall contain substantially the terms and conditions set forth therein. Incentive Stock Options shall not be exercisable after the expiration of ten years from the date such options are granted, unless terminated earlier under the terms of the option, except that options granted to individuals described in Section 422(b)(6) of the Code shall conform to the provisions of Section 422(c)(5) of the Code. At the time of the grant of an Incentive Stock Option hereunder, the Committee may, in its discretion, amend or supplement any of the option terms contained in Appendix I for any particular optionee, provided that the option as amended or supplemented satisfies the requirements of Section 422 of the Code and the regulations thereunder. Each of the options granted pursuant to this
Section 5(b) is intended, if possible, to be an "Incentive Stock Option" as that term is defined in Section 422 of the Code and the regulations thereunder. In the event this Plan or any option granted pursuant to this Section 5(b) is in any way inconsistent with the applicable legal requirements of the Code or the regulations thereunder for an Incentive Stock Option, this Plan and such option shall be deemed automatically amended as of the date hereof to conform to such legal requirements, if such conformity may be achieved by amendment. If such conformity may not be achieved by amendment, such option shall be deemed to be a Non-Qualified Stock Option.

             c. Subject to the authority of the Committee set forth in Section 4(a) hereof, Non-Qualified Stock Options issued to officers and other key employees pursuant to this Plan shall be issued substantially in the form set forth in Appendix II hereof, which form is hereby incorporated by reference and made a part hereof, and shall contain substantially the terms and conditions set forth therein. Subject to the authority of the Committee set forth in Section 4(a) hereof, Non-Qualified Stock Options issued to directors and important consultants pursuant to this Plan shall be issued substantially in the form set forth in Appendix III hereof, which form is hereby incorporated by reference and made a part hereof, and shall contain substantially the terms and conditions set forth therein. Non-Qualified Stock Options shall expire ten years after the date they are granted, unless terminated earlier under the option terms. At the time of granting a Non-Qualified Stock Option hereunder, the Committee may, in its discretion, amend or supplement any of the option terms contained in Exhibit II or Exhibit III for any particular optionee.

             d. Neither the Company nor any of its current or future parent, subsidiaries or affiliates, nor their officers, directors, shareholders, stock option plan committees, employees or agents shall have any liability to any optionee in the event (i) an option granted pursuant to Section 5(b) hereof does not qualify as an "Incentive Stock Option" as that term is used in Section 422 of the Code and the regulations thereunder; (ii) any optionee does not obtain the tax treatment pertaining to an Incentive Stock Option; or (iii) any option granted pursuant to Section 5(c) hereof is an "Incentive Stock Option."

             e. Except as otherwise provided in Section 422 of the Code and regulations thereunder or any successor provision, no Incentive Stock Option granted pursuant to this Plan shall be transferable other than by will or the laws of descent and distribution. Except as otherwise provided by the Rules and Regulations of the Securities and Exchange Commission, the Committee at the time of grant of a Non-Qualified Stock Option may provide that such stock option is transferrable to any "family member" of the optionee by gift or qualified domestic relations order. For purposes of this section, a family member includes any child, stepchild, grandchild, parent, step-parent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships, any person sharing the grantee's household (other than a tenant or employee), a trust in which these persons have more than 50% of the beneficial interest, a foundation in which these persons (or the grantee) controls the management of assets, and any other entity in which these persons or the grantee own more than 50% of the voting interests.

         6.  Amendment, Supplement, Suspension and Termination

             Options shall not be granted pursuant to this Plan after the expiration of ten years from the date the Plan is adopted by the Board of Directors of the Company. The Board of Directors reserves the right at any time, and from time to time, to amend or supplement this Plan, including the forms of option agreement attached hereto, in any way, or to suspend or terminate it, effective as of such date, which date may be either before or after the taking of such action, as may be specified by the Board of Directors; provided, however, that such action shall not affect options granted under the Plan prior to the actual date on which such action occurred. If an amendment or supplement of this Plan is required by the Code or the regulations thereunder to be approved by the shareholders of the Company in order to permit the granting of "Incentive Stock Options" (as that term is defined in Section 422 of the Code and regulations thereunder) pursuant to the amended or supplemented Plan, such amendment or supplement shall also be approved by the shareholders of the Company in such manner as is prescribed by the Code and the regulations thereunder. If the Board of Directors voluntarily submits a proposed amendment, supplement, suspension or termination for shareholder approval, such submission shall not require any future amendments, supplements, suspensions or terminations (whether or not relating to the same provision or subject matter) to be similarly submitted for shareholder approval.

         7.  Effectiveness of Plan

             This Plan shall become effective on the date of its adoption by the Company's Board of Directors, subject however to approval by the holders of the Company's Common Stock in the manner as prescribed in the Code and the regulations thereunder. Options may be granted under this Plan prior to obtaining shareholder approval, provided such options shall not be exercisable until shareholder approval is obtained.

         8.  General Conditions

             a. Nothing contained in this Plan or any option granted pursuant to this Plan shall confer upon any employee the right to continue in the employ of the Company or any affiliated or subsidiary corporation or interfere in any way with the rights of the Company or any affiliated or subsidiary corporation to terminate his employment in any way.

             b. Nothing contained in this Plan or any option granted pursuant to this Plan shall confer upon any director or consultant the right to continue as a director of, or consultant to, the Company or any affiliated or subsidiary corporation or interfere in any way with the rights of the Company or any affiliated or subsidiary corporation, or their respective shareholders, to terminate the directorship of any such director or the consultancy relationship of any such consultant.

             c. Corporate action constituting an offer of stock for sale to any person under the terms of the options to be granted hereunder shall be deemed complete as of the date when the Committee authorizes the grant of the option to the such person, regardless of when the option is actually delivered to such person or acknowledged or agreed to by him.

             d. The terms "parent corporation" and "subsidiary corporation" as used throughout this Plan, and the options granted pursuant to this Plan, shall (except as otherwise provided in the option form) have the meaning that is ascribed to that term when contained in Section 422(b) of the Code and the regulations thereunder, and the Company shall be deemed to be the grantor corporation for purposes of applying such meaning.

             e. References in this Plan to the Code shall be deemed to also refer to the corresponding provisions of any future United States revenue law.

             f. The use of the masculine pronoun shall include the feminine gender whenever appropriate.

                                    Exhibit I

                             INCENTIVE STOCK OPTION


To: ____________________________________________________________________________
    Name

    ____________________________________________________________________________
    Address

Date of Grant: _________________________________________________________________


         You are hereby granted an option, effective as of the date hereof, to purchase __________ shares of common stock, $0.10 par value per share ("Common Stock"), of HealthAxis Inc., a Pennsylvania corporation (the "Company"), at a price of $____________ per share pursuant to the Company's 2000 Stock Option Plan (the "Plan").

         Your option may first be exercised on and after one year from the date of grant, but not before that time. On and after one year and prior to __________ years from the date of grant, your option may be exercised for up to
_____% of the total number of shares subject to the option minus the number of shares previously purchased by exercise of the option (as adjusted as the Committee in its sole discretion determines for any change in the outstanding shares of the Common Stock of the Company by reason of a stock dividend, stock split, combination of shares, recapitalization, merger, consolidation, transfer of assets, reorganization, conversion or what the Committee deems in its sole discretion to be similar circumstances). Each succeeding year thereafter, your option may be exercised for up to an additional _____% of the total number of shares subject to the option minus the number of shares previously purchased by exercise of the option (as adjusted for any change in the outstanding shares of the Common Stock of the Company by reason of a stock dividend, stock split, combination of shares, recapitalization, merger, consolidation, transfer of assets, reorganization, conversion or what the Committee deems in its sole discretion to be similar circumstances). Thus, this option is fully exercisable on and after _____ years after the date of grant, except if terminated earlier as provided herein. This option shall terminate and is not exercisable after ten years from the date of its grant (the "Scheduled Termination Date"), except if terminated earlier as hereafter provided.

         In the event of a "Change of Control" (as defined below) of the Company, your option may, from and after the date of the Change of Control, and notwithstanding the immediately preceding paragraph, be exercised for up to 100% of the total number of shares then subject to the option minus the number of shares previously purchased upon exercise of the option (as adjusted for stock dividends, stock splits, combinations of shares and what the Committee deems in its sole discretion) and your vesting date may accelerate accordingly. A "Change of Control" shall be deemed to have occurred upon the happening of any of the following events:

         1. A change within a twelve-month period in the holders of more than 50% of the outstanding voting stock of the Company; or

         2. Any other event deemed to constitute a "Change of Control" by the Committee.

         You may exercise your option by giving written notice to the Secretary of the Company on forms supplied by the Company at its then principal executive office, accompanied by payment of the option price for the total number of shares you specify that you wish to purchase. The payment may be in any of the following forms: (a) cash, which may be evidenced by a check and includes cash received from a stock brokerage firm in a so-called "cashless exercise"; (b) (unless prohibited by the Committee) certificates representing shares of Common Stock of the Company, which will be valued by the Secretary of the Company at the fair market value per share of the Company's Common Stock (as determined in accordance with the Plan) on the date of delivery of such certificates to the Company, accompanied by an assignment of the stock to the Company; or (c) (unless prohibited by the Committee) any combination of cash and Common Stock of the Company valued as provided in clause (b). The use of the so-called "attestation procedure" to exercise a stock option may be permitted by the Committee. Any assignment of stock shall be in a form and substance satisfactory to the Secretary of the Company, including guarantees of signature(s) and payment of all transfer taxes if the Secretary deems such guarantees necessary or desirable.

         Your option will, to the extent not previously exercised by you, terminate three months after the date on which your employment by the Company or a Company subsidiary corporation is terminated (whether such termination be voluntary or involuntary) other than by reason of disability as defined in
Section 22(e)(3) of the Internal Revenue Code of 1986, as amended (the "Code"), and the regulations thereunder, or death (but in no event later than the Scheduled Termination Date). After the date your employment is terminated, as aforesaid, you may exercise this option only for the number of shares which you had a right to purchase and did not purchase on the date your employment terminated. If you are employed by a Company subsidiary corporation, your employment shall be deemed to have terminated on the date your employer ceases to be a Company subsidiary corporation, unless you are on that date transferred to the Company or another Company subsidiary corporation. Your employment shall not be deemed to have terminated if you are transferred from the Company to a Company subsidiary corporation, or vice versa, or from one Company subsidiary corporation to another Company subsidiary corporation.

         If you die while employed by the Company or a Company subsidiary corporation, your executor or administrator, as the case may be, may, at any time within one year after the date of your death (but in no event later than the Scheduled Termination Date), exercise the option as to any shares which you had a right to purchase and did not purchase during your lifetime. If your employment with the Company or a Company parent or subsidiary corporation is terminated by reason of your becoming disabled (within the meaning of Section 22(e)(3) of the Code and the regulations thereunder), you or your legal guardian or custodian may at any time within one year after the date of such termination (but in no event later than the Scheduled Termination Date), exercise the option as to any shares which you had a right to purchase and did not purchase prior to such termination. Your executor, administrator, guardian or custodian must present proof of his authority satisfactory to the Company prior to being allowed to exercise this option.

         In the event of any change in the outstanding shares of the Common Stock of the Company by reason of a stock dividend, stock split, combination of shares, recapitalization, merger, consolidation, transfer of assets, reorganization, conversion or what the Committee deems in its sole discretion to be similar circumstances, the number and kind of shares subject to this option and the option price of such shares shall be appropriately adjusted in a manner to be determined in the sole discretion of the Committee.

         Notwithstanding anything to the contrary contained in this option, in the event of a sale or a proposed sale of the majority of the stock or assets of the Company or a proposed Change of Control, the Committee shall have the right to terminate this option upon thirty (30) days prior written notice to you, subject to your right to exercise such option to the extent vested prior to such termination.

         This option is not transferable otherwise than by will or the laws of descent and distribution, and is exercisable during your lifetime only by you, including, for this purpose, your legal guardian or custodian in the event of disability. Until the option price has been paid in full pursuant to due exercise of this option and the purchased shares are delivered to you, you do not have any rights as a shareholder of the Company. The Company reserves the right not to deliver to you the shares purchased by virtue of the exercise of this option during any period of time in which the Company deems, in its sole discretion, that such delivery would violate a federal, state, local or securities exchange rule, regulation or law.

         Notwithstanding anything to the contrary contained herein, this option is not exercisable until all the following events occur and during the following periods of time:

         (a) Until the Plan pursuant to which this option is granted is approved by the shareholders of the Company in the manner prescribed by the Code and the regulations thereunder;

         (b) Until this option and the optioned shares are approved and/or registered with such federal, state and local regulatory bodies or agencies and securities exchanges as the Company may deem necessary or desirable; or

         (c) During any period of time in which the Company deems that the exercisability of this option, the offer to sell the shares optioned hereunder, or the sale thereof, may violate a federal, state, local or securities exchange rule, regulation or law, or may cause the Company to be legally obligated to issue or sell more shares than the Company is legally entitled to issue or sell.

         (d) Until you have paid or made suitable arrangements to pay (which may include payment through the surrender of Common Stock, unless prohibited by the Committee) (i) all federal, state and local income tax withholding required to be withheld by the Company in connection with the option exercise, and (ii) your portion of other federal, state and local payroll and other taxes due in connection with the option exercise.

         The following two paragraphs shall be applicable if, on the date of exercise of this option, the Common Stock to be purchased pursuant to such exercise has not been registered under the Securities Act of 1933, as amended, and under applicable state securities laws, and shall continue to be applicable for so long as such registration has not occurred:

         (a) The optionee hereby agrees, warrants and represents that he will acquire the Common Stock to be issued hereunder for his own account for investment purposes only, and not with a view to, or in connection with, any resale or other distribution of any of such shares, except as hereafter permitted. The optionee further agrees that he will not at any time make any offer, sale, transfer, pledge or other disposition of such Common Stock to be issued hereunder without an effective registration statement under the Securities Act of 1933, as amended, and under any applicable state securities laws or an opinion of counsel acceptable to the Company to the effect that the proposed transaction will be exempt from such registration. The optionee shall execute such instruments, representations, acknowledgments and agreements as the Company may, in its sole discretion, deem advisable to avoid any violation of federal, state, local or securities exchange rule, regulation or law.

         (b) The certificates for Common Stock to be issued to the optionee hereunder shall bear the following legend:

             "The shares represented by this certificate have not been registered under the Securities Act of 1933, as amended, or under applicable state securities laws. The shares have been acquired for investment and may not be offered, sold, transferred, pledged or otherwise disposed of without an effective registration statement under the Securities Act of 1933, as amended, and under any applicable state securities laws or an opinion of counsel acceptable to the Company that the proposed transaction will be exempt from such registration."

The foregoing legend shall be removed upon registration of the legended shares under the Securities Act of 1933, as amended, and under any applicable state laws or upon receipt of any opinion of counsel acceptable to the Company that said registration is no longer required.

         The sole purpose of the agreements, warranties, representations and legend set forth in the two immediately preceding paragraphs is to prevent violations of the Securities Act of 1933, as amended, and any applicable state securities laws.

         It is the intention of the Company and you that this option shall, if possible, be an "Incentive Stock Option" as that term is used in Section 422 of the Code and the regulations thereunder. In the event this option is in any way inconsistent with the legal requirements of the Code or the regulations thereunder for an "Incentive Stock Option," this option shall be deemed automatically amended as of the date hereof to conform to such legal requirements, if such conformity may be achieved by amendment. If such conformity may not be achieved by amendment, such option shall be deemed to be a Non-Qualified Stock Option.

         Nothing herein shall modify your status as an at-will employee of the Company. Further, nothing herein guarantees you employment for any specified period of time. This means that either you or the Company may terminate your employment at any time for any reason, or no reason. You recognize that, for instance, you may terminate your employment or the Company may terminate your employment prior to the date on which your option becomes vested.

         Any dispute or disagreement between you and the Company with respect to any portion of this option or its validity, construction, meaning, performance or your rights hereunder shall be settled by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association or its successor, as amended from time to time. However, prior to submission to arbitration you will attempt to resolve any disputes or disagreements with the Company over this option amicably and informally, in good faith, for a period not to exceed two weeks. Thereafter, the dispute or disagreement will be submitted to arbitration. At any time prior to a decision from the arbitrator(s) being rendered, you and the Company may resolve the dispute by settlement. You and the Company shall equally share the costs charged by the American Arbitration Association or its successor, but you and the Company shall otherwise be solely responsible for your own respective counsel fees and expenses. The decision of the arbitrator(s) shall be made in writing, setting forth the award, the reasons for the decision and award and shall be binding and conclusive on you and the Company. Further, neither you nor the Company shall appeal any such award. Judgment of a court of competent jurisdiction may be entered upon the award and may be enforced as such in accordance with the provisions of the award.

         This option shall be subject to the terms of the Plan in effect on the date this option is granted, which terms are hereby incorporated herein by reference and made a part hereof. In the event of any conflict between the terms of this option and the terms of the Plan in effect on the date of this option, the terms of the Plan shall govern. This option constitutes the entire understanding between the Company and you with respect to the subject matter hereof and no amendment, supplement or waiver of this option, in whole or in part, shall be binding upon the Company unless in writing and signed by the President of the Company. This option and the performances of the parties hereunder shall be construed in accordance with and governed by the laws of the State of Delaware.

         In consideration of the grant to you of this option, you hereby agree to the confidentiality and non-interference provisions set forth in Attachment A hereto.

         Please sign the copy of this option and return it to the Company's Secretary, thereby indicating your understanding of and agreement with its terms and conditions, including Attachment A hereto.

                                             HEALTHAXIS INC.


                                             By:________________________________

         I hereby acknowledge receipt of a copy of the foregoing stock option and the 2000 Stock Option Plan and, having read them hereby signify my understanding of, and my agreement with, its terms and conditions including Attachment A hereto. I accept this option in full satisfaction of any previous written or verbal promises made to me by the Company with respect to option grants [except for options granted to me pursuant to agreements dated ___________].


                                             ___________________________________
(Date)                                       (Signature)

                          Attachment A to Stock Option

                      Confidentiality and Non-Interference.

         (a) You covenant and agree that, in consideration of the grant to you of this stock option, you will not, during your employment with the Company or at any time thereafter, except with the express prior written consent of the Company or pursuant to the lawful order of any judicial or administrative agency of government, directly or indirectly, disclose, communicate or divulge to any individual or entity, or use for the benefit of any individual or entity, any knowledge or information with respect to the conduct or details of the Company's business which you, acting reasonably, believe or should believe to be of a confidential nature and the disclosure of which not to be in the Company's interest.

         (b) You covenant and agree that, in consideration of the grant to you of this stock option, you will not, during your employment with the Company and for a period of two years thereafter, except with the express prior written consent of the Company, directly or indirectly, whether as employee, owner, partner, consultant, agent, director, officer, shareholder or in any other capacity, engage in or assist any individual or entity to engage in any act or action which you, acting reasonably, believe or should believe would be harmful or inimical to the interests of the Company.

         (c) You covenant and agree that, in consideration of the grant to you of this stock option, you will not, for a period of two years after your employment with the Company ceases for any reason whatsoever (whether voluntary or not), except with the express prior written consent of the Company, directly or indirectly, whether as employee, owner, partner, consultant, agent, director, officer, shareholder or in any other capacity, for your own account or for the benefit of any individual or entity, (i) solicit any customer of the Company for business which would result in such customer terminating their relationship with the Company; or (ii) solicit or induce any individual or entity which is an employee of the Company to leave the Company or to otherwise terminate their relationship with the Company.

         (d) The parties agree that any breach by you of any of the covenants or agreements contained in this Attachment A will result in irreparable injury to the Company for which money damages could not adequately compensate the Company and therefore, in the event of any such breach, the Company shall be entitled (in addition to any other rights and remedies which it may have at law or in equity) to have an injunction issued by any competent court enjoining and restraining you and/or any other individual or entity involved therein from continuing such breach. The existence of any claim or cause of action which you may have against the Company or any other individual or entity shall not constitute a defense or bar to the enforcement of such covenants. If the Company is obliged to resort to the courts for the enforcement of any of the covenants or agreements contained in this Attachment A, or if such covenants or agreements are otherwise the subject of litigation between the parties, and the Company prevails in such enforcement or litigation, then the term of such covenants and agreements shall be extended for a period of time equal to the period of such breach, which extension shall commence on the later of (a) the date on which the original (unextended) term of such covenants and agreements is scheduled to terminate or (b) the date of the final court order (without further right of appeal) enforcing such covenant or agreement.

         (e) If any portion of the covenants or agreements contained in this Attachment A, or the application hereof, is construed to be invalid or unenforceable, the other portions of such covenant(s) or agreement(s) or the application thereof shall not be affected and shall be given full force and effect without regard to the invalid or enforceable portions to the fullest extent possible. If any covenant or agreement in this Attachment A is held unenforceable because of the area covered, the duration thereof, or the scope thereof, then the court making such determination shall have the power to reduce the area and/or duration and/or limit the scope thereof, and the covenant or agreement shall then be enforceable in its reduced form.

         (f) For purposes of this Attachment A, the term "the Company" shall include the Company, any successor to the Company and all present and future direct and indirect subsidiaries and affiliates of the Company.

                                   EXHIBIT II

                     NON-QUALIFIED STOCK OPTION FOR OFFICERS
                             AND OTHER KEY EMPLOYEES

To: ____________________________________________________________________________
    Name

    ____________________________________________________________________________
    Address

Date of Grant: _________________________________________________________________


         You are hereby granted an option, effective as of the date hereof, to purchase __________ shares of common stock, $0.10 par value per share ("Common Stock"), of HealthAxis Inc., a Pennsylvania corporation (the "Company"), at a price of $_______ per share pursuant to the Company's 2000 Stock Option Plan (the "Plan").

         Your option may first be exercised on and after one year from the date of grant, but not before that time. On and after one year and prior to _____ years from the date of grant, your option may be exercised for up to _______ of the total number of shares subject to the option minus the number of shares previously purchased by exercise of the option (as adjusted as the Committee in its sole discretion determines for any change in the outstanding shares of the Common Stock of the Company by reason of a stock dividend, stock split, combination of shares, recapitalization, merger, consolidation, transfer of assets, reorganization, conversion or what the Committee deems in its sole discretion to be similar circumstances). Each succeeding year thereafter, your option may be exercised for up to an additional ____% of the total number of shares subject to the option minus the number of shares previously purchased by exercise of the option (as adjusted for any change in the outstanding shares of the Common Stock of the Company by reason of a stock dividend, stock split, combination of shares, recapitalization, merger, consolidation, transfer of assets, reorganization, conversion or what the Committee deems in its sole discretion to be similar circumstances). Thus, this option is fully exercisable on and after_____ years after the date of grant, except if terminated earlier as provided herein. This option shall terminate and is not exercisable after ten years from the date of its grant (the "Scheduled Termination Date"), except if terminated earlier as hereafter provided.

         In the event of a "Change of Control" (as defined below) of the Company, your option may, from and after the date of the Change of Control, and notwithstanding the immediately preceding paragraph, be exercised for up to 100% of the total number of shares then subject to the option minus the number of shares previously purchased upon exercise of the option (as adjusted for stock dividends, stock splits, combinations of shares and what the Committee deems in its sole discretion) and your vesting date may accelerate accordingly. A "Change of Control" shall be deemed to have occurred upon the happening of any of the following events:

         1. A change within a twelve-month period in the holders of more than 50% of the outstanding voting stock of the Company; or

         2. Any other event deemed to constitute a "Change of Control" by the Committee.

         You may exercise your option by giving written notice to the Secretary of the Company on forms supplied by the Company at its then principal executive office, accompanied by payment of the option price for the total number of shares you specify that you wish to purchase. The payment may be in any of the following forms: (a) cash, which may be evidenced by a check and includes cash received from a stock brokerage firm in a so-called "cashless exercise"; (b) (unless prohibited by the Committee) certificates representing shares of Common Stock of the Company, which will be valued by the Secretary of the Company at the fair market value per share of the Company's Common Stock (as determined in accordance with the Plan) on the date of delivery of such certificates to the Company, accompanied by an assignment of the stock to the Company; or (c) (unless prohibited by the Committee) any combination of cash and Common Stock of the Company valued as provided in clause (b). The use of the so-called "attestation procedure" to exercise a stock option may be permitted by the Committee. Any assignment of stock shall be in a form and substance satisfactory to the Secretary of the Company, including guarantees of signature(s) and payment of all transfer taxes if the Secretary deems such guarantees necessary or desirable.

         Your option will, to the extent not previously exercised by you, terminate three months after the date on which your employment by the Company or a Company subsidiary corporation is terminated (whether such termination be voluntary or involuntary) other than by reason of disability as defined in
Section 22(e)(3) of the Internal Revenue Code of 1986, as amended (the "Code"), and the regulations thereunder, or death (but in no event later than the Scheduled Termination Date). After the date your employment is terminated, as aforesaid, you may exercise this option only for the number of shares which you had a right to purchase and did not purchase on the date your employment terminated. If you are employed by a Company subsidiary corporation, your employment shall be deemed to have terminated on the date your employer ceases to be a Company subsidiary corporation, unless you are on that date transferred to the Company or another Company subsidiary corporation. Your employment shall not be deemed to have terminated if you are transferred from the Company to a Company subsidiary corporation, or vice versa, or from one Company subsidiary corporation to another Company subsidiary corporation.

         If you die while employed by the Company or a Company subsidiary corporation, your executor or administrator, as the case may be, may, at any time within one year after the date of your death (but in no event later than the Scheduled Termination Date), exercise the option as to any shares which you had a right to purchase and did not purchase during your lifetime. If your employment with the Company or a Company parent or subsidiary corporation is terminated by reason of your becoming disabled (within the meaning of Section 22(e)(3) of the Code and the regulations thereunder), you or your legal guardian or custodian may at any time within one year after the date of such termination (but in no event later than the Scheduled Termination Date), exercise the option as to any shares which you had a right to purchase and did not purchase prior to such termination. Your executor, administrator, guardian or custodian must present proof of his authority satisfactory to the Company prior to being allowed to exercise this option.

         In the event of any change in the outstanding shares of the Common Stock of the Company by reason of a stock dividend, stock split, combination of shares, recapitalization, merger, consolidation, transfer of assets, reorganization, conversion or what the Committee deems in its sole discretion to be similar circumstances, the number and kind of shares subject to this option and the option price of such shares shall be appropriately adjusted in a manner to be determined in the sole discretion of the Committee.

         Notwithstanding anything to the contrary contained in this option, in the event of a sale or a proposed sale of the majority of the stock or assets of the Company or a proposed Change of Control, the Committee shall have the right to terminate this option upon thirty (30) days prior written notice to you, subject to your right to exercise such option to the extent vested prior to such termination.

         Except for transfers to ___________ under the terms set forth in the Plan, this option is not transferable otherwise than by will or the laws of descent and distribution, and is exercisable during your lifetime only by you, including, for this purpose, your legal guardian or custodian in the event of disability. Until the option price has been paid in full pursuant to due exercise of this option and the purchased shares are delivered to you, you do not have any rights as a shareholder of the Company. The Company reserves the right not to deliver to you the shares purchased by virtue of the exercise of this option during any period of time in which the Company deems, in its sole discretion, that such delivery would violate a federal, state, local or securities exchange rule, regulation or law.

         Notwithstanding anything to the contrary contained herein, this option is not exercisable until all the following events occur and during the following periods of time:

         (a) Until the Plan pursuant to which this option is granted is approved by the shareholders of the Company in the manner prescribed by the Code and the regulations thereunder;

         (b) Until this option and the optioned shares are approved and/or registered with such federal, state and local regulatory bodies or agencies and securities exchanges as the Company may deem necessary or desirable; or

         (c) During any period of time in which the Company deems that the exercisability of this option, the offer to sell the shares optioned hereunder, or the sale thereof, may violate a federal, state, local or securities exchange rule, regulation or law, or may cause the Company to be legally obligated to issue or sell more shares than the Company is legally entitled to issue or sell.

         (d) Until you have paid or made suitable arrangements to pay (which may include payment through the surrender of Common Stock, unless prohibited by the Committee) (i) all federal, state and local income tax withholding required to be withheld by the Company in connection with the option exercise and (ii) your portion of other federal, state and local payroll and other taxes due in connection with the option exercise.

         The following two paragraphs shall be applicable if, on the date of exercise of this option, the Common Stock to be purchased pursuant to such exercise has not been registered under the Securities Act of 1933, as amended, and under applicable state securities laws, and shall continue to be applicable for so long as such registration has not occurred:

         (a) The optionee hereby agrees, warrants and represents that he will acquire the Common Stock to be issued hereunder for his own account for investment purposes only, and not with a view to, or in connection with, any resale or other distribution of any of such shares, except as hereafter permitted. The optionee further agrees that he will not at any time make any offer, sale, transfer, pledge or other disposition of such Common Stock to be issued hereunder without an effective registration statement under the Securities Act of 1933, as amended, and under any applicable state securities laws or an opinion of counsel acceptable to the Company to the effect that the proposed transaction will be exempt from such registration. The optionee shall execute such instruments, representations, acknowledgments and agreements as the Company may, in its sole discretion, deem advisable to avoid any violation of federal, state, local or securities exchange rule, regulation or law.

         (b) The certificates for Common Stock to be issued to the optionee hereunder shall bear the following legend:

             "The shares represented by this certificate have not been registered under the Securities Act of 1933, as amended, or under applicable state securities laws. The shares have been acquired for investment and may not be offered, sold, transferred, pledged or otherwise disposed of without an effective registration statement under the Securities Act of 1933, as amended, and under any applicable state securities laws or an opinion of counsel acceptable to the Company that the proposed transaction will be exempt from such registration."

The foregoing legend shall be removed upon registration of the legended shares under the Securities Act of 1933, as amended, and under any applicable state laws or upon receipt of any opinion of counsel acceptable to the Company that said registration is no longer required.

         The sole purpose of the agreements, warranties, representations and legend set forth in the two immediately preceding paragraphs is to prevent violations of the Securities Act of 1933, as amended, and any applicable state securities laws.

         It is the intention of the Company and you that this option shall not be an "Incentive Stock Option" as that term is used in Section 422 of the Code and the regulations thereunder.

         Nothing herein shall modify your status as an at-will employee of the Company. Further, nothing herein guarantees you employment for any specified period of time. This means that either you or the Company may terminate your employment at any time for any reason, or no reason. You recognize that, for instance, you may terminate your employment or the Company may terminate your employment prior to the date on which your option becomes vested.

         Any dispute or disagreement between you and the Company with respect to any portion of this option or its validity, construction, meaning, performance or your rights hereunder shall be settled by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association or its successor, as amended from time to time. However, prior to submission to arbitration you will attempt to resolve any disputes or disagreements with the Company over this option amicably and informally, in good faith, for a period not to exceed two weeks. Thereafter, the dispute or disagreement will be submitted to arbitration. At any time prior to a decision from the arbitrator(s) being rendered, you and the Company may resolve the dispute by settlement. You and the Company shall equally share the costs charged by the American Arbitration Association or its successor, but you and the Company shall otherwise be solely responsible for your own respective counsel fees and expenses. The decision of the arbitrator(s) shall be made in writing, setting forth the award, the reasons for the decision and award and shall be binding and conclusive on you and the Company. Further, neither you nor the Company shall appeal any such award. Judgment of a court of competent jurisdiction may be entered upon the award and may be enforced as such in accordance with the provisions of the award.

         This option shall be subject to the terms of the Plan in effect on the date this option is granted, which terms are hereby incorporated herein by reference and made a part hereof. In the event of any conflict between the terms of this option and the terms of the Plan in effect on the date of this option, the terms of the Plan shall govern. This option constitutes the entire understanding between the Company and you with respect to the subject matter hereof and no amendment, supplement or waiver of this option, in whole or in part, shall be binding upon the Company unless in writing and signed by the President of the Company. This option and the performances of the parties hereunder shall be construed in accordance with and governed by the laws of the State of Delaware.

         In consideration of the grant to you of this option, you hereby agree to the confidentiality and non-interference provisions set forth in Attachment A hereto.

         Please sign the copy of this option and return it to the Company's Secretary, thereby indicating your understanding of and agreement with its terms and conditions, including Attachment A hereto.

                                             HEALTHAXIS INC.


                                             By:________________________________

         I hereby acknowledge receipt of a copy of the foregoing stock option and the 2000 Stock Option Plan and, having read them hereby signify my understanding of, and my agreement with, its terms and conditions including Attachment A hereto. I accept this option in full satisfaction of any previously written or verbal promises made to me by the Company with respect to option grants [except for options granted to me pursuant to agreements dated _______________].


                                             ___________________________________
(Date)                                       (Signature)

                          Attachment A to Stock Option

                      Confidentiality and Non-Interference.

         (a) You covenant and agree that, in consideration of the grant to you of this stock option, you will not, during your employment with the Company or at any time thereafter, except with the express prior written consent of the Company or pursuant to the lawful order of any judicial or administrative agency of government, directly or indirectly, disclose, communicate or divulge to any individual or entity, or use for the benefit of any individual or entity, any knowledge or information with respect to the conduct or details of the Company's business which you, acting reasonably, believe or should believe to be of a confidential nature and the disclosure of which not to be in the Company's interest.

         (b) You covenant and agree that, in consideration of the grant to you of this stock option, you will not, during your employment with the Company and for a period of two years thereafter, except with the express prior written consent of the Company, directly or indirectly, whether as employee, owner, partner, consultant, agent, director, officer, shareholder or in any other capacity, engage in or assist any individual or entity to engage in any act or action which you, acting reasonably, believe or should believe would be harmful or inimical to the interests of the Company.

         (c) You covenant and agree that, in consideration of the grant to you of this stock option, you will not, for a period of two years after your employment with the Company ceases for any reason whatsoever (whether voluntary or not), except with the express prior written consent of the Company, directly or indirectly, whether as employee, owner, partner, consultant, agent, director, officer, shareholder or in any other capacity, for your own account or for the benefit of any individual or entity, (i) solicit any customer of the Company for business which would result in such customer terminating their relationship with the Company; or (ii) solicit or induce any individual or entity which is an employee of the Company to leave the Company or to otherwise terminate their relationship with the Company.

         (d) The parties agree that any breach by you of any of the covenants or agreements contained in this Attachment A will result in irreparable injury to the Company for which money damages could not adequately compensate the Company and therefore, in the event of any such breach, the Company shall be entitled (in addition to any other rights and remedies which it may have at law or in equity) to have an injunction issued by any competent court enjoining and restraining you and/or any other individual or entity involved therein from continuing such breach. The existence of any claim or cause of action which you may have against the Company or any other individual or entity shall not constitute a defense or bar to the enforcement of such covenants. If the Company is obliged to resort to the courts for the enforcement of any of the covenants or agreements contained in this Attachment A, or if such covenants or agreements are otherwise the subject of litigation between the parties, and the Company prevails in such enforcement or litigation, then the term of such covenants and agreements shall be extended for a period of time equal to the period of such breach, which extension shall commence on the later of (a) the date on which the original (unextended) term of such covenants and agreements is scheduled to terminate or (b) the date of the final court order (without further right of appeal) enforcing such covenant or agreement.

         (e) If any portion of the covenants or agreements contained in this Attachment A, or the application hereof, is construed to be invalid or unenforceable, the other portions of such covenant(s) or agreement(s) or the application thereof shall not be affected and shall be given full force and effect without regard to the invalid or enforceable portions to the fullest extent possible. If any covenant or agreement in this Attachment A is held unenforceable because of the area covered, the duration thereof, or the scope thereof, then the court making such determination shall have the power to reduce the area and/or duration and/or limit the scope thereof, and the covenant or agreement shall then be enforceable in its reduced form.

         (f) For purposes of this Attachment A, the term "the Company" shall include the Company, any successor to the Company and all present and future direct and indirect subsidiaries and affiliates of the Company.

                                   EXHIBIT III

                    NON-QUALIFIED STOCK OPTION FOR DIRECTORS
                            AND IMPORTANT CONSULTANTS


To: ____________________________________________________________________________
    Name

    ____________________________________________________________________________
    Address

Date of Grant: _________________________________________________________________


         You are hereby granted an option, effective as of the date hereof, to purchase __________ shares of common stock, $0.10 par value per share ("Common Stock"), of HealthAxis Inc., a Pennsylvania corporation (the "Company"), at a price of $_______ per share pursuant to the Company's 2000 Stock Option Plan (the "Plan").

         Your option may first be exercised on and after one year from the date of grant, but not before that time. On and after one year and prior to ______years from the date of grant, your option may be exercised for up to
______% of the total number of shares subject to the option minus the number of shares previously purchased by exercise of the option (as adjusted as the Committee in its sole discretion determines for any change in the outstanding shares of the Common Stock of the Company by reason of a stock dividend, stock split, combination of shares, recapitalization, merger, consolidation, transfer of assets, reorganization, conversion or what the Committee deems in its sole discretion to be similar circumstances). Each succeeding year thereafter, your option may be exercised for up to an additional ______% of the total number of shares subject to the option minus the number of shares previously purchased by exercise of the option (as adjusted for any change in the outstanding shares of the Common Stock of the Company by reason of a stock dividend, stock split, combination of shares, recapitalization, merger, consolidation, transfer of assets, reorganization, conversion or what the Committee deems in its sole discretion to be similar circumstances). Thus, this option is fully exercisable on and after _____ years after the date of grant, except if terminated earlier as provided herein. This option shall terminate and is not exercisable after ten years from the date of its grant (the "Scheduled Termination Date"), except if terminated earlier as hereafter provided.

         In the event of a "Change of Control" (as defined below) of the Company, your option may, from and after the date of the Change of Control, and notwithstanding the immediately preceding paragraph, be exercised for up to 100% of the total number of shares then subject to the option minus the number of shares previously purchased upon exercise of the option (as adjusted for stock dividends, stock splits, combinations of shares and what the Committee deems in its sole discretion) and your vesting date may accelerate accordingly. A "Change of Control" shall be deemed to have occurred upon the happening of any of the following events:

         1. A change within a twelve-month period in the holders of more than 50% of the outstanding voting stock of the Company; or

         2. Any other event deemed to constitute a "Change of Control" by the Committee.

         You may exercise your option by giving written notice to the Secretary of the Company on forms supplied by the Company at its then principal executive office, accompanied by payment of the option price for the total number of shares you specify that you wish to purchase. The payment may be in any of the following forms: (a) cash, which may be evidenced by a check and includes cash received from a stock brokerage firm in a so-called "cashless exercise"; (b) (unless prohibited by the Committee) certificates representing shares of Common Stock of the Company, which will be valued by the Secretary of the Company at the fair market value per share of the Company's Common Stock (as determined in accordance with the Plan) on the date of delivery of such certificates to the Company, accompanied by an assignment of the stock to the Company; or (c) (unless prohibited by the Committee) any combination of cash and Common Stock of the Company valued as provided in clause (b). The use of the so-called "attestation procedure" to exercise a stock option may be permitted by the Committee. Any assignment of stock shall be in a form and substance satisfactory to the Secretary of the Company, including guarantees of signature(s) and payment of all transfer taxes if the Secretary deems such guarantees necessary or desirable.

         Your option will, to the extent not previously exercised by you, terminate three months after the date on which you cease for any reason to be a director of, or consultant to, the Company or a subsidiary corporation (whether by death, disability, resignation, removal, failure to be reappointed, reelected or otherwise, or the expiration of any consulting arrangement, and regardless of whether the failure to continue as a director or consultant was for cause or without cause or otherwise), but in no event later than ten years from the date this option is granted. After the date you cease to be a director or consultant, you may exercise this option only for the number of shares which you had a right to purchase and did not purchase on the date you ceased to be a director or consultant. If you are a director of a subsidiary corporation, your directorship shall be deemed to have terminated on the date such company ceases to be a subsidiary corporation, unless you are also a director of the Company or another subsidiary corporation, or on that date became a director of the Company or another subsidiary corporation. Your directorship or consultancy shall not be deemed to have terminated if you cease being a director of, or consultant to, the Company or a subsidiary corporation but are or concurrently therewith become
(a) a director of, or consultant to, the Company or another subsidiary corporation or (b) an employee of the Company or a subsidiary corporation.

         In the event of any change in the outstanding shares of the Common Stock of the Company by reason of a stock dividend, stock split, combination of shares, recapitalization, merger, consolidation, transfer of assets, reorganization, conversion or what the Committee deems in its sole discretion to be similar circumstances, the number and kind of shares subject to this option and the option price of such shares shall be appropriately adjusted in a manner to be determined in the sole discretion of the Committee.

         Notwithstanding anything to the contrary contained in this option, in the event of a sale or a proposed sale of the majority of the stock or assets of the Company or a proposed Change of Control, the Committee shall have the right to terminate this option upon thirty (30) days prior written notice to you, subject to your right to exercise such option to the extent vested prior to such termination.

         Except for transfers to __________ under the terms set forth in the Plan, this option is not transferable otherwise than by will or the laws of descent and distribution, and is exercisable during your lifetime only by you, including, for this purpose, your legal guardian or custodian in the event of disability. Until the option price has been paid in full pursuant to due exercise of this option and the purchased shares are delivered to you, you do not have any rights as a shareholder of the Company. The Company reserves the right not to deliver to you the shares purchased by virtue of the exercise of this option during any period of time in which the Company deems, in its sole discretion, that such delivery would violate a federal, state, local or securities exchange rule, regulation or law.

         Notwithstanding anything to the contrary contained herein, this option is not exercisable until all the following events occur and during the following periods of time:

         (a) Until the Plan pursuant to which this option is granted is approved by the shareholders of the Company in the manner prescribed by the Code and the regulations thereunder;

         (b) Until this option and the optioned shares are approved and/or registered with such federal, state and local regulatory bodies or agencies and securities exchanges as the Company may deem necessary or desirable; or

         (c) During any period of time in which the Company deems that the exercisability of this option, the offer to sell the shares optioned hereunder, or the sale thereof, may violate a federal, state, local or securities exchange rule, regulation or law, or may cause the Company to be legally obligated to issue or sell more shares than the Company is legally entitled to issue or sell.

         (d) Until you have paid or made suitable arrangements to pay (which may include payment through the surrender of Common Stock, unless prohibited by the Committee) (i) all federal, state and local income tax withholding required to be withheld by the Company in connection with the option exercise and (ii) your portion of other federal, state and local payroll and other taxes due in connection with the option exercise.

         The following two paragraphs shall be applicable if, on the date of exercise of this option, the Common Stock to be purchased pursuant to such exercise has not been registered under the Securities Act of 1933, as amended, and under applicable state securities laws, and shall continue to be applicable for so long as such registration has not occurred:

         (a) The optionee hereby agrees, warrants and represents that he will acquire the Common Stock to be issued hereunder for his own account for investment purposes only, and not with a view to, or in connection with, any resale or other distribution of any of such shares, except as hereafter permitted. The optionee further agrees that he will not at any time make any offer, sale, transfer, pledge or other disposition of such Common Stock to be issued hereunder without an effective registration statement under the Securities Act of 1933, as amended, and under any applicable state securities laws or an opinion of counsel acceptable to the Company to the effect that the proposed transaction will be exempt from such registration. The optionee shall execute such instruments, representations, acknowledgements and agreements as the Company may, in its sole discretion, deem advisable to avoid any violation of federal, state, local or securities exchange rule, regulation or law.

         (b) The certificates for Common Stock to be issued to the optionee hereunder shall bear the following legend:

             "The shares represented by this certificate have not been registered under the Securities Act of 1933, as amended, or under applicable state securities laws. The shares have been acquired for investment and may not be offered, sold, transferred, pledged or otherwise disposed of without an effective registration statement under the Securities Act of 1933, as amended, and under any applicable state securities laws or an opinion of counsel acceptable to the Company that the proposed transaction will be exempt from such registration."

The foregoing legend shall be removed upon registration of the legended shares under the Securities Act of 1933, as amended, and under any applicable state laws or upon receipt of any opinion of counsel acceptable to the Company that said registration is no longer required.

         The sole purpose of the agreements, warranties, representations and legend set forth in the two immediately preceding paragraphs is to prevent violations of the Securities Act of 1933, as amended, and any applicable state securities laws.

         It is the intention of the Company and you that this option shall not be an "Incentive Stock Option" as that term is used in Section 422 of the Code and the regulations thereunder.

         Any dispute or disagreement between you and the Company with respect to any portion of this option or its validity, construction, meaning, performance or your rights hereunder shall be settled by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association or its successor, as amended from time to time. However, prior to submission to arbitration you will attempt to resolve any disputes or disagreements with the Company over this option amicably and informally, in good faith, for a period not to exceed two weeks. Thereafter, the dispute or disagreement will be submitted to arbitration. At any time prior to a decision from the arbitrator(s) being rendered, you and the Company may resolve the dispute by settlement. You and the Company shall equally share the costs charged by the American Arbitration Association or its successor, but you and the Company shall otherwise be solely responsible for your own respective counsel fees and expenses. The decision of the arbitrator(s) shall be made in writing, setting forth the award, the reasons for the decision and award and shall be binding and conclusive on you and the Company. Further, neither you nor the Company shall appeal any such award. Judgment of a court of competent jurisdiction may be entered upon the award and may be enforced as such in accordance with the provisions of the award.

         This option shall be subject to the terms of the Plan in effect on the date this option is granted, which terms are hereby incorporated herein by reference and made a part hereof. In the event of any conflict between the terms of this option and the terms of the Plan in effect on the date of this option, the terms of the Plan shall govern. This option constitutes the entire understanding between the Company and you with respect to the subject matter hereof and no amendment, supplement or waiver of this option, in whole or in part, shall be binding upon the Company unless in writing and signed by the President of the Company. This option and the performances of the parties hereunder shall be construed in accordance with and governed by the laws of the State of Delaware.

         In consideration of the grant to you of this option, you hereby agree to the confidentiality and non-interference provisions set forth in Attachment A hereto.

         Please sign the copy of this option and return it to the Company's Secretary, thereby indicating your understanding of and agreement with its terms and conditions, including Attachment A hereto.


                                             HEALTHAXIS INC.


                                             By:________________________________

         I hereby acknowledge receipt of a copy of the foregoing stock option and the 2000 Stock Option Plan and, having read them hereby signify my understanding of, and my agreement with, its terms and conditions, including Attachment A hereto. I accept this option in full satisfaction of any previous written or verbal promises made to me by the Company with respect to option grants [except for options granted to me pursuant to agreements dated ________].


                                             ___________________________________
(Date)                                       (Signature)

                          Attachment A to Stock Option

                      Confidentiality and Non-Interference.

         (a) You covenant and agree that, in consideration of the grant to you of this stock option, you will not, during your term as a director of, or a consultant to, the Company or at any time thereafter, except with the express prior written consent of the Company or pursuant to the lawful order of any judicial or administrative agency of government, directly or indirectly, disclose, communicate or divulge to any individual or entity, or use for the benefit of any individual or entity, any knowledge or information with respect to the conduct or details of the Company's business which you, acting reasonably, believe or should believe to be of a confidential nature and the disclosure of which not to be in the Company's interest.

         (b) You covenant and agree that, in consideration of the grant to you of this stock option, you will not, during your term as a director of, or a consultant to, the Company and for a period of two years thereafter, except with the express prior written consent of the Company, directly or indirectly, whether as employee, owner, partner, consultant, agent, director, officer, shareholder or in any other capacity, engage in or assist any individual or entity to engage in any act or action which you, acting reasonably, believe or should believe would be harmful or inimical to the interests of the Company.

         (c) You covenant and agree that, in consideration of the grant to you of this stock option, you will not, for a period of two years after your term as a director of, or a consultant to, the Company ceases for any reason whatsoever (whether voluntary or not), except with the express prior written consent of the Company, directly or indirectly, whether as employee, owner, partner, consultant, agent, director, officer, shareholder or in any other capacity, for your own account or for the benefit of any individual or entity, (i) solicit any customer of the Company for business which would result in such customer terminating their relationship with the Company; or (ii) solicit or induce any individual or entity which is an employee of the Company to leave the Company or to otherwise terminate their relationship with the Company.

         (d) The parties agree that any breach by you of any of the covenants or agreements contained in this Attachment A will result in irreparable injury to the Company for which money damages could not adequately compensate the Company and therefore, in the event of any such breach, the Company shall be entitled (in addition to any other rights and remedies which it may have at law or in equity) to have an injunction issued by any competent court enjoining and restraining you and/or any other individual or entity involved therein from continuing such breach. The existence of any claim or cause of action which you may have against the Company or any other individual or entity shall not constitute a defense or bar to the enforcement of such covenants. If the Company is obliged to resort to the courts for the enforcement of any of the covenants or agreements contained in this Attachment A, or if such covenants or agreements are otherwise the subject of litigation between the parties, and the Company prevails in such enforcement or litigation, then the term of such covenants and agreements shall be extended for a period of time equal to the period of such breach, which extension shall commence on the later of (a) the date on which the original (unextended) term of such covenants and agreements is scheduled to terminate or (b) the date of the final court order (without further right of appeal) enforcing such covenant or agreement.

         (e) If any portion of the covenants or agreements contained in this Attachment A, or the application hereof, is construed to be invalid or unenforceable, the other portions of such covenant(s) or agreement(s) or the application thereof shall not be affected and shall be given full force and effect without regard to the invalid or enforceable portions to the fullest extent possible. If any covenant or agreement in this Attachment A is held unenforceable because of the area covered, the duration thereof, or the scope thereof, then the court making such determination shall have the power to reduce the area and/or duration and/or limit the scope thereof, and the covenant or agreement shall then be enforceable in its reduced form.

         (f) For purposes of this Attachment A, the term "the Company" shall include the Company, any successor to the Company and all present and future direct and indirect subsidiaries and affiliates of the Company.

                 CHAPTER VI -- CONSOLIDATED FINANCIAL STATEMENTS
               OF HEALTHAXIS.COM, INC. AND INSURDATA INCORPORATED

                                TABLE OF CONTENTS
                                -----------------

                      HealthAxis.com, Inc and Subsidiaries
                        (A Development Stage Enterprise)
                        Consolidated Financial Statements
                                                                           Pages
                                                                           -----
For the Period from Inception (March 2, 1998) through December 31, 1998:

Report of Independent Accountants.......................................... F-2
Consolidated Balance Sheets................................................ F-3
Consolidated Statements of Operations...................................... F-4
Consolidated Statements of Stockholders' Equity............................ F-5
Consolidated Statements of Cash Flows...................................... F-6
Notes to Consolidated Financial Statements................................. F-7

Interim for the Period September 30, 1999:

Consolidated Balance Sheets................................................ F-25
Consolidated Statements of Operations...................................... F-26
Consolidated Statements of Changes in Stockholders' Equity................. F-27
Consolidated Statements of Cash Flows...................................... F-28
Notes to Consolidated Financial Statements................................. F-29

                     Insurdata Incorporated and Subsidiaries
                        Consolidated Financial Statements

Report of Independent Auditors............................................. F-40
Consolidated Balance Sheets................................................ F-41
Consolidated Statements of Income.......................................... F-42
Consolidated Statements of Stockholder's Equity............................ F-43
Consolidated Statements of Cash Flows...................................... F-44
Notes to Consolidated Financial Statements................................. F-46

                  --------------------------------------------

The Insurdata Incorporated financial statements included in this document include two subsidiaries which were not transferred to HealthAxis in connection with the Insurdata merger. The effect of these non-merging subsidiaries on the December 31, 1998 and September 30, 1999 financial results can be found in the proforma financial statements of this joint proxy statement/prospectus on page 64.

                        REPORT OF INDEPENDENT ACCOUNTANTS



Board of Directors
HealthAxis.com, Inc.
Norristown, Pennsylvania


We have audited the accompanying consolidated balance sheet of HealthAxis.com, Inc. (A Development Stage Enterprise) as of December 31, 1998 and the related consolidated statements of operations, stockholders' equity, and cash flows for the period from inception (March 26, 1998) through December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of HealthAxis.com, Inc. at December 31, 1998, and the results of its operations and its cash flows for the period from inception (March 26, 1998) through December 31, 1998 in conformity with generally accepted accounting principles.




/s/ BDO Seidman, LLP
March 30, 1999
Philadelphia, Pennsylvania

                      HealthAxis.com, Inc. and Subsidiaries
                        (A Development Stage Enterprise)
                           Consolidated Balance Sheet
                             As of December 31, 1998
                  (Dollars in thousands except per share data)

Assets
   Current assets
Cash and cash equivalents                                              $  1,724
                                                                       --------
   Total current assets                                                   1,724
Equipment and software at cost, net                                       1,466
Prepaid interactive marketing expense, net                               11,654
Other assets                                                                125
                                                                       --------
                       Total assets                                    $ 14,969
                                                                       ========

Liabilities and Stockholders' Equity
   Current liabilities
Amounts due to affiliates                                              $     93
Accounts payable and accrued expenses                                     1,919
                                                                       --------
                       Total current liabilities                          2,012
                                                                       --------
Commitments and Contingencies

Preferred Stock Series A $.13 cumulative, redeemable
   & convertible preferred: 953,980 authorized, 545,916
   issued and outstanding                                                 2,470
Preferred Stock Series B $.13 cumulative, redeemable
   & convertible preferred: 625,529 authorized,
   issued and outstanding                                                 2,735

Stockholders' Equity
Common stock,
   No par value:  authorized 40,000,000,
   16,172,760 shares issued & outstanding                                 9,060
Preferred stock, $1 par value: 5,000,000 shares authorized
   for all issues including Series A, B and C
Additional paid-in capital                                                3,482
Deficit accumulated during development stage                             (4,790)
                                                                       --------
   Total stockholders' equity                                             7,752
                                                                       --------
   Total liabilities and stockholders' equity                          $ 14,969
                                                                       ========
                 See notes to consolidated financial statements.

                      HealthAxis.com, Inc. and Subsidiaries
                        (A Development Stage Enterprise)
                      Consolidated Statement of Operations
    For the period from Inception (March 26, 1998) through December 31, 1998
                  (Dollars in thousands except per share data)


Expenses:
    Salary and employee benefits                                    $       539
    Legal services                                                          424
    Technology services                                                     405
    Advertising and promotional                                           1,017
    Other general and administrative                                      1,292
    Premium on conversion of HPS convertible note                           953
    Interest                                                                106
    Depreciation                                                             54
                                                                    -----------
        Total expenses                                                    4,790
                                                                    -----------


        Net loss                                                         (4,790)
Dividends on preferred stock                                               (106)
                                                                    -----------
        Net loss applicable to common shareholders                  $    (4,896)
                                                                    ===========
Loss per share of common stock
        Basic and Diluted                                           $     (0.35)

Weighted average common shares and equivalents used
 in computing loss per share
        Basic and Diluted                                            14,027,000

                 See notes to consolidated financial statements.

                      HealthAxis.com, Inc. and Subsidiaries
                        (A Development Stage Enterprise)
                 Consolidated Statement of Stockholders' Equity
    For the period from Inception (March 26, 1998) through December 31, 1998
                             (Dollars in thousands)

                                                                                           Additional
                                                                      Common Stock           Paid-In        Accumulated
Month/Year                                                      Shares          Amount       Capital         Deficit        Total
----------                                                    ----------      ---------    ----------     ------------     -------
3/98    Stock issuance to parent company                         875,000        $     1                                    $     1
3/98    Capital contribution from parent company                                                1,310                        1,310
5/98    Capital contribution from parent company                                                  160                          160
7/98    Stock options and warrants to non-employees                                               115                          115
8/98    Capital contribution from parent company                                                  130                          130
8/98    Stock dividend on a 14:1basis                         12,250,000              0                                          0
9/98    HPS note conversion,icluding interest and premium      2,365,365          6,059                                      6,059
11/98   Stock issuance to parent company                         682,395          3,000                                      3,000
11/98   Capital contribution from parent company                                                1,873                        1,873
        Dividends on preferred stock                                                             (106)                        (106)
        Net loss                                                                                               (4,790)      (4,790)

                                                              ----------        -------       -------        --------      -------
BALANCE, DECEMBER 31, 1998                                    16,172,760        $ 9,060       $ 3,482         $(4,790)     $ 7,752
                                                              ==========        =======       =======        ========      =======

                 See notes to consolidated financial statements.

                      HealthAxis.com, Inc. and Subsidiaries
                        (A Development Stage Enterprise)
                      Consolidated Statement of Cash Flows
    For the period from Inception (March 26, 1998) through December 31, 1998
                             (Dollars in thousands)

Cash flows from operating activities
  Net loss                                                             $ (4,790)
  Adjustments to reconcile net loss
     to net cash (used in) operating activities
     Issuance of common stock in lieu of interest on HPS note               106
     Depreciation                                                            54
     Amortization of prepaid interactive marketing expense                  585
     Warrants of Provident and HealthAxis other G & A expense               533
     Stock options expense                                                   61
     Premium on conversion of HPS convertible note                          953
     Decrease (increase) in
       Prepaid interactive marketing expense                             (9,300)
       Other assets                                                         (70)
       Amounts due to affiliates                                             93
       Accounts payable and accrued expenses                              1,919
                                                                       --------
  Net cash (used in) operating activities                                (9,856)
                                                                       --------


Cash flows from investing activities
  Purchases of property and equipment                                    (1,520)
                                                                       --------
  Net cash used in investing activities                                  (1,520)
                                                                       --------


Cash flows from financing activities
  Issuance of Series A and B preferred stock                              5,100
  Issuance of HPS convertible note                                        5,000
  Issuance of common stock                                                3,000
                                                                       --------
  Net cash from financing activities                                     13,100
                                                                       --------

  Increase in cash and cash equivalents                                   1,724
  Cash and cash equivalents, beginning of period                              -
                                                                       --------
  Cash and cash equivalents, end of period                             $  1,724
                                                                       ========

  Non-cash financing activities:
     Issuance of Provident and HealthAxis warrants                     $  2,994
                                                                       ========
     Issuance of common stock on conversion of HPS note                $  5,000
                                                                       ========
     Dividends on preferred stock                                      $    106
                                                                       ========
                 See notes to consolidated financial statements.

                      HealthAxis.com, Inc. and Subsidiaries
                        (A Development Stage Enterprise)
                   Notes to Consolidated Financial Statements
                                December 31, 1998

(Dollars in thousands, except per share amounts)

Note A - Nature of Operations

         HealthAxis.com Inc. ("HealthAxis" or "the Company") was incorporated on March 26, 1998 to sell health insurance products online. HealthAxis seeks to utilize its exclusive distribution agreements with America Online, Inc. ("AOL"), Lycos, Inc. ("Lycos") and CNet, Inc., including Snap.com, ("Cnet") ("Distribution Partners"), to create a distinct branded identity for its online health insurance "store." HealthAxis provides convenient, around-the-clock, online access to health insurance products.

         The Company, formerly known as Insurion, Inc., is presently a majority-owned subsidiary of Provident American Corporation ("Provident" or "PAMCO"), a Pennsylvania corporation. Health Plan Services, Inc. ("HPS"), through the exercise of the $5,000 convertible note (the "Convertible Note") issued by HealthAxis, owns approximately 15% of the Company's Common Stock. (See Note K)

Note B - Operating Losses and Management Plans

         Since its inception, the Company has incurred costs to develop and enhance its technology, to create, introduce and enhance its web site, and to establish marketing, insurance carrier and claims administration relationships. As a result, the Company has incurred significant losses in 1998. The Company currently intends to substantially increase its operating expenses as a result of the Company's strategic alliances, to fund increased sales and marketing, to enhance its existing web site and to fund increased salaries and other costs. Consequently, the Company expects operating losses to continue for the foreseeable future as it continues to develop and market its Internet-based health insurance business.

         To fund operating cash flow needs, the Company is currently offering approximately $15,000 of Series C Preferred Stock (of which $8,800 was raised in March, 1999) solely to "accredited investors" (as defined in Rule 501 of Regulation D under the Securities Act). An outline of the proposed terms describing the Series C Preferred Stock is included in Note K. The net proceeds from the sale of the Series C Preferred Stock are anticipated to be $14,000 and $4,400 will be used to fund amounts due under the Company's strategic alliance agreements with AOL, Lycos and CNet through the end of fiscal 1999, and the balance will be used for working capital and other general corporate purposes. The Company believes that the $14,000 net proceeds together with its current cash and cash equivalents will be sufficient to fund current operations and amounts due to AOL, Cnet and Lycos through 1999. In the event that less than the maximum amount of the offering is raised, the Company will scale back operations to conduct business for the rest of the year in order to enable it to continue to implement its business strategy; however, this may have an adverse impact on revenues as currently projected.

                      HealthAxis.com, Inc. and Subsidiaries
                        (A Development Stage Enterprise)
            Notes to Consolidated Financial Statements - (Continued)

Note C - Significant Accounting Policies

         Principles of consolidation: The consolidated financial statements include the accounts of HealthAxis.com Inc. and all of its wholly-owned subsidiaries. All significant intercompany accounts and transactions have been eliminated. The consolidated financial activity and amounts of HealthAxis and subsidiaries are also included in the consolidated financial statements of Provident.

         Use of estimates: The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of revenues, expenses, assets, and liabilities and disclosure of contingencies. Actual results could differ from those estimates.

         Cash and cash equivalents consist of highly liquid investments with maturities of three months or less from date of purchase. The Company utilizes one banking institution. The Company had bank deposits which exceeded federally insured limits by approximately $1,624 at December 31, 1998.

         Equipment and software are recorded at cost. Expenditures for improvements that increase the estimated useful lives of the assets are capitalized. Expenditures for repairs and maintenance are charged to operations as incurred. Depreciation is provided using the straight-line method over the estimated useful lives of the assets. Computer hardware and software including the www.healthaxis.com web site are depreciated over 3 years and furniture is depreciated over 7 years. Upon sale or retirement, the cost of the asset and the related accumulated depreciation are removed from the accounts and the resulting gain or loss, if any, is included in operations.

         Prepaid interactive marketing expense represents cash and other consideration paid to AOL, Cnet and Lycos for exclusivity and advertising impressions related to services to be provided to the Company under the terms of the respective marketing agreements. Prepayments related to exclusivity are amortized on a straight-line basis over the respective contract term. Prepayments related to advertising impressions are expensed as impressions are delivered under the respective agreements.

         Start-up costs: In accordance with AICPA Statement of Position No. 98-5, "Reporting on the Costs of Start-Up Activities", start-up costs have been expensed as incurred.

         Income taxes: The Company is party to a tax sharing agreement and is included in the consolidated federal income tax return of Provident, which allocates income taxes based upon the taxable income of the companies included in the return. The Company has a net operating loss carryforward ("NOL") approximating $3,800 which is available to offset future taxable income through 2012. The Company has established a 100% valuation allowance for the deferred tax asset related to the NOL because the Company is still in the development stage, and it does not appear likely that the NOL will be realized in the near future.

                      HealthAxis.com, Inc. and Subsidiaries
                        (A Development Stage Enterprise)
            Notes to Consolidated Financial Statements - (Continued)

         Impairment of long-lived assets: Long-lived assets, such as fixed assets and prepaid interactive marketing expenses, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. At December 31,1998, no assets were deemed to have been impaired.

         Earnings (loss) per share of common stock: The Company adopted SFAS No. 128 "Earnings Per Share" resulting in the presentation of basic and diluted earnings per share. Because the Company reported an operating loss in 1998, common stock equivalents were anti-dilutive and, therefore, were not included in the calculation.

         Recent accounting standards: In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments" ("SFAS 133"), which establishes accounting and reporting standards for derivative instruments and for hedging activities. SFAS 133 requires that an entity recognize all derivatives as either assets or liabilities and measure those instruments at fair market value. Presently, the Company does not use derivative instruments either in hedging activities or as investments. Accordingly, the Company believes that adoption of SFAS 133 will have no impact on its financial position or results of operations.


Note D - AOL Interactive Marketing Agreement

         The Company's Amended and Restated Interactive Marketing Agreement ("IM Agreement") with AOL, dated November 13, 1998, and subsequently amended March 29,1999 provides that the Company will be the exclusive third-party direct marketer of managed-care and indemnity health insurance policies, dental insurance, vision insurance, prescription coverage, critical care insurance and long-term care insurance coverage and, subject to certain restrictions, the non-exclusive third party marketer of life and long-term disability (collectively, the "Products") for individuals and groups of less than fifty individuals in the United States via AOL's online network. Under the IM Agreement, AOL will advertise the Products to its subscribers on AOL's online network and the Products will be sold online through the Company's web site. The amount of promotions that AOL will provide the Company is contingent upon the Company's ability to offer policies in all of the fifty states, the quality of the policies offered, the adherence of the Company to AOL's standards and other similar factors. The IM Agreement's initial term ends January 31, 2000, and can be extended for a renewal term of two years and four months as amended March 29,1999 (see note O) at the Company's election. Upon expiration of both the initial and the renewal terms, AOL may renew the IM Agreement for additional one-year terms.

                      HealthAxis.com, Inc. and Subsidiaries
                        (A Development Stage Enterprise)
            Notes to Consolidated Financial Statements - (Continued)

         Under the terms of the IM Agreement, the Company shall make payments to AOL of $10,000 for the initial term (of which $8,500 has been paid and is accounted for as prepaid interactive marketing expense and the remaining $1,500 is due during 1999) and $33,500 due in 2000 and 2001 as amended March 29,1999 (see note O) for the renewal term. The Company also has agreed to pay administrative fees to AOL if approved applications exceed certain thresholds.

         Under the original IM Agreement, Provident issued to AOL warrants to purchase 300,000 shares of Provident's common stock at an exercise price of $4.48 per share for a period of seven years. In addition, warrant agreements executed in connection with the November 13, 1998 amendment of the IM Agreement provide that AOL shall receive immediately exercisable warrants to purchase 300,000 shares of the Company's or Provident's common stock, or any combination thereof, for an aggregate of 300,000 shares. The exercise price of the warrant to purchase shares of Provident's common stock is $3.38 per share and is exercisable for a period of nine years commencing November 13, 1998. The warrants to purchase shares of the Company's common stock have an exercise price of $1.77 per share and are exercisable for a period of nine years commencing November 13, 1998. The fair value of these warrants (approximately $2,651) was accounted for as a capital contribution from Provident and a prepaid interactive marketing expense. If The Company renews the IM Agreement, then Provident will issue warrants to AOL for the purchase of up to 300,000 additional shares of Provident's common stock at an exercise price of $5.15. These warrants shall be exercisable for a period of seven years commencing April 1, 2000, vesting quarterly. The Company and Provident also granted AOL (including any transferee or successor thereof) certain registration rights with respect to shares of the Company' and Provident's common stock acquired upon the exercise of the warrants granted to AOL.

Note E - CNet Promotional Agreement:

         The Company's amended agreement with CNet provides that CNet will promote the Company as its exclusive provider of medical and PPO, dental, vision, prescription, long term care, and long term disability insurance through the Internet and television, for a total approximating $2,400 (of which $500 has been accounted for as advertising and promotional expense). The balance of $1,900 will be paid in two increments of $1,008 (in 1999) and $882 (in 2000) and accounted for as prepaid interactive marketing expense and amortized over the initial term of the agreement. The Company may, at its option, extend the agreement during a renewal term until March 31, 2001 by paying CNet an additional $7,500 of which $1,875 and $5,625 would be due in 2000 and 2001, respectively. In addition, the Company shall pay to CNet certain fees based upon the success of sales from the co-branded web site.

                      HealthAxis.com, Inc. and Subsidiaries
                        (A Development Stage Enterprise)
            Notes to Consolidated Financial Statements - (Continued)

         Since signing the original agreement, CNet and Snap.Com have become separate entities. Consequently, CNet and Snap.Com have extended an offer whereby they are requesting HealthAxis to separate the CNet agreement into two agreements with CNet and Snap.Com on the basis that the aggregate economics of the combined deals would be substantially similar to the existing CNet arrangement. In furtherance of the request, the Company has met with CNet and Snap.Com, and they are preparing an offer that will detail the new terms. In light of the foregoing, the parties have verbally agreed to suspend the current payments due March 31, 1999 and April 1, 1999, in the aggregate amount of $925,000 until such time as the new arrangement can be mutually agreed upon.

Note F - Lycos Promotional Agreement

         The Company's amended agreement with Lycos provides that Lycos will make the Company the exclusive provider of medical, HMO, PPO, indemnity, dental, vision, prescription, long term care, and long term disability insurance through the Internet, for total payments approximating $9,060 (of which $800 has been paid and accounted for as prepaid interactive marketing expense) during the term of the agreement, which shall extend for twenty-four months from the launch of the co-branded version of the Company's site, expected to be on or about May 31, 1999. Of the remaining $8,260 payments to Lycos, $1,275, $5,345 and $1,640 are due in 1999, 2000 and 2001, respectively. In addition, the Company shall pay to Lycos certain fees based upon the success of sales from the co-branded web site.

Note G - E-Commerce Agreement with HPS

         On May 29, 1998, HealthAxis, Provident, and Provident Health Services, Inc. ("PHS"), a wholly-owned subsidiary of Provident, entered into an Internet claims administration agreement with HPS (the "E-Commerce Agreement") which provides HPS with the right to be the exclusive administrator of all insurance business sold over HealthAxis' web site and any other form of electronic commerce ("e-commerce") used by HealthAxis to sell insurance which is underwritten by Provident American Life and Health Insurance Company ("PALHIC") during the term of the E-Commerce Agreement. HealthAxis also agreed to use its best efforts to provide HPS with the right of first refusal to provide claims administration services for insurance business sold by HealthAxis but not underwritten by Provident Indeminty Life Insurance Company ("PILIC") and PALHIC that may require the services of a third party administrator.

         Under the terms of the E-Commerce Agreement, HealthAxis is required to pay HPS 4% of the transaction fee revenue (the "License Fees") generated from insurance companies whose products are available for sale through HealthAxis ("Carrier Partners") for various services to be provided, including but not limited to, a transaction fee on each item of e-commerce transacted through the HealthAxis web site, excluding docking, advertising, front holding fees and other fees for the right to participate in the sale of insurance products over the HealthAxis web site or any other form of e-commerce, during the term of the E-Commerce Agreement.

                      HealthAxis.com, Inc. and Subsidiaries
                        (A Development Stage Enterprise)
            Notes to Consolidated Financial Statements - (Continued)

         In the event of a change in control or an initial public offering by HealthAxis, the Company will have the right to terminate HPS' right to License Fees by paying HPS the lower of: (i) eight times the HPS License Fees earned by HPS in the two quarters prior to the change in control as defined in the E-Commerce Agreement or initial public offering, or (ii) the projected License Fees based on the pro forma projections used for purposes of a HealthAxis public offering or spin-off from Provident.

         Under the E-Commerce Agreement, the Company received from HPS $750 as an off-set against the fees paid to AOL as provided in the IM Agreement which was accounted for as a deferred credit and amortized as a reduction to advertising and promotional expense over the term of the E-Commerce Agreement. In addition, Provident issued to HPS warrants to purchase 100,000 shares of Provident's common stock at an exercise price of $9.00 per share, for a period of two years. In the event that Provident issues any warrants after the effective date of the E-Commerce Agreement and before six months following the effective date of the E-Commerce Agreement (excluding warrants or options issued to employees, consultants, or other interactive marketing partners), having an exercise price lower than $9.00 per share, Provident agrees that the exercise price per share shall be reduced to such lower exercise price. The E-Commerce agreement shall further provide that Provident shall have the right, upon 30 days notice, to cancel any unexercised warrants in the event that the average weekly last-sale price for shares of Provident common stock over any consecutive eight week period exceeds $12.825. The fair value of the warrants (approximately $160) was accounted for as a capital contribution from Provident and a reduction of the deferred credit.

         HPS has advised HealthAxis and Provident that certain actions taken by HealthAxis are, in its opinion, inconsistent with HealthAxis' obligations under agreements between the parties. HealthAxis and Provident disagree with the position taken by HPS.

Note H - Prepaid Interactive Marketing Expense

         As described in Notes D, E, F and L, the Company has made payments and issued warrants aggregating $12,240 which have been charged to prepaid interactive marketing expense. These payments and warrants issued under the terms of the respective agreements with AOL, Cnet and Lycos represent exclusivity and impression advertising costs of $3,527 and $8,713, respectively. Included in advertising and promotional expense is amortization of prepaid interactive marketing expense of $585 consisting of exclusivity and impression advertising of $381 and $204, respectively.

Note I - Series A Cumulative Convertible Preferred Stock

         During 1998, the Company authorized 953,980 shares and issued 405,886 shares of Series A Cumulative Convertible Preferred Stock, par value $1.00 per share (the "Series A Preferred Stock") to PILIC, a subsidiary of Provident, for aggregate consideration of $2,400, or $5.91 per share. Additionally, the Company issued 140,030 shares of its Series A Preferred Stock to PILIC pursuant to the price adjustment provisions of a Stock Purchase Agreement between the Company and PILIC.

                      HealthAxis.com, Inc. and Subsidiaries
                        (A Development Stage Enterprise)
            Notes to Consolidated Financial Statements - (Continued)

         Holders of the Series A Preferred Stock are entitled to vote on all matters as to which holders of Common Stock are entitled to vote. The holders of each share of Series A Preferred Stock are entitled to the number of votes equal to the nearest whole number of shares of Common Stock into which the Series A Preferred Stock is convertible. Generally, the holders of Series A Preferred Stock shall vote together with the holders of Common Stock and the Series B Preferred Stock as one class.

         Holders of the Series A Preferred Stock are entitled to cumulative dividends accruing from the date of issuance, as and if declared by the Board of Directors, at the annual rate of $0.13 per share (subject to equitable adjustment to reflect stock splits, stock dividends, stock contributions, recapitalization and similar occurrences). If all accrued dividends on the Series A Preferred Stock have not been paid or set apart for payment: (i) no dividends or other distributions may be declared and paid or set apart for payment on the Common Stock, and (ii) the Company shall not repurchase, redeem or otherwise acquire any shares of its Common Stock, other than the repurchase by the Company of Common Stock from any Company employee upon the cessation of such employee's employment with the Company.

         In the event of any dissolution, liquidation or winding up of the affairs of the Company, after payment or provision for payment of the debts and other liabilities of the Company and payment of all amounts owed to the Series B Preferred Stock (See Note J), the Series A Preferred shareholders shall be entitled to receive a liquidation preference equal to the initial investment and all dividends accrued and unpaid.

         Upon redemption of all of the Series B Preferred Stock, the shares of Series A Preferred Stock are redeemable by the Company at any time after September 15, 1999. During the Mandatory Redemption Period, the Company may redeem any or all of the outstanding Series A Preferred Stock at a redemption price equal to the original issuance price ($4.40 per share) plus an amount that would yield a total annualized return of 10%. As of December 31, 1998, the Company has recorded $70 as an accretion to the stated value of the Series A Preferred Stock with a corresponding charge to additional paid in capital representing a dividend. During the Mandatory Redemption Period, holders of the Series A Preferred Stock have the right at any time to convert all or a part of their shares of Series A Preferred Stock into shares of Common Stock.

         On February 1, 2002 and on the first day of each calendar quarter thereafter after all of the Series B Preferred has been redeemed, the holder of the Series A Preferred Stock will have the option to redeem up to 100,000 shares at a redemption price equal to the original issuance price ($4.40) plus an amount that would yield a total annualized return of 10%. During the optional redemption period, holders of the Series A Preferred Stock have the right at any time to convert all or a part of their shares of Series A Preferred Stock into shares of Common Stock.

                      HealthAxis.com, Inc. and Subsidiaries
                        (A Development Stage Enterprise)
            Notes to Consolidated Financial Statements - (Continued)

         At any time prior to redemption, shares of Series A Preferred Stock are convertible into common stock at a price equal to the original issuance price ($4.40 per share) divided by the Conversion Price which is defined as the original issuance price adjusted for future issuances of common stock as defined in the preferred stock agreement. All of the outstanding shares of Series A Preferred Stock will be converted into a number of shares of Common stock at the Conversion Price upon the consummation of a underwritten public offering of the Common Stock of the Company at a net offering price per share that represents a pre-offering market capitalization of not less than $150,000 and aggregate proceeds (net of underwriting commissions and discounts) to the Company of not less than $25,000.

         The Series A Preferred Stock is not subject to any sinking fund or other similar provisions. The holders of Series A Preferred Stock are not entitled to any preemptive rights.

         The Company is required to notify the Series A Preferred shareholders upon the registration of Common Stock under the Securities Act of 1933 and subject to certain limitations include their shares of common stock upon conversion in such registration.

         In conjunction with the issuance authorization and issuance of Series C Preferred Stock, the Company amended certain terms and provisions of the Series A Preferred Stock (See Note P).

Note J - Series B Cumulative Convertible Preferred Stock

         During 1998, the Company issued 625,529 shares of Series B Cumulative Convertible Preferred Stock, par value $1.00 per share (the "Series B Preferred Stock") to AOL at $4.40 per share for an aggregate purchase price of $2,750, less issuance costs amounting to $51, of which a portion was used to pay amounts due to AOL under the IM Agreement.

         Holders of the Series B Preferred Stock will be entitled to cumulative dividends accruing from the date of issuance, as and if declared by the Board of Directors at the annual rate of $.13 per share. If all accrued dividends on the Series B Preferred Stock have not been paid or set apart for payment, no dividends or other distributions may be declared and paid or set apart for payment upon the Common Stock, Series A Preferred Stock or any other class of securities of the Company having a dividend or distribution preference junior to the Series B Preferred Stock (the "Junior Stock"); and the Company shall not repurchase, redeem or otherwise acquire any shares of its Common Stock, Series A Preferred Stock or any series of Junior Stock, other than the repurchase by the Company of Common Stock from any Company employee upon the cessation of the employee's employment with the Company. Holders of Series B Preferred Stock are not entitled to participate in any other dividends or other distributions (cash, stock or otherwise) declared or paid on or with respect to the Common Stock or any other class of stock of the Company.

                      HealthAxis.com, Inc. and Subsidiaries
                        (A Development Stage Enterprise)
            Notes to Consolidated Financial Statements - (Continued)

         Holders of the Series B Preferred Stock are entitled to vote on all matters as to which holders of Common Stock are entitled to vote. The holders of each share of Series B Preferred Stock are entitled to the number of votes equal to the nearest whole number of shares of Common Stock into which the holder's Series B Preferred Stock is convertible. Generally, the holders of Series B Preferred Stock shall vote together with the holders of Common Stock and the Series A Preferred Stock as one class.

         In the event of any dissolution, liquidation or winding up of the affairs of the Company, after payment or provision for payment of the debts and other liabilities of the Company, the holders of the Series B Preferred Stock shall be entitled to receive, out of the assets of the Company legally available for distribution to its shareholders, the amount of approximately $4.40 in cash for each share of Series B Preferred Stock, plus an amount equal to all dividends accrued and unpaid on each such share up to the date fixed for distribution, before any distribution may be made to the holders of the Company's Common Stock, Series A Preferred Stock or any series of Junior Stock.

         Holders of the Series B Preferred Stock have the option within six months after the later of the occurrence of a Trigger Event (as defined in the AOL Agreement) to redeem any or all of the shares of Series B Preferred Stock at a redemption price per share equal to the original issuance price plus an amount that would yield a total annualized return of 10%. As of December 31, 1998, the Company has recorded $36 as an accretion to the stated value of the Series B Preferred Stock with a corresponding dividend charge to additional paid-in capital.

         Shares of Series B Preferred Stock are convertible at any time, at the option of the holder, into Common Stock at a price equal to the original issuance price ($4.40 per share) divided by the Conversion Price which is defined as the original issuance price adjusted for future issuances of common stock as defined in the preferred stock agreement.

         All of the outstanding shares of Series B Preferred Stock shall be converted into a number of shares of Common Stock at the Conversion Price (as defined above) upon the consummation of an underwritten public offering of the Common Stock of the Company at a net offering price per share that represents a pre-offering market capitalization of not less than $200,000 and aggregate proceeds (net of underwriting commissions and discounts) to the Company of not less than $25,000.

         In connection with AOL's purchase of the Series B Preferred Stock, the Company and AOL entered into a Registration Rights Agreement ("Registration Agreement") which sets forth the rights of AOL in connection with the public offering of a Common Stock acquired in connection with the conversion of Series B Preferred Stock or other shares of Common Stock acquired through the exercise of warrants granted to AOL.

         The Series B Preferred Stock is not subject to any sinking fund or other similar provisions. The holders of Series B Preferred Stock are not entitled to any preemptive rights.

                      HealthAxis.com, Inc. and Subsidiaries
                        (A Development Stage Enterprise)
            Notes to Consolidated Financial Statements - (Continued)

          In conjunction with the issuance authorization and issuance of Series C Preferred Stock, the Company amended certain terms and provisions of the Series B Preferred Stock (See Note P).

         The Stock Purchase Agreement, dated November 13, 1998, related to AOL's purchase of the Series B Preferred Stock (the "Stock Purchase Agreement") provides that the Company with certain exceptions as outlined in the agreement may not issue, sell, exchange or reserve or set aside for issuance any Common Stock, any other equity security of the Company, or any convertible debt security or debt security with equity features or any option, warrant or right to subscribe for, or purchase any equity or debt security of the Company unless the Company offers to sell AOL its proportionate interest (as defined in the Stock Purchase Agreement) of such securities at a price and terms specified by the Company, which offer is required to remain open for 30 days. The first right of purchase provided to AOL does not apply to the issuance of the 2.9 million shares of Common Stock reserved for issuance under the Company's Stock Option Plan, Common Stock issued upon the conversion of the Series A Preferred Stock; Common Stock issued pursuant to a stock dividend or stock split, combination or subdivision; securities issued in an acquisition of another corporation by merger or purchase of substantially all of the assets of such corporation whereby the Company owns not less that 51% of the voting power of such other corporation. These above-described rights granted to AOL do not apply to and terminate upon an underwritten public offering with a pre-offering market capitalization of $150,000 which results in aggregate net cash proceeds of not less than $25,000.

         The Company and Provident also agreed that, provided AOL owned or possessed the right to acquire at least 1% of the Company's outstanding Common Stock, the Company would be precluded from certain transactions without the prior consent of AOL.

         In addition, the Stock Purchase Agreement provides that provided AOL owns or has the right to acquire more than 1% of the outstanding Common Stock of the Company, neither the Company or Provident, nor shall Provident permit the Company or any of its other subsidiaries, without the prior written consent of AOL, to take any action or enter into any transaction which under the circumstances under which it was entered into, could reasonably be foreseen to prejudice the interest of the Company in favor of Provident or any Provident subsidiary. Notwithstanding the foregoing, the prior consent of AOL shall not be required to engage in an equity offering generating proceeds of at least $10,500 at a price per share of at least $3.74 (as adjusted for stock splits, dividends recapitalizations and like occurrences) as described in the Certificate of Designation related to the Series B Preferred Stock.

         The Stock Purchase Agreement also provides that AOL may assign its rights under such agreement to: (i) any partner or affiliate of AOL, or (ii) any person or entity acquiring at least 50,000 shares of the Series B Preferred Stock, the Common Stock underlying the Series B Preferred Stock or a combination thereof. As a condition to the transfer of rights granted pursuant to the Stock Purchase Agreement, subsequent transferees of AOL may not assign their rights under the Stock Purchase Agreement and each transferee must provide notice of the transfer to the Company and agree to be bound by the Stockholders' Agreement

                      HealthAxis.com, Inc. and Subsidiaries
                        (A Development Stage Enterprise)
            Notes to Consolidated Financial Statements - (Continued)

dated, November 13, 1998, (the "Stockholders' Agreement") entered into between the Company and the named stockholders.

         The Stockholders' Agreement between the Company, AOL, HPS, Provident, PILIC and Messrs. Ashker and Clemens provides that in the event a Selling Group Stockholder, as defined in the Stockholders' Agreement, intends to sell or transfer any shares of capital stock of the Company, such Selling Group Stockholder shall give notice to AOL of the name and terms offered by the proposed purchaser and provide AOL with the right to purchase such shares at the same price offered by the proposed purchaser for a period of 30 days. If AOL does not elect to purchase such shares within 30 days, the Selling Group Stockholder may sell such shares to the proposed purchaser within 90 days on the same terms, including price, contained in the notice to AOL. If the sale is not effective within 90 days, additional notice to AOL is required. A purchaser of the shares held by any Selling Group Stockholder must agree to be bound by the terms of the Stockholders' Agreement as a condition to the transfer. If any Selling Group Stockholder receives any bona fide offer from a third party to purchase any shares of stock covered by the Stockholders' Agreement, such stockholder shall provide notice of such offer to AOL and shall not sell any stock of the Company unless the terms of the offer are extended to AOL. See
Note P.

         If Provident or any affiliate of Provident that holds shares of the Company ("Provident Group Holder") intends to engage in a "Change of Control Transaction," as defined in the Stockholders' Agreement, such entity must provide AOL with 30 days prior written notice of such transaction and may not consummate such transaction unless the acquiror agrees to acquire all of the stock owned by AOL under the terms and procedures set forth in the Stockholders' Agreement.

         The Stockholders' Agreement terminates upon: (i) an underwritten public offering by the Company which generates net cash proceeds of $25,000 and has a pre-offering market capitalization of not less than $150,000; or (ii) with respect to a particular party to such agreement, upon the transfer of all of the stock owned by such stockholder.


Note K - Stockholders' Equity and Dividend Restrictions

         During 1998, the Company issued a 5.5% Convertible Note to HPS for cash of $5,000 which was subsequently converted, together with accrued interest, into 2,365,365 shares of common stock. The note was originally convertible into a 12.5% interest. As a result of AOL's desire to be the most senior security upon investment, see Note I, the Company agreed to give HPS an additional 2.5% interest upon conversion of their note to common stock. As a result, the inducement was valued at $953,000 and was charged to operations with a corresponding credit to additional paid in capital.

         The Company granted HPS certain demand and piggyback registration rights with respect to the Common Stock issued to HPS. Under the terms of such agreement, when the Company proposes to register any shares of Common Stock

                      HealthAxis.com, Inc. and Subsidiaries
                        (A Development Stage Enterprise)
            Notes to Consolidated Financial Statements - (Continued)

under the Securities Act, other than in connection with an initial public offering or a registration statement on Form S-4, Form S-8 or other form not permitting the registration by selling shareholders, the Company is required to give notice to HPS or its assignee or transferee of the proposed registration and the right to include their shares of Common Stock ("HPS Common Shares") in such registration (a "piggyback registration"), subject to certain conditions, including the right of the underwriter of such offering to limit the number of HPS Common Shares sold by the holders if the underwriter advised the Company and such holders that the number of HPS Common Shares required to be included by such holders would interfere with the successful marketing of the shares offered. The holders of the HPS Common Shares may also require the Company to file up to two registration statements ("demand registrations") under the Securities Act with respect to the HPS Common Shares, subject to certain conditions including the requirement that the Company qualifies to use Form S-3. The Company shall not be required to register any HPS Common Shares if such shares are eligible for sale pursuant to Rule 144, without regard to volume limitations.

         During 1998, the Board of Directors declared a 14-for-1 stock dividend of the Company's common stock.

         The Company has entered into the Registration Rights Agreement with Provident pursuant to which Provident can require the Company to register up to 50% of the Common Stock held by Provident in connection with the Company's public offering and the balance of such shares one year thereafter. The registration rights granted in the Provident Rights Agreement are subject to the priority registration rights granted to HPS and the holders of the Series A and B Preferred Stock and to be granted to the holders of the Series C Preferred Stock.

         Dividend restrictions: Dividends paid by the Company to holders of the Company's Common Stock are subject to restrictions set for in the Certificate of Designation related to the Series A and Series B Convertible Preferred Stock and subject to restrictions set for in the Certificate of Designation related to the Series C Convertible Preferred Stock once issued. The Company has not nor does it anticipate paying a cash dividend in the foreseeable future.

         Series C Preferred Convertible Stock: The Company has authorized the issuance of up to 3,420,491 shares of Series C Preferred Stock which were offered pursuant to a private placement offering. On March 30, 1999, 1,526,412 of these authorized shares were issued at $5.77 per share, for an aggregate purchase price of $8.8 million

         See Note P - Subsequent Events for additional information.

                      HealthAxis.com, Inc. and Subsidiaries
                        (A Development Stage Enterprise)
            Notes to Consolidated Financial Statements - (Continued)

Note L - Stock Options and Warrants

         Options: During 1998, the Company adopted, and Provident, as the sole shareholder of the Company approved, the 1998 Stock Option Plan (the "Stock Option Plan") which provides for the award of options and stock purchase rights (collectively "Awards") up to an aggregate of 2,900,000 shares, of which 1,956,500 shares have been granted as of December 31, 1998. Of the options granted, options to purchase 991,000, 309,000, 50,000 and 50,000 shares were granted to Mr. Ashker, Mr. Clemens, Mr. Beausang and Mr. Gillin, respectively, and are immediately exercisable at a price of $1.77 per share having a term of 10 years. Options to purchase 460,000 shares of HealthAxis Common Stock awarded at $1.77 per share were awarded to officers and employees. These options have a term of five years and vest at a rate of 25% of the initial award on the grant date, 25% of the initial award on February 1, 1999 and the balance in quarterly installments thereafter. Options to purchase an additional 96,500 shares of Common Stock were granted to officers and employees at an exercise price of $4.00 per share. Such options have a term of five years and vest at a rate of 25% of the initial award on the grant date, 25% of the initial award on November 20, 1999 and the balance in quarterly installments thereafter.

         Options granted under the Stock Option Plan may be options intended to qualify under Section 422 of the Code, as amended, ("Incentive Stock Options") or options not intended to qualify ("Non-Qualified Stock Options"). The Stock Option Plan requires the exercise price of Incentive Stock Options to be at least equal to the fair market value of the Common Stock on the date of the grant. In the case of Incentive Stock Options granted to a shareholder owning, directly or indirectly, in excess of 10% of the Common Stock, the Incentive Stock Option exercise price must be at least equal to 110% of the fair market value of the Common Stock on the date of grant and such incentive stock option may not be exercised more than five years from the date of grant. Non-qualified stock options and stock purchase rights may be offered at an exercise price of not less than 85% of the fair market value on the date of grant.

         All unexercised incentive stock options terminate no later than three months (or such shorter period as determined by the committee making such award; provided such period may not be less than 30 days) following the date on which an optionee's employment by, or relationship with, the Company or any parent or subsidiary of the Company, terminates for any reason (excluding death and disability) but not later than the expiration date whether or not such termination is voluntary. The options granted under the stock option plan vest either immediately or over a two or three year period. No option granted under the Stock Option Plan is assignable or transferable, otherwise than by will or by the laws of descent and distribution. Except in the event of death or disability, all options granted under the Stock Option Plan are exercisable during the lifetime of an optionee, and are exercisable only by such optionee.

         Stock Purchase Rights ("SPRs") may be granted either alone, in addition to, or in tandem with other awards granted under the Stock Option Plan. SPRs may not be granted at less than 85% of the fair market value on the date of grant

                      HealthAxis.com, Inc. and Subsidiaries
                        (A Development Stage Enterprise)
            Notes to Consolidated Financial Statements - (Continued)

(or 100% of the fair market per share for ten percent shareholders) unless otherwise determined at the time of grant. Under the terms of the Stock Option Plan, the SPRs shall include a stock repurchase option exercisable by the Company if the employee is terminated, voluntarily or involuntarily, following the receipt of the restricted stock.

         The Board of Directors of the Company may amend, alter, suspend or discontinue the Stock Option Plan at any time, provided such action shall not impair the rights of holders of options granted pursuant to such plan. Shareholder approval is required for any amendment to the Stock Option Plan to the extent required by the SEC rules or the Code.

         The following table lists stock options granted and outstanding for all plans:

                                                  Weighted Average
                                       Number         Exercise       Weighted Average
                                     of Shares          Price            Fair Value
                                     ---------    -----------------  ----------------
Granted during 1998                  1,956,500          $1.88              $0.38

Outstanding, December 31, 1998
    Exercisable                      1,515,000          $1.77              $0.36
    Exercisable                         24,125          $4.00              $0.80
    Not exercisable                    345,000          $1.77              $0.36
    Not exercisable                     72,375          $4.00              $0.80
                                     ---------
         Total outstanding           1,956,500          $1.88              $0.38


         The remaining contractual life for all options granted and outstanding is approximately 9.5 years.

                      HealthAxis.com, Inc. and Subsidiaries
                        (A Development Stage Enterprise)
            Notes to Consolidated Financial Statements - (Continued)

         The Company has elected to account for stock-based compensation using the intrinsic value method prescribed in Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees". Compensation cost for stock options, if any, is measured as the excess of the fair value of the Company's stock at the date of grant over the amount an employee must pay to acquire the stock. Compensation cost for shares issued under performance share plans is recorded based upon the current market value of the Company's stock at the end of each period. The Company has adopted the disclosure-only provisions of Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock Based Compensation" for employees and employee-directors as defined in SFAS No. 123. Accordingly, no compensation cost has been recognized for stock option and warrant grants that occurred in 1998. Had compensation cost for the Company's stock option grants to employees and employee-directors been determined based on the fair value at the date of grants in accordance with the provisions of SFAS No. 123, the Company would have amortized the cost over the vesting period of the option. The Company's 1998 net loss and net loss per common share would have been reduced to the following pro forma amounts:

                                                     As Reported       Pro Forma
                                                     -----------       ---------
Net loss applicable to common shareholders             ($4,896)         ($5,492)

Net loss per share applicable to common shares
    Basic and Diluted                                   ($0.35)          ($0.39)

         The fair value of the options and warrants granted during 1998 are estimated on the date of grant using the Black-Scholes option-pricing model. The major assumptions used and the estimated fair value include no dividends paid, an expected term of 5 years, an expected stock volatility of 1%, a risk free interest rate of 4.48% and a weighted average fair value of $0.38.

         Warrants: The Company issued warrants to AOL as described in Note D.

         In accordance with the terms of a consulting agreement with Lynx Capital Group, LLC ("Lynx") which provides for the payment of monthly fees, travel expenses, Provident issued warrants to purchase 400,000 shares of Provident's common stock with an estimated value of $663 which has been accounted for as a capital contribution from Provident. Of this amount, $290 has been recognized as prepaid interactive marketing expense and $373 as other general and administrative expense.

         The Company has agreed to grant warrants to purchase 50,000 shares of Common Stock at approximately $3.30 to Robinson, Lerer and Montgomery ("RLM"), a public relations firm engaged by the Company, as part compensation for services to be rendered to the Company in the future. The warrants were valued at $94, and have been accounted for as other prepaid assets of which $40 was charged to other general and administrative expense during 1998.

                      HealthAxis.com, Inc. and Subsidiaries
                        (A Development Stage Enterprise)
            Notes to Consolidated Financial Statements - (Continued)

         Additionally, the Company has agreed to grant to ING Barring Furman Seltz LLC warrants to acquire up to 5% of the total number of shares issued in an investor financing, as defined in the investment banking services agreement.

Note M - Commitments and Contingencies

         Commitments: The Company has various agreements with AOL, CNet and Lycos with future commitments described in notes D, E and F.

         The Company leases office space, data processing and other equipment from PILIC through March 31, 1999 at which time the lease will need to be renegotiated. Lease payments to PILIC approximated $64 in 1998.

         Litigation: The Company may be involved in disputes and litigation in the normal course of business. Management is of the opinion that neither the litigation nor the claims (if any) will have a material adverse effect on the results of operations or financial position of the Company.

         Government Legislation and Regulation: The Company's business is subject to a changing legislative and regulatory environment. Some of the proposed changes include initiatives to restrict insurance pricing and the application of underwriting standards and reform health care. Proposals on national health care reform have been under consideration that could significantly change the way healthcare is financed and provided. The effects on the Company of comprehensive healthcare reforms, which, if enacted, may have a material adverse impact upon the ability of the Company to profitably engage in the sale of accident and health insurance products.

Note N - Related Party Transactions

         Lynx Capital Group, LLC ("LCG") beneficially owns 5.7% (including options) of the outstanding shares of Provident. The Manager of LCG is also serving as the Chief Executive Officer and President of the Company and is also a Director of Provident. LCG is party to a consulting agreement with Provident whereby LCG provided various services to the Company and paid $23 in fees and expenses and issued options to purchase 400,000 shares of Provident common stock.

         A Director of the Company and a former Director of Provident, is a partner in a law firm which provides legal services to the Company which approximated $82 in 1998.

         A technology consulting firm owned by the Company's former Chief Information Systems Officer provided information systems consulting services to the Company approximating $690 in 1998.

                      HealthAxis.com, Inc. and Subsidiaries
                        (A Development Stage Enterprise)
            Notes to Consolidated Financial Statements - (Continued)

Note O - Changes in Web Alliance

         On March 29, 1999, the Company and AOL entered into the Second Amendment (the "Second Amendment") to the Amended and Restated Interactive Marketing Agreement with AOL, dated as of February 1, 1998, which provides that the Company will be the exclusive third-party direct marketer of managed-care and indemnity health insurance policies, dental insurance, vision insurance, prescription coverage, critical care insurance and long-term care insurance coverage and, subject to certain restrictions, the non-exclusive third party marketer of life and long-term disability (collectively, the "Products") for individuals and groups of less than fifty individuals in the United States via AOL's online service. The Second Amendment provides HealthAxis with access to CompuServe and Netscape Netcenter, which the Company believes will expand its marketing scope. The Second Amendment also provides for a four month "wind down" period in the event the Company elects not to exercise its option to renew its agreement with AOL for an additional term. In the event of nonrenewal, AOL has agreed to continue to market and support HealthAxis on a non-exclusive basis until May 31, 2000. In the event the Company elects to renew its agreement with AOL for a second term, the Second Amendment extends the renewal term from 24 to 28 months beginning on February 1, 2000 and ending on May 31, 2002. The Second Amendment also modifies the payment schedule due to AOL for the renewal term from a single payment of $33.5 million on February 1, 2000 to a payment schedule of:
                    $5.0 million due on February 1, 2000;
                    $5.9 million due on May 1, 2000;
                    $5.9 million due on August 1, 2000;
                    $8.4 million due on January 1, 2001; and $8.3 million due on April 1, 2001.

In the event HealthAxis fails to make any of the above payments, when due pursuant to the above schedule, the remaining payments shall become due and payable. Finally, the Second Amendment provides for certain modifications and enhancements with regard to the placement of the Company's impressions on AOL.

         AOL agreed to amend the terms of the Series B Preferred Stock in connection with the private placement offering. Additionally, AOL verbally acknowledged that HealthAxis has met all of the requirements regarding the "official launch" as of March 29, 1999.

                      HealthAxis.com, Inc. and Subsidiaries
                        (A Development Stage Enterprise)
            Notes to Consolidated Financial Statements - (Continued)

Note P - Subsequent Events

         On March 24, 1999, PILIC, a subsidiary of Provident and holder of all of the Series A Preferred Stock of the Company, granted Provident the option to purchase all of the Company's Series A Preferred Stock owned by it at a purchase price of $4.71 per share plus 8% interest calculated quarterly and compounded annually from March 24, 1999 to the date of purchase. The option expires on December 17, 2003.

         On March 30, 1999, the Company issued 1,526,412 shares of Series C Preferred Stock at $5.77 per share, for an aggregate purchase price of $8.8 million. In connection with the issuance of Series C Preferred Stock (see Note B, J and K), HealthAxis amended the terms of the Series A and Series B Preferred Stock to, among other things, provide for the preference of Series C Preferred Stock over the Series A Preferred Stock, to clarify the priorities of the Series A, B and C Preferred Stock in the event of a liquidation, to delete the dividend currently payable on the Series A and B Preferred Stock, to delete the optional redemption provision related to the Series A Preferred Stock, to revise the optional and mandatory conversion provisions applicable to the Series A and B Preferred Stock and to revise the definition of excluded Shares applicable to the Series A Preferred Stock. As a result of the elimination of the optional redemption provision of the Series A Preferred Stock, the reported amount of such preferred will be classified as a component of stockholders' equity effective March 30, 1999. Additionally, AOL has amended the definition of a Trigger Event, so that HealthAxis must raise an aggregate of $10.5 million by May 31, 1999.

                      HealthAxis.com, Inc. and Subsidiaries
                           Consolidated Balance Sheet
                                   (Unaudited)

                                                                   September 30
                                                                       1999
                                                                   ------------
(In thousands, except share and per share amounts)
Assets
Cash and cash equivalents                                            $  6,891
Prepaid interactive marketing expense                                   5,657
Other assets                                                              365
                                                                     --------
     Total  current assets                                             12,913
                                                                     --------

Equipment and software, net                                             3,178
Goodwill, net                                                           7,673
Alliance agreements, net                                                  470
                                                                     --------
     Total assets                                                    $ 24,234
                                                                     ========

Liabilities and Stockholders' Equity
Accounts payable and accrued expenses                                $  2,882
                                                                     --------
     Total Current Liabilities                                          2,882
                                                                     --------

Commitments
Preferred Stock Series B $.13 cumulative, redeemable
     And convertible :  625,529 issued and outstanding                  2,804

Stockholders' Equity
Preferred Stock, $1 par value:  5,500,000 shares authorized
     for all issues including series A, B, C and D
     Series A Preferred, 545,916 issued and outstanding                   546
     Series C Preferred, 1,526,412 issued and outstanding               1,526
     Series D Preferred, 333,334 issued and outstanding                   333
Common Stock,
     No par value:  authorized 40,000,000,
     16,172,760 and 16,738,811 shares issued and outstanding           15,426
Additional Paid-in-capital                                             23,848
Deficit                                                               (23,131)
                                                                     --------
     Total Stockholders' equity                                        18,548
                                                                     --------

     Total Liabilities and Stockholders' Equity                      $ 24,234
                                                                     ========

                 See notes to consolidated financial statements.

                      HealthAxis.com, Inc. and Subsidiaries
                      Consolidated Statement of Operations
                                   (Unaudited)

                                                                      Nine Months Ended
                                                                         September 30
                                                                    1998                1999
                                                                    ----                ----
(Dollars in thousands, except share and per share data)

Revenue                                                         $        --          $       125
                                                                -----------          -----------
Expenses:
     Operating and development                                          273                3,922
     Sales and marketing                                              1,425               12,100
     General and administrative                                       1,355                2,542
     Amortization of Goodwill                                             0                  108
                                                                -----------          -----------
     Total Expenses                                                   3,053               18,672
                                                                -----------          -----------

     Operating (Loss)                                                (3,053)             (18,547)
                                                                -----------          -----------

     Interest and Other Income                                           --                  212
     Interest Expense                                                  (122)                  (6)
                                                                -----------          -----------
     Net (Loss)                                                      (3,175)             (18,341)
     Dividends on preferred stock                                        --                 (129)
                                                                -----------          -----------
Net (Loss) applicable to common stock                           $    (3,175)         $   (18,470)
                                                                ===========          ===========


(Loss) per share of common stock
     Basic and diluted                                              $ (0.24)            $  (1.12)
Weighted average common shares and equivalents
  used in computing (loss) per share
     Basic and diluted                                           13,125,000           16,478,839

                 See notes to consolidated financial statements.

                      HealthAxis.com, Inc. and Subsidiaries
     Consolidated Statements of Changes in Stockholders' Equity (Unaudited)
                    (Dollars in thousands, except share data)

                                         Preferred Stock        Preferred Stock       Preferred Stock         Common Stock
                                             Series A              Series C              Series D
                                         Shares      Amount     Shares       Amount    Shares      Amount   Shares      Amount
                                         ------      ------     ------       ------    ------      ------   ------      ------
Balance, January 1, 1999                       -       $  -            -      $  -          -      $  -   16,172,760     $9,060
Additional contribution from
     Parent company                                                                                                          87
Shares issued, net of issuance costs                           1,526,412     1,526    333,334       333      516,051      6,190
Warrants issued for services
Options exercised                                                                                             50,000         89
Accretion of Preferred stock
Push down of goodwill from
     Parent company
Reclassification of Preferred stock      545,916        546
Net loss
                                         -------       ----    ---------   -------    -------     -----   ----------   --------

                                         545,916       $546    1,526,412   $ 1,526    333,334     $ 333   16,738,811   $ 15,426
                                         =======       ====    =========   =======    =======     =====   ==========   ========

                 See notes to consolidated financial statements.

                           [RESTUBED TABLE FOR ABOVE]

                                          Additional    Retained
                                           Paid-In      Earnings
                                           Capital      (Deficit)     Total
                                          ----------    ----------    -----
Balance, January 1, 1999                    $ 3,482     $(4,790)    $  7,752
Additional contribution from
     Parent company                                                       87
Shares issued, net of issuance costs         10,224                   18,273
Warrants issued for services                    637                      637
Options exercised                                                         89
Accretion of Preferred stock                  (129)                     (129)
Push down of goodwill from
     Parent company                           7,781                    7,781
Reclassification of Preferred stock           1,853                    2,399
Net loss                                               (18,341)      (18,341)
                                            -------   ---------     --------

                                            $23,848   $ (23,131)    $ 18,548
                                            =======   ==========    ========

                                      F-27

                      HealthAxis.com, Inc. and Subsidiaries
                      Consolidated Statements of Cash Flows
                             (Dollars in thousands)
                                   (Unaudited)

                                                                                      Nine Months Ended
                                                                                        September 30
                                                                                1998                 1999
                                                                             ----------            --------
Cash flows from operating activities
    Net (loss)                                                                $ (3,175)            $(18,341)
    Adjustments to reconcile net (loss)
    to net cash provided by (used in) operating activities
       Depreciation                                                                  0                  617
       Amortization of Prepaid Interactive Marketing                               844                9,367
       Amortization of Prepaid Alliance Agreements                                   0                  119
       Amortization of Goodwill                                                      0                  108
       Non-Employee Stock Options                                                    0                   48
       Decrease (increase) in
         Prepaid Interactive Agreements                                         (6,450)              (3,620)
         Amounts Due to affiliates                                                 447                  (64)
         Unearned E-Commerce Revenue and Other Assets                                0                 (266)
         Accounts Payable and Accrued Expenses                                   1,917                1,098
                                                                              --------             --------
    Net cash provided by (used in) operating activities                         (6,417)             (10,934)
                                                                              --------             --------
Cash flows from investing activities
    Purchases of  equipment and software                                        (1,090)              (2,262)
                                                                              --------             --------
Cash flows from financing activities
    Issuance of common stock                                                     5,107                6,281
    Issuance of preferred stock                                                  2,400               12,807
    Costs incurred for issuing stock                                                 0                 (725)
                                                                              --------             --------
    Net cash from financing activities                                           7,507               18,363
                                                                              --------             --------

    Increase (decrease) in cash and cash equivalents                                --                5,167
    Cash and cash equivalents, beginning of period                                  --                1,724
                                                                              --------             --------
    Cash and cash equivalents, end of period                                  $     --             $  6,891
                                                                              ========             ========
Supplemental disclosure of cash flow information:
    Interest paid                                                             $    106             $      6
    Dividends on Preferred Stock                                                                   $    129

Non-cash financing activities:
    Issuance of warrants in connection with issuance of preferred stock       $  1,135             $    278
    Issuance of warrants in connection with alliance agreements                                    $    589

               See notes to the consolidated financial statements

                      HealthAxis.com, Inc. and subsidiaries
                          Notes to financial statements
                             (Dollars in thousands)
                                   (Unaudited)


Unaudited Financial Information

The financial statements with respect to the nine months ended September 30, 1998 and 1999 are unaudited; pursuant to the rules and pursuant to the rules and regulations of the Securities and Exchange Commission and reflect all adjustments which, in the opinion of the Company, are necessary to present fairly results for the interim periods. Certain financial information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations, although the Company believes that the accompanying disclosures are adequate to make the information presented not misleading. Results of operations for the nine month period ended September 30, 1999, are not necessarily indicative of the results that may be expected for the year ending December 31, 1999.

These financial statements should be read in conjunction with the audited financial statements and notes thereto contained elsewhere herein for the period from inception (March 26, 1998) through December 31, 1998

Note A - General

HealthAxis.com Inc. ("HealthAxis") was incorporated on March 26, 1998 to sell health insurance products online. HealthAxis seeks to utilize its exclusive distribution agreements with America Online, Inc. ("AOL"), Lycos, Inc. ("Lycos") and CNet, Inc., including Snap.com, ("CNet") ("Distribution Partners"), to create a distinct branded identity for its online health insurance "store." HealthAxis provides convenient, around-the-clock, online access to health insurance products.

HealthAxis is a subsidiary of HealthAxis, Inc. ("HAI") (formerly Provident American Corporation), which as of September 30, 1999 owned 79.8% of HealthAxis' capital stock. HAI and HealthAxis were in the process of negotiating the terms of a merger whereby HealthAxis would be merged with and into HealthAxis Acquisition Corp., a wholly-owned subsidiary of HAI, and HAI would be the surviving publicly-traded company, with HealthAxis being a wholly owned subsidiary.

On October 28, 1999, HealthAxis announced that discussions relating to the merger with its parent had been put on hold pending the outcome of discussions with an undisclosed third party regarding a potential business combination. On December 7, 1999 HealthAxis announced that it and Insurdata Incorporated ("Insurdata"), a subsidiary of UICI, Inc. had signed a definitive agreement to merge. In a separate announcement HAI announced plans to move forward with its original plan to merge with HealthAxis. The merger of HealthAxis and Insurdata was consummated on January 7, 2000 and will be accounted for under the purchase method in accordance with Accounting Principles Board Opinion No. 16, "Business Combinations".

On January 26, 2000, HAI and HealthAxis entered into an Agreement and Plan of Reorganization and Agreement and Plan of Merger pursuant to which HAI will merge with HealthAxis. Upon consummation of the reorganization transactions, HealthAxis shareholders, exclusive of HAI, will receive 1.127 shares of HAI's common stock for each share of HealthAxis common stock outstanding. The merger will be accounted for as a recapitalization of HealthAxis in which the shares issued will be recorded at the historical cost basis of each shareholder.

See Note P- Subsequent Events for more information that relates to the mergers discussed above.

The financial statements have been restated to reflect any adjustments as a result of the application of "push-down" accounting in order to conform with Securities and Exchange Commission rules and regulations.

                      HealthAxis.com, Inc. and subsidiaries
                          Notes to financial statements
                             (Dollars in thousands)
                                   (Unaudited)

Note B - Losses and Uncertainties

HealthAxis has incurred costs to develop and enhance its technology, to create and introduce its website and to establish marketing, insurance carrier and claims administration relationships. As a result, HealthAxis has incurred significant losses and expects to continue to incur losses on a quarterly and annual basis at least through 2000. HealthAxis currently intends to substantially increase its operating expenses as a result of its strategic alliances, to fund increased interactive sales and marketing, to enhance its existing web site and to fund increased salaries and other costs. Consequently, HealthAxis expects negative cash flow from operations to continue for the foreseeable future as it continues to develop and market its Internet-based health and life insurance business.

During 1999, HealthAxis completed a private offering of approximately $8,800 of HealthAxis Series C Preferred Stock on March 30, 1999 (described in Note H), approximately $6,200 of HealthAxis Common Stock (described in Note J) on May 13, 1999, and approximately $4,000 of HealthAxis Series D Preferred Stock (described in Note I) on July 12, 1999. The net proceeds have been used to and are anticipated to be used to fund amounts due to its Distribution Partners and an Advertising Agreement with Yahoo! through the end of fiscal 1999 with the balance intended to be used by HealthAxis for its working capital and other general purposes. HealthAxis believes that the above net proceeds together with its current cash and cash equivalents and the private placement described in Note P will be sufficient to fund HealthAxis' current operations through the end of the year 2000. However, subsequent equity or debt financings will be necessary to enable HealthAxis to fund amounts due to AOL in the event that HealthAxis elects to exercise its option to renew its agreement with AOL, payments to Lycos, CNet and Snap, future operations and continue to implement its current business strategies.

Note C - Changes in Web Alliances

On March 29, 1999, HealthAxis and AOL entered into the Second Amendment (the "Second Amendment") to the Amended and Restated Interactive Marketing Agreement with AOL, dated as of February 1, 1998, which provides that HealthAxis will be the exclusive third-party direct marketer of managed-care and indemnity health insurance policies, dental insurance, vision insurance, prescription coverage, critical care insurance and long-term care insurance coverage and, subject to certain restrictions, the non-exclusive third party marketer of life and long-term disability (collectively, the "Products") for individuals and groups of less than fifty individuals in the United States via AOL's online service. The Second Amendment provides HealthAxis with access to CompuServe and Netscape Netcenter, which HealthAxis believes will expand its marketing scope. The Second Amendment also provides for a four month "wind down" period in the event HealthAxis elects not to exercise its option to renew its agreement with AOL for an additional term. In the event of nonrenewal, AOL has agreed to continue to market and support HealthAxis on a non-exclusive basis until May 31, 2000. In the event HealthAxis elects to renew its agreement with AOL for a second term, the Second Amendment extends the renewal term from 24 to 28 months beginning on February 1, 2000 and ending on May 31, 2002. The Second Amendment also modifies the payment schedule due to AOL for the renewal term from a single payment of $33.5 million on February 1, 2000 to a payment schedule of:

                 $5.0 million due on February 1, 2000;
                 $5.9 million due on May 1, 2000;
                 $5.9 million due on August 1, 2000;
                 $8.4 million due on January 1, 2001; and $8.3 million due on April 1, 2001.

In the event HealthAxis fails to make any of the above payments, when due pursuant to the above schedule, the remaining payments shall become due and payable. Finally, the Second Amendment provides for certain modifications and enhancements with regard to the placement of HealthAxis' impressions on AOL.

On April 14, 1999, HealthAxis and CNet amended the Promotion Agreement dated June 14, 1998, as amended on November 13, 1998 (the "Amended Agreement") to, among other things, revise the current payment schedule, to remove Snap as a

                      HealthAxis.com, Inc. and subsidiaries
                          Notes to financial statements
                             (Dollars in thousands)
                                   (Unaudited)

party to the agreement and enter into a separate agreement with Snap, as CNet and Snap are now separate entities. The Amended Agreement and the Snap Agreement extends the termination date of the initial term of the agreement to August 31, 2000; allocates the total number of monthly impressions between Snap and CNet; provides CNet and Snap with the ability to immediately terminate the Amended Agreement and Snap Agreement for nonpayment of fees due or to charge interest on all unpaid amounts at a rate of 1-1/2% per month; revises the exclusivity provisions of the Snap Agreement; and revises the payment schedule applicable to the optional term.

Note D - HealthAxis Warrants Issued and Commitments in Connection with Alliance Agreements

During 1999, in connection with its amended Carrier Partner Agreement with UICI, HealthAxis agreed to issue UICI a warrant to purchase 150,000 shares of HealthAxis Common Stock at an exercise price of $4.40 per share with a five-year term. This warrant has been valued at $505, recorded as prepaid alliance agreement expense included and will be amortized over the life of the agreement beginning July 1, 1999. In the event AOL exercises its redemption rights set forth in the Certificate of Designation related to the Series B Preferred Stock, UICI shall receive a warrant to purchase an additional 200,000 shares of HealthAxis' Common Stock at an exercise price of $3.00 per share.

In May 1999, HealthAxis entered into a Strategic Alliance Agreement with First Health Group Corporation ("First Health"). In conjunction with this agreement, HealthAxis issued a warrant to First Health for 50,000 shares of HealthAxis Common Stock at $20.00 per share with a three-year term. Of that amount, warrants to purchase 10,000 shares are immediately exercisable, have been valued at $84 and recorded as prepaid alliance agreement expense and included in other assets. The remaining warrants become exercisable at the rate of 10,000 warrants upon the signing of each sub-client agreement with each carrier, until the fourth carrier is signed. In addition, if the average daily closing price of HealthAxis' Common Stock is $50.00 per share for a period of 60 consecutive calendar days and if no sub-client agreement has been executed, 10,000 shares subject to this warrant which are not exercisable shall become exercisable in full.

In July 1999, HealthAxis issued a warrant for 75,000 shares of HealthAxis Series D Preferred Stock at $14.50 per share with a five-year term in conjunction the sale of the Series D Preferred Stock to Intel Corporation. Half of these warrants become exercisable in January 2000, with the remaining warrants becoming exercisable in July 2000.

Note E - Prepaid Interactive Marketing Expense

During 1999, HealthAxis made payments aggregating $3,620 to AOL, Lycos, CNet, Snap and Yahoo!, which has been recorded as prepaid interactive marketing expense. For the nine months ended September 30, 1999, included in sales and marketing expense is amortization of prepaid interactive marketing expense of $9,367 consisting of exclusivity expense and impression advertising of $2,390 and $6,977, respectively.

Note F - Series A Cumulative Convertible Preferred Stock

During 1998, HealthAxis authorized 953,980 shares and issued 405,886 shares of Series A Cumulative Convertible Preferred Stock, par value $1.00 per share (the "Series A Preferred Stock") to Provident Indemnity Life Insurance Company ("PILIC"), a former subsidiary of HAI, for aggregate consideration of $2,400, or $5.91 per share. Additionally, HealthAxis issued 140,030 shares of its Series A Preferred Stock to PILIC pursuant to the price adjustment provisions of a Stock Purchase Agreement between HealthAxis and PILIC.

As a result of an amendment to the Series A preferred stock agreement in 1999, holders of the Series A Preferred Stock are entitled to receive such dividends as declared by the Board of Directors of HealthAxis in its discretion. Dividends on each share of Series A Preferred Stock, if and when declared, shall accrue from the applicable date of declaration without interest and shall be paid prior to any dividends, distributions or redemptions to the holders of Common Stock or any Series A Junior Stock other than repurchase by HealthAxis of share of Common Stock from any employee thereof upon cessation of their employment, which shall under all circumstances be permitted.

                      HealthAxis.com, Inc. and subsidiaries
                          Notes to financial statements
                             (Dollars in thousands)
                                   (Unaudited)

In the event of any dissolution, liquidation or winding up of the affairs of HealthAxis, whether voluntary or other wise, after payment or provision for payment of the debts and other liabilities of HealthAxis and all amounts owed to the Series B and Series C Preferred Stock or any other class of securities of HealthAxis having a dividend payment or other distribution preference senior to the Series A Preferred Stock (the "Series A Senior Stock"), the holders of Series A Preferred Stock shall be entitled to receive $4.40 in cash for each share of Series A Preferred Stock, plus an amount equal to all dividends accrued and unpaid on each such share up to the fixed date for distribution, before any distribution may be made to the holders of HealthAxis' Common Stock. Each Preferred Stock agreement includes additional provisions related to liquidation and the order of payment as it relates to each series of Preferred Stock.

The consolidation or merger of HealthAxis with any corporation (other than a transaction where holders of HealthAxis' voting capital stock hold a majority of voting capital of the resulting entity), the sale of all or substantially all of HealthAxis' assets, the acquisition by any person or entity of a majority of the voting capital stock of HealthAxis, will be deemed a liquidation or winding up of HealthAxis.

The Series A Preferred Stock is not subject to any sinking fund or other similar provisions. The holders of Series A Preferred Stock are not entitled to any preemptive rights.

HealthAxis is required to notify the Series A Preferred shareholders upon the registration of Common Stock under the Securities Act of 1933 and subject to certain limitations include their shares of common stock upon conversion in such registration.

In conjunction with the issuance authorization and issuance of Series C Preferred Stock, HealthAxis amended certain terms and provisions of the Series A Preferred Stock (See Note H). The Preferred Stock agreement has been amended in 1999 to eliminate the mandatory redemption provisions as a result the Series A Preferred Stock has been reclassified to the Stockholders' equity section at September 30, 1999.

On November 30, 1999, in conjunction with the sale of PILIC to AHC Acquisition Corporation ("AHC"), the Series A Preferred Stock was sold to HAI. AHC is owned by Alvin Clemens who is Chairman of HealthAxis, HAI, AHC Acquisition Corporation and PILIC. Also on November 30, 1999, HAI transferred at book value, 100,000 shares of Series A Preferred Stock to AHC Acquisition Corporation in connection with the sale of PILIC.

In conjunction with the merger, all of series A, B, C and D Preferred Stock will be converted into Common Stock of HAI. See Note P for additional information

Note G - Series B Cumulative Convertible Preferred Stock

During 1998, HealthAxis issued 625,529 shares of Series B Cumulative Convertible Preferred Stock, par value $1.00 per share (the "Series B Preferred Stock") to AOL at $4.40 per share for an aggregate purchase price of $2,750, less issuance costs amounting to $51, of which a portion was used to pay amounts due to AOL under the IM Agreement.

Holders of the Series B Preferred Stock are entitled to vote on all matters as to which holders of Common Stock are entitled to vote. The holders of each share of Series B Preferred Stock are entitled to the number of votes equal to the nearest whole number of shares of Common Stock into which the holder's Series B Preferred Stock is convertible. Generally, the holders of Series B Preferred Stock shall vote together with the holders of Common Stock and the Series A Preferred Stock as one class.

As a result of an amendment to the Preferred Stock agreement in 1999, holders of the Series B Preferred Stock are entitled to receive such dividends as declared by the Board of Directors of HealthAxis in its discretion, out of funds legally available for that purpose, provided that, such dividend if payable in cash shall be at least equal to $0.13 per share unless dividends per share in excess

                      HealthAxis.com, Inc. and subsidiaries
                          Notes to financial statements
                             (Dollars in thousands)
                                   (Unaudited)

of $0.13 per share are paid to any other holder of capital stock of HealthAxis in which event the dividend payable to each holder of the Series B Preferred Stock shall equal $0.13 per share plus an amount equal to such holder's pro rata portion of any dividend declared by the Board of Directors of HealthAxis and payable to all other holders of capital stock in excess of $0.13 per share. Dividends on each share of Series B Preferred Stock, if and when declared, shall accrue from the applicable date of declaration so that if at any time accrued dividends upon the Series B Preferred Stock shall not have been paid, the amount and deficiency in such dividends shall be fully paid (but without interest) with respect to dividends which have been declared on the shares of the Series B Preferred Stock or the Series B Junior Stock and a sum sufficient for the payment thereof shall have been set apart for such payment, before any other distribution ordered or made shares of Common Stock or any Series B Junior Stock, and before sum or sums shall be set aside for or applied to the purchase or redemption of any shares of Common Stock or the Series B Junior Stock, other than the repurchase by HealthAxis of shares of Common Stock from any employee thereof upon cessation of their employment, which shall under all circumstances be permitted notwithstanding the foregoing.

In the event of any dissolution, the holders of Series B Preferred Stock shall be entitled to receive, out of the assets of HealthAxis legally available for distribution to its shareholders, the amount of $4.40 in cash for each share of Series B Preferred Stock, plus an amount equal to all dividends accrued and unpaid on each such share up to the fixed date for distribution, before any distribution may be made to the holders of HealthAxis' Common Stock, or any series of Series B Junior Stock, including the Series A and Series C Preferred Stock. If, after payment or provision for payment of the debts and other liabilities of HealthAxis, the remaining net assets of HealthAxis are not sufficient to pay the holders of the Series B Preferred Stock the full amounts of their preference, the holders of Series B Preferred Stock would share ratably in any distribution of assets. After payment or provision for payment of the debts and other liabilities of HealthAxis and the full preference amount due to the holders of any Series, Series B and Series C Preferred Stock, the Series A Preferred Stock and the Common Stock will be entitled to receive on a pro rata basis the remaining assets of HealthAxis available for distribution to its shareholders. The relative value of a share of Series A, Series B and Series C Preferred Stock for this purpose shall be determined on an as converted basis.

The consolidation or merger of HealthAxis with any corporation (other than a transaction where holders of HealthAxis' voting capital stock hold a majority of voting capital of the resulting entity), the sale of all or substantially all of HealthAxis' assets, the acquisition by any person or entity of a majority of the voting capital stock of HealthAxis, will be deemed a liquidation or winding up of HealthAxis.

Holders of the Series B Preferred Stock have the option, exercisable upon request of the holders of 51% of the outstanding share of Series B Preferred Stock within six months after the later of the occurrence of a Trigger Event as defined in the agreement or notice of a Trigger Event, to cause HealthAxis to redeem any or all of the shares of Series B Preferred Stock requested to be redeemed, at a redemption price per share equal to the original issuance price (subject to adjustment to reflect stock splits, stock dividends, stock contributions, recapitalizations and similar occurrences) plus an amount that would yield a total annualized return of 10% calculated daily and compounded annually from the later of either the original issuance date or the date on which the holder acquired the shares of Series B Preferred Stock through the date of redemption. Notice of the exercise of the optional redemption rights with respect to the Series B Preferred Stock must be given tot he Company pursuant to the notice of optional redemption provision contained in the Certificate of Designation related tot he Series B Preferred Stock.

Shares of Series B Preferred Stock are convertible at any time, at the option of the holder, into Common Stock at a price equal to the original issuance price ($4.40 per share) divided by the Conversion Price which is defined as the original issuance price adjusted for future issuances of common stock as defined in the preferred stock agreement.

All of the outstanding shares of Series B Preferred Stock shall be converted into a number of shares of Common Stock at the Conversion Price (as defined above) upon the consummation of an underwritten public offering of the Common Stock of HealthAxis at a net offering price per share that represents a

                      HealthAxis.com, Inc. and subsidiaries
                          Notes to financial statements
                             (Dollars in thousands)
                                   (Unaudited)

pre-offering market capitalization of not less than $200,000 and aggregate proceeds (net of underwriting commissions and discounts) to HealthAxis of not less than $25,000.

In connection with AOL's purchase of the Series B Preferred Stock, HealthAxis and AOL entered into a Registration Rights Agreement ("Registration Agreement") which sets forth the rights of AOL in connection with the public offering of a Common Stock acquired in connection with the conversion of Series B Preferred Stock or other shares of Common Stock acquired through the exercise of warrants granted to AOL.

The Series B Preferred Stock is not subject to any sinking fund or other similar provisions. The holders of Series B Preferred Stock are not entitled to any preemptive rights.

In conjunction with the issuance authorization and issuance of Series C Preferred Stock, HealthAxis amended certain terms and provisions of the Series B Preferred Stock (See Note H).

In conjunction with the merger, all of series A, B, C and D Preferred Stock will be converted into Common Stock of HAI. See Note P for additional information

Note H - Series C Convertible Preferred Stock

On March 30, 1999, HealthAxis issued 1,526,412 shares of Series C Preferred Stock at $5.77 per share, for an aggregate purchase price of $8.8 million, less issuance costs of $684 and the value of HealthAxis warrants issued in connection with the issuance of HealthAxis Series C Preferred Stock to certain professional services firms valued at $278.

Holders of the Series C Preferred Stock are entitled to vote on all matters as to which holders of Common Stock are entitled to vote. The holders of each share of Series C Preferred Stock are entitled to the number of votes equal to the nearest whole number of shares of Common Stock into which the holder's Series B Preferred Stock is convertible. Generally, the holders of Series C Preferred Stock shall vote together with the holders of Common Stock, the Series A Preferred Stock and the Series B Preferred stock as one class.

Holders of the Series C Preferred Stock will be entitled to dividends accruing from the date of issue, is such dividends are declared by the Board of Directors out of funds legally available therefor. If any accrued dividends on the Series C Preferred Stock have not been paid or set apart for payment, no dividends or other distributions may be declared and paid or set apart for payment upon any common stock, no par value per share of HealthAxis (the "Common Stock"), or any series of preferred stock of HealthAxis ("the Preferred Stock") with a dividend preference junior to the Series C Preferred Stock ("the Series C Junior Stock"). In the event HealthAxis proposes to pay any dividend upon the shares of Common Stock or any class of Series C Junior Stock, dividends shall have been declared on the share of Series C Preferred Stock and a sum paid to the holders thereof or a sum sufficient for the payment thereof shall have been set apart for such payment, which sum equals a dividend per share of Series C Preferred Stock which is not less than the proposed dividend per share to be paid on the Common Stock or such other Series C Junior Stock, as the case may be (determined, in the case of the Series C Preferred Stock, on an as converted basis). HealthAxis does not anticipate paying any dividends on its Series C Preferred Stock in the foreseeable future.

In the event of any distribution, liquidation or winding up of the affairs of HealthAxis, whether voluntary or otherwise, after payment or provisions for payment of debts an other liabilities of HealthAxis and payment of all amounts owed to the holders of the Series B Preferred Stock, the holders of the Series C Preferred Stock shall be entitled to receive, out of the assets of HealthAxis legally available for distribution to its shareholders, an amount in cash equal to $5.77 ("Series C Offering Price") per share for each share of Series C Preferred Sock, plus an amount equal to all dividends accrued and unpaid, if any, on each such share up to the date fixed for distribution, before any distribution may be made to the holders of HealthAxis' Common Stock, the Series A Preferred Stock or Series C Junior Stock.

If after payment or provision for payment of the debts and other liabilities of HealthAxis, the full amount due to holders of the Series B Preferred Stock and distribution to the holders of Series C and the Series A Preferred Stock the full amount of their preference, holders of the series C Preferred Stock shall

                      HealthAxis.com, Inc. and subsidiaries
                          Notes to financial statements
                             (Dollars in thousands)
                                   (Unaudited)

be entitled to share on a pro rata basis the remaining assets of HealthAxis available for distribution to shareholders with holders of the Common Stock and the Series A and Series B Preferred Stock. The relative value of a share of Series A, Series B and Series C Preferred Stock for this purpose shall be determined on an as converted basis.

The consolidation or merger of HealthAxis with any corporation (other than a transaction where holders of HealthAxis' voting capital stock hold a majority of voting capital of the resulting entity), the sale of all or substantially all of HealthAxis' assets, the acquisition by any person or entity of a majority of the voting capital stock of HealthAxis, will be deemed a liquidation or winding up of HealthAxis.

The Series C Preferred Stock is not subject to any mandatory redemption, sinking fund or other similar provisions.

Each share of Series C Preferred Stock is convertible at any time at the option of the holder into a number of shares of fully-paid and non-assessable share of Common Stock equal to the Series C Offering Price per share by the Series C Conversion Price (as defined below). Each share of Series C Preferred Stock shall be converted immediately upon the consummation of an underwritten initial public offering of Common Stock at a net offering price per share that represents a pre-offering market capitalization of not less than $200.0 million and aggregate proceeds (net of underwriting commissions and discounts) to HealthAxis of not less than $25.0 million ("a Series C Qualified Financing").

The Series C Conversion Price on the Series C Preferred Stock shall be $5.77 per share subject to adjustment from time to time in the event of: (i) the issuance of Common Stock as a dividend or distribution on the Common Stock; (ii) the combination, subdivision or reclassification of the Common Stock; (iii) the distribution to all holders of Common Stock of the evidences of HealthAxis' indebtedness or assets; or (iv) the sale of Common Stock at a price per share, or the issuance of options, warrants or convertible securities with an exercise or conversion price per share, less than Series C Conversion Price. No fractional share will be issued upon conversion, but any fractions will be adjusted in cash on the basis of the then current market price of the Common Stock. Payment of accumulated and unpaid dividends will be made upon conversion to the extent of legally available funds as prescribed by statute.

All of the outstanding shares of Series C Preferred Stock will be converted into a number of shares of Common Stock at the Conversion Price upon the earlier of:
(i) the consummation of an underwritten public offering of the Common Stock of HealthAxis at a net offering price per share that represents a pre-offering market capitalization of not less than $200.0 million and aggregate proceeds to HealthAxis of not less than $25.0 million or (ii) a Qualified Merger.

In conjunction with the merger, all of series A, B, C and D Preferred Stock will be converted into Common Stock of HAI. See Note P for additional information

Note I - Series D Cumulative Convertible Preferred Stock

On July 12, 1999, HealthAxis issued 333,334 shares of HealthAxis Series D Preferred Stock to Intel Corp at $12 per share for an aggregate purchase price of $4,000, less issuance costs of $40. The net proceeds of approximately $3,960, will be used for working capital and other general corporate purposes, including marketing expenses, web site enhancements, salary expenses and advertising and promotional expenses of HealthAxis.

In connection with the HealthAxis Series D Offering, HealthAxis' Amended and Restated Articles of Incorporation were amended to authorize an additional 500,000 shares of HealthAxis Preferred Stock.

Holders of the Series D Preferred Stock are entitled to vote on all matters as to which holders of Common Stock are entitled to vote. The holders of each share of Series D Preferred Stock are entitled to the number of votes equal to the nearest whole number of shares of Common Stock into which the holder's Series B Preferred Stock is convertible. Generally, the holders of Series D Preferred Stock shall vote together with the holders of Common Stock, the Series A Preferred Stock, the Series B Preferred and the Series C Preferred stock as one class.

                      HealthAxis.com, Inc. and subsidiaries
                          Notes to financial statements
                             (Dollars in thousands)
                                   (Unaudited)

Holders of the Series D Preferred Stock will be entitled to dividends accruing from the date of issue, if such dividends are declared by the Board of Directors out of funds legally available therefor. If any accrued dividends on the Series D Preferred Stock have not been paid or set apart for payment, no dividends or other distributions may be declared and paid or set apart for payment upon any common stock, no par value per share of HealthAxis (the "Common Stock") or any series of preferred stock of HealthAxis (the "Preferred Stock") with a dividend preference junior to the Series D Preferred Stock (the "Series D Junior Stock"). In the event HealthAxis proposes to pay any dividend upon the shares of Common Stock or any class of Series D Junior Stock, dividends shall have been declared on the shares of Series D Preferred Stock and a sum paid to the holders thereof or a sum sufficient for the payment thereof shall have been set apart for such payment, which sum equals a dividend per share of Series D Preferred Stock which is not less than the proposed dividend per share to be paid on the Common Stock or such other Series D Junior Stock, as the case may be (determined, in the case of the Series D Preferred Stock, on an as converted basis). HealthAxis does not anticipate paying any dividends on its Series D Preferred Stock in the foreseeable future.

In the event of any distribution, liquidation or winding up of the affairs of HealthAxis, whether voluntary or otherwise, after payment or provisions for payment of the debts and other liabilities of HealthAxis and payment of all amounts owed to the holders of the Series B Preferred Stock, the holders of the Series D Preferred Stock shall be entitled to receive, on a pari passu basis with the Series C Preferred Stock out of the assets of HealthAxis legally available for distribution to its shareholders, an amount in cash equal to $12.00 ("Offering Price") per share for each share of Series D Preferred Stock, plus an amount equal to all dividends accrued and unpaid, if any, on each such share up to the date fixed for distribution, before any distribution may be made to the holders of HealthAxis' Common Stock, the Series A Preferred Stock or Series D Junior Stock.

If after payment or provision for payment of the debts and other liabilities of HealthAxis, the full amount due to holders of the Series B, Series C and Series D Preferred Stock and the distribution to the holders of the Series A Preferred Stock the full amount of their preference, holders of the Series D Preferred Stock shall be entitled to share on a pro rata basis the remaining assets of HealthAxis available for distribution to shareholders with holders of the Common Stock and the Series A, Series B and Series C Preferred Stock. The relative value of a share of Series A, Series B, Series C and Series D Preferred Stock for this purpose shall be determined on an as converted basis.

The consolidation or merger of HealthAxis with any corporation (other than a transaction where holders of HealthAxis' voting capital stock hold a majority of voting capital of the resulting entity), the sale of all or substantially all of HealthAxis' assets, the acquisition by any person or entity of a majority of the voting capital stock of HealthAxis, will be deemed a liquidation or winding up of HealthAxis.

The Series D Preferred Stock is not subject to any mandatory redemption, sinking fund or other similar provisions.

 Each share of Series D Preferred Stock is convertible at any time at the option of the holder into a number of shares of fully-paid and non-assessable shares of Common Stock equal to the quotient obtained by dividing: (i) the Offering Price per share by; (ii) the Series D Conversion Price (as defined below).

The Series D Conversion Price on the Series D Preferred Stock shall be the Offering Price of $12.00 per share subject to adjustment from time to time in the event of: (i) the issuance of Common Stock as a dividend or distribution on the Common Stock; (ii) the combination, subdivision or reclassification of the Common Stock; (iii) the distribution to all holders of Common Stock of evidences of HealthAxis' indebtedness or assets (including securities, but excluding cash dividends or distributions paid out of earned surplus); or (iv) the sale of Common Stock at a price per share, or the issuance of options, warrants or convertible securities with an exercise or conversion price per share, less than the then Series D Conversion Price, except for Excluded Shares. No adjustment in the Conversion Price will be required until cumulative adjustments require an adjustment of at least 1-1/2% in the Conversion Price. No fractional shares will be issued upon conversion, but any fractions will be adjusted in cash on the basis of the then current market price of the Common Stock. Payment of accumulated and unpaid dividends will be made upon conversion to the extent of legally available funds as prescribed by statute.

                      HealthAxis.com, Inc. and subsidiaries
                          Notes to financial statements
                             (Dollars in thousands)
                                   (Unaudited)

All of the outstanding shares of Series D Preferred Stock will be converted into a number of shares of Common stock at the Conversion Price upon the earlier of:
(i) the consummation of a underwritten public offering of the Common Stock of HealthAxis at a net offering price per share that represents a pre-offering market capitalization of not less than $200.0 million and aggregate proceeds (net of underwriting commissions and discounts) to HealthAxis of not less than $25.0 million or (ii) a Qualified Merger.

In conjunction with the merger, all of series A, B, C and D Preferred Stock will be converted into Common Stock of HAI. See Note P for additional information

Note J - Issuance of Common Stock

On May 13, 1999 HealthAxis completed a private placement of 516,051 shares of HealthAxis Common Stock to a group of accredited investors at $12 per share for an aggregate purchase price of $6,192, less issuance costs of $2.

Note K - Stockholders' Equity and Dividend Restrictions

Dividend restrictions: Dividends paid by HealthAxis to holders of HealthAxis' Common Stock are subject to restrictions set for in the Certificate of Designation related to the Series A , Series B, Series C and Series D Convertible Preferred Stock. HealthAxis has not nor does it anticipate paying a cash dividend in the foreseeable future.

Note L - Commitments and Contingencies

Commitments: HealthAxis leases office space, data processing and other equipment from HAI through November 30, 1999, at which time the lease is on a month to month basis and is currently being renegotiated. Lease payments to HAI approximating $0 and $105 were made for the period ended September 30, 1998 and for the 9 months ended September 30, 1999, respectively. No lease payments were charged to operations for the period ended September 30, 1998 and were not deemed to have a material impact on operations.

HealthAxis leases office space in San Francisco, CA whose term ends July 31, 2002. Payments through September 30, 1999 are $9, with payments of $55, $55 and $32 in 2000, 2001, and 2002, respectively.

Litigation: HealthAxis is involved in disputes and litigation in the normal course of business. Management is of the opinion that neither the litigation nor the claims (if any) will have a material adverse effect on the results of operations or financial position of HealthAxis.

Government Legislation and Regulation: HealthAxis' business is subject to a changing legislative and regulatory environment. Some of the proposed changes include initiatives to restrict insurance pricing and the application of underwriting standards and reform health care. Proposals on national health care reform have been under consideration that could significantly change the way healthcare is financed and provided. The effects on HealthAxis of comprehensive healthcare reforms, which, if enacted, may have a material adverse impact upon the ability of HealthAxis to profitably engage in the sale of accident and health insurance products.

Note M - Related Party Transactions

A Director of HealthAxis and a former Director of HAI, is a partner in a law firm which provides legal services to HealthAxis which approximated $58 and $64 for the nine month periods ended September 30, 1998 and 1999, respectively.

A technology consulting firm owned by HealthAxis' former Chief Information Systems Officer provided information systems consulting services to HealthAxis approximating $0 and $794 for the nine month periods ended September 30 1998 and 1999, respectively.

                      HealthAxis.com, Inc. and subsidiaries
                          Notes to financial statements
                             (Dollars in thousands)
                                   (Unaudited)

Note N - Yahoo! Promotional Agreement

HealthAxis' agreement with Yahoo provides that Yahoo will deliver 91,000,000 impressions to direct consumers to HealthAxis' website beginning September 1, 1999 and continuing until January 31, 2000. Under this agreement, a total of $725 will be paid for the impressions and will be amortized as actual impressions are utilized.

Note O - Goodwill

On May 13, 1999, HAI entered into a Stock Purchase Agreement for the purchase of 1,415,000 shares of HealthAxis Common Stock from Health Plan Services, Inc. ("HPS") and completed the purchase in November 1999 for $8,203. HAI accounted for the purchase of the minority interest in accordance with Accounting Principles Board Opinion 16 ("APB"), "Business Combinations" and subsequently recorded the excess of the purchase price over the original cost which amounted to $7,781 as a capital contribution to HealthAxis. In accordance with push-down accounting, HealthAxis has accounted for the capital contribution as goodwill to be amortized over 3 years.

Note P - Subsequent Events

Issuance of Common Stock - On December 7, 1999, HealthAxis completed a private placement of 3,846,003 shares of HealthAxis Common Stock to a group of accredited investors and HAI at $15 per share for an aggregate purchase price of approximately $57,690 less issuance costs estimated to approximate $2,483. HAI purchased 133,333 shares in the transaction. The net proceeds will be used for HealthAxis' working capital and other general corporate purposes, including marketing.

Merger of Insurdata into HealthAxis.com - On December 7, 1999, HealthAxis and Insurdata Incorporated, a subsidiary of UICI (NYSE: UCI) announced the signing of a definitive agreement to merge the two companies. The combined entity will retain the HealthAxis.com name. Under the terms of the transaction, Insurdata's shareholders will receive approximately 48 percent of the newly combined company. The transaction was consummated on January 7, 2000.

In accordance with the terms of the merger agreement, each outstanding share of Insurdata common stock, outstanding immediately prior to the effective date of the merger, except as provided in the merger agreement, was exchanged for 1.33 shares of HealthAxis common stock. In connection with the merger, UICI received 18,943,678 shares of HealthAxis common stock, the voting trust created by UICI in connection with the Insurdata merger and described below received 2,439,885 shares of HealthAxis common stock and other shareholders of Insurdata received 424,004 shares of HealthAxis common stock.

Each holder of Insurdata common stock who would be entitled to receive a fraction of a share of HealthAxis common stock received cash instead of the fraction of share in an amount determined by multiplying the fraction by $15.00.

Each option to purchase Insurdata common stock under Insurdata's stock option plans which was outstanding on the date of the merger was completed, was converted into an option to purchase the number of shares of HealthAxis common stock determined by the formula in the agreement. The exercise price was also adjusted based on the exchange ratio.

The merger is intended to be a reorganization under Section 368(a) of the Internal Revenue Code of 1986 and is being accounted for as a purchase under generally accepted accounting principles.

Michael Asker, chief executive officer of HealthAxis will remain CEO of the combined entity. Dennis Maloney, chief executive officer of Insurdata, will become chief operating officer of the new HealthAxis.com. The Board of Directors will consist of seven members, three from UICI and four from HAI. The new company's headquarters will remain in the Philadelphia area with significant operations in Dallas as well as eight other locations throughout the United States and abroad. The combined company will employ over 350 IT professionals with substantial health plan sales and administration experience. Although the consumer and business-to-business services will be marketed separately, all

                      HealthAxis.com, Inc. and subsidiaries
                          Notes to financial statements
                             (Dollars in thousands)
                                   (Unaudited)

other corporate functions will be consolidated, including technology, finance/accounting/ human resources, legal and sales.

HealthAxis will continue to market its online insurance retail marketplace to individuals and small businesses through www.healthaxis.com. Insurdata's proprietary solutions group, to be renamed HealthAxis Application Solutions Group will provide proprietary Web-enable enrollment, administration and claims processing applications to healthcare payers, including insurance companies, third-party administrators and large self-funded groups. These solutions enable clients to both reduce plan administration costs and improve service to plan members. All of Insurdata's workflow and business software applications are built around an Application Service Provider (ASP) model.

The combined company will serve both consumers and payers with integrated Web-based platform. HealthAxis will offer carriers a comprehensive suite of Web-enabled software solutions for marketing, sales and plan administration. For consumers and small businesses, HealthAxis will offer an enhanced set of products and services based on its ability to seamlessly connect carriers and purchasers through its proprietary Web platform.

HAI Merger with HealthAxis - On December 7, 1999, HAI announced plans to move forward with its original plan to merge with its subsidiary, HealthAxis. On January 26, 2000, HAI and HealthAxis entered into an Agreement and Plan of Reorganization and Agreement and Plan of Merger pursuant to which HealthAxis will acquire all of the outstanding shares of HealthAxis it does not currently own through merger of HealthAxis with a wholly-owned subsidiary of HealthAxis.

Upon consummation of the reorganization transactions, HealthAxis shareholders will receive 1.127 shares of HealthAxis' common stock for each share of HealthAxis common stock outstanding.

In conjunction with the merger, all of the Preferred Stock will be converted into Common Stock of HAI and be reflected as a component of Stockholders' Equity.

                         Report of Independent Auditors

The Board of Directors and Stockholder
Insurdata Incorporated

We have audited the accompanying consolidated balance sheets of Insurdata Incorporated and subsidiaries (the Company) as of December 31, 1997 and 1998, and the related consolidated statements of income, stockholder's equity and cash flows for each of the three years in the period ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Insurdata Incorporated and subsidiaries at December 31, 1997 and 1998, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1998, in conformity with accounting principles generally accepted in the United States.


                                                      /s/ ERNST & YOUNG LLP

Dallas, Texas
June 24, 1999

                     Insurdata Incorporated and Subsidiaries

                           Consolidated Balance Sheets
                      (In thousands, except share amounts)
                                    (Note 1)

                                     ASSETS

                                                                     December 31              September 30
                                                                1997             1998             1999
                                                              -------          -------        ------------
                                                                                               (Unaudited)
Current assets:
   Cash and cash equivalents                                 $  2,489         $  4,450          $  2,918
   Trade accounts receivable, net of allowance of $164,
     $69 and $31, in 1997, 1998 and September 30, 1999
     (unaudited), respectively                                  2,324            2,482             2,957
   Receivables from affiliates                                  2,234            2,242             2,301
   Notes receivable                                                42              308               100
   Note receivable from affiliates                              4,500                -                 -
   Deferred income taxes                                            -              131               178
   Other current assets                                           995              849             1,608
                                                             --------         --------          --------
Total current assets                                           12,584           10,462            10,062

Property and equipment, net                                     3,972            5,987             5,962
Capitalized software and contract start-up costs, net           1,597            2,374             2,912
Goodwill and intangibles, net                                     842              920             1,129
Long-term notes receivable                                        458              292                 -
Deferred income taxes                                             319                -                 -
                                                             --------         --------          --------
Total assets                                                  $19,772          $20,035           $20,065
                                                             ========         ========          ========


                                    LIABILITIES AND STOCKHOLDER'S EQUITY

Current liabilities:
   Accounts payable                                          $    347         $    235          $    864
   Accrued liabilities                                          2,180            3,175             2,101
   Accrued liabilities payable to affiliates                    1,199              476               462
   Income taxes payable                                           981              731               187
   Deferred revenues                                              504              377               480
   Obligations under capital leases                                 -              179               193
                                                             --------         --------          --------
Total current liabilities                                       5,211            5,173             4,287

Notes payable                                                      46               36                27
Obligations under capital leases                                    -              409               262
Deferred income taxes                                               -               18               402
Phantom stock liability                                         1,085              687               344

Commitments

Minority interest                                               1,254               16                 -

Stockholder's equity:
   Common stock, no par value:
     Authorized shares - 50,000,000 issued and
       outstanding shares - 16,396,667                          6,022            5,531             5,531
   Retained earnings                                            6,240            8,165             9,212
   Deferred compensation                                          (86)               -                 -
                                                             --------         --------          --------
Total stockholder's equity                                     12,176           13,696            14,743
                                                             --------         --------          --------
Total liabilities and stockholder's equity                   $ 19,772         $ 20,035          $ 20,065
                                                             ========         ========          ========


See accompanying notes.

                     Insurdata Incorporated and Subsidiaries

                        Consolidated Statements of Income
                    (In thousands, except per share amounts)
                                    (Note 1)


                                                                                                Nine Months Ended
                                                               Year ended December 31             September 30
                                                            1996        1997         1998       1998         1999
                                                         ---------     -------     -------     -------     -------
                                                                                                   (Unaudited)
Revenue                                                  $  10,556     $16,804     $19,325     $14,064     $14,361
Revenue from affiliates                                      1,843      12,591      24,908      19,008      20,584
                                                         ---------     -------     -------     -------     -------
  Total revenue                                             12,399      29,395      44,233      33,072      34,945

Operating expenses:
   Cost of revenues                                          7,523      22,016      34,769      25,823      29,023
   Selling, general and administrative                       3,329       4,526       5,534       3,909       4,030
   Amortization of intangible assets and goodwill               31          74          88          64          77
   Research and development                                    513         440         533          417         18
   Phantom stock compensation                                  360           -           -            -          -
   Costs of preparing for public offering                        -           -         726          726          -
                                                         ---------     -------     -------     -------     -------
Total operating expense                                     11,756      27,056      41,650      30,939      33,148
                                                         ---------     -------     -------     -------     -------
Operating income                                               643       2,339       2,583       2,133       1,797

Interest and other income, net                                 457         541         256         288          (9)
                                                         ---------     -------     -------     -------     -------
Income before income taxes and minority interest             1,100       2,880       2,839       2,421       1,788
Provision for income taxes                                     470       1,195         880         733         648
                                                         ---------     -------     -------     -------     -------
Income before minority interest                                630       1,685       1,959       1,688       1,140
Minority interest in (income) loss of subsidiary               126         176         (34)         (4)        (93)
                                                         ---------     -------     -------     -------     -------
Net income                                               $     756    $  1,861    $  1,925    $  1,684    $  1,047
                                                         =========     =======     =======     =======     =======

See accompanying notes.

                     Insurdata Incorporated and Subsidiaries

                 Consolidated Statements of Stockholder's Equity
                                 (In thousands)
                                    (Note 1)

                                                     Common Stock
                                                  -------------------
                                                  Number of              Retained      Deferred
                                                   Shares      Amount    Earnings    Compensation     Total
                                                  ---------   -------    --------    ------------    -------
    Balance at December 31, 1995                   16,397     $ 5,371     $3,703      $     -        $ 9,074
       Contribution of Satellite Imaging
         Systems LLC from UICI (Note 1)                 -       3,000          -            -          3,000
       Distribution to UICI (Note 8)                    -        (257)         -            -           (257)
       Deferred compensation from Satellite
         Imaging Systems LLC stock grant                -         294          -         (294)             -
       Amortization of deferred compensation            -           -          -           61             61
       Net income and comprehensive income              -           -        756            -            756
                                                   ------     -------     ------      -------        -------
    Balance at December 31, 1996                   16,397       8,408      4,459         (233)        12,634
      Contribution of Insurdata Administrators
         from UICI (Note 1)                             -         273          -            -            273
      Contribution from UICI (Note 8)                   -         132          -            -            132
      Distributions to UICI and minority
         interests                                      -      (2,791)       (80)           -         (2,871)
      Amortization of deferred compensation             -           -          -          147            147
      Net income and comprehensive income               -           -      1,861            -          1,861
                                                   ------     -------     ------      -------        -------
    Balance at December 31, 1997                   16,397       6,022      6,240          (86)        12,176
      Contribution from UICI (Note 8)                   -         216          -            -            216
      Distribution to UICI (Note 1)                     -        (465)         -            -           (465)
      Distributions to UICI (Note 1)                    -        (242)         -            -           (242)
      Amortization of deferred compensation             -           -          -           86             86
      Net income and comprehensive income               -           -      1,925            -          1,925
                                                   ------     -------     ------      -------        -------
    Balance at December 31, 1998                   16,397       5,531      8,165            -         13,696
      Net income and comprehensive income
         (unaudited)                                    -           -      1,047            -          1,047
                                                   ------     -------     ------      -------        -------
    Balance at September 30, 1999 (unaudited)      16,397     $ 5,531     $9,212            -        $14,743
                                                   ======     =======     ======      =======        =======


See accompanying notes.

                     Insurdata Incorporated and Subsidiaries

                      Consolidated Statements of Cash Flows
                                 (In thousands)
                                    (Note 1)

                                                                                               Nine Months Ended
                                                             Year ended December 31,             September 30,
                                                          1996        1997         1998        1998        1999
                                                       ----------- ------------ ----------- ----------- ------------
                                                                                                  (Unaudited)
Operating Activities
Net income                                               $    756     $ 1,861     $  1,925    $  1,684    $  1,047
Adjustments to reconcile net income to net cash
   provided by operating activities:
     Depreciation expense                                     954       1,193        1,959       1,340       1,516
     Amortization of intangibles and goodwill                  31          74           88          64          77
     Amortization of capitalized software
       development and contract start-up costs                427         645          834         620       1,006
     Phantom stock compensation                               360           -            -           -           -
     Minority interest                                       (126)       (176)          34           4          93
     Compensation from stock grants                            61         147           86          86           -
     Provision for doubtful accounts                            9         155          115          93          16
     Loss on disposal of fixed assets                         116          89           52          52           -
     Purchased in-process research and development              -           -          189         189           -
     Deferred income taxes                                   (134)        125          206         326         337
     Changes in operating assets and liabilities:
       Trade accounts receivable                             (654)       (802)        (273)       (215)       (491)
       Receivables from affiliates                           (576)     (3,694)          (8)       (787)        (59)
       Other current assets                                   153        (138)         146        (107)       (256)
       Accounts payable and accrued liabilities                63       1,869          883       1,506        (446)
       Accrued liabilities payable to affiliates and
         phantom stock liability                              702        (227)      (1,120)     (1,193)       (357)
       Income taxes                                          (104)        926         (250)       (632)       (544)
       Deferred revenues                                      134         132         (127)       (131)        103
       Other                                                   20         161            -           -           -
                                                         --------     -------     --------    --------    --------
Net cash provided by operating activities                   2,192       2,340        4,739       2,899       2,042

Investing Activities
Capital expenditures                                       (1,221)     (2,578)      (3,410)     (3,023)     (1,491)
Collection (issuance) of note receivable                        -           -         (100)          -          46
Software development and contract start-up costs
   capitalized                                               (546)       (701)      (1,513)     (1,137)     (1,376)
Payments from (advances to) affiliates                      3,984      (4,371)       4,500       4,500           -
Sale of accounts receivable to affiliate                        -         401            -           -           -
Purchase of minority interest                                   -           -       (1,650)     (1,650)       (500)
                                                         --------     -------     --------    --------    --------
Net cash provided by (used in) investing activities         2,217      (7,249)      (2,173)     (1,310)     (3,321)

Financing Activities
Contribution from (distribution to) parent, net             2,743          64         (491)       (491)          -
Distribution to minority interests                              -         (12)         (75)        (44)       (112)
Payments on capital lease obligations                           -           -          (28)         (7)       (133)
Payments on long-term debt                                   (693)          -          (11)         (8)         (8)
Payments on long-term debt with affiliates                      -        (362)           -           -           -
                                                         --------     -------     --------    --------    --------
Net cash provided by (used in) financing activities         2,050        (310)        (605)       (550)       (253)
                                                         --------     -------     --------    --------    --------

                     Insurdata Incorporated and Subsidiaries

                                 (In thousands)
                                    (Note 1)


                                                                                               Nine Months Ended
                                                             Year ended December 31                September 30,
                                                            1996        1997         1998        1998        1999
                                                          -------     -------      -------      ------      ------
                                                                                                    (Unaudited)
Net increase (decrease) in cash and cash equivalents        6,459      (5,219)       1,961       1,039      (1,532)
Cash and cash equivalents at beginning of period            1,249       7,708        2,489       2,489       4,450
                                                          -------     -------      -------      ------      ------
Cash and cash equivalents at end of period                $ 7,708     $ 2,489      $ 4,450      $3,528      $2,918
                                                          =======     =======      =======      ======      ======

Supplemental Cash Flow Information
Cash paid for interest                                    $    56     $   263      $   170      $  159      $  122
                                                          =======     =======      =======      ======      ======
Cash paid for income taxes                                $   894     $   145      $   846      $  846      $1,029
                                                          =======     =======      =======      ======      ======

Supplemental Schedule Of Non-Cash Investing
   Activities
Acquisition of equipment under capital leases             $     -     $     -      $   617      $  181      $    -
                                                          =======     =======      =======      ======      ======


See accompanying notes.

                     Insurdata Incorporated and Subsidiaries
                   Notes to Consolidated Financial Statements


1. Description of Business and Basis of Presentation

Unaudited Financial Information

The financial statements as of September 30, 1998 and 1999 and for the nine month periods then ended are unaudited; however, in the opinion of management such financial statements reflect all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of the financial position and results of operations for such periods. The accompanying interim unaudited financial statements have been prepared in accordance with accounting principles generally accepted in the United States for interim financial information. Accordingly, they do not include all of the information and footnotes required by accounting principles generally accepted in the United States for complete financial statements. Operating results for the nine months ended September 30, 1999, are not necessarily indicative of the results that may be expected for the entire year or for any future period.

General

Insurdata Incorporated (the Company) provides comprehensive technology solutions and related outsourcing services to the claims and administration segment of the health care industry. The Company's services include proprietary workflow and Internet-enabled business applications that address transaction processing and the flow of information among constituent users. In addition, the Company offers systems integration, technology management and business process outsourcing. The Company's services enable its clients to reduce administrative costs and improve customer service in all aspects of health care administration, from eligibility and enrollment to claim capture, processing, adjudication, payment and customer service. The Company's clients include insurance carriers, third-party administrators (TPAs), Blue Cross/Blue Shield organizations, self-administered employers and preferred provider organizations.

The Company is a wholly owned subsidiary of UICI, a diversified financial services company. The accompanying consolidated financial statements include the accounts of the Company and all its subsidiaries. All intercompany accounts and transactions have been eliminated in consolidation.

In September 1997, the Company acquired a 51% member interest in Insurdata Imaging Services, LLC (IIS) (formerly Satellite Image Systems, LLC), a provider of imaging and data capture outsourcing services, from UICI for a purchase price of $2.8 million. The purchase price approximated UICI's net book value for IIS, and was paid by the Company by exchanging accounts and notes receivable due from UICI Administrators. UICI acquired 51% controlling interest of IIS on August 1, 1996, for a cash investment into IIS of $3 million. In May 1998, the Company acquired the remaining 49% interest in IIS for $1.65 million and annual earn-out payments through the year 2000 the majority of which were subject to a cumulative ceiling of approximately $1 million. No earnout payments have been earned through December 31, 1998.

Effective January 1998, the Company acquired certain assets used in providing benefits administration services, subsequently renamed Insurdata Administrators
(IA), from a subsidiary of UICI for a purchase price of approximately $465,000. The price approximated UICI's net book value and was paid by the Company through a reduction in the principal amount of a note payable by UICI to the Company. As a result of IA's acquisition by the Company during 1998 and prior common control by UICI, the accounts of IA are presented on a combined basis with those of the Company and its subsidiaries prior to the Company's acquisition date.

                     Insurdata Incorporated and Subsidiaries
             Notes to Consolidated Financial Statements (continued)

1. Description of Business and Basis of Presentation (continued)

Effective June 30, 1998, the Company acquired an 85% interest in Insurdata Marketing Services, LLC (IMS) (formerly Self Funded Strategies, LLC), from UICI for a cash purchase price of approximately $57,000 presented as a distribution to UICI in stockholder's equity. The purchase price for UICI's interest in IMS approximated UICI's net book value for its interest in this entity. UICI acquired its 85% controlling interest in IMS on October 1, 1995. The Company distributed earnings of Self Funded Strategies of $185,000 for the six months ended June 30, 1998 to UICI. As a result of IMS's acquisition by the Company during 1998 and prior common control by UICI, the accounts of IMS are presented on a combined basis with those of the Company and its subsidiaries prior to the Company's acquisition date.

Effective January 1, 1999, the Company exchanged 5% of its member interest in IMS for a reduction of future contractual commissions payable by IA and IIS to IMS. Effective September 15, 1999, the Company acquired the 20% minority membership interest, which included the 5% exchanged earlier in the period, for a purchase price of $500,000 cash paid at closing. The consideration paid by the Company exceeded the book value of the interest acquired by approximately $503,000. The excess was allocated to prepaid commissions and is being amortized over a five year period.

Consistent with the requirements of Emerging Issues Task Force (EITF) Issue No. 90-5, "Exchange of Ownership Interests Between Entities Under Common Control" (EITF 90-5), and Interpretation 39 of Accounting Principles Board Opinion No. 16 (APB 16), the financial statements of IIS, IA and IMS have been combined with the Company's financial statements on an "as-if-pooling-of-interest" basis from the date control by UICI was established.

Therefore, the IIS, IA and IMS financial statements have been combined with the Company's financial statements beginning August 1, 1996, January 1, 1997, and October 1, 1995, respectively. The assets and liabilities of IIS, IA and IMS included in the consolidated financial statements are stated at UICI's historical carrying basis. The carrying value of the IIS, IA and IMS net assets combined on the dates UICI established control has been reflected as a contribution received from UICI in the Consolidated Statements of Stockholder's Equity. Consideration paid by the Company to acquire UICI's interest in IIS, IA and IMS has been reflected as a distribution to UICI in the Consolidated Statements of Stockholder's Equity. The Company's assets are presented on its historical basis and do not reflect UICI's price paid to acquire Insurdata, which exceeded the carrying value of the Company's net assets at the dates of acquisition of the Company's shares by UICI by approximately $21 million in the aggregate.

2. Summary of Significant Accounting Policies

Cash and Cash Equivalents

The Company considers all highly liquid investments purchased with an original maturity of three months or less from the date of purchase to be cash equivalents.

                     Insurdata Incorporated and Subsidiaries
             Notes to Consolidated Financial Statements (continued)


2. Summary of Significant Accounting Policies (continued)

Property and Equipment

Property and equipment are stated at cost. Depreciation and amortization of property and equipment are provided on the straight-line basis over the estimated useful lives of the respective assets or the lease term, if shorter.

Purchased Intangible Assets

Purchased intangible assets, which consist of developed technologies, customer bases and goodwill, are being amortized on the straight-line basis over three to twenty years. The carrying value of goodwill is reviewed quarterly and decreased if facts and circumstances suggest permanent impairment. Developed technologies and customer base intangibles are reduced to their recoverable value if the carrying value exceeds expected undiscounted cash flows from the intangible asset.

Financial Instruments

Financial instruments include cash and cash equivalents, accounts receivable, accounts payable, obligations under capital leases and the phantom stock liability. The Company believes that the carrying amounts of these financial instruments approximate their fair value.

Research and Development Costs

The Company incurs research and development costs that relate primarily to the development of new products and major enhancements to existing services and products.

Research and development costs are comprised primarily of salaries and related benefits. The Company expenses or capitalizes, as appropriate, these research and development costs in accordance with Statement of Financial Accounting Standards No. 86, Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed. All research and development costs related to software development projects incurred prior to the time a project has reached technological feasibility are expensed. Software development costs incurred subsequent to reaching technological feasibility are capitalized. If the process of developing a new product or major enhancement does not include a detailed program design, technological feasibility is determined only after completion of a working model. All software development costs capitalized are amortized using an amount determined as the greater of (i) the gross revenue method or (ii) the straight-line method over the remaining economic life of the product (generally five years). The Company recorded amortization relating to capitalized software development costs of $427,000, $645,000 and $697,000 in the years ending December 31, 1996, 1997 and 1998, respectively.

                     Insurdata Incorporated and Subsidiaries
             Notes to Consolidated Financial Statements (continued)

2. Summary of Significant Accounting Policies (continued)

Internal-Use Software Development Costs

In March 1998, the AICPA issued Statement of Position (SOP) 98-1, Accounting For the Costs of Computer Software Developed For or Obtained For Internal-Use. The SOP, which has been adopted as of January 1, 1999, requires the capitalization of certain costs in connection with developing or obtaining internal-use software. Costs capitalized include direct labor and fringe benefits. Amortization of capitalized software is recognized on a project-by-project basis, using the straight-line method over periods not exceeding five years, commencing the month after the date of the project completion.

Revenue Recognition

The Company's revenues consist primarily of transaction revenues and fees from professional services.

Transaction revenues are earned on a fee-per-unit basis. Depending on the product or service provided, the fee may be a charge per covered life or member, per transaction processed, per document or electronic transmission, or per unit serviced (such as per PC for LAN support). Transaction revenue is derived from the Company's workflow and business applications, data capture outsourcing services and technology management services. Transaction revenue is recorded in the month the services are rendered.

Professional service revenue consists of time and materials projects and fixed price projects. Time and materials projects are billed on a fee per hour or per day, or based upon a multiple of monthly salary, dependent upon the nature of the project. Such revenue is recorded as the services are performed. Professional services revenue on fixed price projects is recognized using the percentage-of-completion method in proportion to the hours expended compared to the total hours projected for the project. Changes in estimates of percentage-of-completion are recognized in the period in which they are determined. Provisions for estimated losses, if any, are made in the period in which the loss first becomes apparent. Professional service revenue is derived from the Company's system integration, consulting and programming services, as well as customization and implementation performed in conjunction with workflow and business application software.

Deferred Revenues

Certain contracts allow the Company to bill in advance of contract performance. Amounts billed in advance of contract performance are deferred until such amounts are recognized as revenue, in accordance with the Company's revenue recognition policy.

                     Insurdata Incorporated and Subsidiaries
             Notes to Consolidated Financial Statements (continued)


2. Summary of Significant Accounting Policies (continued)

Concentration of Credit Risk

Revenues and the resulting accounts receivable balances potentially subject the Company to concentrations of credit risk within the claims and administrative segment of the health care industry and significant customer relationships. For the years ended December 31, 1996, 1997 and 1998, the Company's three largest customers, including UICI and its subsidiaries and affiliates (see Note 4), accounted for approximately 76%, 69% and 74%, respectively, of the Company's total revenue. For the years ended December 31, 1996, 1997 and 1998, UICI and its subsidiaries and affiliates accounted for approximately 15%, 42% and 56%, respectively, of the Company's total revenue. As of December 31, 1997 and 1998, the three largest customers accounted for 59% and 63%, respectively, of the Company's total accounts receivable. For the years ended December 31, 1997 and 1998, UICI and its subsidiaries and affiliates accounted for approximately 43% and 47%, respectively, of the Company's total accounts receivable (see Note 4).

For the year ended December 31, 1997, two unrelated customers accounted for approximately 9% and 7%, respectively, of the Company's total accounts receivable. For the year ended December 31, 1998, the same two unrelated customers accounted for approximately 11% and 5%, respectively, of the Company's total accounts receivable. The Company performs periodic credit evaluations of its customers' financial condition and generally does not require collateral; however, deposits for future services or products are frequently required. Credit losses have been within management's expectations.

The Company has entered into processing agreements with its customers that have specified performance commitments. If the Company does not achieve levels of performance specified in its contracts the Company may be subject to reduced revenues, penalties, and/or cash payments to its customers. The Company recorded approximately $250,000 at September 30,1999 related to performance commitments.

Stock-Based Compensation

The Company has elected to account for stock-based compensation to employees using the intrinsic value method prescribed in Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees (APB 25) and related Interpretations. Accordingly, compensation cost for stock options is measured as the excess, if any, of the fair market value of the Company's stock at the date of the grant over the amount an employee must pay to acquire the stock. See Note 7 regarding the pro forma net income as required by the alternative fair value accounting provided for under Financial Accounting Standards Board Statement No. 123, Accounting for Stock-Based Compensation (Statement 123).

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                     Insurdata Incorporated and Subsidiaries
             Notes to Consolidated Financial Statements (continued)

2. Summary of Significant Accounting Policies (continued)

Start-up Costs

The Company capitalizes costs directly attributable to contract start-up activities in accordance with SOP 81-1, Accounting for Performance of Construction-Type and Certain Production-Type Contracts. Costs capitalized include direct labor and fringe benefits. Such costs are amortized over the life of the respective contract. All other start-up costs not directly related to contracts are expensed in accordance with SOP 98-5, Reporting on the Costs of Start-up Activities. Total contract start-up costs capitalized during the nine months ended September 30, 1999 was approximately $566,000.

Comprehensive Income

In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 130, Reporting Comprehensive Income, which establishes guidance for the reporting and display of comprehensive income and its components. The Company adopted this Statement as of January 1, 1998, however, this standard does not currently impact disclosures as the Company has no elements of other comprehensive income.

New Pronouncements

In June 1998, the Financial Accounting Standards Board issued Statement No. 133, Accounting for Derivative Instruments and Hedging Activities, which is required to be adopted in years beginning after June 15, 2000. Because of the Company's minimal use of derivatives, management does not anticipate that the adoption of the new Statement will have a significant effect on earnings or the financial position of the Company.

On December 3, 1999, the Securities and Exchange Commission staff issued Staff Accounting Bulletin (SAB) No. 101, Revenue Recognition in Financial Statements, the provisions of which must be applied to the Company s financial statements no later than the first quarter of 2000. While the SAB does not change existing rules on revenue recognition, it provides additional guidance for transactions not specifically addressed by existing rules. The Company has not completed its review of the effects of the provisions of the SAB.

Reclassifications

Certain prior year amounts have been reclassified to conform to current year presentation.

3. Costs of Preparing for Public Offering

During 1998 the Company began the process of preparing for an initial public offering. Due to market conditions the Company placed the public offering of its securities on hold in September 1998. As a result, the Company expensed $726,000 of offering-related costs in the third quarter of 1998.

                     Insurdata Incorporated and Subsidiaries
             Notes to Consolidated Financial Statements (continued)

4. Related Party Transactions

The Company conducts a significant amount of business with its parent, UICI. The Company currently provides services to a number of UICI subsidiaries and affiliates pursuant to written agreements ranging from one to three years, with annual renewable options thereafter. These services include the licensing of certain of its proprietary workflow and business applications, as well as systems integration and technology management. UICI and its subsidiaries and affiliates constitute, in the aggregate, the Company's largest customer. For the years ended December 31, 1996, 1997 and 1998, UICI and its subsidiaries and affiliates, including the subsidiaries and affiliates discussed below, accounted for an aggregate of $1.8 million (15%), $12.6 million (42%) and $24.9 million (56%), respectively, of the Company's total revenues for such periods. As of December 31, 1996, 1997 and 1998, the Company had trade receivables from UICI and its subsidiaries and affiliates of $1.7 million, $2.2 million and $2.2 million, respectively. In addition to trade receivables, the Company also held various notes receivable from UICI and its subsidiaries and affiliates, amounting to $.2 million and $4.5 million at December 31, 1996 and 1997, respectively. These notes bore interest at rates ranging from 8.25% to 10.5%. Total interest income from these notes for the years ended December 31, 1996, 1997 and 1998, was approximately $166,000, $514,000 and $125,000, respectively.

Commencing in 1996, UICI provides human resource administrative services to the Company, including payroll services and employee benefit management. In addition to reimbursement on a dollar-for-dollar basis for wage and benefit costs, UICI charges the Company an administrative fee of $10 per employee per pay period pursuant to a written agreement, which fee is intended to reimburse UICI for the overhead it incurs in providing these services. For the years ended December 31, 1996, 1997 and 1998, the Company paid UICI an aggregate of approximately $2,000, $54,000 and $73,000, respectively, in administrative fees under this arrangement. The Company expects UICI to continue to provide these services for the foreseeable future. The Company has also engaged other UICI subsidiaries to provide services such as printing and newsletter publication. For the years ended December 31, 1997 and 1998, the Company paid these subsidiaries an aggregate of approximately $23,000 and $18,000, respectively, for such services.

The Company leases two facilities from certain subsidiaries of UICI. The Company leases office space located in Hurst, Texas, pursuant to a written agreement that expires on December 31, 1999. The Company leases additional office space in Dallas, Texas, on a month-to-month basis under a verbal agreement. The Company paid an aggregate of approximately $112,000 and $255,000 under these leasing arrangements for the years ended December 31, 1997 and 1998, respectively.

During 1997 and 1998, the Company purchased certain furniture and equipment for $170,000 and $141,000, respectively, from a subsidiary of UICI for purchase prices equal to the subsidiary's net book value for such items. Also during 1998, the Company purchased certain furniture and equipment for $195,000 from BTSI, a UICI affiliate, for a purchase price equal to BTSI's net book value for such items.

                     Insurdata Incorporated and Subsidiaries
             Notes to Consolidated Financial Statements (continued)

4. Related Party Transactions (continued)

The Company currently provides certain workflow and business applications to UICI Administrators, Inc. (UICI Administrators), a TPA owned by UICI, pursuant to a written service license agreement. UICI Administrators in turn operates through an agreement with Healthcare Management Administrators, Inc. (HMA), an entity owned by Ronald L. Jensen, a director of the Company and the President, Chief Executive Officer and Chairman of UICI. The Company's agreement with UICI Administrators is for a five-year term expiring in December 2001, with automatic annual renewal provisions thereafter, subject to prior notice of nonrenewal. For the years ended December 31, 1996, 1997 and 1998, UICI Administrators accounted for an aggregate of $1.8 million, $2.2 million and $3.0 million, respectively, of the Company's total revenues under the agreement, which represent approximately 15%, 8% and 7%, respectively, of the Company's total revenues for such periods.

The Company provides accounting and management services to UICI Administrators. In exchange for these services, UICI Administrators pays the Company a fee based upon the salary, benefits and time commitment of the Company's employees actually performing the services. The fee is intended to reimburse the Company for the costs of providing these services and therefore such fees are offset against the related expenses. Fees received from UICI Administrators amounted to $44,000, $2,000 and $134,000 for the years ended December 31, 1996, 1997 and
1998, respectively. In addition to the accounting services provided by the Company, the Company's President and Chief Executive Officer, provides certain management oversight of UICI Administrators. Neither the President nor the Company receives any compensation in exchange for the President's services.

During 1999, the Company entered into a contract with UICI Administrators and an unrelated third party for both programming services and ongoing processing of medical insurance claims and Medicare claims. The contract provides for the Company to receive an approximate $1.1 million fixed fee for programming services payable initially in cash up to $640,000 as programming services are performed and then by a $460,000 non-interest bearing note with an estimated fair value of approximately $370,000 using an estimated implied interest rate of 8.75%. The note will be paid in equal monthly installments of $7,666 over the 5 year life of the contract. The note is collateralized by the proceeds of the cancellation provisions within UICI Administrators' contract with the unrelated third party. The Company recorded approximately $324,000 in programming revenues under this contract during the nine months ended September 30, 1999. The Company's arrangement with UICI Adminsitrators provides for the Company to receive its customary software licensing and processing fee over the term of the contract.

HMA, an entity owned by Ronald L. Jensen, provides a significant number of services to UICI Administrators, which is a customer of the Company. HMA was formed by Mr. Jensen in July 1997. Along with UICI Administrators, HMA experienced significant operating losses in 1998. The Company had advanced approximately $1.1 million to HMA under a written promissory note dated April 30, 1998, that bore interest at prime plus 2% and was payable on demand upon 30 days prior notice. The entire balance of the note was repaid during August 1998.

                     Insurdata Incorporated and Subsidiaries
             Notes to Consolidated Financial Statements (continued)

4. Related Party Transactions (continued)

Winterbrook VSO (VSO), an entity owned by Ronald L. Jensen, provides certain sales and marketing services for the Company's imaging and electronic data capture services pursuant to a verbal brokerage agreement that expired June 30, 1997. Under the agreement, VSO receives a commission computed on the amount of recurring license fees under client contracts that VSO brokered on behalf of the Company. During 1996 and 1997, the Company advanced funds to VSO against future commissions to be earned by VSO under the brokerage agreement. The advances were not made pursuant to a written promissory note and did not bear interest. The outstanding balance of the advances was approximately $100,000 and $90,000 as of December 31, 1996 and 1997, respectively. The Company paid VSO, or offset against the outstanding balance of any advances, as applicable, fees aggregating approximately $34,000, $132,000 and $191,000 for the years ended December 31, 1996, 1997 and 1998, respectively. At December 31, 1998, the balance of commissions owed to VSO was approximately $42,000. Mr. Jensen purchased VSO from UICI in July 1997.

Matrix Telecom, Inc. (Matrix) (formerly known as Avtel Communications, Inc.), a telephone company in which Ronald L. Jensen and his five adult children own a controlling interest, provides telephone services to the Company pursuant to a written agreement. This agreement was for a one-year term expiring June 13, 1998 with automatic monthly renewal provisions thereafter, subject to 30 days' notice of non-renewal. Management intends to allow this agreement to renew automatically for the foreseeable future. For the years ended December 31, 1997 and 1998, the Company paid Matrix approximately $46,000 and $132,000 respectively under the agreement.

National Capital Administrative Services, Inc. (NCAS), a customer of the Company, was a shareholder of the Company until December 1996. The Company has a written, annually renewable contract with NCAS pursuant to which NCAS licenses certain of the Company's workflow and business applications. For the year ended December 31, 1996, NCAS accounted for approximately $3.0 million of the Company's total revenues, which represent approximately 24% of the Company's total revenue for that period.

5. Property and Equipment

Property and equipment, at cost, consist of the following (in thousands):

                                                    Useful Lives               December 31,
                                                       (Years)            1997               1998
                                                    ------------        -------          ---------
        Computer equipment                              3 - 5           $ 8,927           $ 12,100
        Office furniture and equipment                  5 - 7             1,505              1,748
        Computer software                               3 - 5             1,739              1,978
        Leasehold improvements                          3 - 5               816              1,041
        Less accumulated depreciation                                    (9,015)           (10,880)
                                                                        -------          ---------
                                                                        $ 3,972          $   5,987
                                                                        =======          =========

Accumulated depreciation at September 30, 1999 amount to $12.4 million (unaudited).

                     Insurdata Incorporated and Subsidiaries
             Notes to Consolidated Financial Statements (continued)


6. Intangible Assets

The Company's intangible assets at December 31, 1996, resulted from the application of purchase accounting to the acquisition price paid by UICI for IIS on August 1, 1996. The excess consideration paid by UICI over the fair value of the net tangible assets of IIS less minority interests determined at the date of acquisition of approximately $1.6 million was allocated initially to identifiable intangible assets with the remainder allocated to goodwill.

On May 1, 1998, the Company purchased the remaining 49% member interest in IIS for $1.65 million. The consideration paid by the Company exceeded the book value of the interest acquired by approximately $453,000. The excess was allocated to intangible assets based on appraised values including $189,000 allocated to in-process research and development. The in-process research and development was expensed at the date of the acquisition. In addition to the consideration described above, the purchase of the remaining interest in IIS included annual earn-out payments through the year 2000 the majority of which was subject to a cumulative ceiling of approximately $1 million. On August 31, 1999, the Company exchanged a note receivable from the former shareholders of approximately $454,000 to settle a majority of the earn-out provision rights. The Company recorded the carrying value of the note receivable as additional purchase price on the settlement date, which amount is being amortized over the remaining useful life of the assets acquired.

Intangible assets consist of the following (in thousands):

                                                  Useful Lives             December 31,
                                                    (Years)             1997          1998
                                                  ------------         -----         -----
         Goodwill                                      20              $ 621         $ 621
         Customer base                                 10                265           377
         Work force                                     5                 61           115
         Less accumulated amortization                                  (105)         (193)
                                                                       -----         -----
                                                                       $ 842         $ 920
                                                                       =====         =====

Accumulated amoritization at September 30, 1999 amount to $270,000 (unaudited).

7. Stock Option Plans

UICI sponsors the Founders' Stock Option Plan pursuant to which UICI and the Company have granted stock options to certain key employees of the Company to purchase shares of the Company's Common Stock from UICI. Under the Founders' Stock Option Plan, UICI has made available for purchase an aggregate of 2,459,500 shares of Common Stock, representing 15% of the total number of shares of Common Stock held by UICI, at an exercise price of $1.80 per share. Options awarded under the plan vest ratably over a five-year period and expire 90 days after the last vesting date. The Founders' Stock Option Plan is administered by the Company's Board of Directors, which has the authority to determine who will receive stock options, the number of shares of Common Stock subject to such stock options and the terms, conditions, restrictions and limitations relating to an award of stock options, including the time and conditions of vesting and exercise.

                     Insurdata Incorporated and Subsidiaries
             Notes to Consolidated Financial Statements (continued)

7. Stock Option Plans (continued)

A summary of the Company's stock option activity is as follows:

                                                                 Number
                                                               of Shares
                                                              ----------
       Outstanding at December 31, 1996                                -
         Granted                                               2,066,000
         Forfeited                                                     -
                                                              -----------
       Outstanding at December 31, 1997                        2,066,000
         Granted                                                 393,500
         Forfeited                                              (198,000)
                                                              -----------
       Outstanding at December 31, 1998                        2,261,500
                                                              ===========

       Options exercisable at December 31,
         1997                                                          -
         1998                                                    443,200

No options were exercised during 1997 or 1998. Options outstanding at December 31, 1998 have a weighted-average remaining contractual life of 3.65 years. Under APB 25, because the exercise price of the Company's employee stock options equals the market value of the underlying stock on the date of grant, no compensation expense has been recognized.

Effective August 15, 1998, the Company's employees became participants in a UICI stock option plan pursuant to which UICI has granted stock options to purchase shares of UICI common stock to certain employees of the Company. There were 418,458 options granted to Insurdata employees, of which 44,456 have been forfeited as of December 31, 1998. Each option has an exercise price of $15; the options vest 20% each year beginning on August 15, 1999 and thereafter through year 2001 and 40% on August 15, 2002. These options are UICI obligations and have not been included in the Company's stock option information above. The exercise price of these options equaled the market price of UICI common stock on the date of grant. As such, no compensation expense has been recognized under APB 25.

On June 1, 1999 the Company's Board of Directors approved the Insurdata Incorporated 1999 Stock Option Plan (the "1999 Plan"). The 1999 Plan authorized management of the Company to grant to employees up to 2,500,000 options to purchase the Company's common stock. As of September 30, 1999, 271,000 options have been granted under the 1999 Plan. No compensation expense was recognized as all options under the 1999 Plan have been granted with an exercise price not less than the fair value of the common stock on the date of grant.

Pro forma information regarding net income required by Statement 123 has been determined as if the Company had accounted for its employee stock options under the fair value method of that Statement. The weighted-average fair value per share of options granted by the Company in the Founders Stock Option Plan during 1997 and 1998 was $.41 and $.35, respectively. The weighted-average fair value per share of options in the UICI Stock Option Plan during 1998 was $3.06. The fair value of these options was estimated using a Black-Scholes option pricing model with the following weighted-average assumptions for 1997 and 1998: risk-free interest rate of 6.7% in 1997 and 5.71% in 1998, a volatility factor of 0.38, no dividend yield and an expected life of four years.

                     Insurdata Incorporated and Subsidiaries
             Notes to Consolidated Financial Statements (continued)

7. Stock Option Plans (continued)

The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including, for publicly held companies, expected stock price volatility. Because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period. The Company's pro forma information follows (in thousands):

                                         December 31     December 31
                                             1997           1998
                                         -----------     -----------
Pro forma net income                        $ 1,759       $ 1,587

8.   Income Taxes

The Company uses the liability method of accounting for income taxes as required by Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes.

Prior to December 31, 1997, the Company filed separate income tax returns. Commencing with the tax year ending December 31, 1997, the Company is included in the consolidated income tax returns of UICI.

The Company has a verbal tax sharing agreement with UICI. Under this agreement, except as described below, the Company remits payments to UICI or receives payments from UICI for tax expense or benefit computed as if the Company filed a separate income tax return. Based on this agreement, taxes payable at December 31, 1998, are primarily payable to UICI, not to the taxing authorities. As the parent of the Company and combined entities, UICI is responsible for making all federal income tax payments for the combined group. The Company's tax provision and related tax accounts have been prepared on a separate return basis.

Certain taxable income and losses related to IMS and IIS were included in UICI's consolidated tax return prior to the Company acquiring those entities. Subsequent to acquisition of those entities by the Company, such entities were subject to the Company's verbal tax sharing agreement with UICI. Consequently, prior to acquisition of such entities settlement of the related tax expense and benefits through the Company's tax sharing agreement did not occur. The resulting taxes payable or receivable are reflected in stockholder's equity as a distribution to UICI of $257,000, a contribution from UICI of $132,000 and a contribution from UICI of $216,000, for the years ending December 31, 1996, 1997 and 1998, respectively.

IMS and IIS are limited liability corporations (LLCs) which are treated as partnerships for federal income tax purposes. Accordingly, minority interests in the LLCs are determined before income tax expense or benefit associated with the income or loss of the LLC.

                     Insurdata Incorporated and Subsidiaries
             Notes to Consolidated Financial Statements (continued)

8. Income Taxes (continued)

The components of the provision for income taxes are as follows (in thousands):


                                                      December 31
                                             1996         1997     1998
                                             -------   -------     ----
        Current:
           Federal                            $ 524    $   916     $535
           State                                 80        154      139
                                             -------   -------     ----
        Total current                           604      1,070      674

        Deferred:
           Federal                             (120)       104      172
           State                                (14)        21       34
                                             -------   -------     ----
        Total deferred                         (134)       125      206
                                             -------   -------     ----
        Total provision for income taxes     $  470    $ 1,195     $880
                                             =======   =======     ====

The effective income tax rate on income before income taxes differed from the federal income tax statutory rate for the following reasons (in thousands):

                                                      Year ended December 31
                                                     1996        1997   1998
                                                     -------  ------- ------
Income tax provision:
   Based upon the federal statutory rate              $374    $   979  $ 965
   State income tax, net of federal benefit             44        115    114
   Benefit associated with minority interest
     in loss of subsidiary                              54         73      6
   Research and development credit                       -          -   (124)
   Other                                                (2)        28    (81)
                                                     -----    ------- ------
                                                      $470    $ 1,195  $ 880
                                                     =====    ====== =======

                     Insurdata Incorporated and Subsidiaries
             Notes to Consolidated Financial Statements (continued)

8. Income Taxes (continued)

The Company's deferred tax assets and liabilities consist of the following (in thousands):

                                                            December 31
                                                           1997     1998
                                                         ------    -----
     Deferred tax assets:
        Excess of book over tax depreciation             $   57    $  57
        Basis in limited liability companies                222       81
        Phantom stock compensation                          549      392
        Intangibles                                           -      145
        Other                                                 5        -
                                                         ------    -----
     Total deferred tax assets                              833      675

     Deferred tax liabilities:
       Software development costs capitalized               514      562
                                                         ------    -----
     Total deferred tax liabilities                         514      562
                                                         ------    -----
     Net deferred tax assets                             $  319    $ 113
                                                         ======    =====

9. Lease Commitments

The Company leases equipment under capital leases and leases its headquarters and certain other facilities under operating leases. Minimum noncancelable lease payments required under operating and capital leases for the years subsequent to December 31, 1998, are as follows (in thousands):

                                                         Operating   Capital
                                                           Leases    Leases
                                                         ---------- ---------

        1999                                                $1,463      $230
        2000                                                   788       230
        2001                                                   166       206
        2002                                                    66        17
                                                         ---------- ---------
        Total                                               $2,483       683
        Less amount representing interest                                (95)
                                                                    ---------
        Present value of minimum lease payments                          588
           Less current portion                                         (179)
                                                                    ---------
                                                                        $409
                                                                    =========

Rent expense totaled approximately $525,000, $884,000 and $1,367,000 for the years ended December 31, 1996, 1997 and 1998, respectively.

                     Insurdata Incorporated and Subsidiaries
             Notes to Consolidated Financial Statements (continued)

10. Employee Benefit Plans

The Company adopted the Insurdata Incorporated 401(k) and Profit Sharing Plan (the Insurdata Plan) on July 1, 1988, for the benefit of employees meeting certain age and service requirements. The Insurdata Plan provided for a Company match of up to 25% of the employee contributions up to a maximum of 2% of eligible employee compensation. Employee and employer contributions to the Plan were discontinued effective April 1, 1997, when the Company switched to a plan offered by its parent company, UICI. Employer matching contributions to the Insurdata Plan amounted to $11,000 and $3,000 for the years ended December 31, 1996 and 1997, respectively.

Effective April 1, 1997, eligible employees of the Company became participants in the UICI Employee Stock Ownership Plan (the Plan). On January 1, 1998, the Plan was converted to the UICI Employee Stock Ownership and Savings Plan, which is a combination ESOP/401(k) plan. Under the Plan, the Company contributed 3% of qualified salary up front and matched 50% of employee contributions up to 6% of eligible employee compensation. All Company contributions are invested in UICI common stock. Employer contributions to the ESOP were $353,000 and $600,000 for the years ended December 31, 1997 and 1998, respectively.

Effective January 1, 1997, the Company began participating in the UICI Special Total Ownership Plan (the STOP Plan). Under the STOP Plan, UICI makes periodic discretionary contributions to a trust on behalf of employees of UICI and its subsidiaries, including the Company. The plan invests 100% of these Company contributions in UICI common stock. The Company recorded compensation expense of $126,000 and $44,000 related to the STOP Plan for the years ended December 31, 1997 and 1998, respectively.

In 1992, the Company adopted the Insurdata Incorporated Key Person Award Program (the KPA Plan), which provided for profit sharing and phantom stock awards for certain key employees of the Company. Except for ongoing payments associated with awards of phantom stock, the KPA Plan terminated on December 31, 1996.

Under the plan, shares of phantom stock could be redeemed for cash under certain circumstances, including termination of employment, with payment occurring in one lump sum without interest or, at the election of the Company, in a maximum of five equal annual installments, with interest at the lower of the prime rate or 10%. All shares of phantom stock awarded under the plan were redeemed by the holders thereof at a market price of $1.80 per share effective December 31, 1996. Payment of the cash value is being made by the Company in five equal annual installments, including interest. The long-term phantom stock liability is approximately $1.4 million, $1.1 million and $.7 million at December 31, 1996, 1997 and 1998, respectively. The current phantom stock liability is approximately $.4 million at December 31, 1996, 1997 and 1998.

The Company awarded a total of 1,050,000 shares of phantom stock under the KPA Plan. The Company recognized compensation expense for profit sharing of approximately $172,000 during the year ended December 31, 1996, under the KPA Plan. The Company recognized compensation expense for phantom stock awards of approximately $360,000 during the year ended December 31, 1996, under the KPA Plan.

                     Insurdata Incorporated and Subsidiaries
             Notes to Consolidated Financial Statements (continued)

10. Employee Benefit Plans (continued)

Upon the acquisition of IIS by UICI in August 1996, the management of IIS was granted a 5% interest in IIS to be earned over a two-year period. The Company has recorded the related unearned compensation as a reduction of stockholder's equity. Compensation expense recorded for this agreement was $61,000, $147,000 and $86,000 for the years ended December 31, 1996, 1997 and 1998, respectively.

11. Year 2000 Issue (Unaudited)

Many currently installed computer systems and software products are unable to distinguish between twentieth century dates and twenty-first century dates. If not corrected, such computer applications could fail or create erroneous results. The problems associated with this issue could appear in hardware, operating systems and other software programs.

The Company is continuing its assessment of Year 2000 issues and taking steps to prevent these issues from adversely affecting its future operating results. This readiness process included the formation of a task force to determine which functionality may be affected, performing remediation as necessary, developing test procedures and recording results.

In addition to evaluating its own systems for Year 2000 compliance, the Company is also communicating with its significant suppliers and customers to determine the extent to which interfaces with such entities are vulnerable to Year 2000 issues and the extent to which any products or services purchased by or from, or internal systems of, such entities are vulnerable to Year 2000 issues.

The Company's proprietary software used to deliver services to its customers is designed to be Year 2000 compliant, and management believes them to be so, without material deviation. The task force is performing ongoing inquiries with respect to the Year 2000 readiness of its material third-party vendors. While the task force's current assessment does not suggest it, due to uncertainties associated with third-party vendors being Year 2000 compliant, the Company is unable to predict whether a material adverse effect on business, results of operations or financial condition may result.

With the installation of a Year 2000 system upgrade completed prior to September 30, 1999, the Company believes that all internal financial systems are Year 2000 compliant. The task force completed development of a formal Contingency Plan to include facilities, additional support requirements and data retrieval prior to December 31, 1999.

The readiness effort by the task force has been conducted in the ordinary course of business and has been funded out of operations. The impact on 1998 is insignificant and the impact on 1999 is expected to be less than $125,000.

                     Insurdata Incorporated and Subsidiaries
             Notes to Consolidated Financial Statements (continued)

12. Subsequent Events  (Unaudited)

Effective October 1, 1999, the Company sold certain assets used in providing benefits administration services, namely its IA division, to a subsidiary of UICI for a sales price of approximately $459,000 in cash. The price approximated the Company's net book value at the time of the sale.

Effective October 1, 1999, the company sold its 100% member interest in IMS to a subsidiary of UICI for a sales price of $171,337 in cash. The price approximated the Company's net book value at the time of the sale.

On December 6, 1999, the Company signed a merger agreement with HealthAxis.com, Inc. (HealthAxis), whereby the Company's shareholders agreed to exchange their 100% ownership of the Company for an ownership interest in the combined entity. HealthAxis will be the surviving entity of the merger. HealthAxis is a web-based retailer of health insurance products and related consumer services. It is anticipated that the merger will be treated as a Tax-Free Reorganization within the meaning of Section 368 (a) of the Internal Revenue Service Code. Closing of the transaction occurred on January 7, 2000.

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers

         The Pennsylvania Business Corporation Law provides, in substance, that Pennsylvania corporations shall have the power, under specified circumstances, to indemnify their directors, officers, employees and agents in connection with actions, suits or proceedings brought against them by third parties and in connection with actions or suits by or in the right of the corporation, by reason of the fact that they were or are such directors, officers, employees and agents, against expenses (including attorney's fees) and, in the case of actions, suits or proceedings brought by third parties, against judgments, fines and amounts paid in settlement actually and reasonably incurred in any such action, suit or proceeding.

         The Registrant's Bylaws provide for indemnification to the fullest extent permitted by the Pennsylvania Business Corporation Law. Pursuant to the Registrant's bylaws, directors, officers, employees or agents will be indemnified in connection with actions, suits and proceedings brought against them, including an action by or in the right of the corporation by reason of the fact that they were or are directors, officers, employees or agents of the corporation.

         The Registrant has obtained directors' and officers' liability insurance that covers certain liabilities, including liabilities to the Registrant and its stockholders, in the amount of $10,000,000.

Item 21. Exhibits and Financial Statement Schedules

      (a)  Exhibits
Exhibit
Number     Exhibits
------     --------

2.1 Agreement and Plan of Reorganization dated January 26, 2000 among HAI, HealthAxis and HealthAxis Acquisition Corp. (included in the Joint Proxy Statement/Prospectus as Appendix A).

2.2 Agreement and Plan of Merger dated January 26, 2000 among HAI, HealthAxis and HealthAxis Acquisition Corp. (included in the Joint Proxy Statement/Prospectus as Appendix B).

3.1 Form of Proposed Amended and Restated Articles of Incorporation (included in the Joint Proxy Statement/Prospectus as Appendix C).

3.2        Amended and Restated Bylaws.

5.1        Opinion of Butera Beausang Cohen & Brennan LP.

8.1        Tax Opinion of Blank Rome Comisky & McCauley LLP.*

10.1 Voting Trust Agreement between HAI, HealthAxis, UICI, Michael Ashker, Dennis Maloney and Edward LeBaron, Jr., dated February 11, 2000.

10.2 2000 Stock Option Plan (included in the Joint Proxy Statement /Prospectus as Appendix G).

23.1       Consent of PricewaterhouseCoopers LLP.

23.2       Consent of BDO Seidman LLP.

23.3       Consent of BDO Seidman LLP.

23.4       Consent of Ernst and Young LLP.

23.5       Consent of Blank Rome Comisky & McCauley LLP (included in Exhibit
           8.1).

23.6       Consent of Butera Beausang Cohen & Brennan P.C. (included in Exhibit
           5.1).

24.1       Power of Attorney (included on signature page).

99.1         Form of HAI Proxy.
99.2         Form of HealthAxis Proxy.
-----------
*To be filed as an amendment.

     (b)  Financial Statement Schedules

          None.

     (c)  Item 4(b) Reports

          Not Applicable.

Item 22. Undertakings.

                  (1) The Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the Joint Proxy Statement/Prospectus pursuant to Items 4, 10(b), 11 or 13 of Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

                  (2) The Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

                  (3) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (4) Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Act") may be permitted to directors, officers and controlling persons of the Registrant pursuant to the Articles of Incorporation (the "Articles of Incorporation") and the Bylaws (the "Bylaws") of the Registrant and the Pennsylvania Business Corporation Law, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the question has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                  (5) (A) The undersigned Registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

                      (B) The Registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (A) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                        SIGNATURES AND POWER OF ATTORNEY

         Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in East Norriton, Pennsylvania, on the date indicated.

                                            HEALTHAXIS INC.


Date:  February 11, 2000                    By: /s/ Michael Ashker
                                               -------------------
                                               Michael Ashker
                                               President and Chief Executive
                                               Officer

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated. Each person whose signature appears below hereby authorizes Alvin H. Clemens and Michael Ashker and each of them, as Attorney-in-Fact, to sign on his behalf individually and in each capacity stated below, and to file, any amendments, including post-effective amendments, to this registration statement.

Signature                                      Title                                    Date
---------                                      -----                                    ----
/s/ Michael Ashker                             Chief Executive Officer and President    February 11, 2000
------------------------------------           (principal executive officer)
         Michael Ashker

/s/ Francis L. Gillan III                      Chief Financial Officer and Treasurer    February 11, 2000
------------------------------------           (principal financial and accounting
         Francis L. Gillan III                 officer)


/s/ Alvin H. Clemens                           Chairman of the Board of Directors       February 11, 2000
------------------------------------
         Alvin H. Clemens

/s/ Harold M. Davis                            Director                                 February 11, 2000
------------------------------------
         Harold M. Davis

/s/ Henry G. Hager                             Director                                 February 11, 2000
------------------------------------
         Henry G. Hager

/s/ George W. Karr, Jr.                        Director                                 February 11, 2000
------------------------------------
         George W. Karr, Jr.

/s/ Edward W. LeBaron, Jr.                     Director                                 February 11, 2000
------------------------------------
         Edward W. LeBaron, Jr.

/s/ Theophile J. Mignatti                      Director                                 February 11, 2000
------------------------------------
         Theophile J. Mignatti

/s/ P. Glenn Moyer                             Director                                 February 11, 2000
------------------------------------
         P. Glenn Moyer

/s/ Anthony R. Verdi                           Chief Operating Officer                  February 11, 2000
------------------------------------
         Anthony R. Verdi


                                  EXHIBIT INDEX

Exhibit
Number   Exhibits
------   --------

2.1 Agreement and Plan of Reorganization dated January 26, 2000 among HAI, HealthAxis and HealthAxis Acquisition Corp. (included in the Joint Proxy Statement/Prospectus as Appendix A).
2.2 Agreement and Plan of Merger dated January 26, 2000 among HAI, HealthAxis and HealthAxis Acquisition Corp. (included in the Joint Proxy Statement/Prospectus as Appendix B).
3.1 Form of Proposed Amended and Restated Articles of Incorporation (included in the Joint Proxy Statement/Prospectus as Appendix C).
3.2      Amended and Restated Bylaws.
5.1      Opinion of Butera Beausang Cohen & Brennan LP.
8.1      Tax Opinion of Blank Rome Comisky & McCauley LLP.*
10.1 Voting Trust Agreement between HAI, HealthAxis, UICI, Michael Ashker, Dennis Maloney and Edward LeBaron, Jr., dated February 11, 2000.
10.2 2000 Stock Option Plan (included in the Joint Proxy Statement/Prospectus as Appendix G).
23.1     Consent of PricewaterhouseCoopers LLP.
23.2     Consent of BDO Seidman LLP.
23.3     Consent of BDO Seidman LLP.
23.4     Consent of Ernst and Young LLP.
23.5     Consent of Blank Rome Comisky & McCauley LLP (included in Exhibit 8.1).
23.6     Consent of Butera Beausang Cohen & Brennan P.C. (included in Exhibit
         5.1).
24.1     Power of Attorney (included on signature page).
99.1     Form of HAI Proxy.
99.2     Form of HealthAxis Proxy.


------------------
*To be filed as an amendment.





                                      II-5